As filed with the Securities and Exchange Commission on November 21, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Provident Financial Services, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	6035	42-1547151
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

239 Washington Street

Jersey City, New Jersey 07302

(732) 590-9200

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Anthony J. Labozzetta

President and Chief Executive Officer

Provident Financial Services, Inc.

239 Washington Street

Jersey City, New Jersey 07302

(732) 590-9200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
H. Rodgin Cohen Mark J. Menting Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 (212) 558-4000	Thomas J. Shara President and Chief Executive Officer Lakeland Bancorp, Inc. 250 Oak Ridge Road Oak Ridge, New Jersey 07438 (973) 697-2000	John J. Gorman Marc Levy Luse Gorman, PC 5335 Wisconsin Avenue, N.W., Suite 780 Washington, D.C. 20015 (202) 274-2000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement is declared effective and upon completion of the merger described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.

The information in this joint proxy statement/prospectus is not complete and may be changed. A registration statement relating to the securities described in this joint proxy statement/prospectus has been filed with the U.S. Securities and Exchange Commission. These securities may not be issued until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This joint proxy statement/prospectus does not constitute an offer to sell or the solicitation of offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION—DATED NOVEMBER 21, 2022

To the Stockholders of Provident Financial Services, Inc. and the Shareholders of Lakeland Bancorp, Inc.

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

On behalf of the boards of directors of Provident Financial Services, Inc. (“Provident”) and Lakeland Bancorp, Inc. (“Lakeland”), we are pleased to enclose the accompanying joint proxy statement/prospectus relating to the proposed combination of Provident and Lakeland. We are requesting that you take certain actions as a holder of Provident common stock (a “Provident stockholder” or “stockholder”) or as a holder of Lakeland common stock (a “Lakeland shareholder” or “shareholder”).

On September 26, 2022, Provident, NL 239 Corp., a direct, wholly owned subsidiary of Provident (“Merger Sub”), and Lakeland entered into an Agreement and Plan of Merger (as may be amended, modified or supplemented from time to time in accordance with its terms, the “merger agreement”), pursuant to which Provident and Lakeland have agreed to combine their respective businesses in two mergers. The transaction will create a premier New Jersey super-community banking franchise with approximately $25 billion in total assets and $20 billion in total deposits, delivering a broad set of products and services from locations across northern and central New Jersey and in surrounding areas of New York and Pennsylvania.

Under the merger agreement, Merger Sub will merge with and into Lakeland, with Lakeland as the surviving entity (the “merger”), and as soon as reasonably practicable following the merger, Lakeland will merge with and into Provident, with Provident as the surviving entity (the “holdco merger”). At a date and time following the holdco merger as determined by Provident, Lakeland Bank, a New Jersey state-charted commercial bank and a wholly owned subsidiary of Lakeland (“Lakeland Bank”), will merge with and into Provident Bank, a New Jersey state-chartered savings bank and a wholly owned subsidiary of Provident (“Provident Bank”), with Provident Bank as the surviving bank (the “bank merger” and, together with the merger and the holdco merger, the “mergers”).

In the merger, Lakeland shareholders will receive 0.8319 of a share of Provident common stock for each share of Lakeland common stock they own. Based on the closing price of Provident’s common stock on the New York Stock Exchange on September 26, 2022, the last trading day before the public announcement of the merger, the exchange ratio represented approximately $19.27 in value for each share of Lakeland common stock, representing a merger consideration of approximately $1.3 billion on an aggregate basis.

Provident stockholders will continue to own their existing shares of Provident common stock. The value of the Provident common stock at the time of completion of the merger could be greater than, less than or the same as the value of Provident common stock on the date of the accompanying joint proxy statement/prospectus. We urge you to obtain current market quotations of Provident common stock (NYSE trading symbol “PFS”) and Lakeland common stock (NASDAQ trading symbol “LBAI”).

We expect the merger and the holdco merger, taken together, will qualify as a reorganization for federal income tax purposes. Accordingly, Lakeland shareholders generally will not recognize any gain or loss for federal income tax purposes on the exchange of shares of Lakeland common stock for Provident common stock or in the merger, except with respect to any cash received by such holders in lieu of fractional shares of Provident common stock.

Based on the number of shares of Lakeland common stock outstanding or reserved for issuance as of [                ], 202[    ], Provident expects to issue approximately [                ] million shares of Provident common stock to Lakeland shareholders in the aggregate in the merger. We estimate that former Lakeland shareholders will own approximately forty-two percent (42%) and existing Provident stockholders will own approximately fifty-eight percent (58%) of the common stock of Provident following the completion of the merger.

Provident and Lakeland will each hold a special meeting of our respective stockholders and shareholders in connection with the merger. At our respective special meetings, in addition to other business, Provident will ask its stockholders to approve the issuance of its common stock to holders of Lakeland common stock pursuant to the merger agreement, and Lakeland will ask its shareholders to approve the merger agreement. Information about these meetings and the mergers is contained in this document. We urge you to read this document carefully and in its entirety.

The special meeting of Lakeland shareholders will be held virtually via the internet on [                ], 2023 at [                ], Eastern Time. The special meeting of Provident stockholders will be held virtually via the internet on [                ], 2023 at [                ], Eastern Time.

Each of our boards of directors unanimously recommends that holders of common stock vote “FOR” each of the proposals to be considered at the respective meetings. We strongly support this combination of our companies and join our boards in their recommendations.

This joint proxy statement/prospectus provides you with detailed information about the merger agreement and the mergers. It also contains or references information about Provident and Lakeland and certain related matters. You are encouraged to read this joint proxy statement/prospectus carefully. In particular, you should read the “Risk Factors” section beginning on page 31 for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you. You can also obtain information about Provident and Lakeland from documents that have been filed with the Securities and Exchange Commission that are incorporated into this joint proxy statement/prospectus by reference.

On behalf of the Provident and Lakeland boards of directors, thank you for your prompt attention to this important matter.

Sincerely,

Anthony J. Labozzetta President and Chief Executive Officer Provident Financial Services, Inc.	Thomas J. Shara President and Chief Executive Officer Lakeland Bancorp, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or determined if this document is accurate or complete. Any representation to the contrary is a criminal offense.

The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either Provident or Lakeland, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The accompanying joint proxy statement/prospectus is dated [                ], 202[    ], and is first being mailed to holders of Provident common stock and holders of Lakeland common stock on or about [                ], 202[    ].

ADDITIONAL INFORMATION

The accompanying joint proxy statement/prospectus incorporates important business and financial information about Provident and Lakeland from other documents that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this document through the Securities and Exchange Commission website at http://www.sec.gov. You will also be able to obtain these documents free of charge from Provident by accessing Provident’s website at https://investorrelations.provident.bank/ or from Lakeland by accessing Lakeland’s website at https://investorrelations.lakelandbank.com/. You may also request these documents in writing, by email or by telephone, at the appropriate address below:

if you are a Provident stockholder: Provident Financial Services, Inc. 111 Wood Avenue South Iselin, New Jersey 08830 Attention: Investor Relations Department (732) 590-9306	if you are a Lakeland shareholder: Lakeland Bancorp, Inc. 250 Oak Ridge Road Oak Ridge, New Jersey 07438 Attention: Timothy J. Matteson, Esq. (973) 697-2000

You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five (5) business days before the date of the applicable special meeting. This means that holders of Provident common stock requesting documents must do so by [                ], 2023, in order to receive them before the Provident special meeting, and holders of Lakeland common stock requesting documents must do so by [                ], 2023, in order to receive them before the Lakeland special meeting.

No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated [                ], 202[    ], and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this document is accurate as of the date of such incorporated document. Neither the mailing of this document to holders of Provident common stock or holders of Lakeland common stock, nor the issuance by Provident of shares of Provident common stock pursuant to the merger agreement will create any implication to the contrary.

The information on Provident’s and Lakeland’s websites is not part of this document. References to Provident’s and Lakeland’s websites in this document are intended to serve as textual references only.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in, or incorporated by reference into, this document regarding Provident has been provided by Provident and information contained in, or incorporated by reference into, this document regarding Lakeland has been provided by Lakeland.

See “Where You Can Find More Information” beginning on page [●] of the accompanying joint proxy statement/prospectus for further information.

Provident Financial Services, Inc.

239 Washington Street

Jersey City, New Jersey 07302

NOTICE OF SPECIAL MEETING OF PROVIDENT STOCKHOLDERS

To Provident Stockholders:

On September 26, 2022, Provident Financial Services, Inc. (“Provident”), NL 239 Corp., a direct, wholly owned subsidiary of Provident (“Merger Sub”), and Lakeland Bancorp, Inc. (“Lakeland”) entered into an Agreement and Plan of Merger (as may be amended, modified or supplemented from time to time in accordance with its terms, the “merger agreement”). A copy of the merger agreement is attached as Annex A to the accompanying joint proxy statement/prospectus.

NOTICE IS HEREBY GIVEN that a special meeting of holders of Provident common stock (the “Provident special meeting”) will be held on [                ], 2023 at [                ], Eastern Time. We are pleased to notify you of, and invite you to, the Provident special meeting which will be held virtually via the Internet.

At the Provident special meeting, you will be asked to vote on the following matters:

•	A proposal to approve the issuance of Provident common stock to holders of Lakeland common stock pursuant to the merger agreement (the “Provident share issuance proposal”).

•

A proposal to adjourn the Provident special meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment, there are not sufficient votes to approve the Provident share issuance proposal, or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to holders of Provident common stock (the “Provident adjournment proposal”).

In light of the ongoing developments related to the COVID-19 pandemic and to support the health and safety of our stockholders, employees and community, the Provident special meeting will be held in a virtual-only format conducted via live webcast. As more fully described in the “Questions & Answers” and “The Provident Special Meeting” sections of the accompanying joint proxy statement/prospectus, you are entitled to participate in the Provident special meeting if, as of the close of business on [                ], 202[    ], you held shares of Provident common stock registered in your name (a “record holder”), or if you held shares through a bank, broker, trustee or other nominee (a “beneficial owner”). Both record holders and beneficial owners will be able to attend the Provident special meeting online, ask questions and vote during the meeting by visiting [                ] and following the instructions. The password for the meeting, if requested, is [                ]. Please have your 16-digit control number, which can be found on your notice, proxy card or voting instruction form, to access the meeting. See the “Questions & Answers” section of the accompanying joint proxy statement/prospectus for more information, including technical support information for the virtual Provident special meeting.

The board of directors of Provident has fixed the close of business on [                ], 202[    ] as the record date for the Provident special meeting. Only holders of record of Provident common stock as of the close of business on the record date for the Provident special meeting are entitled to notice of the Provident special meeting or any adjournment or postponement thereof. Only holders of record of Provident common stock will be entitled to vote at the Provident special meeting or any adjournment or postponement thereof.

Provident has determined that holders of Provident common stock are not entitled to appraisal rights with respect to the proposed merger under Section 262 of the Delaware General Corporation Law.

The Provident board of directors unanimously recommends that holders of Provident common stock vote “FOR” the Provident share issuance proposal and “FOR” the Provident adjournment proposal.

Your vote is important. We cannot complete the transactions contemplated by the merger agreement unless holders of Provident common stock approve the Provident share issuance proposal. The affirmative vote of a majority of the votes cast affirmatively or negatively by the holders of Provident common stock at the Provident special meeting is required to approve the Provident share issuance proposal. Whether or not you plan to attend the Provident special meeting, we urge you to please promptly complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope or authorize the individuals named on the accompanying proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with the accompanying proxy card. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished by such bank, broker or other nominee.

By Order of the Board of Directors

Anthony J. Labozzetta
President and Chief Executive Officer
Provident Financial Services, Inc.

[                ], 202[    ]

Lakeland Bancorp, Inc.

250 Oak Ridge Road

Oak Ridge, New Jersey 07438

NOTICE OF SPECIAL MEETING OF LAKELAND SHAREHOLDERS

To Lakeland Shareholders:

On September 26, 2022, Provident Financial Services, Inc. (“Provident”), NL 239 Corp., a direct, wholly owned subsidiary of Provident (“Merger Sub”), and Lakeland Bancorp, Inc. (“Lakeland”) entered into an Agreement and Plan of Merger (as may be amended, modified or supplemented from time to time in accordance with its terms, the “merger agreement”). A copy of the merger agreement is attached as Annex A to the accompanying joint proxy statement/prospectus.

NOTICE IS HEREBY GIVEN that a special meeting of holders of Lakeland common stock (the “Lakeland special meeting”) will be held on [                ], 2023 at [                ], Eastern Time. We are pleased to notify you of and invite you to the Lakeland special meeting which will be held virtually via the Internet.

At the Lakeland special meeting, holders of Lakeland common stock will be asked to vote on the following matters:

•	A proposal to approve the merger agreement (the “Lakeland merger proposal”).

•

A proposal to approve, on an advisory (non-binding) basis, the merger-related compensation payments that will or may be paid to the named executive officers of Lakeland in connection with the transactions contemplated by the merger agreement (the “Lakeland compensation proposal”).

•

A proposal to adjourn the Lakeland special meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment, there are not sufficient votes to approve the Lakeland merger proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to holders of Lakeland common stock (the “Lakeland adjournment proposal”).

In light of the ongoing developments related to the COVID-19 pandemic and to support the health and safety of our shareholders, employees and community, the Lakeland special meeting will be held in a virtual-only format conducted via live webcast. As more fully described in the “Questions & Answers” and “The Lakeland Special Meeting” sections of the accompanying joint proxy statement/prospectus, you are entitled to participate in the Lakeland special meeting if, as of the close of business on [                ], 202[    ], you held shares of Lakeland common stock registered in your name (a “record holder”), or if you held shares through a bank, broker, trustee or other nominee (a “beneficial owner”). Both record holders and beneficial owners will be able to attend the Lakeland special meeting online, ask questions and vote during the meeting by visiting [                ] and following the instructions. The password for the meeting, if requested, is [                ]. Please have your 16-digit control number, which can be found on your notice, proxy card or voting instruction form, to access the meeting. See the “Questions & Answers” section of the accompanying joint proxy statement/prospectus for more information, including technical support information for the virtual Lakeland special meeting.

The board of directors of Lakeland has fixed the close of business on [                ], 202[    ] as the record date for the Lakeland special meeting. Only holders of record of Lakeland common stock as of the close of business on the record date for the Lakeland special meeting are entitled to notice of the Lakeland special meeting or any adjournment or postponement thereof. Only holders of record of Lakeland common stock will be entitled to vote at the Lakeland special meeting or any adjournment or postponement thereof.

Lakeland has determined that holders of Lakeland common stock are not entitled to dissenters’ rights of appraisal rights with respect to the proposed merger under Title 14A, Chapter 11 of the New Jersey Business Corporation Act.

The Lakeland board of directors unanimously recommends that holders of Lakeland common stock vote “FOR” the Lakeland merger proposal, “FOR” the Lakeland compensation proposal and “FOR” the Lakeland adjournment proposal.

Your vote is important. We cannot complete the transactions contemplated by the merger agreement unless holders of Lakeland common stock approve the Lakeland merger proposal. The affirmative vote of a majority of the votes cast by the holders of outstanding shares of Lakeland common stock entitled to vote on the Lakeland merger proposal is required to approve the Lakeland merger proposal. Whether or not you plan to attend the Lakeland special meeting, we urge you to please promptly complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope or authorize the individuals named on the accompanying proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with the accompanying proxy card. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished by such bank, broker or other nominee.

By Order of the Board of Directors

Thomas J. Shara
President and Chief Executive Officer
Lakeland Bancorp, Inc.

[                ], 202[    ]

i

ii

iii

QUESTIONS AND ANSWERS

The following are some questions that you may have about the mergers and the Provident special meeting or the Lakeland special meeting, and brief answers to those questions. We urge you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the mergers, the Provident special meeting or the Lakeland special meeting. Additional important information is also contained in the documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page [●].

In this joint proxy statement/prospectus, unless the context otherwise requires:

•	“Lakeland” refers to Lakeland Bancorp, Inc., a New Jersey corporation;

•	“Lakeland Bank” refers to Lakeland Bank, a New Jersey state-chartered commercial bank and a wholly owned subsidiary of Lakeland;

•	“Lakeland bylaws” refer to the amended and restated by-laws of Lakeland Bancorp, Inc.;

•	“Lakeland certificate of incorporation” refers to the restated certificate of incorporation of Lakeland Bancorp, Inc.;

•	“Lakeland common stock” refers to the common stock of Lakeland, no par value per share;

•

“Lakeland special meeting” refers to the special meeting of Lakeland shareholders to be held on [                ], 2023 to consider and vote on the Lakeland merger proposal, the Lakeland compensation proposal and the Lakeland adjournment proposal;

•	“Lakeland shareholders” refer to holders of shares of Lakeland common stock;

•	“Merger Sub” refers to NL 239 Corp., a Delaware corporation and a direct, wholly owned subsidiary of Provident;

•	“Provident” refers to Provident Financial Services, Inc., a Delaware corporation;

•	“Provident Bank” refers to Provident Bank, a New Jersey state-chartered savings bank and a wholly owned subsidiary of Provident;

•	“Provident bylaws” refer to the amended and restated bylaws of Provident Financial Services, Inc.;

•	“Provident certificate of incorporation” refers to the certificate of incorporation of Provident Financial Services, Inc.;

•	“Provident common stock” refers to the common stock of Provident, par value $0.01 per share;

•

“Provident special meeting” refers to the special meeting of Provident stockholders to be held on [                ], 2023 to consider and vote on the Provident share issuance proposal and the Provident adjournment proposal; and

•	“Provident stockholders” refer to holders of shares of Provident common stock both prior to and following the completion of the merger.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:

You are receiving this joint proxy statement/prospectus because Provident, Merger Sub and Lakeland have entered into an Agreement and Plan of Merger, dated September 26, 2022 (as may be amended, modified or supplemented from time to time in accordance with its terms, the “merger agreement”), pursuant to which Merger Sub will merge with and into Lakeland, with Lakeland as the surviving entity (the “merger”), and as soon as reasonably practicable following the merger, Lakeland will merge with and into Provident, with Provident as the surviving entity (the “holdco merger’). At a date and time following the holdco merger as determined by Provident, Lakeland Bank will merge with and into Provident Bank, with Provident Bank as the surviving bank (the “bank merger,” and together with the merger and the holdco merger, the “mergers”). A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference herein. In this joint proxy statement/prospectus, we refer to the closing of the merger as the “closing” and the date on which the closing occurs as the “closing date.”

In order to complete the merger, among other things:

•	Provident stockholders must approve the issuance of Provident common stock to Lakeland shareholders pursuant to the merger agreement (the “Provident share issuance proposal”); and

•	Lakeland shareholders must approve the merger agreement (the “Lakeland merger proposal”).

Provident is holding a virtual special meeting of Provident stockholders (the “Provident special meeting”) to obtain approval of the Provident share issuance proposal.

In addition, Provident stockholders will be asked to approve a proposal to adjourn the Provident special meeting to solicit additional proxies (i) if there are insufficient votes at the time of the Provident special meeting to approve the Provident share issuance proposal or (ii) if adjournment is necessary or appropriate to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to Provident stockholders (the “Provident adjournment proposal”).

Lakeland is holding a virtual special meeting of Lakeland shareholders (the “Lakeland special meeting”) to obtain approval of the Lakeland merger proposal.

In addition, Lakeland shareholders will be asked to approve, on an advisory (non-binding) basis, the merger-related compensation payments that will or may be paid to the named executive officers of Lakeland in connection with the transactions contemplated by the merger agreement (the “Lakeland compensation proposal”), and to approve a proposal to adjourn the Lakeland special meeting to solicit additional proxies (i) if there are insufficient votes at the time of the Lakeland special meeting to approve the Lakeland merger proposal or (ii) if adjournment is necessary or appropriate to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to Lakeland shareholders (the “Lakeland adjournment proposal”).

This document is also a prospectus that is being delivered to Lakeland shareholders because, pursuant to the merger agreement, Provident is offering shares of Provident common stock to Lakeland shareholders.

This joint proxy statement/prospectus contains important information about the merger and the other proposals being voted on at the Provident and Lakeland special meetings. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares of common stock voted by proxy without attending your meeting. Your vote is important and we encourage you to submit your proxy as soon as possible.

Q:	What will happen in the merger?

A:

In the merger, Merger Sub will merge with and into Lakeland, with Lakeland as the surviving entity. In the holdco merger, which will occur as soon as reasonably practicable following the merger, Lakeland, as the surviving entity of the merger, will merge with and into Provident, with Provident as the surviving entity. In the bank merger, which will occur at a date and time following the holdco merger as determined by Provident, Lakeland Bank will merge with and into Provident Bank, with Provident Bank as the surviving bank.

Each share of Lakeland common stock issued and outstanding immediately prior to the effective time of the merger (the “effective time”), except for shares of Lakeland common stock owned by Lakeland as treasury stock or owned by Lakeland or Provident (in each case, other than shares of Lakeland common stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties, or (ii) held, directly or indirectly, by Lakeland or Provident in respect of debts previously contracted), will be converted into the right to receive 0.8319 of a share (the “exchange ratio”) of Provident common stock (the “merger consideration”).

After completion of the merger, (i) Lakeland will no longer be a public company and will cease to exist, (ii) Lakeland common stock will be delisted from the NASDAQ Global Select Market (the “NASDAQ”) and will cease to be publicly traded, and (iii) Lakeland common stock will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). After the completion of the merger and the holdco merger, Provident stockholders will continue to own their existing shares of Provident common stock. See the information provided in the section entitled “The Merger Agreement—Structure of the Merger” beginning on page [●] and the merger agreement for more information about the merger.

Q:	When and where will each of the special meetings take place?

A:	The Provident special meeting will be held virtually via the internet on [ ], 2023 at [ ], Eastern Time.

The Lakeland special meeting will be held virtually via the internet on [                ], 2023 at [                ], Eastern Time.

Even if you plan to attend your respective company’s special meeting virtually, Provident and Lakeland recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the applicable special meeting.

Q:	What matters will be considered at each of the special meetings?

A:	At the Provident special meeting, Provident stockholders will be asked to consider and vote on the following proposals:

•	Provident Proposal 1: The Provident share issuance proposal; and

•	Provident Proposal 2: The Provident adjournment proposal.

At the Lakeland special meeting, Lakeland shareholders will be asked to consider and vote on the following proposals:

•	Lakeland Proposal 1: The Lakeland merger proposal;

•	Lakeland Proposal 2: The Lakeland compensation proposal; and

•	Lakeland Proposal 3: The Lakeland adjournment proposal.

In order to complete the merger, among other things, Provident stockholders must approve the Provident share issuance proposal and Lakeland shareholders must approve the Lakeland merger proposal. None of the approvals of the Provident adjournment proposal, the Lakeland compensation proposal or the Lakeland adjournment proposal is a condition to the obligations of Provident or Lakeland to complete the merger.

Q:	What will Lakeland shareholders receive in the merger?

A:

In the merger, Lakeland shareholders will receive 0.8319 of a share of Provident common stock for each share of Lakeland common stock held immediately prior to the completion of the merger. Provident will not issue any fractional shares of Provident common stock in the merger. Lakeland shareholders who would otherwise be entitled to a fractional share of Provident common stock in the merger will instead receive an amount in cash (rounded to the nearest cent) determined by multiplying the average closing-sale price per share of Provident common stock on the New York Stock Exchange (the “NYSE”) for the consecutive period of five (5) full trading days ending on the day preceding the closing date (the “Provident closing share value”) by the fraction of a share (after taking into account all shares of Lakeland common stock held by such holder immediately prior to the completion of the merger and rounded to the nearest one-thousandth when expressed in decimal form) of Provident common stock that such shareholder would otherwise be entitled to receive.

Q:	What will Provident stockholders receive in the merger?

A:

In the merger, Provident stockholders will not receive any consideration, and their shares of Provident common stock will remain outstanding and will constitute shares of Provident following the merger. Following the merger, shares of Provident common stock will continue to be traded on the NYSE.

Q:	Will the value of the merger consideration change between the date of this joint proxy statement/prospectus and the time the merger is completed?

A:

Yes. Although the number of shares of Provident common stock that Lakeland shareholders will receive is fixed, the value of the merger consideration will fluctuate between the date of this joint proxy statement/prospectus and the completion of the merger based upon the market value for Provident common stock. Any fluctuation in the market price of Provident common stock will change the value of the shares of Provident common stock that Lakeland shareholders will receive. Neither Provident nor Lakeland is permitted to terminate the merger agreement as a result of any increase or decrease in the market price of Provident common stock or Lakeland common stock.

Q:	How will the merger affect Lakeland equity awards?

A:

The merger agreement provides that, except as otherwise agreed between Lakeland and Provident, at the effective time, each outstanding award in respect of a share of Lakeland common stock subject to vesting, repurchase or other lapse restriction (each, a “Lakeland restricted stock” award) under the Lakeland stock plans (the “Lakeland stock plans”) granted prior to September 26, 2022, will accelerate in full and fully vest and be exchanged for the right to receive the merger consideration, in accordance with the exchange ratio, less applicable withholding taxes.

The merger agreement also provides that, except as otherwise agreed between Lakeland and Provident, at the effective time, any vesting conditions applicable to each outstanding time or performance-based Lakeland restricted stock unit (each, a “Lakeland restricted stock unit” award) under the Lakeland stock plans granted prior to September 26, 2022, will accelerate in full and fully vest, with any applicable performance-based vesting conditions to be deemed achieved at target performance, and each Lakeland restricted stock unit will be cancelled and converted into the right to receive the merger consideration, in accordance with the exchange ratio, less applicable withholding taxes.

Any outstanding Lakeland restricted stock unit granted under a Lakeland stock plan after September 26, 2022 will not accelerate and become vested and will instead be converted into an award of restricted stock units in respect of shares of Provident common stock (each, a “Provident restricted stock unit” award) equal to the number of shares of Lakeland common stock subject to such Lakeland restricted stock unit multiplied by the exchange ratio (rounded down to the nearest whole number), with any applicable performance-based vesting conditions to be deemed achieved at target performance. Each such converted Provident restricted stock unit will continue to be governed by the same terms and conditions, including vesting terms; provided that, after the effective time, any Lakeland restricted stock unit subject to performance-based vesting prior to the effective time will be subject to time-based vesting after the effective time and will cliff vest at the end of the applicable performance period.

Q:	How will the merger affect the Lakeland’s 401(k) plan?

A:

The merger agreement provides that unless otherwise agreed between Provident and Lakeland, Lakeland will cause any 401(k) plan sponsored or maintained by Lakeland and its subsidiaries to be terminated effective as of the day immediately prior to the effective time and contingent upon the occurrence of the closing. Lakeland will provide Provident with evidence that such plan has been terminated (the form and substance of which will be subject to reasonable review and comment by Provident) not later than two (2) business days immediately preceding the effective time, and any continuing employees will be eligible to participate, effective as of the effective time, in a 401(k) plan sponsored or maintained by Provident or one of its subsidiaries. Provident and Lakeland will take any and all actions as may be required, including amendments to the Lakeland 401(k) plan and/or the Provident 401(k) plan, to permit the continuing employees to make rollover contributions to the Provident 401(k) plan of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Internal Revenue Code of 1986, as amended (the “Code”)) from the Lakeland 401(k) plan in the form of cash, notes (in the case of loans), Provident common stock or a combination thereof.

Q:	How does the Provident board of directors recommend that I vote at the Provident special meeting?

A:	The Provident board of directors unanimously recommends that you vote “FOR” the Provident share issuance proposal and “FOR” the Provident adjournment proposal.

In considering the recommendations of the Provident board of directors, Provident stockholders should be aware that Provident directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of Provident stockholders generally. For a more complete description of these interests, see the information provided in the section entitled “The Merger—Interests of Certain Provident Directors and Executive Officers in the Merger” beginning on page [●].

Q:	How does the Lakeland board of directors recommend that I vote at the Lakeland special meeting?

A:	The Lakeland board of directors unanimously recommends that you vote “FOR” the Lakeland merger proposal, “FOR” the Lakeland compensation proposal and “FOR” the Lakeland adjournment proposal.

In considering the recommendations of the Lakeland board of directors, Lakeland shareholders should be aware that Lakeland directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of Lakeland shareholders generally. For a more complete description of these interests, see the information provided in the section entitled “The Merger—Interests of Certain Lakeland Directors and Executive Officers in the Merger” beginning on page [●].

Q:	Who is entitled to vote at the Provident special meeting?

A:

The record date for the Provident special meeting is [                ], 202[    ]. All Provident stockholders who held shares at the close of business on the record date for the Provident special meeting are entitled to receive notice of, and to vote at, the Provident special meeting.

Each Provident stockholder is entitled to cast one (1) vote on each matter properly brought before the Provident special meeting for each share of Provident common stock that such holder owned of record as of the record date, subject to the “Provident Limit” (as defined below) pursuant to the Provident certificate of incorporation. As of [                ], 202[    ], there were [                ] outstanding shares of Provident common stock.

Attendance at the special meeting is not required to vote. See below and the section entitled “The Provident Special Meeting—Proxies” beginning on page [●] for instructions on how to vote your shares of Provident common stock without attending the Provident special meeting.

Q:	Who is entitled to vote at the Lakeland special meeting?

A:

The record date for the Lakeland special meeting is [                ], 202[    ]. All Lakeland shareholders who held shares at the close of business on the record date for the Lakeland special meeting are entitled to receive notice of, and to vote at, the Lakeland special meeting.

Each Lakeland shareholder is entitled to cast one (1) vote on each matter properly brought before the Lakeland special meeting for each share of Lakeland common stock that such holder owned of record as of the record date. As of [                ], 202[    ], there were [                ] outstanding shares of Lakeland common stock.

Attendance at the special meeting is not required to vote. See below and the section entitled “The Lakeland Special Meeting—Proxies” beginning on page [●] for instructions on how to vote your shares of Lakeland common stock without attending the Lakeland special meeting.

Q:	What constitutes a quorum for the Provident special meeting?

A:

The presence at the Provident special meeting, virtually or by proxy, of holders of a majority of the outstanding shares of Provident common stock entitled to vote at the Provident special meeting (after subtracting any shares in excess of the “Provident Limit” (as defined below) pursuant to the Provident certificate of incorporation) will constitute a quorum for the transaction of business at the Provident special meeting. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum, but not a broker non-vote or other failure to vote.

Q:	What constitutes a quorum for the Lakeland special meeting?

A:

The presence at the Lakeland special meeting, virtually or by proxy, of holders of a majority of the outstanding shares of Lakeland common stock entitled to vote at the Lakeland special meeting will constitute a quorum for the transaction of business at the Lakeland special meeting. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum, but not a broker non-vote or other failure to vote.

Q:	What vote is required for the approval of each proposal at the Provident special meeting?

A:

Provident Proposal 1: Provident share issuance proposal. Approval of the Provident share issuance proposal requires the affirmative vote of a majority of the votes cast affirmatively or negatively by the holders of outstanding shares of Provident common stock at the Provident special meeting. An abstention, broker non-vote or other failure to vote will have no effect on the outcome of the Provident share issuance proposal.

Provident Proposal 2: Provident adjournment proposal. If a quorum is present at the Provident special meeting, (i) approval of the Provident adjournment proposal requires the affirmative vote of a majority of the votes cast affirmatively or negatively by the Provident stockholders at the Provident special meeting and (ii) an abstention, broker non-vote or other failure to vote will have no effect on the outcome of the Provident adjournment proposal. In the absence of a quorum at the Provident special meeting, (i) approval of the Provident adjournment proposal requires the affirmative vote of a majority of the shares of Provident common stock present at the Provident special meeting and entitled to vote on the Provident adjournment proposal, (ii) an abstention will have the same effect as a vote “AGAINST” the proposal and (iii) a broker non-vote or other failure to vote will have no effect on the outcome of the Provident adjournment proposal.

Q:	What vote is required for the approval of each proposal at the Lakeland special meeting?

A:

Lakeland Proposal 1: Lakeland merger proposal. Approval of the Lakeland merger proposal requires the affirmative vote of a majority of the votes cast by the holders of outstanding shares of Lakeland common stock at the Lakeland special meeting. An abstention, broker non-vote or other failure to vote will have no effect on the outcome of the Lakeland merger proposal.

Lakeland Proposal 2: Lakeland compensation proposal. Approval, on an advisory (non-binding) basis, of the Lakeland compensation proposal requires the affirmative vote of a majority of the votes cast by the holders of outstanding shares of Lakeland common stock at the Lakeland special meeting. An abstention, broker non-vote or other failure to vote will have no effect on the outcome of the Lakeland merger proposal.

Lakeland Proposal 3: Lakeland adjournment proposal. If a quorum is present at the Lakeland special meeting, (i) approval of the Lakeland adjournment proposal requires the affirmative vote of a majority of the votes cast affirmatively or negatively by the Lakeland shareholders, and (ii) an abstention, broker non-vote or other failure to vote will have no effect on the outcome of the Lakeland adjournment proposal. In the absence of a quorum at the Lakeland special meeting, (i) approval of the Lakeland adjournment proposal requires the affirmative vote of a majority of the shares of Lakeland common stock present at the Lakeland special meeting and entitled to vote on the Lakeland adjournment proposal, (ii) an abstention will have the same effect as a vote “AGAINST” the proposal, and (iii) a broker non-vote or other failure to vote will have no effect on the outcome of the Lakeland adjournment proposal.

Q:

Why am I being asked to consider and vote on a proposal to approve, by non-binding, advisory vote, merger-related compensation arrangements for the Lakeland named executive officers (i.e., the Lakeland compensation proposal)?

A:

Under Securities and Exchange Commission (“SEC”) rules, Lakeland is required to seek a non-binding, advisory vote with respect to the compensation that may be paid or become payable to Lakeland’s named executive officers that is based on or otherwise relates to the merger or “golden parachute” compensation.

Q:

What happens if Lakeland shareholders do not approve, by non-binding, advisory vote, merger-related compensation arrangements for Lakeland named executive officers (i.e., the Lakeland compensation proposal)?

A:

The vote on the proposal to approve the merger-related compensation arrangements for each of Lakeland’s named executive officers is separate and apart from the votes to approve the other proposals being presented at the Lakeland special meeting. Because the votes on the proposal to approve the merger-related executive compensation is advisory in nature only, it will not be binding upon Lakeland or Provident before or following the merger. Accordingly, the merger-related compensation will be paid to Lakeland’s named executive officers to the extent payable in accordance with the terms of their compensation agreements and other contractual arrangements even if Lakeland shareholders do not approve the proposals to approve the merger-related executive compensation.

Q:	What if I hold shares in both Provident and Lakeland?

A:

If you hold shares of both Provident common stock and Lakeland common stock, you will receive separate packages of proxy materials. A vote cast as a Provident stockholder will not count as a vote cast as a Lakeland shareholder, and a vote cast as a Lakeland shareholder will not count as a vote cast as a Provident stockholder. Therefore, please submit separate proxies for your shares of Provident common stock and your shares of Lakeland common stock.

Q:	How can I attend, vote and ask questions at the Provident special meeting or the Lakeland special meeting?

A:

Record Holders. If you hold shares directly in your name as the holder of record of Provident or Lakeland common stock, you are a “record holder” and your shares may be voted at the Provident special meeting or the Lakeland special meeting by you, as applicable. If you choose to vote your shares virtually at the respective special meeting via the applicable special meeting website, you will need the control number, as described below.

Beneficial Owners. If you hold shares in a brokerage or other account in “street name,” you are a “beneficial owner” and your shares may be voted at the Provident special meeting or the Lakeland special meeting, as applicable, by you as described below. If you choose to vote your shares virtually at the respective special meeting via the applicable special meeting website, you will need the control number, as described below.

Provident special meeting. If you are a record holder of Provident common stock, you will be able to attend the Provident special meeting online, ask questions and vote during the meeting by visiting [                ] and following the instructions. Please have your 16-digit control number, which can be found on your proxy card, notice or email previously received, to access the meeting. If you are a beneficial owner, you also will be able to attend the Provident special meeting online, ask questions and vote during the meeting by visiting [                ] and following the instructions. Please have your 16-digit control number, which can be found on the voting instructions provided by your bank, broker, trustee or other nominee, to access the meeting. Please review this information prior to the Provident special meeting to ensure you have access.

Provident encourages its stockholders to visit the meeting website above in advance of the Provident special meeting to familiarize themselves with the online access process. The virtual Provident special meeting platform is fully supported across browsers and devices that are equipped with the most updated version of applicable software and plugins. Stockholders should verify their internet connection prior to the Provident special meeting. Technical support information is provided on the sign-in page for all stockholders. If you have difficulty accessing the virtual Provident special meeting during check-in or during the meeting, please contact technical support as indicated on the Provident special meeting sign-in page. Stockholders will have substantially the same opportunities to participate in the virtual Provident special meeting as they would have at a physical, in-person meeting. Stockholders as of the record date will be able to attend, vote, examine the stockholder list, and submit questions during a portion of the meeting via the online platform.

Lakeland special meeting. If you are a record holder of Lakeland common stock, you will be able to attend the Lakeland special meeting online, ask questions and vote during the meeting by visiting [                ] and following the instructions. Please have your 16-digit control number, which can be found on your proxy card, notice or email previously received, to access the meeting. If you are a beneficial owner, you also will be able to attend the Lakeland special meeting online, ask questions and vote during the meeting by visiting [                ] and following the instructions. Please have your 16-digit control number, which can be found on the voting instructions provided by your bank, broker, trustee or other nominee, to access the meeting. Please review this information prior to the Lakeland special meeting to ensure you have access.

Lakeland encourages its shareholders to visit the meeting website above in advance of the Lakeland special meeting to familiarize themselves with the online access process. The virtual Lakeland special meeting platform is fully supported across browsers and devices that are equipped with the most updated version of applicable software and plugins. Shareholders should verify their internet connection prior to the Lakeland special meeting. Technical support information is provided on the sign-in page for all shareholders. If you have difficulty accessing the virtual Lakeland special meeting during check-in or during the meeting, please contact technical support as indicated on the Lakeland special meeting sign-in page. Shareholders will have substantially the same opportunities to participate in the virtual Lakeland special meeting as they would have at a physical, in-person meeting. Shareholders as of the record date will be able to attend, vote, examine the shareholder list, and submit questions during a portion of the meeting via the online platform.

Even if you plan to attend the Provident special meeting or the Lakeland special meeting, as applicable, virtually, Provident and Lakeland recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the respective special meeting.

Additional information on attending the virtual special meetings can be found under the section entitled “The Provident Special Meeting—Attending the Virtual Special Meeting” on page [●] and under the section entitled “The Lakeland Special Meeting—Attending the Virtual Special Meeting” on page [●].

Q:	How can I vote my shares without attending my respective special meeting?

A:

Whether you hold your shares directly as the holder of record of Provident common stock or Lakeland common stock or beneficially in “street name,” you may direct your vote by proxy without attending the Provident special meeting or the Lakeland special meeting, as applicable.

If you are a record holder of Provident common stock or Lakeland common stock, you can vote your shares by proxy over the internet, by telephone or by mail by following the instructions provided in the enclosed proxy card. If you hold shares beneficially in “street name” as a beneficial owner of Provident common stock or Lakeland common stock, you should follow the voting instructions provided by your bank, broker, trustee or other nominee.

Additional information on voting procedures can be found under the section entitled “The Provident Special Meeting—Attending the Virtual Special Meeting” on page [●] and under the section entitled “The Lakeland Special Meeting—Attending the Virtual Special Meeting” on page [●].

Q:	Is there a limit on voting shares of Provident common stock or Lakeland common stock?

A:

As provided in the Provident certificate of incorporation, Provident stockholders who beneficially own in excess of 10% of the outstanding shares of Provident common stock (the “Provident Limit”) are not entitled to any vote with respect to shares held in excess of the Provident Limit. A person is deemed to beneficially own shares owned by an affiliate of, as well as by, persons acting in concert with such person. The Provident certificate of incorporation authorizes the Provident board of directors (i) to make all determinations necessary to implement and apply the Provident Limit, including determining whether persons or entities are acting in concert, and (ii) to demand that any person who is reasonably believed to beneficially own stock in excess of the Provident Limit supply information to the respective company to enable its board of directors to implement and apply the Provident Limit. As of the date of this joint proxy statement/prospectus, based solely on information in reports filed with the SEC, BlackRock, Inc. and The Vanguard Group are each known to Provident to beneficially own in excess of the Provident Limit. There is no similar limit on voting shares of Lakeland common stock.

Q:	What do I need to do now?

A:

After carefully reading and considering the information contained in this document, please vote as soon as possible. If you hold shares of Provident common stock or Lakeland common stock, please respond by completing, signing and dating the accompanying proxy card and returning it in the enclosed postage-paid envelope, or by submitting your proxy by telephone or through the internet, as soon as possible so that your shares may be represented at your meeting. Please note that if you are a beneficial owner with shares held in “street name,” you should follow the voting instructions provided by your bank, broker, trustee or other nominee.

Q:	If I am a beneficial owner with my shares held in “street name” by a bank, broker, trustee or other nominee, will my bank, broker, trustee or other nominee vote my shares for me?

A:

No. Your bank, broker, trustee or other nominee cannot vote your shares without instructions from you. You should instruct your bank, broker, trustee or other nominee how to vote your shares in accordance with the instructions provided to you. Please check the voting instruction form used by your bank, broker, trustee or other nominee.

Q:	What is a “broker non-vote”?

A:

Banks, brokers, trustees and other nominees who hold shares in street name for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers, trustees and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine” without specific instructions from the beneficial owner.

A broker non-vote occurs when a bank, broker, trustee or other nominee is not permitted to vote on a “non-routine” matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker, trustee or other nominee with such instructions. Broker non-votes only count toward a quorum if at least one (1) proposal is presented with respect to which the bank, broker, trustee or other nominee has discretionary authority. It is expected that all proposals to be voted on at each of the Provident special meeting and the Lakeland special meeting will be “non-routine” matters, and, as such, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the Provident special meeting or the Lakeland special meeting. If your bank, broker, trustee or other nominee holds your shares of Provident common stock or Lakeland common stock in “street name,” such entity will vote your shares of Provident common stock or Lakeland common stock only if you provide instructions on how to vote by complying with the instructions provided to you by your bank, broker, trustee or other nominee with this joint proxy statement/prospectus.

If you are a beneficial owner of Provident common stock and you do not instruct your bank, broker, trustee or other nominee on how to vote your shares of Provident common stock:

•

Provident share issuance proposal: your bank, broker, trustee or other nominee may not vote your shares on the Provident share issuance proposal, which broker non-votes, if any, will have no effect on the outcome of such proposal;

•

Provident adjournment proposal: your bank, broker, trustee or other nominee may not vote your shares on the Provident adjournment proposal, which broker non-votes, if any, will have no effect on the outcome of such proposal.

If you are a beneficial owner of Lakeland common stock and you do not instruct your bank, broker, trustee or other nominee on how to vote your shares of Lakeland common stock:

•

Lakeland merger proposal: your bank, broker, trustee or other nominee may not vote your shares on the Lakeland merger proposal, which broker non-votes, if any, will have no effect on the outcome of such proposal;

•

Lakeland compensation proposal: your bank, broker, trustee or other nominee may not vote your shares on the Lakeland compensation proposal, which broker non-votes, if any, will have no effect on the outcome of such proposal; and

•

Lakeland adjournment proposal: your bank, broker, trustee or other nominee may not vote your shares on the Lakeland adjournment proposal, which broker non-votes, if any, will have no effect on the outcome of such proposal.

Q:	What if I fail to vote or abstain?

A:

For purposes of the Provident special meeting, an abstention occurs when a Provident stockholder attends the Provident special meeting and does not vote or returns a proxy with an “abstain” instruction.

•

Provident share issuance proposal: An abstention will have no effect on the outcome of the Provident share issuance proposal. If a Provident stockholder is not present at the Provident special meeting and does not respond by proxy, it will also have no effect on the outcome of the Provident share issuance proposal.

•

Provident adjournment proposal: If a quorum is present at the Provident special meeting, an abstention will have no effect on the outcome of the Provident adjournment proposal. In the absence of a quorum at the Provident special meeting, an abstention will have the same effect as a vote “AGAINST” the Provident adjournment proposal. If a Provident stockholder is not present at the Provident special meeting and does not respond by proxy, it will also have no effect on the outcome of the Provident adjournment proposal.

For purposes of the Lakeland special meeting, an abstention occurs when a Lakeland shareholder attends the Lakeland special meeting and does not vote or returns a proxy with an “abstain” instruction.

•

Lakeland merger proposal: An abstention will have no effect on the outcome of the Lakeland merger proposal. If a Lakeland shareholder is not present at the Lakeland special meeting and does not respond by proxy, it will also have no effect on the outcome of the Lakeland merger proposal.

•

Lakeland compensation proposal: An abstention will have no effect on the outcome of the Lakeland compensation proposal. If a Lakeland shareholder is not present at the Lakeland special meeting and does not respond by proxy, it will have no effect on the outcome of the Lakeland compensation proposal.

•

Lakeland adjournment proposal: If a quorum is present at the Lakeland special meeting, an abstention will have no effect on the outcome of the Lakeland merger proposal. In the absence of a quorum at the Lakeland special meeting, an abstention will have the effect of a vote against the proposal. If a Lakeland shareholder is not present at the Lakeland special meeting and does not respond by proxy, it will also have no effect on the outcome of the Lakeland adjournment proposal.

Q:	Why is my vote important?

A:

If you do not vote, it will be more difficult for Provident or Lakeland to obtain the necessary quorum to hold its special meeting and to obtain the stockholder and shareholder approval that each of its board of directors is recommending and seeking. To approve the Provident share issuance proposal, the holders of a majority of the outstanding shares of Provident common stock entitled to vote at the Provident special meeting (after subtracting any shares in excess of the Provident Limit pursuant to the Provident certificate of incorporation) must be present, virtually or by proxy. To approve the Lakeland merger proposal, the holders of a majority of the outstanding shares of Lakeland common stock entitled to vote at the Lakeland special meeting must be present, virtually or by proxy. Your failure to submit a proxy or vote virtually at your respective special meeting, or failure to instruct your bank, broker, trustee or other nominee how to vote, will prevent your shares of Provident common stock or Lakeland common stock from being counted towards the quorum for the Provident special meeting or Lakeland special meeting, as applicable.

The Provident board of directors and the Lakeland board of directors unanimously recommend that you vote “FOR” the Provident share issuance proposal and “FOR” the Lakeland merger proposal, respectively, and “FOR” the other proposals to be considered at the Provident special meeting and the Lakeland special meeting, respectively.

Q:	What will happen if I return my proxy card without indicating how to vote?

A:

If you sign and return your proxy card without indicating how to vote on any particular proposal, the shares of Provident common stock represented by your proxy will be voted as recommended by the Provident board of directors with respect to such proposals, or the shares of Lakeland common stock represented by your proxy will be voted as recommended by the Lakeland board of directors with respect to such proposals, as the case may be.

Q:	Can I change my vote after I have delivered my proxy or voting instruction card?

A:

If you directly hold shares of Provident common stock or Lakeland common stock in your name as a record holder, you can change your vote at any time before your proxy is voted at your meeting. You can do this by:

•	submitting a written statement that you would like to revoke your proxy to the corporate secretary of Provident or Lakeland, as applicable;

•	signing and returning a proxy card with a later date;

•	attending the special meeting virtually and voting at the special meeting via the special meeting website; or

•	voting by telephone or the internet at a later time.

If you are a beneficial owner and your shares are held by a bank, broker, trustee or other nominee, you may change your vote by:

•	contacting your bank, broker, trustee or other nominee; or

•

attending the special meeting virtually and voting your shares via the special meeting website if you have your control number, which can be found on the voting instructions provided by your bank, broker, trustee or other nominee. Please contact your bank, broker, trustee or other nominee for further instructions.

Q:	Will Provident be required to submit the Provident share issuance proposal to its stockholders even if the Provident board of directors has withdrawn, modified or qualified its recommendation?

A:

Yes. Unless the merger agreement is terminated before the Provident special meeting, Provident is required to submit the Provident share issuance proposal to its stockholders even if the Provident board of directors has withdrawn, modified or qualified its recommendation.

Q:	Will Lakeland be required to submit the Lakeland merger proposal to its shareholders even if the Lakeland board of directors has withdrawn, modified or qualified its recommendation?

A:

Yes. Unless the merger agreement is terminated before the Lakeland special meeting, Lakeland is required to submit the Lakeland merger proposal to its shareholders even if the Lakeland board of directors has withdrawn, modified or qualified its recommendation.

Q:	Are Provident stockholders entitled to appraisal rights?

A:

No. Provident stockholders are not entitled to appraisal rights under the General Corporation Law of the State of Delaware (the “DGCL”). For more information, see the section entitled “The Merger—Appraisal or Dissenters’ Rights in the Merger” beginning on page [●].

Q:	Are Lakeland shareholders entitled to dissenters’ rights of appraisal?

A:

No. Lakeland shareholders are not entitled to dissenters’ rights of appraisal under the New Jersey Business Corporation Act (“NJBCA”). For more information, see the section entitled “The Merger—Appraisal or Dissenters’ Rights in the Merger” beginning on page [●].

Q:

Are there any risks that I should consider in deciding whether to vote for the approval of the Provident share issuance proposal, the Lakeland merger proposal, or the other proposals to be considered at the Provident special meeting and the Lakeland special meeting, respectively?

A:

Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page [●]. You also should read and carefully consider the risk factors of Provident and Lakeland contained in the documents that are incorporated by reference into this joint proxy statement/prospectus.

Q:	What are the material U.S. federal income tax consequences of the merger and the holdco merger to Lakeland shareholders?

A:

The merger and the holdco merger have been structured to qualify as a reorganization for federal income tax purposes, and it is a condition to our respective obligations to complete the merger that each of Provident and Lakeland receives a legal opinion to the effect that the merger and the holdco merger will so qualify. Accordingly, Lakeland shareholders generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of their Lakeland common stock for Provident common stock in the merger, except for any gain or loss that may result from the receipt of cash instead of a fractional share of Provident common stock. You should be aware that the tax consequences to you of the merger may depend upon your own situation. In addition, you may be subject to state, local or foreign tax laws that are not discussed in this joint proxy statement/prospectus. You should therefore consult with your own tax advisor for a full understanding of the tax consequences to you of the merger. For a more complete discussion of the material U.S. federal income tax consequences of the merger, see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [●].

Q:	When is the merger expected to be completed?

A:

Neither Provident nor Lakeland can predict the actual date on which the merger will be completed, or if the merger will be completed at all, because completion is subject to conditions and factors outside the control of both companies. Lakeland must first obtain the approval of Lakeland shareholders for the Lakeland merger proposal, and Provident must obtain the approval of Provident stockholders for the Provident share issuance proposal. Provident and Lakeland must also obtain requisite regulatory approvals and satisfy certain other closing conditions. Provident and Lakeland expect the merger to be completed promptly once Provident and Lakeland have obtained their respective stockholders’ and shareholders’ approvals noted above, have obtained requisite regulatory approvals and have satisfied certain other closing conditions.

Q:	What are the conditions to complete the merger?

A:

The obligations of Provident and Lakeland to complete the merger are subject to the satisfaction or waiver of certain closing conditions contained in the merger agreement, including the receipt of requisite regulatory approvals and the expiration of all statutory waiting periods without the imposition of any materially burdensome regulatory condition, the receipt of certain tax opinions, approval by Provident stockholders of the Provident share issuance proposal and approval by Lakeland shareholders of the Lakeland merger proposal, authorization for listing on the NYSE the shares of Provident common stock to be issued in the merger, effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part, absence of legal restraint prohibiting the merger, and accuracy of the representations and warranties made in the merger agreement subject to certain materiality qualification. For more information, see “The Merger Agreement—Conditions to Complete the Merger” beginning on page [●].

Q:	What happens if the merger is not completed?

A:

If the merger is not completed, Lakeland shareholders will not receive any consideration for their shares of Lakeland common stock in connection with the merger. Instead Lakeland will remain an independent public company and Lakeland common stock will continue to be listed and traded on NASDAQ. In addition, if the merger agreement is terminated in certain circumstances, a termination fee of $50 million will be payable by either Provident or Lakeland, as applicable. See “The Merger Agreement—Termination Fee” beginning on page [●] for a more detailed discussion of the circumstances under which a termination fee will be required to be paid.

Q:	What happens if I sell my shares after the applicable record date but before my company’s special meeting?

A:

Each of the Provident and Lakeland record date is earlier than the date of the Provident special meeting and the Lakeland special meeting, as applicable, and earlier than the date that the merger is expected to be completed. If you sell or otherwise transfer your shares of Provident common stock or Lakeland common stock, as applicable, after the applicable record date but before the date of the applicable special meeting, you will retain your right to vote at such special meeting (provided that such shares remain outstanding on the date of such special meeting), but, with respect to the Lakeland common stock, you will not have the right to receive the merger consideration to be received by Lakeland shareholders in connection with the merger. In order to receive the merger consideration, you must hold your shares of Lakeland common stock through the completion of the merger.

Q:	Should I send in my stock certificates now?

A:

No. Please do not send in your stock certificates with your proxy. After the merger is completed, an exchange agent designated by Provident and mutually acceptable to Lakeland (the “exchange agent”) will send you instructions for exchanging Lakeland stock certificates for the consideration to be received in the merger. See “The Merger Agreement—Exchange of Shares” beginning on page [●].

Q:	What should I do if I receive more than one set of voting materials for the same special meeting?

A:

If you are a beneficial owner and hold shares of Provident common stock or Lakeland common stock in “street name” and also are a record holder and hold shares directly in your name or otherwise or if you hold shares of Provident common stock or Lakeland common stock in more than one (1) brokerage account, you may receive more than one (1) set of voting materials relating to the same special meeting.

Record Holders. For shares held directly, please complete, sign, date and return each proxy card (or cast your vote by telephone or internet as provided on each proxy card) or otherwise follow the voting instructions provided in this joint proxy statement/prospectus in order to ensure that all of your shares of Provident common stock or Lakeland common stock are voted.

Beneficial Owners. For shares held in “street name” through a bank, broker, trustee or other nominee, you should follow the procedures provided by your bank, broker, trustee or other nominee in order to vote your shares.

Q:	Who can help answer my questions?

A:

Provident stockholders: If you have any questions about the merger or how to submit your proxy or voting instruction card, or if you need additional copies of this document or the enclosed proxy card or voting instruction card, you should contact Provident’s proxy solicitor, Alliance Advisors, LLC, by calling toll-free at [                ].

Lakeland shareholders: If you have any questions about the merger or how to submit your proxy or voting instruction card, or if you need additional copies of this document or the enclosed proxy card or voting instruction card, you should contact Lakeland’s proxy solicitor, Alliance Advisors, LLC, by calling toll-free at [                ].

Q:	Where can I find more information about Provident and Lakeland?

A:	You can find more information about Provident and Lakeland from the various sources described under “Where You Can Find More Information” beginning on page [●].

Q:	What is householding and how does it affect me?

A:

The SEC permits companies to send a single set of proxy materials to any household at which two (2) or more stockholders or shareholders reside, unless contrary instructions have been received, but only if the applicable stockholders or shareholders provide advance notice and follow certain procedures. In such cases, each stockholder or shareholder continues to receive a separate notice of the meeting and proxy card. Certain brokerage firms may have instituted householding for beneficial owners of Provident common stock and Lakeland common stock, as applicable, held through brokerage firms. If your family has multiple accounts holding Provident common stock or Lakeland common stock, as applicable, you may have already received a householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this joint proxy statement/prospectus. The broker will arrange for delivery of a separate copy of this joint proxy statement/prospectus promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

SUMMARY

This summary highlights selected information in this joint proxy statement/prospectus and may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement/prospectus and the other documents we refer you to for a more complete understanding of the matters being considered at the Provident and Lakeland special meetings. In addition, we incorporate by reference important business and financial information about Provident and Lakeland into this joint proxy statement/prospectus. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page [●] of this joint proxy statement/prospectus.

Information about the Companies (pages [●] and [●])

Provident

Provident is a Delaware corporation, a financial holding company and the bank holding company for Provident Bank. Provident was formed in 2002 following the completion of Provident Bank’s conversion to a New Jersey state-chartered capital stock savings bank. On January 15, 2003, Provident issued an aggregate of 59,618,300 shares of its common stock, par value $0.01 per share, in a subscription offering, and contributed $4.8 million in cash and 1,920,000 shares of its common stock to The Provident Bank Foundation, a charitable foundation established by Provident Bank. As a result of the conversion and related stock offering, Provident raised $567.2 million in net proceeds, of which $293.2 million was utilized to acquire all the outstanding common stock of Provident Bank. Provident continues to own all the outstanding common stock of Provident Bank. At September 30, 2022, Provident had total consolidated assets of $13.6 billion, deposits of $10.7 billion and stockholders’ equity of $1.6 billion.

Established in 1839, Provident Bank is a New Jersey state-chartered capital stock savings bank operating, as of September 30, 2022, 95 full-service branch offices throughout northern and central New Jersey, as well as in Bucks, Lehigh and Northampton Counties in Pennsylvania and Queens and Nassau Counties in New York. As a community- and customer-oriented institution, Provident Bank emphasizes personal service and customer convenience in serving the financial needs of the individuals, families and businesses residing in its primary market areas. Provident Bank attracts deposits from the general public and businesses primarily in the areas surrounding its banking offices and uses those funds, together with funds generated from operations and borrowings, to originate commercial real estate loans, commercial business loans, residential mortgage loans and consumer loans. Provident Bank invests in mortgage-backed securities and other permissible investments. In addition, Provident Bank provides fiduciary and wealth management services through its wholly owned subsidiary, Beacon Trust Company, and insurance services through its wholly owned subsidiary, Provident Protection Plus, Inc.

Provident’s common stock is traded on the NYSE under the symbol “PFS.” Provident has its main office at 239 Washington Street, Jersey City, New Jersey 07302 and operates its principal administrative office at 111 Wood Avenue South, Iselin, New Jersey 08830. Its telephone number is (732) 590-9200.

Lakeland

Lakeland is a New Jersey corporation, a financial holding company and the bank holding company for Lakeland Bank. Lakeland was organized in March 1989 and commenced operations on May 19, 1989, upon the consummation of the acquisition of all the outstanding stock of Lakeland Bank, formerly named Lakeland State Bank. Lakeland continues to own all the outstanding stock of Lakeland Bank. Lakeland has grown through a combination of organic growth and acquisitions. Since 1998, Lakeland has acquired nine community banks with an aggregate asset total of approximately $4.16 billion, including its most recent acquisition of 1st Constitution Bank and its parent, 1st Constitution Bancorp, which was completed on January 6, 2022. At September 30, 2022, Lakeland had total consolidated assets of $10.5 billion, deposits of $8.7 billion and stockholders’ equity of $1.1 billion.

Established in 1969, Lakeland Bank is a New Jersey state-chartered commercial bank. As of September 30, 2022, Lakeland Bank operates 68 branch offices located throughout northern and central New Jersey and in Highland Mills, New York, and commercial lending centers strategically located in its market area. Lakeland Bank offers a broad range of lending, depository and related financial services to individuals and small to medium sized businesses located primarily in northern and central New Jersey, the Hudson Valley region in New York and surrounding areas. In the lending area, these services include commercial real estate loans, commercial and industrial loans, short and medium term loans, lines of credit, letters of credit, inventory and accounts receivable financing, real estate construction loans, residential mortgage loans, Small Business Administration (“SBA”) loans and merchant credit card services. Lakeland Bank’s depository products include demand deposits, as well as savings, money market and time accounts. Lakeland Bank offers online banking, mobile banking and wire transfer services to the business community and municipal relationships. In addition, Lakeland Bank offers cash management services, such as remote capture of deposits and overnight sweep repurchase agreements. Lakeland Bank also makes available investment advisory services for individuals and businesses. Additionally, Lakeland Bank provides commercial title insurance services through Lakeland Title Group LLC and life insurance products through Lakeland Financial Services Agency, Inc.

Lakeland’s common stock is traded on NASDAQ under the symbol “LBAI.” The principal executive offices of Lakeland are located at 250 Oak Ridge Road, Oak Ridge, New Jersey 07438, and its telephone number is (973) 697-2000.

Merger Sub

Merger Sub, a direct, wholly owned subsidiary of Provident, is a Delaware corporation that was incorporated for the sole purpose of effecting the merger. In the merger, Merger Sub will merge with and into Lakeland, with Lakeland surviving as a direct, wholly owned subsidiary of Provident and the separate corporate existence of Merger Sub will cease.

Merger Sub’s principal administrative office is located at c/o Provident Financial Services, Inc., 111 Wood Avenue South, Iselin, New Jersey 08830 and its telephone number is (732) 590-9200.

The Merger and the Merger Agreement (pages [●] and [●])

The terms and conditions of the merger are contained in the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus. You are encouraged to read the merger agreement carefully and in its entirety, as it is the primary legal document that governs the merger.

Pursuant to the terms and subject to the conditions set forth in the merger agreement, at the effective time of the merger, Merger Sub will merge with and into Lakeland, with Lakeland as the surviving entity. As soon as reasonably practicable following the merger, the holdco merger will occur in which Lakeland will merge with and into Provident, with Provident as the surviving entity. The merger agreement further provides that at a date and time following the holdco merger as determined by Provident, the bank merger will occur in which Lakeland Bank will merge with and into Provident Bank, with Provident Bank as the surviving bank. Following the merger, Lakeland common stock will be delisted from NASDAQ, will be deregistered under the Exchange Act and will cease to be publicly traded.

Merger Consideration (pages [●])

Each share of Lakeland common stock issued and outstanding immediately prior to the effective time, except for certain shares owned by Provident or Lakeland, will be converted into the right to receive 0.8319 of a share of Provident common stock. Lakeland shareholders who would otherwise be entitled to a fraction of a share of Provident common stock in the merger will instead receive, for the fraction of a share, an amount in cash (rounded to the nearest cent) based on the Provident closing share value.

Provident common stock is listed on the NYSE under the symbol “PFS,” and Lakeland common stock is listed on NASDAQ under the symbol “LBAI.” The following table shows the closing sale prices of Provident common stock and Lakeland common stock as reported on the NYSE and NASDAQ, as applicable, on September 26, 2022, the last trading day before the public announcement of the merger agreement, and on [                ], 202[    ], the last practicable trading day before the date of this joint proxy statement/prospectus. This table also shows the implied value of the merger consideration to be issued in exchange for each share of Lakeland common stock, which was calculated by multiplying the closing price of Provident common stock on those dates by the exchange ratio of 0.8319.

	Provident Common Stock			Lakeland Common Stock			Implied Value of One Share of Lakeland Common Stock
September 26, 2022		$23.16			$16.29			$19.27
[ ], 202[ ]	$		[ ]	$		[ ]	$		[ ]

For more information on the exchange ratio, see the section entitled “The Merger—Terms of the Merger” beginning on page [●] and “The Merger Agreement—Merger Consideration” beginning on page [●].

Treatment of Lakeland Equity Awards (page [●])

The merger agreement provides that, except as otherwise agreed between Lakeland and Provident, at the effective time, each outstanding award in respect of a Lakeland restricted stock under the Lakeland stock plans granted prior to September 26, 2022, will accelerate in full and fully vest and be exchanged for the right to receive the merger consideration, in accordance with the exchange ratio, less applicable withholding taxes.

The merger agreement also provides that, except as otherwise agreed between Lakeland and Provident, at the effective time, any vesting conditions applicable to each outstanding time or performance-based Lakeland restricted stock unit under the Lakeland stock plans granted prior to September 26, 2022, will accelerate in full and fully vest, with any applicable performance-based vesting conditions to be deemed achieved at target performance and each Lakeland restricted stock unit will be cancelled and converted into the right to receive the merger consideration, in accordance with the exchange ratio, less applicable withholding taxes.

Any outstanding Lakeland restricted stock unit granted under a Lakeland stock plan after September 26, 2022 will not accelerate and become vested and will instead be converted into a Provident restricted stock unit, with the number of shares of Provident common stock subject to each such award equal to the number of shares of Lakeland common stock subject to such Lakeland restricted stock unit multiplied by the exchange ratio (rounded down to the nearest whole number), with any applicable performance-based vesting conditions to be deemed achieved at target performance. Each such converted Provident restricted stock unit will continue to be governed by the same terms and conditions, including vesting terms; provided that, after the effective time, any Lakeland restricted stock unit subject to performance-based vesting prior to the effective time will be subject to time-based vesting after the effective time and will cliff vest at the end of the applicable performance period.

For more information see “The Merger—Treatment of Lakeland Equity Awards” beginning on page [●].

Material U.S. Federal Income Tax Consequences of the Merger (page [●])

The merger and the holdco merger, taken together, are intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and it is a condition to the respective obligations of Provident and Lakeland to complete the merger that each of Provident and Lakeland receives a legal opinion to that effect. Accordingly, assuming the receipt and accuracy of these opinions, a holder who receives solely shares of Provident common stock (or receives Provident common stock and cash solely in lieu of a fractional share) in exchange for shares of Lakeland common stock in the merger generally will not recognize any gain or loss upon the merger, except with respect to the cash received in lieu of a fractional share of Provident common stock. You should be aware that the tax consequences of the mergers may depend upon your own situation. In addition, you may be subject to state, local or foreign tax laws that are not discussed in this joint proxy statement/prospectus. You should therefore consult with your own tax advisor for a full understanding of the tax consequences to you of the mergers.

For more detailed information, please refer to “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [●].

The United States federal income tax consequences described above may not apply to all Lakeland shareholders. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

Provident’s Reasons for the Merger; Recommendation of Provident’s Board of Directors (page [●])

After careful consideration, the Provident board of directors, at a special meeting held on September 26, 2022, unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger and the issuance of Provident common stock, are advisable and fair to and in the best interests of Provident and its stockholders and (ii) approved and adopted the merger agreement and the transactions contemplated thereby (including the merger, the issuance of Provident common stock, and the bank merger agreement). The Provident board of directors unanimously recommends that Provident stockholders vote “FOR” the Provident share issuance proposal and “FOR” the Provident adjournment proposal. For a more detailed discussion of the Provident board of directors’ recommendation, see “The Merger—Provident’s Reasons for the Merger; Recommendation of Provident’s Board of Directors” beginning on page [●].

Opinion of Provident’s Financial Advisor (page [●])

Piper Sandler & Co. (“Piper Sandler”) acted as financial advisor to Provident’s board of directors in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the merger agreement. At the September 26, 2022 meeting at which Provident’s board of directors considered the merger and the merger agreement, Piper Sandler delivered to the board of directors its oral opinion, which was subsequently confirmed in writing on September 26, 2022, to the effect that, as of such date, the exchange ratio was fair to Provident from a financial point of view. Piper Sandler’s opinion speaks only as of the date of the opinion. The full text of Piper Sandler’s opinion is attached as Annex B to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper Sandler in rendering its opinion.

Piper Sandler’s opinion was for the information of, and was directed to, the Provident board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of Provident to engage in the merger or enter into the merger agreement, nor did Piper Sandler’s opinion constitute a recommendation to the Provident board of directors in connection with the merger. Piper Sandler’s opinion does not constitute a recommendation to any holder of Provident common stock or any stockholder of any other entity as to how to vote in connection with the merger or any other matter. Provident stockholders are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

For more information, see “The Merger—Opinion of Provident’s Financial Advisor,” beginning on page [●], and Annex B.

Lakeland’s Reasons for the Merger; Recommendation of Lakeland’s Board of Directors (page [●])

After careful consideration, the Lakeland board of directors, at a special meeting held on September 26, 2022, unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of Lakeland and its shareholders, (ii) approved and adopted the merger agreement and (iii) authorized and approved the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby, including the merger. Accordingly, the Lakeland board of directors unanimously recommends that Lakeland shareholders vote “FOR” the Lakeland merger proposal, “FOR” the Lakeland compensation proposal and “FOR” the Lakeland adjournment proposal. For a more detailed discussion of the Lakeland board of directors’ recommendation, see “The Merger—Lakeland’s Reasons for the Merger; Recommendation of Lakeland’s Board of Directors” beginning on page [●].

Opinion of Lakeland’s Financial Advisor (page [●])

In connection with the merger, Lakeland’s financial advisor, Keefe, Bruyette & Woods, Inc. (“KBW”), delivered a written opinion, dated September 26, 2022, to the Lakeland board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Lakeland common stock of the exchange ratio in the proposed merger. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion, is attached as Annex C to this document. The opinion was for the information of, and was directed to, the Lakeland board (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion does not address the underlying business decision of Lakeland to engage in the merger or enter into the merger agreement or constitute a recommendation to the Lakeland board of directors in connection with the merger, and it does not constitute a recommendation to any holder of Lakeland common stock or any stockholder of any other entity as to how to vote in connection with the merger or any other matter.

For more information, see “The Merger—Opinion of Lakeland’s Financial Advisor,” beginning on page [●], and Annex C.

Interests of Certain Provident Directors and Executive Officers in the Merger (page [●])

In considering the recommendation of Provident’s board of directors with respect to the merger, Provident’s stockholders should be aware that the directors and executive officers of Provident have certain interests in the merger that may be different from, or in addition to, the interests of Provident’s stockholders generally. These interests include, among others, the following:

•

at the effective time, certain Provident directors and executive officers will continue to serve as directors or executive officers, as applicable, of the combined company. See “The Merger—Interests of Certain Provident Directors and Executive Officers in the Merger—Membership on the Board of Directors” beginning on page [●].

Provident’s board of directors was aware of these interests and considered them, among other matters, in making its recommendation that Provident’s stockholders vote to approve the Provident share issuance proposal. For more information, see “The Merger—Background of the Merger” beginning on page [●] and “The Merger—Provident’s Reasons for the Merger; Recommendation of Provident’s Board of Directors” beginning on page [●]. These interests are described in more detail below, and certain of them are quantified in the narrative and in the section entitled “The Merger—Interests of Certain Provident Directors and Executive Officers in the Merger” beginning on page [●].

Interests of Certain Lakeland Directors and Executive Officers in the Merger (page [●])

In considering the recommendation of Lakeland’s board of directors with respect to the merger, Lakeland’s shareholders should be aware that the directors and executive officers of Lakeland have interests in the merger that may be different from, or in addition to, the interests of Lakeland’s shareholders generally. The board of directors of Lakeland was aware of these interests and considered them, among other matters, in approving the merger agreement and related transactions. These interests include, among others, the following:

•

Each Lakeland restricted stock award and restricted stock unit outstanding as of September 26, 2022 under Lakeland’s equity compensation plans that is subject to time-based vesting will become fully vested and will be exchanged for the merger consideration;

•

Each Lakeland performance share unit outstanding as of September 26, 2022, with a performance-based vesting condition, will vest based upon achievement at “target level” (as defined in the applicable Lakeland equity compensation plans) on the closing date of the merger and be exchanged for the merger consideration;

•

Provident entered into an executive vice chairman agreement with Thomas Shara, President and Chief Executive Officer of Lakeland and Lakeland Bank, that will be effective at the closing of the merger, which will supersede Mr. Shara’s employment agreement with Lakeland and provide for a cash severance payment and continued non-taxable medical and dental insurance if Mr. Shara’s employment is voluntarily terminated for good reason or involuntarily terminated without cause following the closing date of the merger;

•

Provident entered into a new change in control agreement with Mr. Shara, which will become effective upon the completion of the merger and provide for cash severance payments and continued non-taxable medical and dental insurance if his employment is voluntarily terminated for good reason or involuntarily terminated without cause following a change in control of Provident;

•	Provident entered into a retention and award agreement with Mr. Shara that provides for a cash transaction bonus and a retention payment, payable in cash and restricted stock;

•

Provident entered into a non-competition and non-solicitation agreement with Mr. Shara that provides a lump sum cash payment to Mr. Shara in exchange for entering into certain restrictive covenants effective as of the closing of the merger;

•

Interests in a supplemental executive retirement plan agreement and a deferred compensation agreement each with Lakeland and Lakeland Bank with Mr. Shara, which Mr. Shara is fully vested in without regard to a change in control and which will not provide any additional benefits as a result of a change in control;

•

Current change in control agreements between Lakeland, Lakeland Bank, and each of Thomas Splaine, Executive Vice President and Chief Financial Officer, Timothy Matteson, Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary, James Nigro, Executive Vice President and Chief Risk Officer, Ronald Schwarz, Senior Executive Vice President and Chief Operating Officer, and three other executive officers of Lakeland, that provide for cash severance payments and continued non-taxable medical and dental insurance if the executive’s employment is voluntarily terminated for good reason or involuntarily terminated without cause following a change in control and during the term of the change in control agreement;

•

Provident entered into new change in control agreements with Messrs. Matteson and Nigro and one other executive officer, which will become effective upon the merger and provide for cash severance payments and continued non-taxable medical and dental insurance if the executive’s employment is voluntarily terminated for good reason or involuntarily terminated without cause following a change in control of Provident;

•	Provident entered into retention and award agreements with each of Messrs. Matteson, Nigro and one other executive officer, which provide for cash retention bonuses for the executives;

•	Certain directors of Lakeland will be entitled to enhanced benefits under Lakeland’s directors’ deferred compensation plan in connection with the merger;

•	At the closing of the merger, certain of Lakeland’s directors and executive officers will continue to serve as directors or executive officers of the resulting company; and

•

The rights of Lakeland executive officers and directors under the merger agreement to continued indemnification coverage and continued coverage under directors’ and officers’ liability insurance policies.

For a more complete description of these interests, see “The Merger — Interests of Certain Lakeland Directors and Executive Officers in the Merger.”

Governance of the Combined Company After the Merger (page [●])

Boards of Directors and Committees of the Combined Company and the Combined Bank

The merger agreement, and an amendment to Provident’s bylaws, which will be made in connection with the merger and will be effective for a period of twenty-four (24) months following the effective time and which we refer to as the “Provident bylaw amendment,” provide for certain arrangements related to the boards of directors of Provident and Provident Bank after the merger that are described below. These arrangements can be modified, amended or repealed by the board of directors of Provident by the affirmative vote of at least seventy-five percent (75%) of the entire board of directors of Provident. The Provident bylaw amendment is set forth in Exhibit A to the merger agreement, which is attached as Annex A.

At the effective time of the merger, the number of directors that will comprise the full board of directors of Provident and the full board of directors of Provident Bank will each be sixteen (16), of which (i) nine (9) will be directors of Provident immediately prior to the effective time (the “legacy Provident directors”), including Christopher Martin, the current Executive Chairman of Provident and Provident Bank, Anthony J. Labozzetta, the current President and Chief Executive Officer and a director of Provident and Provident Bank, and such other directors as determined by Provident and (ii) seven (7) will be directors of Lakeland immediately prior to the effective time (the “legacy Lakeland directors”), including Thomas J. Shara, the current President and Chief Executive Officer and a director of Lakeland and Lakeland Bank, and such other directors as determined by Lakeland. For a twenty-four (24)-month period after the effective time, if a legacy Provident director or a successor to a legacy Provident director leaves the board of directors, a majority of the remaining legacy Provident directors may approve the successor to such departing director. Similarly, for a twenty-four (24)-month period after the effective time of the merger, if a legacy Lakeland director or a successor to a legacy Lakeland director leaves the board of directors, a majority of the remaining legacy Lakeland directors may approve the successor to such departing director. Successors to such legacy Provident directors or legacy Lakeland directors must qualify as independent directors of Provident, unless such predecessor directors were not independent directors.

Further, as of the effective time of the merger, (i) Mr. Martin will serve as the Executive Chairman of the boards of directors of Provident and Provident Bank for a term of two years, (ii) Mr. Shara will serve as the Executive

Vice Chairman of the boards of directors of Provident and Provident Bank for a term of two years, (iii) Mr. Labozzetta will serve as the President and Chief Executive Officer of Provident and Provident Bank and as a member of the boards of directors of Provident and Provident Bank for a term no shorter than two years and (iv) an independent director of Provident immediately prior to the effective time will serve as the Lead Independent Director of the boards of directors of Provident and Provident Bank for a term of two years. If Mr. Martin ceases for any reason to serve in the position of Executive Chairman of the boards of directors of Provident and Provident Bank during his two-year term, Mr. Shara will succeed to such positions for the remainder of such term, unless the appointment or election of another individual to serve as Executive Chairman of the boards of directors of Provident and Provident Bank is approved by the affirmative vote of at least seventy-five percent (75%) of the entire board of directors of Provident and Provident Bank.

During the twenty-four (24)-month period following the effective time, each of the Compensation and Human Capital Committee, the Audit Committee and the Governance/Nominating Committee of the Provident board of directors (and the Provident Bank board of directors, if applicable) will include at least two (2) members who are legacy Lakeland directors or successors to a legacy Lakeland director (subject to compliance with any independence requirements, and any other requirements, for membership on the applicable committee under the rules of the NYSE (or other national securities exchange on which Provident common stock is then listed)).

During the twenty-four (24)-month period following the effective time, the composition of the Provident Bank board of directors will be identical to that of the Provident board of directors.

Management of the Combined Company after the Merger

The merger agreement and the Provident bylaw amendment provide that upon completion of the merger, Anthony J. Labozzetta, the current President and Chief Executive Officer of Provident and Provident Bank, will continue to serve as President and Chief Executive Officer of the combined company and the combined bank.

In addition, Provident and Lakeland have determined certain additional members of the executive management of the combined company upon completion of the merger, all of whom are current executive officers of either Provident or Lakeland, as set forth below:

•	Thomas M. Lyons, Chief Financial Officer (Provident)

•	Timothy J. Matteson, Chief Administrative Officer (Lakeland)

•	Ravi Vakacherla, Chief Digital and Innovation Officer (Provident)

•	John F. Rath III, Chief Lending Officer (Lakeland)

•	Valerie O. Murray, Chief Wealth Management Officer (Provident)

•	Vito Giannola, Chief Retail Banking Officer (Provident)

•	George Lista, President of Provident Protection Plus, Inc. (Provident)

•	James M. Nigro, Chief Credit Officer (Lakeland)

•	Carolyn Powell, Chief Human Resources Officer (Provident)

•	James A. Christy, Chief Risk Officer (Provident)

•	Bennett MacDougall, General Counsel (Provident)

Name and Principal Offices (page [●])

The merger agreement and the Provident bylaw amendment each provide that the name of the surviving corporation and surviving bank will be Provident Financial Services, Inc. and Provident Bank, respectively, and that the principal administrative offices of Provident and Provident Bank will remain located in Iselin, New Jersey.

Regulatory Approvals (page [●])

Subject to the terms of the merger agreement, Provident and Lakeland have agreed to cooperate with each other and use reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (and in the case of the applications, notices, petitions and filings in respect of the requisite regulatory approvals (as defined in “The Merger—Regulatory Approvals”), use their reasonable best efforts to make such filings within forty (40) days of the date of the merger agreement), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement (including the merger, the holdco merger and the bank merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such governmental entities. The requisite regulatory approvals include, among others, the approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) for the merger and the holdco merger, the approval of the Federal Deposit Insurance Corporation (the “FDIC”) for the bank merger and the approval of the New Jersey Department of Banking and Insurance (the “NJDOBI”) for the merger, holdco merger and bank merger. The initial submission of these regulatory applications occurred on October 31, 2022. In addition, notice of the bank merger will need to be provided to U.S. Department of Justice (the “DOJ”).

Although neither Provident nor Lakeland knows of any reason why it cannot obtain the requisite regulatory approvals in a timely manner, Provident and Lakeland cannot be certain when or if they will be obtained, or that the granting of these regulatory approvals will not involve the imposition of conditions on the completion of the merger, the holdco merger or the bank merger.

Expected Timing of the Merger

Neither Provident nor Lakeland can predict the actual date on which the merger will be completed, or if the merger will be completed at all, because completion is subject to conditions and factors outside the control of both companies. Lakeland must first obtain the approval of Lakeland shareholders for the Lakeland merger proposal, and Provident must first obtain the approval of Provident stockholders for the Provident share issuance proposal. Provident and Lakeland must also obtain necessary regulatory approvals and satisfy certain other closing conditions. Provident and Lakeland expect the merger to be completed promptly once Provident and Lakeland have obtained their respective stockholders’ and shareholders’ approvals noted above, have obtained necessary regulatory approvals, and have satisfied the other closing conditions.

Conditions to Complete the Merger (page [●])

As more fully described in this joint proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include:

•

the requisite Provident vote and the requisite Lakeland vote having been obtained. See “The Merger Agreement—Meetings; Recommendation of Provident’s and Lakeland’s Boards of Directors” beginning on page [●] for additional information regarding the “requisite Provident vote” and the “requisite Lakeland vote”;

•	the authorization for listing on the NYSE, subject to official notice of issuance, of the Provident common stock to be issued in the merger;

•

all requisite regulatory approvals having been obtained and remaining in full force and effect, and all statutory waiting periods in respect thereof having expired or been terminated, without the imposition of any materially burdensome regulatory condition. See “The Merger—Regulatory Approvals” beginning on page [●] for additional information regarding the “requisite regulatory approvals” and the “materially burdensome regulatory condition”;

•

the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part, and the absence of any stop order (or proceedings for such purpose initiated or threatened and not withdrawn);

•

no order, injunction or decree by any court or governmental entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger, the holdco merger, the bank merger or any of the other transactions contemplated by the merger agreement being in effect, and no law, statute, rule, regulation, order, injunction or decree having been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal the consummation of the merger, the holdco merger, the bank merger or any of the other transactions contemplated by the merger agreement;

•

the accuracy of the representations and warranties of the other party contained in the merger agreement as of the date on which the merger agreement was entered into and as of the date on which the merger is completed, subject to the materiality standards provided in the merger agreement (and the receipt by each party of an officers’ certificate from the other party to such effect);

•

the performance by the other party in all material respects of all obligations, covenants and agreements required to be performed by it under the merger agreement at or prior to the date on which the merger is completed (and the receipt by each party of an officers’ certificate from the other party to such effect);

•

receipt by each party of an opinion of legal counsel to the effect that on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger and the holdco merger, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and

•	Lakeland Bank’s execution and delivery of the bank merger agreement to Provident Bank and Provident Bank’s execution and delivery of the bank merger agreement to Lakeland Bank.

Termination of the Merger Agreement (page [●])

The merger agreement can be terminated at any time prior to completion of the merger, whether before or after the receipt of the requisite Lakeland vote or the requisite Provident vote, in the following circumstances:

•	by mutual written consent of Provident and Lakeland;

•

by either Provident or Lakeland if any governmental entity that must grant a requisite regulatory approval has denied approval of the merger, the holdco merger or the bank merger and such denial has become final and nonappealable or any governmental entity of competent jurisdiction has issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the merger, the holdco merger or the bank merger, unless the failure to obtain a requisite regulatory approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements under the merger agreement;

•

by either Provident or Lakeland if the merger has not been completed on or before December 26, 2023 (the “termination date”), unless the failure of the merger to be completed by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements under the merger agreement;

•

by either Provident or Lakeland (provided that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained in the merger agreement) if there is a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty ceases to be true) set forth in the merger agreement on the part of Lakeland, in the case of a termination by Provident, or on the part of Provident or Merger Sub, in the case of a termination by Lakeland, which either individually or in the aggregate would constitute, if occurring or continuing on the date the merger is completed, the failure of a closing condition of the terminating party and which is not cured within forty-five (45) days following written notice to the party committing such breach, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the termination date);

•

by Lakeland, if (i) Provident or the Provident board of directors has made a recommendation change or (ii) Provident or the Provident board of directors breaches in any material respect its obligations relating to non-solicitation of acquisition proposals or its obligations related to stockholder approval and the Provident board of directors’ recommendation, see “The Merger Agreement— Meetings; Recommendation of Provident’s and Lakeland’s Boards of Directors” beginning on page [●] for additional information regarding the “recommendation change”; or

•

by Provident, if (i) Lakeland or the Lakeland board of directors has made a recommendation change or (ii) Lakeland or the Lakeland board of directors breaches in any material respect its obligations relating to non-solicitation of acquisition proposals or its obligations related to shareholder approval and the Lakeland board recommendation, see “The Merger Agreement— Meetings; Recommendation of Provident’s and Lakeland’s Boards of Directors” beginning on page [●] for additional information regarding the “recommendation change.”

Neither Provident nor Lakeland is permitted to terminate the merger agreement as a result of any increase or decrease in the market price of Provident common stock or Lakeland common stock.

Termination Fee (page [●])

If the merger agreement is terminated under certain circumstances, including circumstances involving alternative acquisition proposals and changes in the recommendation of Provident’s or Lakeland’s respective boards, Provident or Lakeland may be required to pay a termination fee to the other equal to $50 million.

Accounting Treatment (page [●])

The merger will be accounted for as an acquisition of Lakeland by Provident under the acquisition method of accounting in accordance with accounting principles generally accepted in the United States (“GAAP”).

The Rights of Lakeland Shareholders Will Change as a Result of the Merger (page [●])

The rights of Lakeland shareholders are governed by New Jersey law and the Lakeland certificate of incorporation and the Lakeland bylaws. In the merger, Lakeland shareholders will become Provident stockholders, and their rights will be governed by Delaware law and the Provident certificate of incorporation and the Provident bylaws. Lakeland shareholders will have different rights once they become Provident stockholders due to differences between the Lakeland governing documents and New Jersey law, on the one hand, and the Provident governing documents and Delaware law, on the other hand. These differences are described in more detail under the section entitled “Comparison of the Rights of Provident Stockholders and Lakeland Shareholders” beginning on page [●].

Listing of Provident Common Stock; Delisting and Deregistration of Lakeland Common Stock (page [●])

The shares of Provident common stock to be issued in the merger will be listed for trading on the NYSE. Following the merger, shares of Provident common stock will continue to be traded on the NYSE. In addition, following the merger, Lakeland common stock will be delisted from NASDAQ, will be deregistered under the Exchange Act and will cease to be publicly traded.

The Provident Special Meeting (page [●])

The Provident special meeting will be held virtually via the internet on [                ], 2023 at [                ], Eastern Time. At the Provident special meeting, Provident stockholders will be asked to vote on the following matters:

•	the Provident share issuance proposal;

•	the Provident adjournment proposal.

You may vote at the Provident special meeting if you owned shares of Provident common stock at the close of business on [                ], 202[    ]. As of [                ], 202[    ], there were [                ] shares of Provident common stock outstanding, of which less than [                ] percent ([                ]%) were owned and entitled to be voted by Provident directors and executive officers and their affiliates. We currently expect that Provident’s directors and executive officers will vote their shares in favor of the Provident share issuance proposal and the Provident adjournment proposal, although none of them has entered into any agreements obligating them to do so.

The Provident share issuance proposal will be approved if a majority of the votes cast affirmatively or negatively by the holders of outstanding shares of Provident common stock at the Provident special meeting are voted in favor of such proposal. If a Provident stockholder present at the Provident special meeting abstains from voting, or responds by proxy with an “ABSTAIN,” it will have no effect on the outcome of such proposal. If a Provident stockholder is not present at the Provident special meeting and does not respond by proxy or does not provide his, her or its bank, broker, trustee or other nominee with instructions, as applicable and as may be required, it will have no effect on the outcome of such proposal.

If a quorum is present at the Provident special meeting, (i) the Provident adjournment proposal will be approved if a majority of the votes cast affirmatively or negatively by the holders of outstanding shares of Provident common stock at the Provident special meeting are voted in favor of such proposal, (ii) if a Provident stockholder present at the Provident special meeting abstains from voting, or responds by proxy with an “ABSTAIN,” it will have no effect on the outcome of such proposal and (iii) if a Provident stockholder is not present at the Provident special meeting and does not respond by proxy or does not provide his, her or its bank, broker, trustee or other nominee with instructions, as applicable and as may be required, it will have no effect on the outcome of such proposal. In the absence of a quorum at the Provident special meeting, (i) the Provident adjournment proposal will be approved if a majority of the shares of Provident common stock present at the Provident special meeting and entitled to vote on the Provident adjournment proposal are voted in favor of such proposal, (ii) if a Provident stockholder present at the Provident special meeting abstains from voting, or responds by proxy with an “ABSTAIN,” it will have the same effect as a vote “AGAINST” such proposal and (iii) if a Provident stockholder is not present at the Provident special meeting and does not respond by proxy or does not provide his, her or its bank, broker, trustee or other nominee with instructions, as applicable and as may be required, it will have no effect on the outcome of such proposal.

The Lakeland Special Meeting (page [●])

The Lakeland special meeting will be held virtually via the internet on [                ], 2023 at [                ], Eastern Time. At the Lakeland special meeting, Lakeland shareholders will be asked to vote on the following matters:

•	the Lakeland merger proposal;

•	the Lakeland compensation proposal; and

•	the Lakeland adjournment proposal.

You may vote at the Lakeland special meeting if you owned shares of Lakeland common stock at the close of business on [                ], 202[    ]. As of [                ], 202[    ], there were [                ] shares of Lakeland

common stock outstanding, of which less than [                ] percent ([                ]%) were owned and entitled to be voted by Lakeland directors and executive officers and their affiliates. We currently expect that Lakeland’s directors and executive officers will vote their shares in favor of the Lakeland merger proposal, the Lakeland compensation proposal and the Lakeland adjournment proposal, although none of them has entered into any agreements obligating them to do so.

The Lakeland merger proposal will be approved if a majority of the votes cast by the holders of outstanding shares of Lakeland common stock at the Lakeland special meeting are voted in favor of such proposal. If a Lakeland shareholder present at the Lakeland special meeting abstains from voting, or responds by proxy with an “ABSTAIN,” it will have no effect on the outcome of such proposal. If a Lakeland shareholder is not present at the Lakeland special meeting and does not respond by proxy or does not provide his, her or its bank, broker, trustee or other nominee with instructions, as applicable and as may be required, it will have no effect on the outcome of such proposal.

The Lakeland compensation proposal will be approved if a majority of the votes cast by the holders of outstanding shares of Lakeland common stock at the Lakeland special meeting are voted in favor of such proposal. If a Lakeland shareholder present at the Lakeland special meeting abstains from voting, or responds by proxy with an “ABSTAIN,” it will have no effect on the outcome of the Lakeland compensation proposal. If a Lakeland shareholder is not present at the Lakeland special meeting and does not respond by proxy or does not provide his, her or its bank, broker, trustee or other nominee with instructions, as applicable and as may be required, it will have no effect on the outcome of the Lakeland compensation proposal.

If a quorum is present at the Lakeland special meeting, (i) the Lakeland adjournment proposal will be approved if a majority of the votes cast affirmatively or negatively by the holders of outstanding shares of Lakeland common stock at the Lakeland special meeting are voted in favor of such proposal, (ii) if a Lakeland stockholder present at the Lakeland special meeting abstains from voting, or responds by proxy with an “ABSTAIN,” it will have no effect on the outcome of such proposal and (iii) if a Lakeland stockholder is not present at the Lakeland special meeting and does not respond by proxy or does not provide his, her or its bank, broker, trustee or other nominee with instructions, as applicable and as may be required, it will have no effect on the outcome of such proposal. In the absence of a quorum at the Lakeland special meeting, (i) the Lakeland adjournment proposal will be approved if a majority of the shares of Lakeland common stock present at the Lakeland special meeting and entitled to vote on the Lakeland adjournment proposal are voted in favor of such proposal, (ii) if a Lakeland stockholder present at the Lakeland special meeting abstains from voting, or responds by proxy with an “ABSTAIN,” it will have the same effect as a vote “AGAINST” such proposal and (iii) if a Lakeland stockholder is not present at the Lakeland special meeting and does not respond by proxy or does not provide his, her or its bank, broker, trustee or other nominee with instructions, as applicable and as may be required, it will have no effect on the outcome of such proposal.

Appraisal or Dissenters’ Rights in the Merger (page [●])

Provident stockholders are not entitled to appraisal rights under the DGCL and Lakeland shareholders are not entitled to dissenters’ rights of appraisal under the NJBCA. For more information, see “The Merger—Appraisal or Dissenters’ Rights in the Merger” beginning on page [●].

Risk Factors (page [●])

In evaluating the merger agreement, the merger or the issuance of shares of Provident common stock, you should carefully read this joint proxy statement/prospectus and give special consideration to the factors discussed in the section entitled “Risk Factors” beginning on page [●].

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference into this joint proxy statement/prospectus are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Exchange Act. Any statement that does not describe historical or current facts is a forward-looking statement, including statements with respect to Provident’s and Lakeland’s beliefs, goals, intentions and expectations regarding the proposed transaction, revenues, earnings, loan production, asset quality and capital levels, among other matters; our estimates of future costs and benefits of the actions we may take; our assessments of probable losses on loans; our assessments of interest rate and other market risks; our ability to achieve our financial and other strategic goals; the expected timing of completion of the proposed transaction; the expected cost savings, synergies and other anticipated benefits from the proposed transaction; and other statements that are not historical facts.

Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “project,” “intend,” “target,” “estimate,” “continue,” “positions,” “prospects” or “potential,” by future conditional verbs such as “will,” “would,” “should,” “could,” or “may,” or by variations of such words or by similar expressions. Forward-looking statements are based on current expectations, estimates and projections about Provident’s and Lakeland’s businesses, beliefs of Provident’s and Lakeland’s management and assumptions made by Provident and Lakeland’s management. These statements are not guarantees of future performance and are subject to numerous risks, uncertainties and assumptions (“Future Factors”) that are difficult to predict, change over time, and many of which are beyond the control of Provident and Lakeland. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.

Future Factors include, among others:

•

the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the definitive merger agreement among Provident, Merger Sub and Lakeland;

•	the outcome of any legal proceedings that may be instituted against Provident or Lakeland;

•

the possibility that the proposed transaction will not close when expected or at all because required regulatory, stockholder or shareholder or other approvals are not received or other conditions to the closing are not satisfied on a timely basis or at all, or are obtained subject to conditions that are not anticipated (and the risk that required regulatory approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the proposed transaction);

•	the ability of Provident and Lakeland to meet expectations regarding the timing, completion and accounting and tax treatments of the proposed transaction;

•	the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of the common stock of either or both parties to the proposed transaction;

•

the possibility that the anticipated benefits of the proposed transaction will not be realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two (2) companies or as a result of the strength of the economy and competitive factors in the areas where Provident and Lakeland do business;

•	certain restrictions during the pendency of the proposed transaction that may impact the parties’ ability to pursue certain business opportunities or strategic transactions;

•	the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•	diversion of management’s attention from ongoing business operations and opportunities;

•

the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in the merger within the expected timeframes or at all and to successfully integrate Lakeland’s operations and those of Provident;

•	such integration may be more difficult, time consuming or costly than expected;

•	revenues following the proposed transaction may be lower than expected;

•	Provident’s and Lakeland’s success in executing their respective business plans and strategies and managing the risks involved in the foregoing;

•	the dilution caused by Provident’s issuance of additional shares of its capital stock in connection with the proposed transaction;

•

effects of the announcement, pendency or completion of the proposed transaction on the ability of Provident and Lakeland to retain customers and retain and hire key personnel and maintain relationships with their suppliers, and on their operating results and businesses generally;

•

risks related to the potential impact of general economic, political and market factors on the companies or the proposed transaction and other factors that may affect future results of Provident and Lakeland; and

•	uncertainty as to the extent of the duration scope, and impacts of the COVID-19 pandemic on Provident, Lakeland and the proposed transaction.

These are representative of the Future Factors that could affect the outcome of the forward-looking statements. In addition, such statements could be affected by general industry and market conditions and growth rates, general economic and political conditions, either nationally or in the states in which Provident, Lakeland or their respective subsidiaries do business, including interest rate and currency exchange rate fluctuations, changes and trends in the securities markets, and other Future Factors.

For any forward-looking statements made in this joint proxy statement/prospectus or in any documents incorporated by reference into this joint proxy statement/prospectus, Provident and Lakeland claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Exchange Act. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus or the dates of the documents incorporated by reference in this joint proxy statement/prospectus. Annualized, pro forma, projected and estimated numbers are used for illustrative purposes only, are not forecasts and may not reflect actual results. Except as required by applicable law, neither Provident nor Lakeland undertakes to update these forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made.

For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the reports that Provident and Lakeland have filed with the SEC as described under “Where You Can Find More Information” beginning on page [•].

Provident and Lakeland expressly qualify in their entirety all forward-looking statements attributable to either of them or any person acting on their behalf by the cautionary statements contained or referred to in this joint proxy statement/prospectus.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this joint proxy statement/prospectus, including the matters addressed under the caption “Cautionary Statement Regarding Forward-Looking Statements” beginning on page [●], Provident stockholders should carefully consider the following risk factors in deciding whether to vote for the approval of the Provident share issuance proposal, and Lakeland shareholders should carefully consider the following risk factors in deciding whether to vote for the approval of the Lakeland merger proposal.

Risks Relating to the Consummation of the Merger and Provident Following the Merger

Because the market price of Provident common stock may fluctuate, Lakeland shareholders cannot be certain of the market value of the merger consideration they will receive.

In the merger, each share of Lakeland common stock issued and outstanding immediately prior to the effective time, except for shares of Lakeland common stock owned by Lakeland as treasury stock or owned by Lakeland or Provident (in each case, other than shares of Lakeland common stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties, or (ii) held, directly or indirectly, by Lakeland or Provident in respect of debts previously contracted), will be converted into 0.8319 of a share of Provident common stock. This exchange ratio is fixed and will not be adjusted for changes in the market price of either Provident common stock or Lakeland common stock. Changes in the price of Provident common stock between now and the time of the merger will affect the value that Lakeland shareholders will receive in the merger. Neither Provident nor Lakeland is permitted to terminate the merger agreement as a result of any increase or decrease in the market price of Provident common stock or Lakeland common stock.

Stock price changes may result from a variety of factors, including general market and economic conditions, changes in Provident’s and Lakeland’s businesses, operations and prospects, the recent volatility in the prices of securities in global financial markets, including market prices of Provident, Lakeland and other banking companies, the effects of the COVID-19 pandemic and regulatory considerations and tax laws, many of which are beyond Provident’s and Lakeland’s control. Therefore, at the time of the Provident special meeting and the Lakeland special meeting, Provident stockholders and Lakeland shareholders will not know the market value of the consideration that Lakeland shareholders will receive at the effective time. You should obtain current market quotations for shares of Provident common stock (NYSE: PFS) and for shares of Lakeland common stock (NASDAQ: LBAI).

The market price of Provident common stock after the merger may be affected by factors different from those currently affecting the shares of Provident common stock or Lakeland common stock.

In the merger, Lakeland shareholders will become Provident stockholders. Provident’s business differs from that of Lakeland and certain adjustments may be made to Provident’s business as a result of the merger. Accordingly, the results of operations of the combined company and the market price of Provident common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of Provident and Lakeland. For a discussion of the businesses of Provident and Lakeland and of certain factors to consider in connection with those businesses, see the documents incorporated by reference in this joint proxy statement/prospectus and referred to under “Where You Can Find More Information” beginning on page [●].

The opinion delivered by Piper Sandler to Provident’s board of directors and the opinion delivered by KBW to Lakeland’s board of directors, respectively, prior to the entry into the merger agreement will not reflect changes in circumstances that may have occurred since the dates of the opinions.

The opinion from Piper Sandler, Provident’s financial advisor, to Provident’s board of directors, was delivered on and dated September 26, 2022, and the opinion from KBW, Lakeland’s financial advisor, to Lakeland’s board of directors was delivered on and dated September 26, 2022. Changes in the operations and prospects of

Provident or Lakeland, general market and economic conditions and other factors which may be beyond the control of Provident and Lakeland, including the ongoing effects of the COVID-19 pandemic on such market and economic conditions, and the market prices of Provident and Lakeland, may have altered the value of Provident or Lakeland or the prices of shares of Provident common stock and shares of Lakeland common stock as of the date of this joint proxy statement/prospectus, or may alter such values and prices by the time the merger is completed. The opinions do not speak as of the date of this joint proxy statement/prospectus or as of any other date subsequent to the dates of those opinions.

Provident and Lakeland are expected to incur substantial costs related to the merger and integration.

Provident and Lakeland have incurred and expect to incur a number of non-recurring costs associated with the merger. These costs include legal, financial advisory, accounting, consulting and other advisory fees, severance/employee benefit-related costs, public company filing fees and other regulatory fees, financial printing and other printing costs and other related costs. Some of these costs are payable by either Provident or Lakeland regardless of whether the merger is completed. See “The Merger Agreement—Expenses and Fees” beginning on page [●].

Provident and Lakeland have incurred and expect to incur significant, non-recurring costs in connection with negotiating the merger agreement and closing the merger. In addition, the combined company will incur integration costs following the completion of the merger as Provident and Lakeland integrate their businesses, including facilities and systems consolidation costs and employment-related costs. Provident and Lakeland may also incur additional costs to maintain employee morale and to retain key employees. There are a large number of processes, policies, procedures, operations, technologies and systems that may need to be integrated, including purchasing, accounting and finance, payroll, compliance, treasury management, branch operations, vendor management, risk management, lines of business, pricing and benefits. While Provident and Lakeland have assumed that a certain level of costs will be incurred, there are many factors beyond their control that could affect the total amount or the timing of the integration costs. Moreover, many of the costs that will be incurred are, by their nature, difficult to estimate accurately. These integration costs may result in the combined company taking charges against earnings following the completion of the merger, and the amount and timing of such charges are uncertain at present. There can be no assurances that the expected benefits and efficiencies related to the integration of the businesses will be realized to offset these transaction and integration costs over time. Anticipated pre-tax transaction costs are currently estimated to be approximately $95 million.

Combining Provident and Lakeland may be more difficult, costly or time-consuming than expected, and Provident and Lakeland may fail to realize the anticipated benefits of the merger.

This is a merger transaction combining two (2) financial institutions of relatively similar asset size. The success of the merger will depend, in part, on the ability to realize the anticipated cost savings from combining the businesses of Provident and Lakeland. To realize the anticipated benefits and cost savings from the merger, Provident and Lakeland must successfully integrate and combine their businesses in a manner that permits those cost savings to be realized, without adversely affecting current revenues and future growth. If Provident and Lakeland are not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected. In addition, the actual cost savings of the merger could be less than anticipated, and integration may result in additional and unforeseen expenses.

An inability to realize the full extent of the anticipated benefits of the merger and the other transactions contemplated by the merger agreement, as well as any delays encountered in the integration process, could have an adverse effect upon the revenues, levels of expenses and operating results of the combined company following the completion of the merger, which may adversely affect the value of the common stock of the combined company following the completion of the merger.

Provident and Lakeland have operated and, until the completion of the merger, must continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the companies’ ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits and cost savings of the merger. Integration efforts between the two (2) companies may also divert management attention and resources. These integration matters could have an adverse effect on each of Provident and Lakeland during this transition period and for an undetermined period after completion of the merger on the combined company.

Furthermore, the board of directors and executive leadership of the combined company will consist of former directors and executive officers from each of Provident and Lakeland. Combining the boards of directors and management teams of each company into a single board and a single management team could require the reconciliation of differing priorities and philosophies.

The future results of the combined company following the merger may suffer if the combined company does not effectively manage its expanded operations.

Following the merger, the size of the business of the combined company will increase beyond the current size of either Provident’s or Lakeland’s business. The combined company’s future success will depend, in part, upon its ability to manage this expanded business, which may pose challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. The combined company may also face increased scrutiny from governmental authorities as a result of the increased size of its business. There can be no assurances that the combined company will be successful or that it will realize the expected operating efficiencies, revenue enhancement or other benefits currently anticipated from the merger.

The combined company may be unable to retain Provident and/or Lakeland personnel successfully after the merger is completed.

The success of the merger will depend in part on the combined company’s ability to retain the talents and dedication of key employees currently employed by Provident and Lakeland. It is possible that these employees may decide not to remain with Provident or Lakeland, as applicable, while the merger is pending or with the combined company after the merger is consummated. If Provident and Lakeland are unable to retain key employees, including management, who are critical to the successful integration and future operations of the companies, Provident and Lakeland could face disruptions in their operations, loss of existing customers, loss of key information, expertise or know-how and unanticipated additional recruitment costs. In addition, following the merger, if key employees terminate their employment, the combined company’s business activities may be adversely affected, and management’s attention may be diverted from successfully hiring suitable replacements, all of which may cause the combined company’s business to suffer. Provident and Lakeland also may not be able to locate or retain suitable replacements for any key employees who leave either company. See “The Merger—Governance of the Combined Company After the Merger” beginning on page [●].

Regulatory approvals may not be received, may take longer than expected, or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the merger.

Before the merger, the holdco merger and the bank merger may be completed, various approvals and consents must be obtained from the Federal Reserve Board, the FDIC and the NJDOBI and other regulatory authorities in the United States. In determining whether to grant these approvals, such regulatory authorities consider a variety of factors, including the regulatory standing of each party and the factors described under “The Merger—Regulatory Approvals” beginning on page [●]. These approvals could be delayed or not obtained at all, including due to an adverse development in either party’s regulatory standing or in any other factors considered by regulators when granting such approvals; governmental, political or community group inquiries, investigations or opposition; or changes in legislation or the political environment generally.

The approvals that are granted may impose terms and conditions, limitations, obligations or costs, or place restrictions on the conduct of the combined company’s business or require changes to the terms of the transactions contemplated by the merger agreement. There can be no assurance that regulators will not impose any such conditions, limitations, obligations or restrictions and that such conditions, limitations, obligations or restrictions will not have the effect of delaying the completion of any of the transactions contemplated by the merger agreement, imposing additional material costs on or materially limiting the revenues of the combined company following the merger or otherwise reduce the anticipated benefits of the merger if the merger were consummated successfully within the expected timeframe. In addition, there can be no assurance that any such conditions, terms, obligations or restrictions will not result in the delay or abandonment of the merger. The completion of the merger is conditioned on the receipt of the requisite regulatory approvals and the expiration of all statutory waiting periods without the imposition of any material burdensome regulatory condition. Additionally, the completion of the merger is conditioned on the absence of certain orders, injunctions or decrees by any court or governmental entity of competent jurisdiction that would prohibit or make illegal the completion of any of the transactions contemplated by the merger agreement.

In addition, despite the parties’ commitments to using their reasonable best efforts to comply with conditions imposed by regulators, under the terms of the merger agreement, neither Provident nor Lakeland, nor any of their respective subsidiaries, is permitted (without the written consent of the other party), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the required permits, consents, approvals and authorizations of governmental entities or regulatory agencies that would reasonably be expected to have a material adverse effect on the combined company and its subsidiaries, taken as a whole, after giving effect to the merger, the holdco merger and the bank merger. See “The Merger—Regulatory Approvals” beginning on page [●].

As a result of the mergers, the combined company will become subject to additional requirements and restrictions imposed by the DOJ.

On September 28, 2022, Lakeland Bank entered into a consent order with the DOJ to resolve allegations of violations of the Fair Housing Act and Equal Credit Opportunity Act within the Newark, NJ-PA Metro Division, as constituted in 2015 (the “DOJ Consent Order”). The DOJ Consent Order was approved by the U.S. District Court for the District of New Jersey on September 29, 2022.

The DOJ Consent Order requires Lakeland Bank to, among other things, invest $12 million over five years in a loan subsidy fund to increase credit opportunities to residents of majority-Black and Hispanic census tracts in Essex, Morris, Somerset, Sussex and Union Counties, New Jersey (the “Newark Lending Area”), and devote a minimum of $400,000 over five years toward community development partnership contributions in the Newark Lending Area and $150,000 per year over five years toward advertising, community outreach, and credit repair and education in the Newark Lending Area. Pursuant to the terms of the consent order, Lakeland Bank will also establish two new full-service branches in majority-Black and Hispanic census tracts: one in Newark, New Jersey and one in the Newark Lending Area. In addition, Lakeland Bank must continue to maintain its full-time Community Development Officer position to oversee these efforts throughout the term of the consent order.

As required by the terms of the DOJ Consent Order, Provident Bank, as the resulting institution in the bank merger, has agreed to and will assume all obligations under the DOJ Consent Order in connection with the bank merger. Both Provident Bank and Lakeland Bank are committed to full compliance with the DOJ Consent Order. However, achieving such compliance could require Lakeland Bank, prior to the completion of the merger, to expend significant management attention and incur unanticipated costs and expenses. The combined bank could similarly be required to expend significant management attention and incur unanticipated costs and expenses to achieve compliance with the DOJ Consent Order. Actions taken to achieve compliance with the DOJ Consent Order may affect Lakeland Bank’s and the combined bank’s business or financial performance and may require Lakeland Bank or the combined bank to reallocate resources away from existing businesses or to undertake significant changes to their respective businesses, operations, products and services and risk management practices. In addition, although the DOJ Consent Order resolved all claims by the DOJ against Lakeland Bank, Lakeland and its subsidiaries or, following the mergers, the combined company and its subsidiaries could be subject to other enforcement actions relating to the alleged violations resolved by the DOJ Consent Order.

The unaudited pro forma condensed combined financial information included in this joint proxy statement/prospectus is preliminary and the actual consideration to be issued in the merger as well as the actual financial condition and results of operations of the combined company after the merger may differ materially.

The unaudited pro forma condensed combined financial information in this joint proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what the combined company’s actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma condensed combined financial information reflects adjustments, which are based upon preliminary estimates, to record the Lakeland identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The merger consideration value allocation reflected in this document is preliminary, and the final allocation thereof will be based upon the value of the actual merger consideration and the fair value of the assets and liabilities of Lakeland as of the date of the completion of the merger. Accordingly, the actual value of the merger consideration may vary significantly from the value used in preparing the unaudited pro forma condensed combined financial information in this document. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this document. For more information, see “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page [●].

Certain of Provident’s and Lakeland’s directors and executive officers may have interests in the merger that may differ from, or are in addition to, the interests of Provident stockholders and Lakeland shareholders.

Provident’s stockholders and Lakeland shareholders should be aware that some of Provident’s and Lakeland’s directors and executive officers may have interests in the merger and have arrangements that are different from, or in addition to, those of Provident stockholders and Lakeland shareholders. These interests and arrangements may create potential conflicts of interest. The Provident and Lakeland boards of directors were aware of these respective interests and considered these interests, among other matters, when making their decisions to approve the merger agreement, and in recommending that, in the case of the Provident board of directors, Provident stockholders vote to approve the issuance of Provident common stock to Lakeland shareholders pursuant to the merger agreement and, in the case of the Lakeland board of directors, Lakeland shareholders vote to approve the merger agreement. For a more complete description of these interests, please see “The Merger—Interests of Certain Provident Directors and Executive Officers in the Merger” beginning on page [●] and “The Merger—Interests of Certain Lakeland Directors and Executive Officers in the Merger” beginning on page [●].

The merger agreement may be terminated in accordance with its terms and the merger may not be completed.

The merger agreement is subject to a number of conditions which must be fulfilled in order to complete the merger. Those conditions include: (i) approval by Provident stockholders of the Provident share issuance proposal and approval by Lakeland shareholders of the Lakeland merger proposal; (ii) authorization for listing on the NYSE of the shares of Provident common stock to be issued in the merger, subject to official notice of issuance; (iii) the receipt of the requisite regulatory approvals, including the approval of the Federal Reserve Board, the FDIC and the NJDOBI; (iv) effectiveness of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part; and (v) the absence of any order, injunction, decree or other legal restraint preventing the completion of the merger, the holdco merger, the bank merger or any of the other transactions contemplated by the merger agreement or making the completion of the merger, the holdco merger, the bank merger or any of the other transactions contemplated by the merger agreement illegal. Each party’s obligation to complete the merger is also subject to certain additional customary conditions, including (a) subject to applicable materiality standards, the accuracy of the representations and warranties of the other party, (b) the performance in all material respects by the other party of its obligations under the merger agreement, (c) the receipt by each party of an opinion from its counsel to the effect that the merger and the holdco merger, taken together, will qualify as a reorganization within the meaning of Section 368(a) of the Code and (d) the execution and delivery by Provident Bank or Lakeland Bank, as applicable, of the bank merger agreement.

These conditions to the closing may not be fulfilled in a timely manner or at all, and, accordingly, the merger may not be completed. In addition, the parties can mutually decide to terminate the merger agreement at any time, before or after the requisite stockholder and shareholder approvals, or Provident or Lakeland may elect to terminate the merger agreement in certain other circumstances. See “The Merger Agreement—Termination of the Merger Agreement” beginning on page [●].

Failure to complete the merger could negatively impact Provident or Lakeland.

If the merger is not completed for any reason, including as a result of Provident stockholders failing to approve the Provident share issuance proposal or Lakeland shareholders failing to approve the Lakeland merger proposal, there may be various adverse consequences and Provident and/or Lakeland may experience negative reactions from the financial markets and from their respective customers and employees. For example, Provident’s or Lakeland’s businesses may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Additionally, if the merger agreement is terminated, the market price of Provident common stock or Lakeland common stock could decline to the extent that current market prices reflect a market assumption that the merger will be beneficial and will be completed. Provident and/or Lakeland also could be subject to litigation related to any failure to complete the merger or to proceedings commenced against Provident or Lakeland to perform their respective obligations under the merger agreement. If the merger agreement is terminated under certain circumstances, either Provident or Lakeland may be required to pay a termination fee of $50 million to the other party.

Additionally, each of Provident and Lakeland has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of preparing, filing, printing and mailing this joint proxy statement/prospectus, and all filing and other fees paid in connection with the merger. If the merger is not completed, Provident and Lakeland would have to pay these expenses without realizing the expected benefits of the merger.

In connection with the merger, Provident will assume Lakeland’s outstanding debt obligations, and the combined company’s level of indebtedness following the completion of the merger could adversely affect the combined company’s ability to raise additional capital and to meet its obligations under its existing indebtedness.

In connection with the merger, Provident will assume Lakeland’s outstanding indebtedness. Provident’s existing debt, together with any future incurrence of additional indebtedness, and the assumption of Lakeland’s outstanding indebtedness, could have important consequences for the combined company’s creditors and the combined company’s stockholders. For example, it could:

•	limit the combined company’s ability to obtain additional financing for working capital, capital expenditures, debt service requirements, acquisitions and general corporate or other purposes;

•	restrict the combined company from making strategic acquisitions or cause the combined company to make non-strategic divestitures;

•	restrict the combined company from paying dividends to its stockholders;

•	increase the combined company’s vulnerability to general economic and industry conditions; and

•

require a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on the combined company’s indebtedness, thereby reducing the combined company’s ability to use cash flows to fund its operations, capital expenditures and future business opportunities.

Provident and Lakeland will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Provident and Lakeland. These uncertainties may impair Provident’s or Lakeland’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with Provident or Lakeland to seek to change existing business relationships with Provident or Lakeland. In addition, subject to certain exceptions, Provident and Lakeland have each agreed to operate its business in the ordinary course in all material respects and to refrain from taking certain actions that may adversely affect its ability to consummate the transactions contemplated by the merger agreement on a timely basis without the consent of the other party. These restrictions may prevent Provident and/or Lakeland from pursuing attractive business opportunities that may arise prior to the completion of the merger. See “The Merger Agreement—Covenants and Agreements” beginning on page [●] for a description of the restrictive covenants applicable to Provident and Lakeland.

The announcement of the proposed merger could disrupt Provident’s and Lakeland’s relationships with their customers, suppliers, business partners and others, as well as their operating results and businesses generally.

Whether or not the merger is ultimately consummated, as a result of uncertainty related to the proposed transactions, risks relating to the impact of the announcement of the merger on Provident’s and Lakeland’s businesses include the following:

•	their employees may experience uncertainty about their future roles, which might adversely affect Provident’s and Lakeland’s ability to retain and hire key personnel and other employees;

•

customers, suppliers, business partners and other parties with which Provident and Lakeland maintain business relationships may experience uncertainty about their respective futures and seek alternative relationships with third parties, seek to alter their business relationships with Provident and Lakeland or fail to extend an existing relationship with Provident and Lakeland; and

•	Provident and Lakeland have each expended and will continue to expend significant costs, fees and expenses for professional services and transaction costs in connection with the proposed merger.

If any of the aforementioned risks were to materialize, they could lead to significant costs which may impact each party’s results of operations and financial condition.

The current volatile interest rate environment may adversely impact the fair value adjustments of investments and loans acquired in the merger.

Upon the closing of the merger, the combined company will need to adjust the fair value of Lakeland’s investment and loan portfolios. The rising interest rate environment could have the effect of increasing the magnitude of the purchase accounting marks relating to such fair value adjustments, thereby increasing initial tangible book value dilution, extending the tangible book value earn-back period, and negatively impacting the combined company’s capital ratios, which may result in the combined company taking steps to strengthen its capital position.

The merger agreement limits Provident’s and Lakeland’s respective abilities to pursue alternatives to the merger and may discourage other companies from trying to acquire Provident or Lakeland.

The merger agreement contains “no shop” covenants that restrict each of Provident’s and Lakeland’s ability to, directly or indirectly, among other things, initiate, solicit, knowingly encourage or knowingly facilitate, inquiries or proposals with respect to, or, subject to certain exceptions generally related to the exercise of fiduciary duties by Provident’s and Lakeland’s respective board of directors, engage in any negotiations concerning, or provide any confidential or non-public information or data relating to, any alternative acquisition proposals. These provisions, which include a $50 million termination fee payable under certain circumstances, may discourage a potential third-party acquirer that might have an interest in acquiring all or a significant part of Provident or Lakeland from considering or proposing that acquisition. For more information, see “The Merger Agreement—Agreement Not to Solicit Other Offers; Termination of the Merger Agreement; Effect of Termination; Termination Fee” and “The Merger Agreement—Meetings; Recommendation of Lakeland’s and Provident’s Boards of Directors” beginning on pages [●] and [●] respectively.

The shares of Provident common stock to be received by Lakeland shareholders as a result of the merger will have different rights from the shares of Lakeland common stock.

In the merger, Lakeland shareholders will become Provident stockholders and their rights as stockholders will be governed by Delaware law and the governing documents of the combined company following the merger. The rights associated with Provident common stock are different from the rights associated with Lakeland common stock. See “Comparison of the Rights of Provident Stockholders and Lakeland Shareholders” beginning on page [●] for a discussion of the different rights associated with Provident common stock.

Provident stockholders and Lakeland shareholders will have reduced ownership and voting interest in the combined company after the consummation of the merger and will exercise less influence over management.

Provident stockholders and Lakeland shareholders currently have the right to vote in the election of the board of directors and on other matters affecting Provident and Lakeland, respectively. When the merger is completed, each Provident stockholder and each Lakeland shareholder will become a holder of common stock of the combined company, with a percentage ownership of the combined company that is smaller than the holder’s percentage ownership of either Provident or Lakeland individually, as applicable, prior to the consummation of the merger. Based on the number of shares of Provident common stock and Lakeland common stock outstanding as of the close of business on the respective record dates, and based on the number of shares of Provident common stock expected to be issued in the merger, the former Lakeland shareholders, as a group, are estimated to own approximately [                ] percent ([    ]%) of the fully diluted shares of the combined company immediately after the merger and current Provident stockholders as a group are estimated to own approximately [                ] percent ([    ]%) of the fully diluted shares of the combined company immediately after the merger. Because of this, Lakeland shareholders may have less influence on the management and policies of the combined company than they now have on the management and policies of Lakeland, and Provident stockholders may have less influence on the management and policies of the combined company than they now have on the management and policies of Provident.

Issuance of shares of Provident common stock in connection with the merger may adversely affect the market price of Provident common stock.

In connection with the payment of the merger consideration, Provident expects to issue approximately [                ] million shares of Provident common stock to Lakeland shareholders. The issuance of these new shares of Provident common stock may result in fluctuations in the market price of Provident common stock, including a stock price decrease.

Provident stockholders and Lakeland shareholders will not have appraisal rights or dissenters’ rights in the merger.

Appraisal rights (also known as dissenters’ rights) are statutory rights that, if applicable under law, enable stockholders or shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction.

Under Section 262 of the DGCL, Provident stockholders will not be entitled to appraisal rights in connection with the merger. If the merger is completed, Provident stockholders will not receive any consideration, and their shares of Provident common stock will remain outstanding and will constitute shares of Provident following the completion of the merger. Accordingly, Provident stockholders are not entitled to any appraisal rights in connection with the merger.

Under Title 14A, Chapter 11 of the NJBCA, shareholders have the right to dissent from any plan of merger or consolidation to which the corporation is a party, and to demand payment for the fair value of their shares. However, unless the corporation’s certificate of incorporation otherwise provides, dissenters’ rights of appraisal do not apply to any plan of merger or consolidation with respect to shares (i) of a class or series which is listed on a national securities exchange or is held of record by not less than one thousand (1,000) holders or (ii) for which, pursuant to the plan of merger or consolidation, such shareholder will receive (a) cash, (b) shares, obligations or other securities which, upon consummation of the merger or consolidation, will either be listed on a national securities exchange or held of record by not less than one thousand (1,000) holders, or (c) cash and such securities. The Lakeland certificate of incorporation is silent as to dissenters’ rights of appraisal. Lakeland common stock is currently listed on NASDAQ, a national securities exchange, and is expected to continue to be so listed until the occurrence of the merger. In addition, Lakeland shareholders will receive as consideration in the merger shares of Provident common stock, which shares are currently listed on the NYSE, a national securities exchange, and are expected to be so listed at the effective time, and cash in lieu of fractional shares. Accordingly, Lakeland shareholders are not entitled to any dissenters’ rights of appraisal in connection with the merger.

Stockholder or shareholder litigation could prevent or delay the completion of the merger or otherwise negatively impact the business and operations of Provident and Lakeland.

Stockholders of Provident and/or shareholders of Lakeland may file lawsuits against Provident, Lakeland and/or the directors and officers of either company in connection with the merger. One of the conditions to the closing is that no order, injunction or decree issued by any court or governmental entity of competent jurisdiction or other legal restraint preventing the consummation of the merger, the holdco merger, the bank merger or any of the other transactions contemplated by the merger agreement be in effect. If any plaintiff were successful in obtaining an injunction prohibiting Provident or Lakeland defendants from completing the merger, the holdco merger, the bank merger or any of the other transactions contemplated by the merger agreement, then such injunction may delay or prevent the effectiveness of the merger and could result in significant costs to Provident and/or Lakeland, including any cost associated with the indemnification of directors and officers of each company. Provident and Lakeland may incur costs in connection with the defense or settlement of any stockholder or shareholder lawsuits filed in connection with the merger. Such litigation could have an adverse effect on the financial condition and results of operations of Provident and Lakeland and could prevent or delay the completion of the merger.

Risks Relating to Provident’s Business

You should read and consider risk factors specific to Provident’s business that will also affect the combined company after the merger. These risks are described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Provident’s Annual Report on Form 10-K for the year ended December 31, 2021, in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Provident’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022, June 30, 2022 and September 30, 2022, and in other documents incorporated by reference into this joint proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page [●] of this joint proxy statement/prospectus for the location of information incorporated by reference into this joint proxy statement/prospectus.

Risks Relating to Lakeland’s Business

You should read and consider risk factors specific to Lakeland’s business that will also affect the combined company after the merger. These risks are described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Lakeland’s Annual Report on Form 10-K for the year ended December 31, 2021, in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Lakeland’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022, June 30, 2022 and September 30, 2022, and in other documents incorporated by reference into this joint proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page [●] of this joint proxy statement/prospectus for the location of information incorporated by reference into this joint proxy statement/prospectus.

THE PROVIDENT SPECIAL MEETING

This section contains information for Provident stockholders about the special meeting that Provident has called to allow Provident stockholders to consider and vote on the Provident share issuance proposal and the Provident adjournment proposal. This joint proxy statement/prospectus is accompanied by a notice of the Provident special meeting, and a form of proxy card that the Provident board of directors is soliciting for use by Provident stockholders at the special meeting and at any adjournments or postponements of the special meeting.

Date, Time and Place of the Meeting

The Provident special meeting will be held virtually via the internet on [                ], 2023 at [                ], Eastern Time. In light of the ongoing developments related to the COVID-19 pandemic and to support the health and safety of our stockholders, employees and community, the Provident special meeting will be held in a virtual-only meeting format conducted via live webcast. Stockholders may participate in the virtual meeting by accessing [                ].

Matters to Be Considered

At the Provident special meeting, Provident stockholders will be asked to consider and vote upon the following proposals:

•	the Provident share issuance proposal; and

•	the Provident adjournment proposal.

Recommendation of Provident’s Board of Directors

The Provident board of directors recommends that you vote “FOR” the Provident share issuance proposal and “FOR” the Provident adjournment proposal. See “The Merger—Provident’s Reasons for the Merger; Recommendation of Provident’s Board of Directors” beginning on page [●] for a more detailed discussion of the Provident board of directors’ recommendation.

Record Date and Quorum

The Provident board of directors has fixed the close of business on [                ], 202[    ] as the record date for the determination of Provident stockholders entitled to notice of and to vote at the Provident special meeting. As of the Provident record date, there were [                ] shares of Provident common stock outstanding.

Holders of a majority of the outstanding shares of Provident common stock entitled to vote at the Provident special meeting (after subtracting any shares in excess of the Provident Limit pursuant to the Provident certificate of incorporation) must be present, either in attendance virtually via the Provident special meeting website or by proxy, to constitute a quorum at the Provident special meeting. If you fail to submit a proxy prior to the special meeting or to vote at the Provident special meeting via the Provident special meeting website, your shares of Provident common stock will not be counted towards a quorum. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum, but not a broker non-vote or other failure to vote.

Under the Provident bylaws, if a quorum is not present at the Provident special meeting, the chairman of the Provident special meeting or holders of a majority of the shares of Provident common stock entitled to vote who are present (including virtually via the Provident special meeting website) or by proxy at the Provident special meeting may adjourn the Provident special meeting.

At the Provident special meeting, each share of Provident common stock is entitled to one (1) vote on all matters properly submitted to Provident stockholders, subject to the Provident Limit pursuant to the Provident certificate of incorporation.

As of the close of business on the Provident record date, Provident directors and executive officers and their affiliates owned and were entitled to vote approximately [                ] shares of Provident common stock, representing less than [                ] percent ([                ]%) of the outstanding shares of Provident common stock. We currently expect that Provident’s directors and executive officers will vote their shares in favor of the Provident share issuance proposal and the Provident adjournment proposal, although none of them has entered into any agreements obligating them to do so.

Broker Non-Votes

A broker non-vote occurs when a bank, broker, trustee or other nominee is not permitted to vote on a “non-routine” matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker, trustee or other nominee with such instructions. Broker non-votes only count toward a quorum if at least one (1) proposal is presented with respect to which the bank, broker, trustee or other nominee has discretionary authority. It is expected that all proposals to be voted on at the Provident special meeting will be “non-routine” matters, and, as such, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the Provident special meeting. If your bank, broker, trustee or other nominee holds your shares of Provident common stock in “street name,” such entity will vote your shares of Provident common stock only if you provide instructions on how to vote by complying with the instructions provided to you by your bank, broker, trustee or other nominee with this joint proxy statement/prospectus.

Vote Required; Treatment of Abstentions and Failure to Vote

Provident share issuance proposal:

Vote required: Approval of the Provident share issuance proposal requires the affirmative vote of a majority of the votes cast affirmatively or negatively by the holders of outstanding shares of Provident common stock at the Provident special meeting. Approval of the Provident share issuance proposal is a condition to the completion of the merger.

Effect of abstentions and failure to vote: If you are present at the Provident special meeting and abstain from voting, or respond by proxy with an “ABSTAIN,” it will have no effect on the outcome of such proposal. If you are not present at the Provident special meeting and do not respond by proxy or do not provide your bank, broker, trustee or other nominee with instructions, as applicable, it will have no effect on the outcome of such proposal.

Provident adjournment proposal:

Vote required: If a quorum is present at the Provident special meeting, approval of the Provident adjournment proposal requires the affirmative vote of a majority of the votes cast affirmatively or negatively by the Provident stockholders at the Provident special meeting. In the absence of a quorum at the Provident special meeting, approval of the Provident adjournment proposal requires the affirmative vote of a majority of the shares of Provident common stock present at the Provident special meeting and entitled to vote on the Provident adjournment proposal

Effect of abstentions and failure to vote: If a quorum is present at the Provident special meeting, if you are present at the Provident special meeting and abstain from voting, or respond by proxy with an “ABSTAIN,” it will have no effect on the outcome of such proposal. In the absence of a quorum at the Provident special meeting, if you are present at the Provident special meeting and abstain from voting, or respond by proxy with an “ABSTAIN,” it will have the same effect as a vote “AGAINST” the proposal. Whether or not a quorum is present at the Provident special meeting, if you are not present at the Provident special meeting and do not respond by proxy or do not provide your bank, broker, trustee or other nominee with instructions, as applicable, it will have no effect on the outcome of such proposal.

Attending the Virtual Special Meeting

The Provident special meeting may be accessed via the Provident special meeting website, where Provident stockholders will be able to listen to the Provident special meeting, submit questions and vote online. You are entitled to attend the Provident special meeting via the Provident special meeting website only if you were a stockholder of record at the close of business on the record date (a “record holder”) or you held your Provident shares beneficially in the name of a bank, broker, trustee or other nominee as of the record date (a “beneficial owner”), or you hold a valid proxy for the Provident special meeting.

If you are a record holder, you will be able to attend the Provident special meeting online, ask questions and vote during the meeting by visiting [                ] and following the instructions. Please have your 16-digit control number, which can be found on your notice, proxy card or voting instruction form, to access the meeting. If you are a beneficial owner, you also will be able to attend the Provident special meeting online, ask questions and vote during the meeting by visiting [                ] and following the instructions. Please have your 16-digit control number, which can be found on your notice, proxy card or voting instruction form, to access the meeting. Please review this information prior to the Provident special meeting to ensure you have access.

See “—Shares Held in Street Name” below for further information.

Stockholders will have substantially the same opportunities to participate in the virtual Provident special meeting as they would have at a physical, in-person meeting. Stockholders as of the record date will be able to attend, vote, examine the stockholder list, and submit questions during a portion of the meeting via the online platform. To ensure the Provident special meeting is conducted in a manner that is fair to all stockholders, we may exercise discretion in determining the order in which questions are answered and the amount of time devoted to any one question. We reserve the right to edit or reject questions we deem inappropriate or not relevant to the Provident special meeting’s limited purpose.

Proxies

A holder of Provident common stock may vote by proxy or at the Provident special meeting via the Provident special meeting website. If you hold your shares of Provident common stock in your name as a record holder, to submit a proxy, you, as a holder of Provident common stock, may use one of the following methods:

•	by telephone: by calling the toll-free number indicated on the accompanying proxy card and following the recorded instructions;

•	through the internet: by visiting the website indicated on the accompanying proxy card and following the instructions; or

•	by completing and returning the accompanying proxy card in the enclosed postage-paid envelope. The envelope requires no additional postage if mailed in the United States.

Provident requests that Provident stockholders vote by telephone, over the internet or by completing and signing the accompanying proxy card and returning it to Provident as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy card is returned properly executed, the shares of Provident common stock represented by it will be voted at the Provident special meeting in accordance with the instructions contained on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” the Provident share issuance proposal and “FOR” the Provident adjournment proposal.

If you are a beneficial owner, the holder should check the voting form used by your bank, broker, trustee or other nominee to determine whether the holder may vote by telephone or the internet.

Every vote is important. Accordingly, you should sign, date and return the enclosed proxy card, or vote via the internet or by telephone, whether or not you plan to attend the Provident special meeting virtually via the

Provident special meeting website. Sending in your proxy card or voting by telephone or on the internet will not prevent you from voting your shares personally via the Provident special meeting website at the meeting because you may revoke your proxy at any time before it is voted.

Shares Held in Street Name

If your shares are held in “street name” through a bank, broker, trustee or other nominee, you must instruct the bank, broker, trustee or other nominee on how to vote your shares. Your bank, broker, trustee or other nominee will vote your shares only if you provide specific instructions on how to vote by following the instructions provided to you by your bank, broker, trustee or other nominee.

Further, banks, brokers, trustees or other nominees who hold shares of Provident common stock on behalf of their customers may not give a proxy to Provident to vote those shares with respect to any of the proposals without specific instructions from their customers, as banks, brokers, trustees and other nominees do not have discretionary voting power on the proposals that will be voted upon at the Provident special meeting, including the Provident share issuance proposal and the Provident adjournment proposal.

Revocability of Proxies

If you directly hold shares of Provident common stock in your name as a record holder, you can change your vote at any time before your proxy is voted at your meeting. You can do this by:

•	submitting a written statement that you would like to revoke your proxy to the corporate secretary of Provident;

•	signing and returning a proxy card with a later date prior to the Provident special meeting;

•	attending the Provident special meeting virtually and voting at the Provident special meeting via the Provident special meeting website; or

•	voting by telephone or the internet at a later time prior to the Provident special meeting.

If your shares are held in street name, you should follow your bank’s, broker’s, trustee’s or other nominee’s instructions regarding the revocation of proxies.

Attendance virtually at the Provident special meeting will not in and of itself constitute revocation of a proxy. A revocation or later-dated proxy received by Provident after the vote will not affect the vote. Written notices of revocation and other communications regarding the revocation of your proxy should be addressed to: Provident Financial Services, Inc., 111 Wood Avenue South, P.O Box 1001, Iselin, New Jersey 08830-1001, Attention: Corporate Secretary. If the Provident virtual special meeting is postponed or adjourned, it will not affect the ability of Provident stockholders of record as of the record date to exercise their voting rights or to revoke any previously granted proxy using the methods described above.

Delivery of Proxy Materials

As permitted by applicable law, only one (1) copy of this joint proxy statement/prospectus is being delivered to Provident stockholders residing at the same address, unless such Provident stockholders have notified Provident of their desire to receive multiple copies of the joint proxy statement/prospectus.

Provident will promptly deliver, upon oral or written request, a separate copy of the joint proxy statement/prospectus to any Provident stockholder residing at an address to which only one (1) copy of such document was mailed. Requests for additional copies should be directed to Provident’s proxy solicitor, Alliance Advisors, LLC, by calling toll-free at [                ].

Solicitation of Proxies

Provident and Lakeland will share equally the expenses incurred in connection with the printing and mailing of this joint proxy statement/prospectus. To assist in the solicitation of proxies, Provident has retained Alliance Advisors, LLC, and will pay them a fee of $8,750 plus reasonable expenses for these services. Provident and its proxy solicitor may also request banks, brokers, trustees and other intermediaries holding shares of Provident common stock beneficially owned by others to send this document to, and obtain proxies from, the beneficial owners and may reimburse such record holders for their reasonable out-of-pocket expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone and other electronic means, advertisements and personal solicitation by the directors, officers or employees of Provident. No additional compensation will be paid to Provident’s directors, officers or employees for solicitation.

Other Matters to Come Before the Provident Special Meeting

Provident management knows of no other business to be presented at the Provident special meeting, but if any other matters are properly presented to the meeting or any adjournments thereof, the persons named in the proxies will vote upon them in accordance with the Provident board of directors’ recommendations.

Assistance

If you need assistance in completing your proxy card, have questions regarding Provident’s special meeting or would like additional copies of this joint proxy statement/prospectus, please contact Provident Financial Services, Inc., 111 Wood Avenue South, P.O Box 1001, Iselin, New Jersey 08830-1001, telephone (732) 590-9306, or Provident’s proxy solicitor, Alliance Advisors, LLC, by calling toll-free at [                ].

PROVIDENT PROPOSALS

PROPOSAL 1: PROVIDENT SHARE ISSUANCE PROPOSAL

Pursuant to the merger agreement, Provident is asking Provident stockholders to approve issuance of Provident common stock to Lakeland shareholders. Provident stockholders should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.

After careful consideration, the Provident board of directors, by a unanimous vote, adopted and approved the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the merger, to be advisable and in the best interest of Provident and Provident stockholders. See “The Merger—Provident’s Reasons for the Merger; Recommendation of Provident’s Board of Directors” beginning on page [●] for a more detailed discussion of the Provident board of directors’ recommendation.

The approval of the Provident share issuance proposal by Provident stockholders is a condition to the completion of the merger.

The Provident board of directors unanimously recommends a vote “FOR” the Provident share issuance proposal.

PROPOSAL 2: PROVIDENT ADJOURNMENT PROPOSAL

The Provident special meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Provident special meeting to approve the Provident share issuance proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to Provident stockholders. If, at the Provident special meeting, the number of shares of Provident common stock present or represented and voting in favor of Provident share issuance proposal is insufficient to approve the Provident share issuance proposal, Provident intends to move to adjourn the Provident special meeting in order to enable the Provident board of directors to solicit additional proxies for approval of the Provident share issuance proposal. In that event, Provident will ask Provident stockholders to vote upon the Provident adjournment proposal, but not the Provident share issuance proposal.

In this proposal, Provident is asking Provident stockholders to authorize the holder of any proxy solicited by the Provident board of directors, on a discretionary basis (i) if there are not sufficient votes at the time of the Provident special meeting to approve the Provident share issuance proposal or (ii) if necessary or appropriate to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to Provident stockholders, to vote in favor of adjourning the Provident special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from Provident stockholders who have previously voted. Pursuant to the Provident bylaws, the Provident special meeting may be adjourned without new notice being given, but if the date of any adjourned meeting is more than thirty (30) days after the date for which the Provident special meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting must be given to each stockholder of record entitled to vote at the meeting.

The Provident adjournment proposal is in addition to, and not in lieu of, the authority of the chairman of the meeting under the Provident bylaws to adjourn the Provident special meeting without a vote of stockholders in the absence of a quorum at the Provident special meeting.

The approval of the Provident adjournment proposal by Provident stockholders is not a condition to the completion of the merger.

The Provident board of directors unanimously recommends a vote “FOR” the Provident adjournment proposal.

THE LAKELAND SPECIAL MEETING

This section contains information for Lakeland shareholders about the special meeting that Lakeland has called to allow Lakeland shareholders to consider and vote on the Lakeland merger proposal, the Lakeland compensation proposal and the Lakeland adjournment proposal. This joint proxy statement/prospectus is accompanied by a notice of the Lakeland special meeting and a form of proxy card that the Lakeland board of directors is soliciting for use by Lakeland shareholders at the special meeting and at any adjournments or postponements of the special meeting.

Date, Time and Place of the Meeting

The Lakeland special meeting will be held virtually via the internet on [                ], 2023 at [                ], Eastern Time. In light of the ongoing developments related to the COVID-19 pandemic and to support the health and safety of our shareholders, employees and community, the Lakeland special meeting will be held in a virtual-only meeting format conducted via live webcast. Shareholders may participate in the virtual meeting by accessing [                ].

Matters to Be Considered

At the Lakeland special meeting, Lakeland shareholders will be asked to consider and vote upon the following proposals:

•	the Lakeland merger proposal;

•	the Lakeland compensation proposal; and

•	the Lakeland adjournment proposal.

Recommendation of Lakeland’s Board of Directors

The Lakeland board of directors recommends that you vote “FOR” the Lakeland merger proposal, “FOR” the Lakeland compensation proposal and “FOR” the Lakeland adjournment proposal. See “The Merger—Lakeland’s Reasons for the Merger; Recommendation of Lakeland’s Board of Directors” beginning on page [●] for a more detailed discussion of the Lakeland board of directors’ recommendation.

Record Date and Quorum

The Lakeland board of directors has fixed the close of business on [                ], 202[    ] as the record date for the determination of Lakeland shareholders entitled to notice of and to vote at the Lakeland special meeting. As of the Lakeland record date, there were [                ] shares of Lakeland common stock outstanding.

Holders of a majority of the outstanding shares of Lakeland common stock entitled to vote at the Lakeland special meeting must be present, either in attendance virtually via the Lakeland special meeting website or by proxy, to constitute a quorum at the Lakeland special meeting. If you fail to submit a proxy prior to the special meeting or to vote at the Lakeland special meeting via the Lakeland special meeting website, your shares of Lakeland common stock will not be counted towards a quorum. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum, but not a broker non-vote or other failure to vote.

At the Lakeland special meeting, each share of Lakeland common stock is entitled to one (1) vote on all matters properly submitted to Lakeland shareholders.

As of the close of business on the Lakeland record date, Lakeland directors and executive officers and their affiliates owned and were entitled to vote approximately [                ] million shares of Lakeland common stock, representing less than [                ] percent ([                ]%) of the outstanding shares of Lakeland common stock.

We currently expect that Lakeland’s directors and executive officers will vote their shares in favor of the Lakeland merger proposal, the Lakeland compensation proposal and the Lakeland adjournment proposal, although none of them has entered into any agreements obligating them to do so.

Broker Non-Votes

A broker non-vote occurs when a bank, broker, trustee or other nominee is not permitted to vote on a “non-routine” matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker, trustee or other nominee with such instructions. Broker non-votes only count toward a quorum if at least one (1) proposal is presented with respect to which the bank, broker, trustee or other nominee has discretionary authority. It is expected that all proposals to be voted on at the Lakeland special meeting will be “non-routine” matters, and, as such, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the Lakeland special meeting. If your bank, broker, trustee or other nominee holds your shares of Lakeland common stock in “street name,” such entity will vote your shares of Lakeland common stock only if you provide instructions on how to vote by complying with the instructions provided to you by your bank, broker, trustee or other nominee with this joint proxy statement/prospectus.

Vote Required; Treatment of Abstentions and Failure to Vote

Lakeland merger proposal:

Vote required: Approval of the Lakeland merger proposal requires the affirmative vote of a majority of the votes cast by the holders of outstanding shares of Lakeland common stock at the Lakeland special meeting. Approval of the Lakeland merger proposal is a condition to the completion of the merger.

Effect of abstentions and failure to vote: If you are present at the Lakeland special meeting and abstain from voting, or respond by proxy with an “ABSTAIN,” it will have no effect on the outcome of such proposal. If you are not present at the Lakeland special meeting and do not respond by proxy or do not provide your bank, broker, trustee or other nominee with instructions, as applicable and as may be required, it will have no effect on the outcome of such proposal.

Lakeland compensation proposal:

Vote required: Approval of the Lakeland compensation proposal requires the affirmative vote of a majority of the votes cast by the holders of outstanding shares of Lakeland common stock in attendance at the Lakeland special meeting or represented by proxy at the Lakeland special meeting. Approval of the Lakeland compensation proposal is not a condition to the completion of the merger.

Effect of abstentions and failure to vote: If you are present at the Lakeland special meeting and abstain from voting, or respond by proxy with an “ABSTAIN,” it will have no effect on the outcome of such proposal. If you are not present at the Lakeland special meeting and do not respond by proxy or do not provide your bank, broker, trustee or other nominee with instructions, as applicable and as may be required, it will have no effect on the vote count for such proposal.

Lakeland adjournment proposal:

Vote required: If a quorum is present at the Lakeland special meeting, approval of the Lakeland adjournment proposal requires the affirmative vote of a majority of the votes cast affirmatively or negatively by the holders of Lakeland common stock at the Lakeland special meeting. In the absence of a quorum at the Lakeland special meeting, approval of the Lakeland adjournment proposal requires the affirmative vote of a majority of the shares of Lakeland common stock present at the Lakeland special meeting and entitled to vote on the Lakeland adjournment proposal

Effect of abstentions and failure to vote: If a quorum is present at the Lakeland special meeting, if you are present at the Lakeland special meeting and abstain from voting, or respond by proxy with an “ABSTAIN,” it will have no effect on the outcome of such proposal. In the absence of a quorum at the Lakeland special meeting, if you are present at the Lakeland special meeting and abstain from voting, or respond by proxy with an “ABSTAIN,” it will have the same effect as a vote “AGAINST” the proposal. Whether or not a quorum is present at the Lakeland special meeting, if you are not present at the Lakeland special meeting and do not respond by proxy or do not provide your bank, broker, trustee or other nominee with instructions, as applicable, it will have no effect on the outcome of such proposal.

Attending the Virtual Special Meeting

The Lakeland special meeting may be accessed via the Lakeland special meeting website, where Lakeland shareholders will be able to listen to the Lakeland special meeting, submit questions and vote online. You are entitled to attend the Lakeland special meeting via the Lakeland special meeting website only if you were a shareholder of record at the close of business on the record date (a “record holder”) or you held your Lakeland shares beneficially in the name of a bank, broker, trustee or other nominee as of the record date (a “beneficial owner”), or you hold a valid proxy for the Lakeland special meeting.

If you are a record holder, you will be able to attend the Lakeland special meeting online, ask questions and vote during the meeting by visiting [                ] and following the instructions. Please have your 16-digit control number, which can be found on your notice, proxy card or voting instruction form, to access the meeting. If you are a beneficial owner, you also will be able to attend the Lakeland special meeting online, ask questions and vote during the meeting by visiting [                ] and following the instructions. Please have your 16-digit control number, which can be found on your notice, proxy card or voting instruction form, to access the meeting. Please review this information prior to the Lakeland special meeting to ensure you have access.

See “—Shares Held in Street Name” below for further information.

Shareholders will have substantially the same opportunities to participate in the virtual Lakeland special meeting as they would have at a physical, in-person meeting. Shareholders as of the record date will be able to attend, vote, examine the shareholder list, and submit questions during a portion of the meeting via the online platform. To ensure the Lakeland special meeting is conducted in a manner that is fair to all shareholders, we may exercise discretion in determining the order in which questions are answered and the amount of time devoted to any one question. We reserve the right to edit or reject questions we deem inappropriate or not relevant to the Lakeland special meeting’s limited purpose.

Proxies

A holder of Lakeland common stock may vote by proxy or at the Lakeland special meeting via the Lakeland special meeting website. If you hold your shares of Lakeland common stock in your name as a record holder, to submit a proxy, you, as a holder of Lakeland common stock, may use one of the following methods:

•	by telephone: by calling the toll-free number indicated on the accompanying proxy card and following the recorded instructions;

•	through the internet: by visiting the website indicated on the accompanying proxy card and following the instructions; or

•	by completing and returning the accompanying proxy card in the enclosed postage-paid envelope. The envelope requires no additional postage if mailed in the United States.

Lakeland requests that Lakeland shareholders vote by telephone, over the internet or by completing and signing the accompanying proxy card and returning it to Lakeland as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy card is returned properly executed, the shares of Lakeland common stock represented by it will be voted at the Lakeland special meeting in accordance with the instructions contained on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” the Lakeland merger proposal, “FOR” the Lakeland compensation proposal and “FOR” the Lakeland adjournment proposal.

If you are a beneficial owner, the holder should check the voting form used by your bank, broker, trustee or other nominee to determine whether the holder may vote by telephone or the internet.

Every vote is important. Accordingly, you should sign, date and return the enclosed proxy card, or vote via the internet or by telephone, whether or not you plan to attend the Lakeland special meeting virtually via the Lakeland special meeting website. Sending in your proxy card or voting by telephone or on the internet will not prevent you from voting your shares personally via the Lakeland special meeting website at the meeting because you may revoke your proxy at any time before it is voted.

Shares Held in Street Name

If your shares are held in “street name” through a bank, broker, trustee or other nominee, you must instruct the bank, broker, trustee or other nominee on how to vote your shares. Your bank, broker, trustee or other nominee will vote your shares only if you provide specific instructions on how to vote by following the instructions provided to you by your bank, broker, trustee or other nominee.

Further, banks, brokers, trustees or other nominees who hold shares of Lakeland common stock on behalf of their customers may not give a proxy to Lakeland to vote those shares with respect to any of the proposals without specific instructions from their customers, as banks, brokers, trustees and other nominees do not have discretionary voting power on the proposals that will be voted upon at the Lakeland special meeting, including the Lakeland merger proposal, the Lakeland compensation proposal and the Lakeland adjournment proposal.

Revocability of Proxies

If you directly hold shares of Lakeland common stock in your name as a record holder, you can change your vote at any time before your proxy is voted at your meeting. You can do this by:

•	submitting a written statement that you would like to revoke your proxy to the corporate secretary of Lakeland;

•	signing and returning a proxy card with a later date prior to the Lakeland special meeting;

•	attending the Lakeland special meeting virtually and voting at the Lakeland special meeting via the Lakeland special meeting website; or

•	voting by telephone or the internet at a later time prior to the Lakeland special meeting.

If your shares are held in street name, you should follow your bank’s, broker’s, trustee’s or other nominee’s instructions regarding the revocation of proxies.

Attendance virtually at the Lakeland special meeting will not in and of itself constitute revocation of a proxy. A revocation or later-dated proxy received by Lakeland after the vote will not affect the vote. Written notices of revocation and other communications regarding the revocation of your proxy should be addressed to Lakeland Bancorp, Inc., 250 Oak Ridge Road, Oak Ridge, New Jersey 07438. Attention: Corporate Secretary. If the Lakeland virtual special meeting is postponed or adjourned, it will not affect the ability of Lakeland shareholders of record as of the record date to exercise their voting rights or to revoke any previously granted proxy using the methods described above.

Delivery of Proxy Materials

As permitted by applicable law, only one (1) copy of this joint proxy statement/prospectus is being delivered to Lakeland shareholders residing at the same address, unless such Lakeland shareholders have notified Lakeland of their desire to receive multiple copies of the joint proxy statement/prospectus.

Lakeland will promptly deliver, upon oral or written request, a separate copy of the joint proxy statement/prospectus to any Lakeland shareholder residing at an address to which only one (1) copy of such document was mailed. Requests for additional copies should be directed to Lakeland’s proxy solicitor, Alliance Advisors, LLC, by calling toll-free at [                ].

Solicitation of Proxies

Provident and Lakeland will share equally the expenses incurred in connection with the printing and mailing of this joint proxy statement/prospectus. To assist in the solicitation of proxies, Lakeland has retained Alliance Advisors, LLC, and will pay them a fee of $8,750 plus reasonable expenses for these services. Lakeland and its proxy solicitor may also request banks, brokers, trustees and other intermediaries holding shares of Lakeland common stock beneficially owned by others to send this document to, and obtain proxies from, the beneficial owners and may reimburse such record holders for their reasonable out-of-pocket expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone and other electronic means, advertisements and personal solicitation by the directors, officers or employees of Lakeland. No additional compensation will be paid to Lakeland’s directors, officers or employees for solicitation.

You should not send in any Lakeland stock certificates with your proxy card (or, if you are a beneficial owner, your voting instruction card). The exchange agent will mail a transmittal letter with instructions for the surrender of stock certificates to Lakeland shareholders as soon as practicable after completion of the merger.

Other Matters to Come Before the Lakeland Special Meeting

Lakeland management knows of no other business to be presented at the Lakeland special meeting, but if any other matters are properly presented to the meeting or any adjournments thereof, the persons named in the proxies will vote upon them in accordance with the Lakeland board of directors’ recommendations.

Assistance

If you need assistance in completing your proxy card, have questions regarding Lakeland’s special meeting or would like additional copies of this joint proxy statement/prospectus, please contact Lakeland Bancorp, Inc., 250 Oak Ridge Road, Oak Ridge, New Jersey 07438, (973) 697-2000 or Lakeland’s proxy solicitor, Alliance Advisors, LLC, by calling toll-free at [                ].

LAKELAND PROPOSALS

PROPOSAL 1: LAKELAND MERGER PROPOSAL

Pursuant to the merger agreement, Lakeland is asking Lakeland shareholders to approve the merger agreement. Lakeland shareholders should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the transactions contemplated thereby. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.

After careful consideration, the Lakeland board of directors, by a unanimous vote of all directors, approved the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the merger, to be advisable and in the best interest of Lakeland and Lakeland shareholders. See “The Merger—Lakeland’s Reasons for the Merger; Recommendation of Lakeland’s Board of Directors” beginning on page [●] for a more detailed discussion of the Lakeland board of directors’ recommendation.

The approval of the Lakeland merger proposal by Lakeland shareholders is a condition to the completion of the merger.

The Lakeland board of directors unanimously recommends a vote “FOR” the Lakeland merger proposal.

PROPOSAL 2: LAKELAND COMPENSATION PROPOSAL

Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, Lakeland is seeking a non-binding, advisory shareholder approval of the compensation of Lakeland’s named executive officers that is based on or otherwise relates to the merger as disclosed in the section entitled “The Merger—Interests of Certain Lakeland Directors and Executive Officers in the Merger—Potential Payments and Benefits to Lakeland’s Named Executive Officers in Connection with the Merger” beginning on page [●]. The proposal gives Lakeland shareholders the opportunity to express their views on the merger-related compensation of Lakeland’s named executive officers.

Accordingly, Lakeland is asking Lakeland shareholders to vote “FOR” the adoption of the following resolution, on a non-binding advisory basis:

“RESOLVED, that the compensation that will or may be paid or become payable to the Lakeland named executive officers, in connection with the merger, and the agreements or understandings pursuant to which such compensation will or may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in “Interests of Certain Lakeland Directors and Executive Officers in the Merger—Potential Payments and Benefits to Lakeland’s Named Executive Officers in Connection with the Merger,” are hereby APPROVED.”

The advisory vote on the Lakeland compensation proposal is a vote separate and apart from the votes on the Lakeland merger proposal and the Lakeland adjournment proposal. Accordingly, if you are a holder of Lakeland common stock, you may vote to approve the Lakeland merger proposal and/or the Lakeland adjournment proposal and vote not to approve the Lakeland compensation proposal, and vice versa. The approval of the Lakeland compensation proposal by Lakeland shareholders is not a condition to the completion of the merger. If the merger is completed, the merger-related compensation will be paid to Lakeland’s named executive officers to the extent payable in accordance with the terms of the compensation agreements and arrangements even if Lakeland shareholders fail to approve the advisory vote regarding merger-related compensation.

The Lakeland board of directors unanimously recommends a vote “FOR” the advisory Lakeland compensation proposal.

PROPOSAL 3: LAKELAND ADJOURNMENT PROPOSAL

The Lakeland special meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Lakeland special meeting to approve the Lakeland merger proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to Lakeland shareholders.

If, at the Lakeland special meeting, the number of shares of Lakeland common stock present or represented and voting in favor of the Lakeland merger proposal is insufficient to approve the Lakeland merger proposal, Lakeland intends to move to adjourn the Lakeland special meeting in order to enable the Lakeland board of directors to solicit additional proxies for approval of the Lakeland merger proposal. In that event, Lakeland will ask Lakeland shareholders to vote upon the Lakeland adjournment proposal, but not the Lakeland merger proposal or the Lakeland compensation proposal.

In this proposal, Lakeland is asking Lakeland shareholders to authorize the holder of any proxy solicited by the Lakeland board of directors on a discretionary basis (i) if there are not sufficient votes at the time of the Lakeland special meeting to approve the Lakeland merger proposal or (ii) if necessary or appropriate to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to Lakeland shareholders, to vote in favor of adjourning the Lakeland special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from Lakeland shareholders who have previously voted. Pursuant to the Lakeland bylaws, the Lakeland special meeting may be adjourned without new notice being given, but if the adjournment is for more than thirty (30) days or if a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting must be given to each shareholder of record entitled to vote at the meeting.

The approval of the Lakeland adjournment proposal by Lakeland shareholders is not a condition to the completion of the merger.

The Lakeland board of directors unanimously recommends a vote “FOR” the Lakeland adjournment proposal.

INFORMATION ABOUT THE COMPANIES

Provident

Provident is a Delaware corporation, a financial holding company and the bank holding company for Provident Bank. Provident was formed in 2002 following the completion of Provident Bank’s conversion to a New Jersey state-chartered capital stock savings bank. On January 15, 2003, Provident issued an aggregate of 59,618,300 shares of its common stock, par value $0.01 per share, in a subscription offering, and contributed $4.8 million in cash and 1,920,000 shares of its common stock to The Provident Bank Foundation, a charitable foundation established by Provident Bank. As a result of the conversion and related stock offering, Provident raised $567.2 million in net proceeds, of which $293.2 million was utilized to acquire all the outstanding common stock of Provident Bank. Provident continues to own all the outstanding common stock of Provident Bank. At September 30, 2022, Provident had total consolidated assets of $13.6 billion, deposits of $10.7 billion and stockholders’ equity of $1.6 billion.

Established in 1839, Provident Bank is a New Jersey state-chartered capital stock savings bank operating, as of September 30, 2022, 95 full-service branch offices throughout northern and central New Jersey, as well as in Bucks, Lehigh and Northampton Counties in Pennsylvania and Queens and Nassau Counties in New York. As a community- and customer-oriented institution, Provident Bank emphasizes personal service and customer convenience in serving the financial needs of the individuals, families and businesses residing in its primary market areas. Provident Bank attracts deposits from the general public and businesses primarily in the areas surrounding its banking offices and uses those funds, together with funds generated from operations and borrowings, to originate commercial real estate loans, commercial business loans, residential mortgage loans and consumer loans. Provident Bank invests in mortgage-backed securities and other permissible investments. In addition, Provident Bank provides fiduciary and wealth management services through its wholly owned subsidiary, Beacon Trust Company, and insurance services through its wholly owned subsidiary, Provident Protection Plus, Inc.

Provident’s common stock is traded on the NYSE under the symbol “PFS.” Provident has its main office at 239 Washington Street, Jersey City, New Jersey 07302 and operates its principal administrative office at 111 Wood Avenue South, Iselin, New Jersey 08830. Its telephone number is (732) 590-9200.

Lakeland

Lakeland is a New Jersey corporation, a financial holding company and the bank holding company for Lakeland Bank. Lakeland was organized in March 1989 and commenced operations on May 19, 1989, upon the consummation of the acquisition of all the outstanding stock of Lakeland Bank, formerly named Lakeland State Bank. Lakeland continues to own all the outstanding stock of Lakeland Bank. Lakeland has grown through a combination of organic growth and acquisitions. Since 1998, Lakeland has acquired nine community banks with an aggregate asset total of approximately $4.16 billion, including its most recent acquisition of 1st Constitution Bank and its parent, 1st Constitution Bancorp, which was completed on January 6, 2022. At September 30, 2022, Lakeland had total consolidated assets of $10.5 billion, deposits of $8.7 billion and stockholders’ equity of $1.1 billion.

Established in 1969, Lakeland Bank is a New Jersey state-chartered commercial bank. As of September 30, 2022, Lakeland operates 68 branch offices located throughout northern and central New Jersey and in Highland Mills, New York, and commercial lending centers strategically located in its market area. Lakeland Bank offers a broad range of lending, depository and related financial services to individuals and small to medium sized businesses located primarily in northern and central New Jersey, the Hudson Valley region in New York and surrounding areas. In the lending area, these services include commercial real estate loans, commercial and industrial loans, short and medium term loans, lines of credit, letters of credit, inventory and accounts receivable financing, real estate construction loans, residential mortgage loans, SBA loans and merchant credit card services. Lakeland

Bank’s depository products include demand deposits, as well as savings, money market and time accounts. Lakeland Bank offers online banking, mobile banking and wire transfer services to the business community and municipal relationships. In addition, Lakeland Bank offers cash management services, such as remote capture of deposits and overnight sweep repurchase agreements. Lakeland Bank also makes available investment advisory services for individuals and businesses. Additionally, Lakeland Bank provides commercial title insurance services through Lakeland Title Group LLC and life insurance products through Lakeland Financial Services Agency, Inc.

Lakeland’s common stock is traded on NASDAQ under the symbol “LBAI.” The principal executive offices of Lakeland are located at 250 Oak Ridge Road, Oak Ridge, New Jersey 07438, and its telephone number is (973) 697-2000.

Merger Sub

Merger Sub, a direct, wholly owned subsidiary of Provident, is a Delaware corporation that was incorporated for the sole purpose of effecting the merger. In the merger, Merger Sub will merge with and into Lakeland, with Lakeland surviving as a direct, wholly owned subsidiary of Provident and the separate corporate existence of Merger Sub will cease.

Merger Sub’s principal administrative office is located at c/o Provident Financial Services, Inc., 111 Wood Avenue South, Iselin, New Jersey 08830 and its telephone number is (732) 590-9200.

THE MERGER

This section of the joint proxy statement/prospectus describes material aspects of the merger. This summary may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement/prospectus and the other documents we refer you to for a more complete understanding of the merger. In addition, we incorporate important business and financial information about each of us into this document by reference. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page [●].

Terms of the Merger

Each of Provident’s and Lakeland’s respective board of directors has approved the merger agreement. The merger agreement provides that, pursuant to the terms and subject to the conditions set forth in the merger agreement, Merger Sub will merge with and into Lakeland, with Lakeland as the surviving entity, which is referred to as the merger, and as soon as reasonably practicable following the merger, Lakeland will merge with and into Provident, with Provident as the surviving entity, which is referred to as the holdco merger. At a date and time following the holdco merger as determined by Provident, Lakeland Bank will merge with and into Provident Bank, with Provident Bank as the surviving bank, which is referred to as the bank merger.

Each share of Lakeland common stock issued and outstanding immediately prior to the effective time, except for certain shares owned by Provident or Lakeland (subject to certain exceptions described in the merger agreement), will be converted into the right to receive 0.8319 of a share of Provident common stock. Lakeland shareholders who would otherwise be entitled to a fraction of a share of Provident common stock in the merger will instead receive, for the fraction of a share, an amount in cash (rounded to the nearest cent) based on the Provident closing share value.

Provident stockholders are being asked to approve the Provident share issuance proposal and Lakeland shareholders are being asked to approve the Lakeland merger proposal. See the section entitled “The Merger Agreement” beginning on page [●] for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating or amending the merger agreement.

Background of the Merger

As part of their respective ongoing consideration and evaluation of their long-term prospects and strategies, the boards of directors of Lakeland and Provident (the “Lakeland board” and the “Provident board,” respectively) and the senior management teams of Lakeland and Provident each regularly review Lakeland’s and Provident’s respective business strategies and objectives, including assessing potentially available strategic growth and strategic combination opportunities, as part of their continuous efforts to enhance value for their respective stockholders and to deliver the best possible services and support to their respective customers and communities. These reviews have included consideration of, among other things, prospects and developments in the financial services industry, the financial markets, the regulatory environment, the economy generally and the implications of the foregoing for financial institutions generally and for Lakeland and Provident in particular. These reviews also include assessments of ongoing consolidation in the financial services industry and the benefits and risks to Lakeland and Provident and their respective stockholders of pursuing strategic combinations and sale opportunities as compared to the benefits and risks of continued operation as a standalone company.

As part of its business strategy and objectives, Lakeland has been an active participant in the mergers and acquisitions market, having completed nine whole-bank acquisitions since 1998, including five whole-bank acquisitions since Thomas J. Shara’s tenure as President and Chief Executive Officer of Lakeland began in 2008. One of Mr. Shara’s board-approved goals as Chief Executive Officer has been to establish and develop relationships with potential merger partners. As a result, the Lakeland board has regularly reviewed potential acquisition and business combination opportunities, and Mr. Shara, as President and Chief Executive Officer, has had, from time to time, informal discussions with representatives of other financial institutions, including Provident, relating to potential strategic matters, including possible business combination opportunities, and regularly updated the Lakeland board regarding such discussions.

Similarly, as part of its business strategy and objectives, Provident has been an active participant in the mergers and acquisitions market, having completed four whole-bank acquisitions since 2004 and three other acquisitions since 2011 in connection with Provident’s strategic priority to grow and expand its wealth management business. As part of Provident’s ongoing strategic planning activities, Christopher Martin and Anthony J. Labozzetta, in their respective leadership capacities with Provident, have periodically engaged in high-level, exploratory discussions with representatives of other financial institutions, including Lakeland, relating to potential strategic matters, including business combination opportunities, and regularly updated the Provident board regarding these discussions. Mr. Martin is Provident’s Executive Chairman and, prior to January 2022, served as Provident’s Chairman and Chief Executive Officer. Mr. Labozzetta is Provident’s President and Chief Executive Officer and, prior to January 2022, served as Provident’s President and Chief Operating Officer since August 2020.

In response to a telephone call from Mr. Labozzetta, Mr. Shara and Mr. Labozzetta met for lunch on April 30, 2021, and in general terms discussed the possibility of a business combination between the two companies involving an all stock-for-stock merger of Lakeland with Provident. At this meeting, Messrs. Shara and Labozzetta did not discuss pricing for such a merger, including how to set an exchange ratio that would determine the number of shares of Provident common stock that Lakeland shareholders would receive in the proposed transaction (the “exchange ratio”). At the end of the meeting, Messrs. Shara and Labozzetta agreed that there should be further discussions regarding such a possible business combination, and Messrs. Shara and Martin subsequently arranged to meet. Messrs. Shara and Martin met for dinner on May 24, 2021, and continued discussions regarding this possible business combination. Their discussion addressed numerous topics, including the strategic and financial benefits of a combination, expanded growth possibilities for a combined company, the complementary nature of the two companies’ businesses, the compatibility of the two companies’ cultures and values, board governance of a combined company and post-transaction executive management roles but did not discuss pricing.

On June 16, 2021, during an executive session of a regularly scheduled meeting of the Lakeland board, Mr. Shara informed the Lakeland board of his meetings with Messrs. Martin and Labozzetta, and the Lakeland board agreed that discussions with Provident should continue. At around the same time, Lakeland was informed that its letter of intent for an all-stock acquisition of 1st Constitution Bancorp had been accepted, as to which transaction Lakeland then focused its efforts. Lakeland entered into a definitive merger agreement with 1st Constitution Bancorp on July 11, 2021, and Lakeland’s merger transaction with 1st Constitution Bancorp closed on January 6, 2022.

On June 24, 2021, during an executive session of a regularly scheduled meeting of the Provident board, Messrs. Martin and Labozzetta informed the Provident board of the discussions with Mr. Shara and that Mr. Shara had informed them of Lakeland’s possible acquisition of another New Jersey-based bank. The Provident board indicated its support for continued discussions with Lakeland regarding a possible business combination with Provident.

Following the announcement of Lakeland’s merger agreement with 1st Constitution Bancorp, Mr. Shara and Mr. Martin spoke by telephone and mutually agreed to continue discussions between Lakeland and Provident regarding a possible business combination, consistent with directions from their respective boards of directors. Mr. Shara had a dinner meeting with Messrs. Martin and Labozzetta on August 16, 2021 and further discussed possible synergies and market opportunities for a combined company, board governance of the combined company, executive selection processes and next steps for a possible business combination. This meeting did not include a discussion of pricing for such a business combination. These discussions continued at a meeting between Messrs. Shara and Martin on September 13, 2021 during a New Jersey Bankers Association conference in Atlantic City, New Jersey.

On September 15, 2021, the Lakeland board held its annual strategic planning meeting. At this meeting, representatives of Keefe, Bruyette & Woods, Inc. (“KBW”), Lakeland’s outside financial advisor, provided a customary banking market and bank mergers and acquisitions update, and discussed possible acquisition targets, merger of equals candidates, including Provident, and potential acquirors, also including Provident. The discussion by the KBW representatives also included illustrative pro forma financial effects of two hypothetical merger of equals transactions, one of which involved Provident. In executive session, the Lakeland board discussed next steps regarding the continuing discussions with Provident. These next steps included, in addition to customary and necessary steps for management to continue its discussions with Provident, a scheduled dinner meeting between Mary Ann Deacon, the Chair of the Lakeland board, and Carlos Hernandez, the lead independent director of Provident, which took place on September 30, 2021. At that meeting, Ms. Deacon and Mr. Hernandez discussed the possible benefits of a business combination between the companies, the companies’ respective cultures, possible board governance and related topics. Ms. Deacon and Mr. Hernandez did not discuss pricing for a possible business combination.

On September 30, 2021, the Provident board held its annual strategic planning meeting. At this meeting, representatives of Piper Sandler & Co. (“Piper Sandler”), Provident’s outside financial advisor, provided an update on the banking market and banking mergers and acquisitions, and discussed several potential acquisition targets, merger of equals candidates, including Lakeland, and potential acquirors. Representatives of Piper Sandler also reviewed with the board additional details with respect to a possible business combination with Lakeland, including business considerations, illustrative pro forma financial effects and governance considerations. Representatives of Sullivan & Cromwell LLP (“Sullivan & Cromwell”), Provident’s outside legal advisor, also attended this annual strategic planning meeting and also provided an update on the banking market, banking mergers and acquisitions and the regulatory environment. The Provident board discussed Piper Sandler’s and Sullivan & Cromwell’s presentations in executive session. The Provident board also discussed a possible business combination with Lakeland with members of management and indicated the Provident board’s continued support for further discussions regarding such a combination.

Discussions regarding a possible business combination between Lakeland and Provident continued between Messrs. Shara and Labozzetta at a dinner meeting on November 11, 2021 during a Piper Sandler investor conference in Florida. They discussed their vision for a combined company, and that the pricing of a transaction should have a fixed exchange ratio and that the exchange ratio should be based on an appropriate level of ownership of Lakeland’s and Provident’s stockholders in the combined entity, subject to an acceptable tangible book value dilution earn-back period. Messrs. Shara and Labozzetta also discussed executive leadership possibilities in a combined company and the possible timing of a transaction.

On November 15, 2021, Mr. Shara had dinner with Mr. Martin to discuss a scheduled meeting between Mr. Martin and the Lakeland board. The meeting between Mr. Martin and the Lakeland board took place on November 29, 2021. At that meeting, Mr. Martin discussed his background and Provident’s culture, the synergies and market opportunities available to a combined company and his vision for a combined company, including its board governance and executive leadership. This meeting was followed by a meeting between Mr. Shara and certain members of the Provident board on December 14, 2021, which was also attended by Mr. Martin. At this meeting, Mr. Shara discussed his background and Lakeland’s culture, the possible financial and other benefits of a business combination and his vision for a combined company, including its board governance and executive leadership.

On January 6, 2022, Messrs. Martin and Labozzetta met with the Lakeland board, and Mr. Labozzetta discussed his background, his belief in the synergies and market opportunities that would be available to a combined company and his vision for a combined company, including its board governance and executive leadership.

On January 24, 2022, in light of the continued interest of Lakeland and Provident and their respective boards in pursuing a transaction, Lakeland and Provident entered into a mutual confidentiality and exclusivity agreement (referred to as the “confidentiality agreement”) in order to facilitate further discussion by allowing for the sharing of non-public information between the parties and ultimately for detailed reciprocal due diligence. The confidentiality agreement also provided for transaction exclusivity, under which neither Lakeland nor Provident would pursue a business combination transaction with another party until the earlier of April 24, 2022 and three days after one party informed the other that it was no longer interested in pursuing a business combination with the other. The confidentiality agreement also included customary standstill provisions applicable to each of Lakeland and Provident, several of which, including restrictions on transactions involving the other party’s publicly traded securities, ceased to apply to Lakeland or Provident, as applicable, if the other party entered into a definitive business combination agreement with a third party.

On January 27, 2022, during an executive session of a regularly scheduled meeting of the Provident board, Messrs. Martin and Labozzetta updated the Provident board regarding their discussions with Mr. Shara and with the Lakeland board. They updated the Provident board regarding the confidentiality agreement with Lakeland that would permit the parties to undertake further discussions and, if ultimately undertaken, reciprocal due diligence with respect to a possible business combination. Following discussion, the Provident board indicated its support for Provident’s continued discussions with Lakeland regarding a possible business combination.

In anticipation of a special Lakeland board meeting scheduled for February 16, 2022, Messrs. Shara and Labozzetta met for dinner on February 8, 2022 and discussed a potential structure for a business combination between Lakeland and Provident; business strategies and opportunities for the combined company; a likely split of the combined company’s board of directors with nine legacy Provident directors and seven legacy Lakeland directors, which was generally based on the relative contributions of assets, liabilities, equity and earnings of Provident and Lakeland to the combined company (the “contribution analysis”); a board selection process; and an executive management selection process.

At around this time, Mr. Shara informed Mr. Labozzetta that Lakeland Bank had received a letter from the U.S. Department of Justice (the “DOJ”) stating that the DOJ had initiated a preliminary investigation into possible discriminatory lending by Lakeland Bank (the “DOJ investigation”). The letter noted that the DOJ had not reached any conclusion regarding the legality of Lakeland Bank’s conduct. The letter also requested that Lakeland Bank voluntarily provide the DOJ with certain specified information and documents. Mr. Shara advised Mr. Labozzetta that Lakeland Bank was cooperating fully with the DOJ and noted the “outstanding” rating that Lakeland Bank had received in every Community Reinvestment Act (“CRA”) examination conducted by the FDIC since 2004. Messrs. Shara and Labozzetta also discussed the possible impact that the DOJ investigation could have on the timing of a possible business combination of Lakeland and Provident.

On February 16, 2022, the Lakeland board convened a special meeting, with representatives of KBW and Luse Gorman, PC (“Luse Gorman”), Lakeland’s outside legal advisor, in attendance. Representatives of KBW reviewed publicly available information regarding the financial performance and condition of Lakeland and Provident, the strategic rationale for Lakeland combining with Provident, illustrative financial metrics of the two companies on a combined basis and implied pricing metrics of a possible transaction at various illustrative financial terms. Representatives of KBW also discussed the mergers and acquisitions environment, selected prior bank mergers and other potential business combination counterparties. Representatives of Luse Gorman addressed the fiduciary duties of the Lakeland board; the governance considerations in a merger of equals transaction; the impact of a potential transaction on executive compensation arrangements; an outline of the required regulatory and shareholder approvals; and expected next steps. Representatives of Luse Gorman also noted that the DOJ investigation could have a negative impact on timing. Representatives of KBW and Luse Gorman were excused from the meeting following questions and discussion, and the board discussion continued in executive session. After this discussion, the Lakeland board expressed its continued support for pursuing a transaction with Provident.

On February 24, 2022, Mr. Shara met with Messrs. Martin and Labozzetta and the members of the Provident board that were not present at the previous meeting with Mr. Shara. Mr. Shara gave a brief history of Lakeland, described his background, discussed what he believed to be the cultural alignment between the two companies, and spoke about the potential business strategy of a combined company, as well as potential opportunities and challenges for a combined company.

On February 24, 2022, during an executive session of a regularly scheduled meeting of the Provident board, the Provident board discussed the DOJ investigation and its potential effects on the pursuit of a business combination with Lakeland. Although the Provident board did not have enough information at that time to fully assess the implications of the DOJ investigation, it indicated that, subject to and pending further information regarding, and a reasonable resolution of, the DOJ investigation, the Provident board continued to support the pursuit of a business combination with Lakeland. The board then discussed with members of management and representatives of Piper Sandler a summary of terms that Provident management proposed to deliver to Lakeland regarding the potential business combination (the “summary term sheet”). The summary term sheet reflected, among other matters: that the tangible book value dilution earn-back period would not exceed 3.5 years; that the combined company would reflect a board split of nine legacy Provident directors and seven legacy Lakeland directors based on the pro forma ownership of the combined company between Provident and Lakeland stockholders; that Mr. Martin would serve as Executive Chair of the combined company, Mr. Shara would serve as Executive Vice Chair of the combined company and Mr. Labozzetta would serve as Chief Executive Officer of the combined company and as a director; and that Timothy Matteson, Lakeland’s Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary, and James Nigro, Lakeland’s Executive Vice President and Chief Risk Officer, would join Provident’s executive management team. After discussion, the Provident board approved the summary term sheet for submission to Lakeland.

On March 7, 2022, Provident delivered the summary term sheet to Lakeland.

At its next regularly scheduled meeting on March 16, 2022, the Lakeland board reviewed and discussed the summary term sheet and determined that the summary term sheet established an acceptable basis at that time on which to pursue a transaction with Provident. The Lakeland board then instructed the management to continue discussion with Provident with respect to a proposed transaction.

On March 24, 2022, during an executive session of a regularly scheduled meeting of the Provident board, the Provident board addressed the ongoing discussions with Lakeland regarding a potential transaction and received an update on the status of the DOJ investigation. The board indicated its support for extending the term of the confidentiality agreement to give Lakeland additional time to seek to resolve the DOJ investigation.

During the balance of the month of March and into April 2022, conversations and meetings continued between Messrs. Shara, Martin and Labozzetta regarding various aspects of the proposed transaction. However, during this time period, representatives of the parties also concluded that before they would proceed to undertake reciprocal due diligence, including a third-party review of each party’s loan portfolio, and the negotiation of a definitive merger agreement, an understanding as to the timing and the contours of a resolution of the DOJ investigation was needed. Messrs. Shara, Martin and Labozzetta indicated to each other that their respective organizations remained very interested in continuing to pursue a business combination but that they, with the support of the Lakeland board and the Provident board, as applicable, were of the view that, before a definitive merger agreement could be signed, the DOJ investigation had to be resolved or substantially resolved. In light of the continued interest of the parties in a combination, by letter dated April 12, 2022, the parties amended the confidentiality agreement to extend the exclusivity period until June 30, 2022.

On May 21, 2022, during the New Jersey Bankers Association annual convention in Florida, Messrs. Shara, Martin and Labozzetta and the directors of Lakeland and Provident who were in attendance had a dinner together at which a transaction was discussed.

During May and June 2022, Lakeland Bank continued its cooperation and discussions with the DOJ in connection with the DOJ investigation. By the end of June 2022, counsel for Lakeland Bank and the DOJ began discussions regarding a possible settlement of the DOJ investigation. These discussions provided representatives of Lakeland with a better understanding of the likely terms of, and the timing of a resolution of, the DOJ investigation, and representatives of Lakeland communicated this information to representatives of Provident. During this period, Provident, its advisors and the Provident board received updates from time to time regarding the status of the DOJ investigation and its potential impact on Lakeland and a combined company. Based on this information, including Lakeland’s progress toward resolution of the DOJ investigation, the Provident board continued to indicate its support for management’s discussions with Lakeland regarding a potential transaction as well as a further extension of the confidentiality agreement. In light of the foregoing, including the prospect that the DOJ investigation could be resolved in a manner satisfactory to Lakeland and Provident, by letter dated June 27, 2022, the parties amended the confidentiality agreement again, extending the exclusivity period until September 30, 2022.

In late June 2022, representatives of Lakeland and Provident began to discuss the scope of the materials that would be shared between the parties and the establishment of virtual data rooms if they proceeded to undertake reciprocal due diligence.

On July 18, 2022, Messrs. Shara, Martin and Labozzetta met to discuss further the expected process for reciprocal due diligence, if undertaken, including possible dates for management presentations and interviews. Messrs. Shara, Martin and Labozzetta also discussed timing, including for a potential transaction and for a potential resolution of the DOJ investigation, and a process for selecting executive management of a combined company and an organizational chart for the combined company.

On July 20, 2022, during an executive session of a regularly scheduled meeting of the Lakeland board, Mr. Shara provided an update to the board regarding the proposed transaction. During this meeting, the Lakeland board directed Mr. Shara to continue discussions with representatives of Provident and to proceed to undertake reciprocal due diligence and the negotiation of an exchange ratio and a definitive merger agreement when Mr. Shara determined it to be appropriate.

On July 25, 2022, Messrs. Shara and Labozzetta met to discuss a potential methodology to inform negotiation of an exchange ratio. Mr. Labozzetta introduced the concept of agreeing to a set of “guardrails” that would serve as a framework for the parties to use in negotiating an exchange ratio. Both Mr. Shara and Mr. Labozzetta agreed to move forward with developing appropriate “guardrails” and presenting them to their respective boards.

On or about July 28, 2022, during an executive session of a regularly scheduled meeting of the Provident board, Mr. Labozzetta provided an update regarding the proposed transaction. Mr. Labozzetta described matters related to transaction pricing and governance of the combined company, including based on the meeting that Messrs. Martin and Labozzetta had with Mr. Shara on July 18, 2022. Mr. Labozzetta also updated the Provident board on Lakeland Bank’s negotiations with the DOJ regarding resolution of the DOJ investigation. During this executive session, representatives of Piper Sandler reviewed with the board Provident’s and Lakeland’s actions to prepare for reciprocal due diligence, if undertaken, the trading of Lakeland common stock and Provident common stock and potential strategic benefits of and potential financial terms for the transaction. Following discussion, including with members of Provident’s management and representatives of Piper Sandler, the board determined that Provident management should proceed with due diligence with respect to Lakeland and should pursue the negotiation of a transaction with Lakeland, with the signing and announcement of any transaction being subject to a resolution of the DOJ investigation. The Provident board and the management team also considered and discussed the pricing (i.e., the exchange ratio) for a possible transaction and the Provident board determined that, based on financial market and economic conditions as they existed at the time, several so-called “guardrails” developed by Provident management with the assistance of Piper Sandler should serve as a framework for Provident to use in negotiating an exchange ratio. These pricing “guardrails” included pro forma ownership by Lakeland shareholders in the combined company of between 41.5% and 42.5%; a per share market premium to be paid to Lakeland shareholders of between 15% and 30%; earnings per share accretion in the mid to upper teens (in percent, assuming fully phased-in cost savings); tangible book value per share dilution below 10%; and a tangible book value dilution earn-back period of approximately three years assuming the other “guardrails” were satisfied. The “guardrail” with respect to a tangible book value dilution earn-back period recognized that a shorter period would be preferred, but a longer period could be possible depending on the application of the other “guardrails.”

On July 28, 2022, the parties came to an understanding that these pricing “guardrails” would be an acceptable basis to negotiate an exchange ratio. This agreement was made based on financial market and economic conditions as they existed at the time, and was made prior to the significant increases in interest rates that occurred after July 2022. Also on July 28, 2022, Lakeland and Provident agreed to proceed with reciprocal due diligence and the negotiation of a definitive merger agreement. In connection with reciprocal due diligence, each of Lakeland and Provident established a virtual data room and began populating its respective data room with documents relating to business, credit, operational, technology, legal and compliance matters, among others. At around this time, Lakeland and Provident each also commenced a third-party loan review of the other’s loan portfolio.

After the pricing “guardrails” were accepted as a basis to negotiate an exchange ratio, representatives of KBW and Piper Sandler provided regular updates to Lakeland senior management and Provident senior management, respectively, of potential transaction pricing, based on the trading prices of Lakeland common stock and Provident common stock relative to the pricing “guardrails.”

On August 9, 2022, a special meeting of the Lakeland board was held, with representatives of KBW and Luse Gorman in attendance. Representatives of KBW reviewed updated implied pricing metrics of the business combination based on the pricing “guardrails” and the then trading prices of Lakeland common stock and Provident common stock, as well as updated information regarding the illustrative contribution of Lakeland and Provident to various pro forma balance sheet and income statement items and other information regarding the financial performance, financial condition and market performance of Lakeland, Provident and selected companies. Representatives of Luse Gorman again discussed the board’s fiduciary duties and provided an update on the proposed resolution of the DOJ investigation, and expected timing for resolution of the DOJ investigation and the proposed transaction.

During August 2022, the senior management of Lakeland met for due diligence discussions with the senior management of Provident. In addition, Mr. Labozzetta met individually with various executive management team members of Lakeland, and Mr. Shara met individually with various executive management team members of Provident.

On August 25, 2022, representatives of Sullivan & Cromwell provided an initial draft of a definitive merger agreement to representatives of Luse Gorman, along with an initial draft of an amendment to the Provident bylaws that would provide for various post-closing corporate governance arrangements for the combined company and would be attached as an exhibit to the merger agreement and adopted by Provident at the effective time of the merger. The foregoing included the roles of Mr. Martin as Executive Chairman, Mr. Shara as Executive Vice Chairman, Mr. Labozzetta as President and Chief Executive Officer, the composition of the board of the holding company and the bank, the designation of a legacy Provident director as the lead independent director, the name of the combined company and the combined bank and that their respective principal administrative offices would be in Iselin, New Jersey. Thereafter, through September 26, 2022, Provident and Lakeland and their respective outside legal advisors negotiated the proposed merger agreement, the proposed amendment to the Provident bylaws and certain ancillary agreements. The negotiations by the parties and their respective advisors with respect to the merger agreement included, among other things, representations and warranties of the parties, interim operating covenants, termination provisions and termination fees and the treatment of Lakeland’s outstanding equity awards. Employment-related agreements with Messrs. Shara, Matteson and Nigro, and with John Rath, Lakeland’s Executive Vice President and Chief Lending Officer, and post-closing employee matters, were also negotiated and agreed. Reciprocal due diligence continued in parallel with the negotiation of the transaction agreements during this time.

On August 31, 2022, at a special meeting of the Lakeland board, management reported favorably on their due diligence review of Provident. Representatives of KBW discussed the expected timeline for a possible transaction and reviewed cost savings estimates, estimated restructuring charges, estimated mark-to-market charges prepared by Provident management in consultation with Lakeland management, and also reviewed possible exchange ratios based on the tangible book value dilution earn-back period. Representatives of Luse Gorman discussed the initial draft of the merger agreement, again reviewed the fiduciary duties of the board and further discussed the status of settlement negotiations with the DOJ to resolve the DOJ investigation and overall timing for a possible transaction.

On September 9, 2022, a special meeting of the Provident board was held, with representatives of Piper Sandler and Sullivan & Cromwell in attendance. Mr. Labozzetta reviewed with the board the status of the ongoing reciprocal due diligence being conducted by the two parties. Members of Provident management and representatives of Sullivan & Cromwell discussed the status of the negotiation of the transaction agreements and the status and terms of Lakeland Bank’s proposed settlement with the DOJ. Representatives of Piper Sandler described key transaction terms, including the effect of the volatile and heightened interest rate environment on purchase accounting adjustments to mark Lakeland’s securities and loan portfolios to market and the resulting impact on certain metrics, including earnings per share accretion, tangible book value per share dilution, the tangible book value dilution earn-back period and pro forma capital levels of the combined company, including, to the extent relevant, with respect to the “pricing” guardrails. Mr. Labozzetta also described that he and Mr. Shara had agreed to an organizational design for the combined company and the identity of certain members of the combined company’s executive management. After discussion, including with members of management and representatives of Piper Sandler and Sullivan & Cromwell, the board authorized management to continue to pursue the transaction.

On September 17, 2022, Lakeland and Provident, with the assistance of their financial advisors, further discussed the potential exchange ratio. These discussions took into consideration, among other things, the pricing “guardrails” that had been determined by the parties at the end of July 2022 to be an acceptable basis on which to negotiate an exchange ratio, taking into consideration changes in financial markets since that time. These changes included significant increases in interest rates and the resulting effects on transaction metrics, including with respect to earnings per share accretion, tangible book value per share dilution and the tangible book value dilution earn-back period. In light of the increases in interest rates and market volatility, the tangible book value per share dilution exceeded the applicable pricing “guardrail” and the tangible book value dilution earn-back period was longer than the preferred approximately three-year period in the applicable pricing “guardrail,” in both cases, specifically as a result of declines in the fair value of Lakeland’s securities and loan portfolios resulting from the increased interest rates. Although these declines in fair value negatively impacted tangible book value per share dilution and increased the tangible book value dilution earn-back period, the resulting discount that Provident would record as a result of these marks would be accreted into net interest income over time. This would have the effect of significantly enhancing earnings per share and earnings per share accretion for both Lakeland and Provident stockholders, with earnings per share accretion expected to be approximately 24% in 2024 (assuming fully phased-in cost savings), in excess of the applicable “guardrail” of earnings per share accretion in the mid to upper teens (in percent, assuming fully phased-in cost savings). As a result of these discussions, on or about September 17, 2022, the parties preliminarily agreed on an exchange ratio of 0.8319.

Lakeland presented the transaction to the Lakeland board at a regularly scheduled meeting on Wednesday, September 21, 2022. Representatives of KBW and Luse Gorman were in attendance. Representatives of KBW reviewed the financial aspects of the transaction, including preliminary financial analyses performed by KBW. Representatives of Luse Gorman provided a detailed review of the terms of the proposed merger agreement, including the various representations and warranties of the parties, the interim operating covenants affecting the businesses of the parties between signing of the merger agreement and the closing, the conditions to closing and the termination provisions, including the break-up fee payable under certain circumstances. Representatives of Luse Gorman also noted that the terms of the resolution of the DOJ investigation had been preliminarily agreed with the DOJ and the formalization and announcement of the settlement were expected within the next week or two. In executive session, representatives of Luse Gorman updated the board as to the executive compensation arrangements in the agreement relating to Messrs. Shara, Matteson, Nigro and Rath. Following these discussions, the Lakeland board expressed its continued support for the transaction, instructed the management team and its advisors to complete all of their work as soon as possible and no later than September 26, 2022, and recessed the meeting until Monday, September 26, 2022.

On Friday, September 23, 2022, the Provident board held a special meeting to discuss the transaction. Members of Provident management and representatives of Piper Sandler and Sullivan & Cromwell attended this meeting. Members of Provident management, including Messrs. Martin and Labozzetta, provided an update on the developments with respect to the transaction since the September 9, 2022 special meeting of the Provident board and described the due diligence process that Provident had completed with respect to Lakeland. Representatives of Sullivan & Cromwell reviewed with the Provident board the directors’ fiduciary duties under applicable law and summarized the proposed merger agreement, amendment to the Provident bylaws and other agreements in respect of the potential transaction. Representatives of Piper Sandler reviewed the financial aspects of the potential transaction and Piper Sandler’s preliminary financial analyses, and indicated that it expected to be in a position to deliver its final financial analyses and fairness opinion on September 26, 2022. Members of management and representatives of Sullivan & Cromwell also reviewed the terms of the consent order that Lakeland Bank expected to enter into with the DOJ to resolve the DOJ investigation, including that the consent order would apply to the combined bank after the completion of the transaction. The Provident board discussed, among other things, the transaction; its strategic rationale; the terms of the agreements; that the tangible book value per share dilution and tangible book value dilution earn-back period exceeded the applicable pricing “guardrail” determined in late July 2022, but that the applicable pricing “guardrails” for pro forma ownership by Lakeland shareholders in the combined company and the per share market premium to be paid to Lakeland shareholders were satisfied and that earnings per share accretion was improved as compared to the applicable pricing “guardrail”; the anticipated pro forma financial impact of the transaction, including on pro forma capital levels of the combined company; the consent order that Lakeland Bank expected to enter into with the DOJ; and the required regulatory approvals for the transaction. Members of management and representatives of Piper Sandler and Sullivan & Cromwell answered questions posed by the directors. The Provident board also met in executive session with representatives of Sullivan & Cromwell present. Following these discussions, the Provident board expressed its continued support for the transaction, instructed the management team and its advisors to complete all of their work as soon as possible and no later than September 26, 2022, and recessed the meeting until Monday, September 26, 2022.

On September 26, 2022, following the close of the stock market, the Lakeland board reconvened its September 21, 2022 meeting, with representatives of KBW and Luse Gorman in attendance, and again discussed the transaction. At this meeting, representatives of KBW reviewed the financial aspects of the transaction, including financial analyses performed by KBW, and rendered to the Lakeland board an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in its opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to the holders of Lakeland common stock. See “The Merger—Opinion of Lakeland’s Financial Advisor” beginning on page [●] and Annex C. Representatives of Luse Gorman advised the board that the merger agreement had been finalized and was ready to be signed, and was consistent with its prior review of the agreement with the Lakeland board. Representatives of Luse Gorman also advised the Lakeland board that a settlement of the DOJ investigation in accordance with the terms previously discussed with the board continued to be expected within a matter of days. After further discussion, the Lakeland board unanimously approved the merger agreement and the transactions contemplated thereby, and recommended the approval by Lakeland shareholders of the merger agreement. See below under “—Lakeland’s Reasons for the Merger; Recommendation of Lakeland’s Board of Directors.”

On September 26, 2022, following the close of the stock market, the Provident board reconvened its September 23, 2022 meeting. Members of Provident management and representatives of Piper Sandler and Sullivan & Cromwell attended this meeting. Representatives of Piper Sandler presented its financial analyses and rendered to the Provident board its oral opinion, which were subsequently confirmed by its written opinion dated September 26, 2022, to the effect that, as of that date and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken as set forth in its opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to Provident. See “The Merger—Opinion of Provident’s Financial Advisor” beginning on page [●] and Annex B. Representatives of Sullivan & Cromwell advised the Provident board that the merger agreement had been finalized and was ready to be signed, and was consistent with its prior review of the agreement with the Provident board. Representatives of Sullivan & Cromwell also advised the Provident board that Lakeland’s settlement of the DOJ investigation in accordance with the terms previously discussed with the Provident board continued to be expected within a matter of days. In addition, Messrs. Martin and Labozzetta confirmed Provident management’s recommendation of the transaction and for the approval of resolutions authorizing Provident to enter into the merger agreement. Following discussion, the Provident board unanimously approved the proposed merger agreement and the transactions contemplated thereby, and recommended the approval by Provident stockholders of the Provident share issuance. See below under “—Provident’s Reasons for the Merger; Recommendation of Provident’s Board of Directors.”

In the evening of September 26, 2022, Provident and Lakeland executed the merger agreement. The transaction was announced in the morning of September 27, 2022, before the opening of financial markets in New York, in a press release jointly issued by Provident and Lakeland. On September 28, 2022, Lakeland Bank entered into the DOJ Consent Order with the DOJ to resolve the DOJ investigation in accordance with the terms previously discussed with the Lakeland and Provident boards. The DOJ Consent Order was approved by the U.S. District Court for the District of New Jersey on September 29, 2022.

Provident’s Reasons for the Merger; Recommendation of Provident’s Board of Directors

After careful consideration, the Provident board of directors, at a special meeting on September 26, 2022, unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the mergers and the issuance of Provident common stock, are advisable and fair to and in the best interests of Provident and its stockholders, (ii) approved and adopted the merger agreement, and the transactions contemplated thereby (including the merger, the issuance of Provident common stock, and the bank merger agreement) and (iii) recommended the approval by Provident stockholders of the Provident share issuance proposal and the other matters to be voted on at the Provident special meeting.

In reaching this decision, the Provident board of directors evaluated the merger agreement, the mergers and the other matters contemplated by the merger agreement in consultation with Provident’s senior management, as well as with Provident’s legal and financial advisors, and considered a number of factors, including the following:

•	each of Provident’s and Lakeland’s business, operations, financial condition, asset quality, earnings and prospects;

•

the strategic rationale for the merger, which will enhance Provident’s ability to deliver products and services currently offered by both Provident and Lakeland, including commercial real estate lending and other banking products and services, and will enable Provident to grow and expand customer relationships by offering new customers and existing customers of Provident and Lakeland a broader set of products and services through an expanded, more convenient branch footprint;

•

the effectiveness of the merger as a method of implementing and accelerating Provident’s strategies for consolidating Provident’s presence in highly attractive geographies across northern and central New Jersey that are among some of the most densely populated and affluent areas in the United States;

•

the current and prospective environment in the financial services industry, including economic conditions and the interest rate and regulatory environments, the accelerating pace of technological change in the financial services industry, operating costs resulting from regulatory and compliance mandates, scale and marketing expenses, increasing competition from both banks and non-bank financial and financial technology firms, current financial market conditions, current employment market conditions and the likely effects of these factors on Provident’s potential growth, development, productivity and strategic options both with and without the mergers;

•

the expanded possibilities for growth that would be available to Provident, given its expanded suite of product offerings, larger capital and deposit base, and broader footprint in northern and central New Jersey and surrounding areas;

•

the compatibility of Provident’s and Lakeland’s cultures and values, including their conservative risk management and compliance cultures and shared commitment to customer service, employee experience, community reinvestment, active community involvement, diversity, equity and inclusion and environmental, social and governance efforts;

•

the compatibility of Provident’s and Lakeland’s credit philosophies, and the expectation that following the completion of the mergers there will be an increase in Provident’s lending to small-to-mid-sized businesses and individuals, consistent with the low credit-risk profile of both Provident and Lakeland;

•

the complementary nature of Provident’s and Lakeland’s products, customers and footprints, which Provident believes should provide the opportunity to mitigate risks, generate additional capital and increase potential returns;

•

the benefits and opportunities Lakeland will bring to Provident, including enhanced scale and product offerings, such as asset-based lending, equipment financing and mortgage warehouse lending products and services, which will improve the ability of the combined company to attract and retain customers and talent;

•	the benefits and opportunities Provident will bring to Lakeland customers, including access to wealth management and insurance products and services currently offered by Provident and not by Lakeland;

•

the anticipated pro forma financial impact of the merger on Provident, including tangible book value dilution that has the potential to be earned back following completion of the merger, as well as the positive impact on earnings, earnings per share, return on equity, asset quality, balance sheet diversity, funding costs and potential capital generation;

•

the expectation of cost synergies resulting from the merger, which will enable, among other things, increased spending on technology that will enhance the existing strong risk management systems utilized by Provident and Lakeland and deliver more innovative digital products and better service to the combined company’s customers and employees;

•

the expectation that the mergers will offer potentially significant revenue synergies across multiple business lines and the fact that such revenue synergies were identified but not included in the financial analysis;

•

its review and discussions with Provident’s senior management concerning Provident’s due diligence examination of Lakeland, including with respect to, among other areas, its operations, financial condition, credit quality, loan portfolio and legal and regulatory compliance programs and prospects;

•	its understanding that Provident stockholders will own approximately fifty-eight percent (58%) of the combined company’s common stock;

•

the fact that the exchange ratio is fixed, with no adjustment in the merger consideration to be received by Lakeland shareholders as a result of possible increases or decreases in the trade price of Lakeland common stock or Provident common stock following the announcement of the mergers, which the Provident board of directors believed was consistent with market practice for transactions of this type and with the strategic purpose of the proposed transaction;

•

the opinion, dated September 26, 2022, of Piper Sandler to Provident’s board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to Provident of the exchange ratio in the merger, as more fully described below under “The Merger—Opinion of Provident’s Financial Advisor”;

•

its review with Piper Sandler of the financial terms of the merger agreement and its review with Provident’s outside legal counsel of the material terms of the merger agreement, including the representations, covenants, deal protection and termination provisions, tax treatment and closing conditions;

•	its expectation that the requisite regulatory approvals could be obtained in a timely fashion;

•	the fact that Provident’s stockholders will have the opportunity to vote to approve the Provident share issuance;

•	the fact that nine (9) of sixteen (16) total directors of the combined company will be current members of the Provident board of directors (including Mr. Martin and Mr. Labozzetta);

•

the fact that Mr. Labozzetta will continue to serve as the President and Chief Executive Officer of the combined company, Mr. Lyons will continue to serve as the Senior Executive Vice President and Chief Financial Officer of the combined company and the senior management team of the combined company will include Mr. Nigro, Mr. Matteson and Mr. Rath;

•

the execution of employment-related agreements with Mr. Shara, Mr. Nigro, Mr. Matteson and Mr. Rath in connection with the execution of the merger agreement, and Provident’s belief that the continued service of these individuals will allow the combined company to benefit from a deeply experienced and highly respected group of executives with a track record of superior operational execution and will enhance the likelihood that the strategic benefits that Provident expects to achieve as a result of the mergers will be realized;

•	the fact that Provident’s current principal administrative office in Iselin, New Jersey will remain the principal administrative office for each of Provident and Provident Bank;

•

the fact that Provident’s bylaws will be amended to preserve certain corporate governance arrangements of the combined company (including the allocation of directors between Provident and Lakeland and certain senior management positions of the combined company) for a period of at least two (2) years following the closing of the merger; and

•

Provident’s and Lakeland’s past records of integrating several acquisitions and of realizing expected financial and other benefits of such acquisitions and the strength of Provident’s management and infrastructure, which can be leveraged to successfully complete the integration process.

The Provident board of directors also considered the potential risks related to the proposed transaction. The board concluded that the anticipated benefits of combining with Lakeland were likely to outweigh these risks substantially. These potential risks included:

•

the possibility that the anticipated benefits of the proposed transaction will not be realized when expected or at all, including as a result of the impact of, or difficulties arising from, the integration of the two companies or as a result of general economic and market conditions and competitive factors in the areas where Provident and Lakeland operate businesses;

•

the costs to be incurred in connection with the merger and the integration of Lakeland’s business into Provident’s and the possibility that the proposed transaction and the integration may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•

the possibility that the anticipated pro forma impact of the merger on Provident will not be realized when expected or at all as a result of unexpected changes in financial market or economic conditions, including as a result of sustained market volatility or significant changes in interest rates;

•

the impact of anticipated purchasing accounting adjustments, including to reflect the securities portfolio and loans and leases that will be acquired from Lakeland at a preliminary estimate of their fair value, on the anticipated pro forma tangible book value and regulatory capital levels of Provident and Provident Bank;

•	the possibility of encountering difficulties in achieving anticipated cost savings and synergies in the amounts currently estimated or within the time frame currently contemplated;

•	the possibility of encountering difficulties in successfully integrating the businesses, operations and workforces of Provident and Lakeland;

•	the risk of losing key Provident or Lakeland employees during the pendency of the merger and following the closing;

•	the possible diversion of management focus and resources from the operation of Provident’s business while working to implement the proposed transaction and integrate the two companies;

•

the risk that the regulatory and other approvals required in connection with the mergers may not be received in a timely manner or at all or may impose conditions that may adversely affect the anticipated operations, synergies and financial results of Provident following the completion of the merger;

•

the obligations that Lakeland Bank and, following the mergers, the combined bank will be subject to under the DOJ Consent Order, and the potential management focus, resources and costs that Provident expects to be required to satisfy such obligations;

•	the ownership dilution caused by Provident’s issuance of additional shares of its capital stock in connection with the proposed transaction;

•	the potential for legal claims challenging the mergers; and

•	the other risks described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

The foregoing discussion of the information and factors considered by the Provident board of directors is not intended to be exhaustive, but includes the material factors considered by the board. In reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement, the Provident board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The board considered all these factors as a whole, including discussions with, and questioning of, Provident’s management and Provident’s independent financial and legal advisors, and overall considered the factors to support its determination.

For the reasons set forth above, the Provident board of directors determined that the merger agreement and the transactions contemplated thereby (including the mergers and the Provident stock issuance) are advisable and fair to and in the best interests of Provident and its stockholders.

Certain of Provident’s directors and executive officers have other interests in the merger that are different from, or in addition to, those of Provident’s stockholders generally, as discussed under the caption “The Merger – Interests of Provident Directors and Executive Officers in the Merger,” below. The Provident board of directors was aware of and considered these potential interests, among other matters, in evaluating the merger and in making its recommendation to Provident stockholders.

It should be noted that this explanation of the reasoning of the Provident board of directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” on page [●].

Opinion of Provident’s Financial Advisor

Provident retained Piper Sandler to act as financial advisor to Provident’s board of directors in connection with Provident’s consideration of a possible business combination with Lakeland. Provident selected Piper Sandler to act as its financial advisor because Piper Sandler is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Piper Sandler is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Piper Sandler acted as financial advisor to Provident’s board of directors in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the merger agreement. At the September 26, 2022 meeting at which Provident’s board of directors considered the merger and the merger agreement, Piper Sandler delivered to the board of directors its oral opinion, which was subsequently confirmed in writing on September 26, 2022, to the effect that, as of such date, the exchange ratio was fair to Provident from a financial point of view. The full text of Piper Sandler’s opinion is attached as Annex B to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper Sandler in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Provident stockholders are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Piper Sandler’s opinion was directed to the board of directors of Provident in connection with its consideration of the merger and the merger agreement and does not constitute a recommendation to any stockholder of Provident as to how any such stockholder should vote at any meeting of stockholders called to consider and vote upon the approval of the merger and the merger agreement, or the transactions contemplated thereby, including the Provident share issuance. Piper Sandler’s opinion was directed only to the fairness, from a financial point of view, of the exchange ratio to Provident and did not address the underlying business decision of Provident to engage in the merger, the form or structure of the merger or any other transactions contemplated by the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for Provident or the effect of any other transaction in which Provident might engage. Piper Sandler also did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director or employee of Provident or Lakeland, or any class of such persons, if any, relative to the compensation to be received in the merger by any other shareholder. Piper Sandler’s opinion was approved by Piper Sandler’s fairness opinion committee.

In connection with its opinion, Piper Sandler reviewed and considered, among other things:

•	a draft of the merger agreement, dated September 24, 2022;

•	certain publicly available financial statements and other historical financial information of Provident that Piper Sandler deemed relevant;

•	certain publicly available financial statements and other historical financial information of Lakeland that Piper Sandler deemed relevant;

•

publicly available median analyst earnings per share estimates for Provident for the quarters ending September 30, 2022 and December 31, 2022 and for the year ending December 31, 2023, as well as an estimated annual net income available for common stockholders growth rate for the years ending December 31, 2024 through December 31, 2026 and estimated dividends per share for the years ending December 31, 2022 through December 31, 2026, as provided by the senior management of Provident;

•

publicly available median analyst earnings per share estimates for Lakeland for the quarters ending September 30, 2022 and December 31, 2022 and for the year ending December 31, 2023, as well as an estimated annual net income available for common shareholders growth rate for the years ending December 31, 2024 through December 31, 2026 and estimated dividends per share for the years ending December 31, 2022 through December 31, 2026, as provided by the senior management of Lakeland;

•	the relative contributions of assets, liabilities, equity and earnings of Provident and Lakeland to the combined entity;

•

the pro forma financial impact of the merger on Provident based on certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as well as certain adjustments for current expected credit losses (“CECL”) accounting standards, as provided by the senior management of Provident;

•

the publicly reported historical price and trading activity for Provident common stock and Lakeland common stock, including a comparison of certain stock market information for Provident common stock and Lakeland common stock and certain stock indices as well as similar publicly available information for certain other companies, the securities of which are publicly traded;

•	a comparison of certain financial and market information for Provident and Lakeland with similar financial institutions for which information is publicly available;

•	the non-financial terms of certain recent merger of equals transactions in the bank and thrift industry (on a nationwide basis), to the extent publicly available;

•	the financial terms of certain recent business combinations in the bank and thrift industry (on a nationwide basis), to the extent publicly available;

•	the current market environment generally and the banking environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Piper Sandler considered relevant.

Piper Sandler also discussed with certain members of the senior management of Provident and its representatives the business, financial condition, results of operations and prospects of Provident and held similar discussions with certain members of the senior management of Lakeland and its representatives regarding the business, financial condition, results of operations and prospects of Lakeland.

In performing its review, Piper Sandler relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Piper Sandler from public sources, that was provided to Piper Sandler by Provident or Lakeland or their respective representatives, or that was otherwise reviewed by Piper Sandler, and Piper Sandler assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Piper Sandler relied on the assurances of the respective managements of Provident and Lakeland that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading. Piper Sandler was not asked to and did not undertake an independent verification of any of such information and Piper Sandler did not assume any responsibility or liability for the accuracy or completeness thereof. Piper Sandler did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Provident or Lakeland. Piper Sandler rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of Provident or Lakeland. Piper Sandler did not make an independent evaluation of the adequacy of the allowance for loan losses of Provident or Lakeland, or of the combined entity after the merger, and Piper Sandler did not review any individual credit files relating to Provident or Lakeland. Piper Sandler assumed, with Provident’s consent, that the respective allowances for loan losses for both Provident and Lakeland were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Piper Sandler used publicly available median analyst earnings per share estimates for Provident for the quarters ending September 30, 2022 and December 31, 2022 and for the year ending December 31, 2023, as well as an estimated annual net income available for common stockholders growth rate for the years ending December 31, 2024 through December 31, 2026 and estimated dividends per share for the years ending December 31, 2022 through December 31, 2026, as provided by the senior management of Provident. Piper Sandler also used publicly available median analyst earnings per share estimates for Lakeland for the quarters ending September 30, 2022 and December 31, 2022 and for the year ending December 31, 2023, as well as an estimated annual net income available for common shareholders growth rate for the years ending December 31, 2024 through December 31, 2026 and estimated dividends per share for the years ending December 31, 2022 through December 31, 2026, as provided by the senior management of Lakeland. Piper Sandler also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as well as certain adjustments for CECL accounting standards, as provided by the senior management of Provident. With respect to the foregoing information, the respective senior managements of Provident and Lakeland confirmed to Piper Sandler that such information reflected (or, in the case of the publicly available analyst estimates referred to above, were consistent with) the best currently available estimates and judgments of those respective senior managements as to the future financial performance of Provident and Lakeland, respectively, and Piper Sandler assumed that the financial results reflected in such information would be achieved. Piper Sandler expressed no opinion as to such estimates or judgments, or the assumptions on which they were based. Piper Sandler also assumed that there had been no material change in Provident’s or Lakeland’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to Piper Sandler. Piper Sandler assumed in all respects material to its analyses that Provident and Lakeland would remain as going concerns for all periods relevant to its analyses.

Piper Sandler also assumed, with Provident’s consent, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms and conditions of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Provident, Lakeland, the merger or any related transactions, and (iii) the merger and any related transactions would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Piper Sandler expressed no opinion as to any legal, accounting or tax matters relating to the merger and the other transactions contemplated by the merger agreement.

Piper Sandler’s opinion was necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to Piper Sandler as of, the date thereof. Events occurring after the date thereof could materially affect Piper Sandler’s opinion. Piper Sandler has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Piper Sandler expressed no opinion as to the trading value of Provident common stock or Lakeland common stock at any time or what the value of Provident common stock will be once it is actually received by the Lakeland shareholders.

In rendering its opinion, Piper Sandler performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying Piper Sandler’s opinion or the presentation made by Piper Sandler to Provident’s board of directors, but is a summary of the material analyses performed and presented by Piper Sandler. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Piper Sandler believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Piper Sandler’s comparative analyses described below is identical to Provident or Lakeland and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or transaction values, as the case may be, of Provident and Lakeland and the companies to which they were compared. In arriving at its opinion, Piper Sandler did not attribute any particular weight to any analysis or factor that it considered. Rather, Piper Sandler made qualitative judgments as to the significance and relevance of each analysis and factor. Piper Sandler did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Piper Sandler made its determination as to the fairness of the exchange ratio to Provident on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

In performing its analyses, Piper Sandler also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Provident, Lakeland and Piper Sandler. The analyses performed by Piper Sandler are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Piper Sandler prepared its analyses solely for purposes of rendering its opinion and provided such analyses to Provident’s board of directors at its September 26, 2022 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Piper Sandler’s analyses do not necessarily reflect the value of Provident common stock or Lakeland common stock or the prices at which Provident or Lakeland common stock may be sold at any time. The analyses of Piper Sandler and its opinion were among a number of factors taken into consideration by Provident’s board of directors in making its determination to approve the merger agreement and the analyses described below should not be viewed as determinative of the decision of Provident’s board of directors with respect to the fairness of the exchange ratio.

Summary of Proposed Merger Consideration and Implied Transaction Metrics

Piper Sandler reviewed the financial terms of the proposed merger. Pursuant to the terms of the merger agreement, at the effective time of the merger each share of Lakeland common stock issued and outstanding immediately prior to the effective time of the transaction, except for certain shares as set forth in the merger agreement, shall be converted into the right to receive 0.8319 of a share of Provident common stock. Piper Sandler calculated an aggregate implied transaction value of approximately $1.27 billion and an implied purchase price per share of $19.37 consisting of the implied value of 64,803,724 shares of Lakeland common stock and 750,661 restricted stock units, and based on the closing price of Provident common stock on September 23, 2022. Based upon financial information for Lakeland as of or for the last twelve months (“LTM”) ended June 30, 2022 and the closing price of Lakeland’s common stock on September 23, 2022, Piper Sandler calculated the following implied transaction metrics:

Transaction Price Per Share / Tangible Book Value Per Share	155%
Transaction Price Per Share / LTM earnings per Share	12.5x
Transaction Price Per Share / 2022E Median Consensus EPS¹	11.5x
Transaction Price Per Share / 2023E Median Consensus EPS¹	9.7x
Tangible Book Premium / Core Deposit Premium[2]	5.8%
Tangible Book Premium / Core Deposit Premium[3]	5.5%
Market Premium as of September 23, 2022	18.3%

(1)	Based on publicly available median analyst earnings per share (“EPS”) estimates
(2)	Core deposits defined as total deposits less time deposits with balances greater than $100,000
(3)	Core deposits defined as total deposits less time deposits with balances greater than $250,000

Contribution Analysis

Piper Sandler reviewed the relative contributions of Provident and Lakeland to the pro forma balance sheet and income statement of the combined entity. This analysis excluded mark-to-market and other transaction-related adjustments. The results of this analysis are set forth in the following table, which also compares the results of this analysis with the implied pro forma ownership percentages of Provident stockholders and Lakeland shareholders, respectively, in the combined company:

	Provident		Lakeland
	($M)	(%)	($M)	(%)
Balance Sheet:
Gross Loans HFI	$9,992	57%	$7,409	43%
Total Assets	$13,716	57%	$10,374	43%
Total Deposits	$10,874	56%	$8,502	44%
Total Non-Interest Bearing Deposits	$2,819	55%	$2,331	45%
Total Equity	$1,585	59%	$1,090	41%
Tangible Common Equity	$1,123	58%	$808	42%
Income Statement – Street Consensus:
2022E Net Income	$170	61%	$109	39%
2023E Net Income	$187	59%	$129	41%
Earnings:
Market Capitalization	$1,753	62%	$1,074	38%
Pro Forma Ownership (Based on 0.8319x Exchange Ratio):		58%		42%

Stock Trading History

Piper Sandler reviewed the publicly available historical reported trading prices of Provident common stock and Lakeland common stock for the one-year and three-year periods ended September 23, 2022. Piper Sandler then compared the relationship between the movements in the price of Provident common stock and Lakeland common stock, respectively, to movements in their respective peer groups (as described below) as well as certain stock indices.

Provident’s One-Year Stock Performance

	Beginning Value September 23, 2021	Ending Value September 23, 2022
Provident	100%	102.5%
Provident Peer Group	100%	96.9%
S&P 500 Index	100%	83.0%
NASDAQ Bank Index	100%	89.8%

Provident’s Three-Year Stock Performance

	Beginning Value September 23, 2019	Ending Value September 23, 2022
Provident	100%	93.2%
Provident Peer Group	100%	104.6%
S&P 500 Index	100%	123.4%
NASDAQ Bank Index	100%	111.4%

Lakeland’s One-Year Stock Performance

	Beginning Value September 23, 2021	Ending Value September 23, 2022
Lakeland	100%	96.2%
Lakeland Peer Group	100%	97.4%
S&P 500 Index	100%	83.0%
NASDAQ Bank Index	100%	89.8%

Lakeland’s Three-Year Stock Performance

	Beginning Value September 23, 2021	Ending Value September 23, 2022
Lakeland	100%	104.2%
Lakeland Peer Group	100%	103.6%
S&P 500 Index	100%	123.4%
NASDAQ Bank Index	100%	111.4%

Comparable Company Analyses.

Piper Sandler used publicly available information to compare selected financial information for Provident with a group of financial institutions selected by Piper Sandler. The Provident peer group included banks headquartered in the Mid-Atlantic Region of the United States with total assets between $10 billion and $30 billion, but excluded targets of publicly announced merger transactions and mutual holding companies (the “Provident Peer Group”). The Provident Peer Group consisted of the following companies:

Community Bank System, Inc.
Customers Bancorp, Inc.
Dime Community Bancshares Inc.
Eagle Bancorp, Inc.
Fulton Financial Corporation
Lakeland Bancorp, Inc.
NBT Bancorp Inc.
OceanFirst Financial Corp.
Sandy Spring Bancorp, Inc.
WSFS Financial Corporation

The analysis compared publicly available financial information for Provident with corresponding data for the Provident Peer Group as of or for the twelve months ended June 30, 2022 (unless otherwise noted) with pricing data as of September 23, 2022. The table below sets forth the data for Provident and the median, mean, low and high data for the Provident Peer Group.

Provident Comparable Company Analysis

	Provident	Provident Peer Group Median	Provident Peer Group Mean	Provident Peer Group Low	Provident Peer Group High
Total assets ($mm)	13,716	12,871	15,267	10,374	25,253
Loans / Deposits (%)	91.9	88.3	83.8	61.0	98.3
Non-performing assets / Total assets (%)	0.49	0.24	0.30	0.16	0.77
Tangible common equity/Tangible assets (%)	8.48	7.47	7.47	5.11	10.60
Leverage Ratio (%)	9.62	9.13	9.15	7.52	10.68
Total RBC Ratio (%)	11.77	14.18	14.46	12.61	16.58
CRE / Total RBC Ratio (%)	475.4	276.1	286.5	118.9	534.9
LTM Return on average assets (%)	1.16	1.17	1.20	0.85	1.80
LTM Return on average equity (%)	9.5	10.6	11.8	6.7	26.3
LTM Net interest margin (%)	3.03	3.10	3.14	2.73	3.93
LTM Efficiency ratio (%)	54.1	55.8	52.8	36.8	63.9
Price/Tangible book value (%)	156	144	179	82	462
Price/LTM Earnings per share (x)	11.1	10.3	10.8	3.1	19.9
Price/2022E Earnings per share (x)	10.2	9.6	9.9	4.1	18.0
Price/2023E Earnings per share (x)	9.3	8.9	9.1	4.7	16.4
Current Dividend Yield (%)	4.1	3.3	2.9	0.0	4.0
Market value ($mm)	1,753	1,564	1,843	990	3,435

Piper Sandler used publicly available information to perform a similar analysis for Lakeland by comparing selected financial information for Lakeland with a group of financial institutions selected by Piper Sandler. The Lakeland peer group included banks headquartered in the Mid-Atlantic Region of the United States with total assets between $10 billion and $30 billion, but excluded targets of publicly announced merger transactions and mutual holding companies (the “Lakeland Peer Group”). The Lakeland Peer Group consisted of the following companies:

Community Bank System, Inc.

Customers Bancorp, Inc.

Dime Community Bancshares Inc.

Eagle Bancorp, Inc.

Fulton Financial Corporation

NBT Bancorp Inc.

OceanFirst Financial Corp.

Provident Financial Services, Inc.

Sandy Spring Bancorp, Inc.

WSFS Financial Corporation

The analysis compared publicly available financial information for Lakeland with corresponding data for the Lakeland Peer Group as of or for the twelve months ended June 30, 2022 (unless otherwise noted) with pricing data as of September 23, 2022. The table below sets forth the data for Lakeland and the median, mean, low and high data for the Lakeland Peer Group.

Lakeland Comparable Company Analysis

	Lakeland	Lakeland Peer Group Median	Lakeland Peer Group Mean	Lakeland Peer Group Low	Lakeland Peer Group High
Total assets ($mm)	10,374	13,509	15,601	10,942	25,253
Loans / Deposits (%)	87.1	90.5	84.3	61.0	98.3
Non-performing assets / Total assets (%)	0.24	0.27	0.32	0.16	0.77
Tangible common equity/Tangible assets (%)	8.01	7.47	7.52	5.11	10.60
Leverage Ratio (%)	9.05	9.24	9.20	7.52	10.68
Total RBC Ratio (%)	13.74	14.16	14.26	11.77	16.58
CRE / Total RBC Ratio (%)	385.2	276.1	295.5	118.9	534.9
LTM Return on average assets (%)	0.97	1.18	1.22	0.85	1.80
LTM Return on average equity (%)	9.4	10.6	11.8	6.7	26.3
LTM Net interest margin (%)	3.13	3.06	3.13	2.73	3.93
LTM Efficiency ratio (%)	54.0	55.8	52.8	36.8	63.9
Price/Tangible book value (%)	131	152	181	82	462
Price/LTM Earnings per share (x)	10.6	10.6	10.9	3.1	19.9
Price/2022E Earnings per share (x)	9.7	9.6	10.0	4.1	18.0
Price/2023E Earnings per share (x)	8.2	9.1	9.2	4.7	16.4
Current Dividend Yield (%)	3.5	3.3	2.9	0.0	4.1
Market value ($mm)	1,074	1,682	1,911	990	3,435

Analysis of Precedent Transactions

Piper Sandler reviewed a nationwide group of merger and acquisition transactions. The group consisted of nationwide bank and thrift transactions announced between January 1, 2020 and September 23, 2022, in each case where the target’s assets at the time of announcement were between $5 billion and $25 billion, but excluded reverse merger transactions (the “Nationwide Precedent Transactions”).

The Nationwide Precedent Transactions group was composed of the following transactions:

Acquiror	Target
Raymond James Financial Inc.	TriState Capital Holdings Inc.

Valley National Bancorp	Bank Leumi Le-Israel Corporation

First Interstate BancSystem, Inc.	Great Western Bancorp, Inc.

Home Bancshares, Inc.	Happy Bancshares Inc.

Old National Bancorp	First Midwest Bancorp, Inc.

Independent Bank Corp.	Meridian Bancorp Inc.

BancorpSouth Bank	Cadence Bancorporation

Eastern Bankshares, Inc.	Century Bancorp, Inc.

WSFS Financial Corporation	Bryn Mawr Bank Corporation

SVB Financial Group	Boston Private Financial Holdings, Inc.

Pacific Premier Bancorp, Inc.	Opus Bank

SouthState Corporation	CenterState Bank Corporation

Using the latest publicly available information prior to the announcement of the relevant transaction, Piper Sandler reviewed the following transaction metrics: deal value, price to last-twelve-months earnings per share, price to tangible book value, core deposit premium, and 1-day market premium. Piper Sandler compared the indicated transaction metrics for the merger to the median, mean, low and high metrics of the Nationwide Precedent Transactions group.

		Nationwide Precedent Transactions
	Provident/ Lakeland	Median	Mean	Low	High
Deal Value ($mm)	1,270.1	1,153.0	1,541.9	641.9	3,212.0
Price / LTM Earnings (x)	12.5	15.7	17.1	9.6	29.8
Price / Tangible Book Value (%)	155	162	165	112	229
Core Deposit Premium (%)	5.8	6.7	7.4	1.7	13.6
1-Day Market Premium (%)	18.3	17.5	17.3	0.7	42.7

Net Present Value Analyses.

Piper Sandler performed an analysis that estimated the net present value of a share of Provident common stock assuming Provident performed in accordance with publicly available median analyst earnings per share estimates for Provident for the quarters ending September 30, 2022 and December 31, 2022 and for the year ending December 31, 2023, as well as an estimated annual net income available for common stockholders growth rate for the years ending December 31, 2024 through December 31, 2026 and estimated dividends per share for the years ending December 31, 2022 through December 31, 2026, as provided by the senior management of Provident. To approximate the terminal value of a share of Provident common stock at December 31, 2026, Piper Sandler applied price to 2026 earnings multiples ranging from 9.0x to 13.0x and multiples of December 31, 2026 tangible book value ranging from 125% to 200%. The terminal values were then discounted to present values using different discount rates ranging from 8.0% to 12.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Provident common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Provident common stock of $19.18 to $30.69 when applying multiples of earnings and $20.49 to $36.09 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount

Rate	9.0x	10.0x	11.0x	12.0x	13.0x
8.0%	$22.33	$24.42	$26.51	$28.60	$30.69
9.0%	21.48	23.49	25.49	27.50	29.50
10.0%	20.68	22.60	24.52	26.45	28.37
11.0%	19.91	21.75	23.60	25.45	27.30
12.0%	19.18	20.95	22.72	24.50	26.27

Tangible Book Value Per Share Multiples

Discount

Rate	125%	140%	155%	170%	185%	200%
8.0%	$23.88	$26.32	$28.76	$31.21	$33.65	$36.09
9.0%	22.97	25.31	27.66	30.00	32.34	34.69
10.0%	22.10	24.35	26.60	28.85	31.10	33.35
11.0%	21.28	23.44	25.60	27.76	29.92	32.08
12.0%	20.49	22.57	24.64	26.72	28.79	30.86

Piper Sandler also considered and discussed with Provident’s board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Piper Sandler performed a similar analysis, assuming Provident’s earnings varied from 15.0% above estimates to 15.0% below estimates. This analysis resulted in the following range of per share values for Provident’s common stock, applying the price to 2026 earnings multiples range of 9.0x to 13.0x referred to above and a discount rate of 10.06%.

Earnings Per Share Multiples

Annual Estimate Variance	9.0x	10.0x	11.0x	12.0x	13.0x
(15.0%)	$18.04	$19.67	$21.30	$22.93	$24.56
(10.0%)	18.90	20.63	22.36	24.08	25.81
(5.0%)	19.76	21.59	23.41	25.23	27.06
0.0%	20.63	22.55	24.47	26.39	28.31
5.0%	21.49	23.51	25.52	27.54	29.55
10.0%	22.36	24.47	26.58	28.69	30.80
15.0%	23.22	25.43	27.63	29.84	32.05

Piper Sandler also performed an analysis that estimated the net present value per share of Lakeland common stock, assuming Lakeland performed in accordance with publicly available median analyst earnings per share estimates for Lakeland for the quarters ending September 30, 2022 and December 31, 2022 and for the year ending December 31, 2023, as well as an estimated annual net income available for common shareholders growth rate for the years ending December 31, 2024 through December 31, 2026 and estimated dividends per share for the years ending December 31, 2022 through December 31, 2026, as provided by the senior management of Lakeland. To approximate the terminal value of a share of Lakeland common stock at December 31, 2026, Piper Sandler applied price to 2026 earnings multiples ranging from 9.0x to 13.0x and multiples of December 31, 2026 tangible book value ranging from 125% to 200%. The terminal values were then discounted to present values using different discount rates ranging from 8.0% to 12.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Lakeland common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Lakeland common stock of $14.75 to $23.92 when applying multiples of earnings and $16.72 to $29.98 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount

Rate	9.0x	10.0x	11.0x	12.0x	13.0x
8.0%	$17.21	$18.89	$20.57	$22.24	$23.92
9.0%	16.55	18.16	19.77	21.38	22.98
10.0%	15.92	17.46	19.01	20.55	22.10
11.0%	15.32	16.80	18.28	19.77	21.25
12.0%	14.75	16.17	17.59	19.02	20.44

Tangible Book Value Per Share Multiples

Discount

Rate	125%	140%	155%	170%	185%	200%
8.0%	$19.53	$21.62	$23.71	$25.80	$27.89	$29.98
9.0%	18.78	20.78	22.78	24.79	26.79	28.79
10.0%	18.06	19.98	21.90	23.82	25.75	27.67
11.0%	17.37	19.22	21.06	22.91	24.76	26.60
12.0%	16.72	18.49	20.26	22.04	23.81	25.58

Piper Sandler also considered and discussed with Provident’s board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Piper Sandler performed a similar analysis assuming Lakeland’s earnings varied from 15.0% above estimates to 15.0% below estimates. This analysis resulted in the following range of per share values for Lakeland common stock, applying the price to 2026 earnings multiples range of 9.0x to 13.0x referred to above and a discount rate of 10.06%.

Earnings Per Share Multiples

Annual Estimate Variance	9.0x	10.0x	11.0x	12.0x	13.0x
(15.0%)	$13.81	$15.11	$16.42	$17.73	$19.04
(10.0%)	14.50	15.88	17.27	18.66	20.04
(5.0%)	15.19	16.65	18.12	19.58	21.04
0.0%	15.88	17.42	18.96	20.50	22.04
5.0%	16.58	18.19	19.81	21.43	23.04
10.0%	17.27	18.96	20.66	22.35	24.04
15.0%	17.96	19.73	21.50	23.27	25.05

Piper Sandler noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Transaction Analysis

Piper Sandler analyzed certain potential pro forma effects of the merger on Provident assuming the transaction closes March 31, 2023. Piper Sandler also utilized the following information and assumptions: (a) publicly available median analyst earnings per share estimates for Provident for the quarters ending September 30, 2022 and December 31, 2022 and for the year ending December 31, 2023, as well as an estimated annual net income available for common stockholders growth rate for the years ending December 31, 2024 through December 31, 2026 and estimated dividends per share for the years ending December 31, 2022 through December 31, 2026, as provided by the senior management of Provident, (b) publicly available median analyst earnings per share estimates for Lakeland for the quarters ending September 30, 2022 and December 31, 2022 and for the year ending December 31, 2023, as well as an estimated annual net income available for common shareholders growth rate for the years ending December 31, 2024 through December 31, 2026 and estimated dividends per share for the years ending December 31, 2022 through December 31, 2026, as provided by the senior management of Lakeland, and (c) certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as well as certain adjustments for CECL accounting standards as provided by the senior management of Provident. The analysis indicated that the transaction could be accretive to Provident’s estimated earnings per share (excluding one-time transaction costs and expenses) in the years ending December 31, 2023 through December 31, 2025 and dilutive to Provident’s estimated tangible book value per share at closing of the merger.

In connection with this analysis, Piper Sandler considered and discussed with Provident’s board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

Piper Sandler’s Relationship

Piper Sandler is acting as Provident’s financial advisor in connection with the transaction and will receive a fee for such services in an amount equal to approximately $9.8 million, which fee is contingent upon the closing of the merger. Piper Sandler also received a $2.0 million fee from Provident upon rendering its opinion, which opinion fee will be credited in full towards the advisory fee which will become payable to Piper Sandler upon closing of the merger. Provident has also agreed to indemnify Piper Sandler against certain claims and liabilities arising out of Piper Sandler’s engagement and to reimburse Piper Sandler for certain of its out-of-pocket expenses incurred in connection with Piper Sandler’s engagement.

In the two years preceding the date of Piper Sandler’s opinion, Piper Sandler did not provide any other investment banking services to Provident. Piper Sandler acted as underwriter in connection with Lakeland’s offer and sale of subordinated debt, which transaction occurred in September 2021 and for which Piper Sandler received approximately $740,000 in compensation. Except for the foregoing, Piper Sandler did not provide any investment banking services to Lakeland in the two years preceding the date of Piper Sandler’s opinion. In addition, in the ordinary course of Piper Sandler’s business as a broker-dealer, Piper Sandler may purchase securities from and sell securities to Provident, Lakeland and their respective affiliates. Piper Sandler may also actively trade the equity and debt securities of Provident, Lakeland and their respective affiliates for Piper Sandler’s own account and for the accounts of Piper Sandler’s customers.

Lakeland’s Reasons for the Merger; Recommendation of Lakeland’s Board of Directors

After careful consideration, the Lakeland board of directors, at a special meeting held on September 26, 2022, unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of Lakeland and its shareholders, (ii) approved and adopted the merger agreement and (iii) authorized and approved the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby, including the merger. Accordingly, the Lakeland board of directors unanimously recommends that Lakeland shareholders vote “FOR” the Lakeland merger proposal, “FOR” the Lakeland compensation proposal and “FOR” the Lakeland adjournment proposal.

In reaching its decision to approve the merger agreement and the transactions contemplated thereby, including the merger, and to recommend that Lakeland shareholders approve the merger agreement, the Lakeland board of directors evaluated the merger agreement, the merger and the other transactions contemplated by the merger agreement in consultation with Lakeland management, as well as with Lakeland’s financial and legal advisors, and considered a number of factors, including the following:

•	each of Lakeland’s and Provident’s business, operations, financial condition, stock performance, asset quality, earnings, markets and prospects;

•	the strategic rationale for the merger;

•	the fact that Lakeland and Provident have similar market capitalizations and similar strategic outlooks and corporate cultures;

•

the fact that Lakeland’s and Provident’s respective geographic reach, products, customers and businesses complement each other, including strong community banking franchises with significant low-cost core deposits and the potential for incremental revenue opportunities from the addition of each company’s unique businesses;

•

the ability of the combined bank to have greater scale that may enable it to attract additional customers and employees and have the ability to invest and spread increasing costs more effectively in technology, risk and compliance;

•

the combined company’s position as the second (2nd) largest bank headquartered in New Jersey by assets, with a material presence in key New Jersey geographic areas, including northern and central New Jersey;

•

its view that the combined company will have the scale, resources and capabilities to drive technology and infrastructure investments to enhance the customer experience by leveraging the strengths of both Lakeland and Provident;

•	the structure of the transaction in which the Lakeland board of directors and Lakeland’s management would have significant participation in the combined company as further described below;

•

the fact that Lakeland shareholders will become stockholders of Provident and will continue to share proportionately in the business successes of the legacy Lakeland business, including in any potential future change of control transaction involving Provident;

•

the fact that, upon the closing, the combined company’s board of directors would include seven (7) legacy Lakeland directors, including Mr. Shara as the Executive Vice Chairman of the board of directors of the combined company, out of a total of sixteen (16) directors and that at least two (2) legacy Lakeland directors will be appointed to the committees of the board of directors, which the Lakeland board of directors believes enhances the likelihood that the strategic benefits expected to be obtained from the merger will be realized;

•

the fact that, upon the closing, senior members of Lakeland management will continue to have senior management leadership roles in the resulting organization, including Mr. Shara as the Executive Vice Chairman of the board of directors;

•

its view that the combined company would have a stronger, deeper leadership team with complementary expertise to drive enhanced operational performance, strategic growth and risk management and its view that the combined company would have a strengthened ability to recruit and retain top-tier talent while offering colleagues more opportunities for career development and mobility;

•

its knowledge of the current and prospective environment in the financial services industry in general, including economic conditions and the interest rate and regulatory environments, increased operating costs resulting from regulatory and compliance mandates, increasing competition from both banks and non-bank financial and financial technology firms, current financial market conditions and the likely effects of these factors on Lakeland’s and the combined company’s potential growth, development, productivity and strategic options;

•

its view with respect to other strategic alternatives potentially available to Lakeland, including continuing as a stand-alone company, engaging in a strategic combination with another party or a sale to a potential acquirer, and its belief as to the availability of these alternatives and that any such available alternatives would not deliver the financial and operational benefits that could be achieved in the proposed merger with Provident;

•	its view that the cost savings and synergies created by the merger create material value for the Lakeland shareholders and enable reinvestment of additional capital;

•	the fact that both Lakeland and Provident have similar commitments to their respective customers and communities;

•

its belief that the two companies’ corporate cultures and business philosophies are complementary and compatible, including with respect to corporate purpose, strategic focus, commitment to corporate governance and ethical business practices, target markets, client service, credit, risk profiles, community commitment and commitment to diversity, equity and inclusion and environmental, social and governance considerations, and its belief that the complementary cultures will facilitate the successful integration of the two companies and implementation of the transaction;

•

its review and discussions with Lakeland’s management concerning Lakeland’s due diligence examination of the operations, financial condition, credit quality, earnings, risk management and regulatory compliance programs and prospects of Provident;

•	the expectation that the requisite regulatory approvals could be obtained in a timely fashion;

•	the benefits and opportunities Provident will bring to the combined company, including strong wealth management and insurance services capabilities;

•	the expectation that the transaction will be generally tax-free for United States federal income tax purposes to Lakeland’s shareholders;

•

the fact that the exchange ratio would be fixed, with no adjustment in the merger consideration to be received by Lakeland shareholders as a result of possible increases or decreases in the trading price of Lakeland or Provident stock following the announcement of the merger, which the Lakeland board of directors believed was consistent with market practice for transactions of this type and with the strategic purpose of the transaction;

•

the premium to Lakeland’s shareholders based on the fixed exchange ratio and the relative prices of the companies’ stock at the time of the merger announcement that affords Lakeland shareholders a share of the anticipated transaction synergies at closing;

•

the fact that the implied value of the merger consideration based on the closing price of Provident common stock as of September 23, 2022 of $23.29 for each share of Lakeland common stock represented an 18.3% premium over the closing price of Lakeland common stock on September 23, 2022 (the last trading day prior to the board meeting to approve the merger);

•	its expectation that, upon consummation of the merger, Lakeland’s shareholders would own approximately forty-two percent (42%) of the combined company on a fully diluted basis;

•

the anticipated pro forma financial impact of the merger on Lakeland, including the board’s expectation that there will be earnings per share accretion to Lakeland’s shareholders in excess of twenty percent (20%);

•	its expectation of an immediate increase to Lakeland’s shareholders in dividends per share based on anticipated dividend payments by the combined company;

•	the fact that Lakeland’s shareholders will have an opportunity to vote on the approval of the merger agreement and the merger;

•

the opinion, dated September 26, 2022, of KBW to the Lakeland board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Lakeland common stock of the exchange ratio in the merger as more fully described below under “—Opinion of Lakeland’s Financial Advisor” beginning on page [●];

•

the terms of the merger agreement and the Provident bylaw amendment, which Lakeland reviewed with its legal advisor, including the representations, warranties, covenants, deal protection and termination provisions contained therein; and

•	its view that the two management teams have many years of integration experience through various acquisitions, which can be leveraged in successfully completing the integration process.

The Lakeland board of directors also considered the potential risks related to the transaction, but concluded that the anticipated benefits of combining with Provident were likely to outweigh these risks. These potential risks include, among others:

•

the possibility that the anticipated benefits of the transaction will not be realized when expected or at all, including as a result of the impact of, or difficulties arising from, the integration of the two companies or as a result of the strength of the economy, general market conditions and competitive factors in the areas where Lakeland and Provident operate businesses;

•	the possible diversion of management attention and resources from other strategic opportunities and operational matters while working to implement the transaction and integrate the two companies;

•	the risk of losing key employees during the pendency of the merger and thereafter;

•	the restrictions on the conduct of Lakeland’s business during the period between execution of the merger agreement and the consummation of the merger, which could potentially delay or prevent

Lakeland from undertaking business opportunities that might arise or certain other actions it might otherwise take with respect to its operations absent the pendency of the merger;

•	the potential effect of the merger on Lakeland’s overall business, including its relationships with customers, employees, suppliers and regulators;

•	the fact that Lakeland’s shareholders would not be entitled to appraisal or dissenters’ rights in connection with the merger;

•	the possibility of encountering difficulties in achieving anticipated cost savings and synergies in the amounts currently estimated or within the time frame currently contemplated;

•	certain anticipated merger-related costs, which could also be higher than expected;

•

the regulatory and other approvals required in connection with the merger and the bank merger and the risk that such regulatory approvals will not be received or will not be received in a timely manner or may impose burdensome or unacceptable conditions that may adversely affect the anticipated operations, synergies and financial results of the combined company following the completion of the merger;

•	the potential for legal claims challenging the merger;

•

the risk that the merger may not be completed despite the combined efforts of Lakeland and Provident or that completion may be unduly delayed, including as a result of delays in obtaining the requisite regulatory approvals; and

•	the other risks described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on pages [●] and [●], respectively.

The foregoing discussion of the information, risks and factors considered by the Lakeland board of directors is not intended to be exhaustive but includes the material factors and risks considered by the board. In reaching its decision to approve the merger agreement and the transactions contemplated thereby, including the merger, the Lakeland board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Lakeland board of directors considered all these factors as a whole in evaluating the merger agreement and the transactions contemplated thereby, including the merger.

For the reasons set forth above, the Lakeland board of directors determined that the merger agreement and the transactions contemplated by the merger agreement are advisable, fair to and in the best interests of Lakeland and its shareholders, and approved the merger agreement and the transactions contemplated thereby, including the merger.

In considering the recommendation of the Lakeland board of directors, you should be aware that certain directors and executive officers of Lakeland may have interests in the merger that are different from, or in addition to, interests of shareholders of Lakeland generally and may create potential conflicts of interest. The Lakeland board of directors was aware of these interests and considered them when evaluating and negotiating the merger agreement and the transactions contemplated thereby, including the merger, and in recommending to Lakeland’s shareholders that they vote in favor of the Lakeland merger proposal. See “—Interests of Certain Lakeland Directors and Executive Officers in the Merger” beginning on page [●].

It should be noted that this explanation of the reasoning of the Lakeland board of directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page [●].

For the reasons set forth above, the Lakeland board of directors unanimously recommends that the Lakeland shareholders vote “FOR” the Lakeland merger proposal and “FOR” the other proposals to be considered at the Lakeland special meeting.

Opinion of Lakeland’s Financial Advisor

Lakeland engaged KBW to render financial advisory and investment banking services to Lakeland, including an opinion to the Lakeland board of directors as to the fairness, from a financial point of view, to the common shareholders of Lakeland of the exchange ratio in the proposed merger. Lakeland selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, KBW is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.

As part of its engagement, representatives of KBW attended the meeting of the Lakeland board of directors held on September 26, 2022, at which the Lakeland board of directors evaluated the proposed transaction. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered to the Lakeland board an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in its opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to the holders of Lakeland common stock. The Lakeland board of directors approved the merger agreement at this meeting.

The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex C to this document and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.

KBW’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the Lakeland board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, of the exchange ratio in the merger to the holders of Lakeland common stock. It did not address the underlying business decision of Lakeland to engage in the merger or enter into the merger agreement or constitute a recommendation to the Lakeland board of directors in connection with the merger, and it does not constitute a recommendation to any holder of Lakeland common stock or any stockholder of any other entity as to how to vote in connection with the merger or any other matter, nor does it constitute a recommendation regarding whether or not any such shareholder or stockholder should enter into a voting, shareholders’ or affiliates’ agreement with respect to the merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder or stockholder.

KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Lakeland and Provident and bearing upon the merger, including, among other things:

•	a draft of the merger agreement dated September 24, 2022 (the most recent draft then made available to KBW);

•	the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2021 of Lakeland;

•	the unaudited quarterly financial statements and the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022 and June 30, 2022 of Lakeland;

•	the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2021 of Provident;

•	the unaudited quarterly financial statements and the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022 and June 30, 2022 of Provident;

•

certain regulatory filings of Lakeland and Provident and their respective subsidiaries, including the quarterly reports on Form Y-9C and the quarterly call reports filed with respect to each quarter during the three-year period ended December 31, 2021 as well as the quarters ended March 31, 2022 and June 30, 2022;

•	certain other interim reports and other communications of Lakeland and Provident to their respective shareholders or stockholders; and

•

other financial information concerning the businesses and operations of Lakeland and Provident furnished to KBW by Lakeland and Provident or which KBW was otherwise directed to use for purposes of KBW’s analyses.

KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:

•	the historical and current financial position and results of operations of Lakeland and Provident;

•	the assets and liabilities of Lakeland and Provident;

•	the nature and terms of certain other merger transactions and business combinations in the banking industry;

•	a comparison of certain financial and stock market information for Lakeland and Provident with similar information for certain other companies the securities of which were publicly traded;

•

publicly available consensus “street estimates” of Lakeland, as well as assumed long-term Lakeland growth rates provided to KBW by Lakeland management, all of which information was discussed with KBW by such management and used and relied upon by KBW at the direction of Lakeland management and with the consent of the Lakeland board of directors;

•

publicly available consensus “street estimates” of Provident, as well as assumed long-term Provident growth rates provided to KBW by Provident management, all of which information was discussed with KBW by such management and used and relied upon by KBW based on such discussions, at the direction of Lakeland management and with the consent of the Lakeland board of directors; and

•

estimates regarding certain pro forma financial effects of the merger on Provident (including, without limitation, the cost savings and related expenses expected to result or be derived from the merger) that were prepared by Provident management, provided to and discussed with KBW by such management, and used and relied upon by KBW based on such discussions, at the direction of Lakeland management and with the consent of the Lakeland board of directors.

KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also participated in discussions held by the managements of Lakeland and Provident regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as KBW deemed relevant to its inquiry. KBW was not requested to assist, and did not assist, Lakeland with soliciting indications of interest from third parties regarding a potential transaction with Lakeland.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to or discussed with it or that was publicly available and KBW did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied upon the management of Lakeland as to the reasonableness and achievability of the publicly available consensus “street estimates” of Lakeland and the assumed Lakeland long-term growth rates referred to above (and the assumptions and bases therefor), and KBW assumed that all such information was reasonably prepared and represented, or in the case of the Lakeland “street estimates” referred to above that such estimates were consistent with, the best currently available estimates and judgments of Lakeland management and that the forecasts, projections and estimates reflected in such information would be realized in the amounts and in the time periods estimated. KBW further relied, with the consent of Lakeland, upon Provident management as to the reasonableness and achievability of the publicly available consensus “street estimates” of Provident, the assumed Provident long-term growth rates, and the estimates regarding certain pro forma financial effects of the merger on Provident (including, without limitation, the cost savings and related expenses expected to result or be derived from the merger), all as referred to above (and the assumptions and bases for all such information), and KBW assumed that all such information was reasonably prepared and represented, or in the case of the Provident “street estimates” referred to above that such estimates were consistent with, the best currently available estimates and judgments of Provident management and that the forecasts, projections and estimates reflected in such information would be realized in the amounts and in the time periods estimated.

It is understood that the portion of the foregoing financial information of Lakeland and Provident that was provided to KBW was not prepared with the expectation of public disclosure and that all of the foregoing financial information, including the publicly available consensus “street estimates” of Lakeland and Provident referred to above, was based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions and, in particular, the widespread disruption, extraordinary uncertainty and unusual volatility arising from global tensions and political unrest, economic uncertainty, inflation and the COVID-19 pandemic, including the effect of evolving governmental interventions and non-interventions) and, accordingly, actual results could vary significantly from those set forth in such information. KBW assumed, based on discussions with the respective managements of Lakeland and Provident and with the consent of the Lakeland board of directors, that all such information provided a reasonable basis upon which KBW could form its opinion and KBW expressed no view as to any such information or the assumptions or bases therefor. Among other things, such information assumed that the ongoing COVID-19 pandemic could have an adverse impact, which was assumed to be limited, on Lakeland and Provident. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

KBW also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Lakeland or Provident since the date of the last financial statements of each such entity that were made available to KBW. KBW is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and KBW assumed, without independent verification and with Lakeland’s consent, that the aggregate allowances for loan and lease losses for each of Lakeland and Provident are adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Lakeland or Provident, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of Lakeland or Provident under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Such estimates are inherently subject to uncertainty and should not be taken as KBW’s view of the actual value of any companies or assets.

KBW assumed, in all respects material to its analyses:

•

that the merger and any related transactions (including, without limitation, the holdco merger and the bank merger) would be completed substantially in accordance with the terms set forth in the merger agreement (the final terms of which KBW assumed would not differ in any respect material to KBW’s analyses from the draft reviewed by KBW and referred to above), with no adjustments to the exchange ratio and with no other consideration or payments in respect of Lakeland common stock;

•	that the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement were true and correct;

•	that each party to the merger agreement and all related documents would perform all of the covenants and agreements required to be performed by such party under such documents;

•

that there were no factors that would delay or subject to any adverse conditions any necessary regulatory or governmental approval for the merger or any related transactions and that all conditions to the completion of the merger and any related transactions would be satisfied without any waivers or modifications to the merger agreement or any of the related documents; and

•

that in the course of obtaining the necessary regulatory, contractual or other consents or approvals for the merger and any related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of Lakeland, Provident or the pro forma entity, or the contemplated benefits of the merger, including without limitation the cost savings and related expenses expected to result or be derived from the merger.

KBW assumed that the merger would be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. KBW was further advised by representatives of Lakeland that Lakeland relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Lakeland, Provident, the merger and any related transaction, and the merger agreement. KBW did not provide advice with respect to any such matters.

KBW’s opinion addressed only the fairness, from a financial point of view, as of the date of the opinion, of the exchange ratio in the merger to the holders of Lakeland common stock. KBW expressed no view or opinion as to any other terms or aspects of the merger or any term or aspect of any related transaction (including the holdco merger and the bank merger), including without limitation, the form or structure of the merger or any such related transaction, any consequences of the merger or any such related transaction to Lakeland, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the merger, any such related transaction, or otherwise. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through such date. There has been significant volatility in the stock and other financial markets arising from global tensions and political unrest, economic uncertainty, inflation and the COVID-19 pandemic, including the effect of evolving governmental interventions and non-interventions. Developments subsequent to the date of KBW’s opinion may have affected, and may affect, the conclusion reached in KBW’s opinion and KBW did not and does not have an obligation to update, revise or reaffirm its opinion. KBW’s opinion did not address, and KBW expressed no view or opinion with respect to:

•	the underlying business decision of Lakeland to engage in the merger or enter into the merger agreement;

•	the relative merits of the merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by Lakeland or the Lakeland board of directors;

•

the fairness of the amount or nature of any compensation to any of Lakeland’s officers, directors or employees, or any class of such persons, relative to the compensation to the holders of Lakeland common stock;

•

the effect of the merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of Lakeland (other than the holders of Lakeland common stock, solely with respect to the exchange ratio as described in KBW’s opinion and not relative to the consideration to be received by holders of any other class of securities) or holders of any class of securities of Provident or any other party to any transaction contemplated by the merger agreement;

•	the actual value of Provident common stock to be issued in the merger;

•

the prices, trading range or volume at which Lakeland common stock or Provident common stock would trade following the public announcement of the merger or the prices, trading range or volume at which Provident common stock would trade following the consummation of the merger;

•	any advice or opinions provided by any other advisor to any of the parties to the merger or any other transaction contemplated by the merger agreement; or

•

any legal, regulatory, accounting, tax or similar matters relating to Lakeland, Provident, their respective shareholders or stockholders, or relating to or arising out of or as a consequence of the merger or any related transaction (including the holdco merger and the bank merger), including whether or not the merger and the holdco merger, taken together, would qualify as a tax-free reorganization for United States federal income tax purposes.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, Lakeland and Provident. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, KBW’s opinion was among several factors taken into consideration by the Lakeland board of directors in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Lakeland board of directors with respect to the fairness of the exchange ratio. The type and amount of consideration payable in the merger were determined through negotiation between Lakeland and Provident and the decision of Lakeland to enter into the merger agreement was solely that of the Lakeland board of directors.

The following is a summary of the material financial analyses presented by KBW to the Lakeland board of directors in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by KBW to the Lakeland board of directors, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

For purposes of the financial analyses described below, KBW utilized an implied transaction value for the merger of $19.37 per outstanding share of Lakeland common stock, or approximately $1,270 million in the aggregate, based on the 0.8319x exchange ratio in the proposed merger and the closing price of Provident common stock on September 23, 2022. In addition to the financial analyses described below, KBW reviewed with the Lakeland board of directors for informational purposes, among other things, an implied transaction multiple for the proposed merger (based on the implied transaction value for the merger of $19.37 per outstanding share of Lakeland common stock) of 11.5x Lakeland’s estimated calendar year 2022 earnings per share (EPS) using publicly available consensus “street estimates” of Lakeland.

Lakeland Selected Companies Analysis. Using publicly available information, KBW compared the financial performance, financial condition and market performance of Lakeland to 15 selected major exchange-traded banks (including Provident) headquartered in New Jersey, New York and Pennsylvania with total assets between $6 billion and $15 billion. Merger targets and mutual holding companies were excluded from the selected companies.

The selected companies were as follows:

Amalgamated Financial Corp.	OceanFirst Financial Corp.
ConnectOne Bancorp, Inc.	Peapack-Gladstone Financial Corporation
Dime Community Bancshares, Inc.	Provident Financial Services, Inc.
First Commonwealth Financial Corporation	S&T Bancorp, Inc.
Flushing Financial Corporation	Tompkins Financial Corporation
Kearny Financial Corp.	TrustCo Bank Corp NY
Metropolitan Bank Holding Corp.	Univest Financial Corporation
NBT Bancorp Inc.

To perform this analysis, KBW used profitability and other financial information for the most recent completed fiscal quarter (“MRQ”) or latest 12 months (LTM) available or as of the end of such periods and market price information as of September 23, 2022. KBW also used 2022 and 2023 EPS estimates taken from publicly available consensus “street estimates” for Lakeland and “normalized” 2022 and 2023 EPS estimates taken from publicly available consensus “street estimates” for the selected companies. Certain financial data presented in the tables below may not correspond to the data presented in Lakeland’s historical financial statements, or the data presented under the section “The Merger—Opinion of Provident’s Financial Advisor,” as a result of the different periods, assumptions and methods used to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of Lakeland and the selected companies:

		Selected Companies
	Lakeland	25th Percentile	Average	Median	75th Percentile
MRQ Core Return on Average Assets(1)	1.17%	1.13%	1.20%	1.20%	1.32%
MRQ Core Return on Average Equity(1)	10.95%	9.93%	12.10%	12.05%	14.30%
MRQ Core Return on Average Tangible Common Equity(1)	14.8%	14.3%	14.9%	16.1%	16.7%
MRQ Net Interest Margin	3.37%	3.04%	3.22%	3.21%	3.33%
MRQ Fee Income / Revenue (2)	8.4%	10.8%	16.7%	14.4%	24.8%
MRQ Efficiency Ratio	50.5%	56.9%	53.0%	53.2%	51.2%

(1)

Based on core net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of held to maturity and available for sale securities, amortization of intangibles, goodwill and nonrecurring items as defined by S&P Global Market Intelligence.

(2)	Excluded gain on sale of securities.

KBW’s analysis also showed the following concerning the financial condition of Lakeland and the selected companies:

		Selected Companies
	Lakeland	25th Percentile	Average	Median	75th Percentile
Tangible Common Equity / Tangible Assets	8.01%	7.76%	8.14%	7.99%	9.01%
Total Capital Ratio	13.74%	13.55%	14.47%	14.30%	14.87%
Loans / Deposits	87.1%	80.8%	88.3%	91.9%	95.7%
Loan Loss Reserves / Loans	0.93%	0.84%	0.99%	1.00%	1.17%
Nonperforming Assets / Loans + OREO	0.34%	0.79%	0.74%	0.57%	0.43%
MRQ Net Charge-offs / Average Loans	(0.01%)	0.08%	0.04%	0.02%	0.00%

In addition, KBW’s analysis showed the following concerning the market performance of Lakeland and the selected companies:

			Selected Companies
	Lakeland	25th Percentile	Average	Median	75th Percentile
One-Year Stock Price Change	(3.8%)	(8.3%)	0.8%	(1.4%)	4.8%
One-Year Stock Total Return	(0.5%)	(4.8%)	3.7%	0.0%	9.2%
Year-to-Date Stock Price Change	(13.7%)	(16.8%)	(9.5%)	(12.1%)	(3.6%)
Price / Tangible Book Value per Share	1.31x	1.19x	1.39x	1.28x	1.53x
Price / 2022 EPS Estimate	9.1x	8.5x	9.5x	9.3x	10.1x
Price / 2023 EPS Estimate	8.2x	7.8x	8.9x	8.2x	9.9x
Dividend Yield (1)	3.5%	3.0%	3.3%	3.5%	4.1%
LTM Dividend Payout Ratio (1)	37.4%	28.6%	33.7%	35.1%	42.6%

(1)	Based on the 14 selected companies which declared dividends for the most recent completed fiscal quarter and each quarter during the latest 12 months.

No company used as a comparison in the above selected companies analysis is identical to Lakeland. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Provident Selected Companies Analysis. Using publicly available information, KBW compared the financial performance, financial condition and market performance of Provident to 15 selected major exchange-traded banks (including Lakeland) headquartered in New Jersey, New York, and Pennsylvania with total assets between $6 billion and $15 billion. Merger targets and mutual holding companies were excluded from the selected companies.

The selected companies were as follows:

Amalgamated Financial Corp.	NBT Bancorp Inc.
ConnectOne Bancorp, Inc.	OceanFirst Financial Corp.
Dime Community Bancshares, Inc.	Peapack-Gladstone Financial Corporation
First Commonwealth Financial Corporation	S&T Bancorp, Inc.
Flushing Financial Corporation	Tompkins Financial Corporation
Kearny Financial Corp.	TrustCo Bank Corp NY
Lakeland Bancorp, Inc.	Univest Financial Corporation
Metropolitan Bank Holding Corp.

To perform this analysis, KBW used profitability and other financial information for the most recent completed fiscal quarter or latest 12 months available or as of the end of such periods and market price information as of September 23, 2022. KBW also used 2022 and 2023 EPS estimates taken from publicly available consensus “street estimates” for Provident and “normalized” 2022 and 2023 EPS estimates taken from publicly available consensus “street estimates” for the selected companies. Certain financial data presented in the tables below may not correspond to the data presented in Provident’s historical financial statements, or the data presented under the section “The Merger—Opinion of Provident’s Financial Advisor,” as a result of the different periods, assumptions and methods used to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of Provident and the selected companies:

		Selected Companies
	Provident	25th Percentile	Average	Median	75th Percentile
MRQ Core Return on Average Assets(1)	1.18%	1.13%	1.19%	1.20%	1.32%
MRQ Core Return on Average Equity(1)	9.94%	10.43%	12.17%	12.05%	14.30%
MRQ Core Return on Average Tangible Common Equity(1)	14.0%	14.7%	15.0%	16.1%	16.7%
MRQ Net Interest Margin	3.21%	3.04%	3.23%	3.26%	3.36%
MRQ Fee Income / Revenue (2)	17.3%	9.3%	16.1%	12.0%	24.8%
MRQ Efficiency Ratio	53.2%	56.9%	52.8%	52.6%	50.5%

(1)

Based on core net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of held to maturity and available for sale securities, amortization of intangibles, goodwill and nonrecurring items as defined by S&P Global Market Intelligence.

(2)	Excluded gain on sale of securities.

KBW’s analysis showed the following concerning the financial condition of Provident and the selected companies:

		Selected Companies
	Provident	25th Percentile	Average	Median	75th Percentile
Tangible Common Equity / Tangible Assets	8.48%	7.76%	8.11%	7.99%	9.01%
Total Capital Ratio	11.77%	13.79%	14.60%	14.30%	14.87%
Loans / Deposits	91.9%	80.8%	87.9%	91.4%	95.7%
Loan Loss Reserves / Loans	0.79%	0.86%	1.00%	1.00%	1.17%
Nonperforming Assets / Loans + OREO	0.67%	0.79%	0.72%	0.56%	0.36%
MRQ Net Charge-offs / Average Loans	0.01%	0.08%	0.04%	0.02%	(0.00%)

In addition, KBW’s analysis showed the following concerning the market performance of Provident and the selected companies:

		Selected Companies
	Provident	25th Percentile	Average	Median	75th Percentile
One-Year Stock Price Change	2.5%	(8.3%)	0.4%	(3.7%)	4.3%
One-Year Stock Total Return	6.7%	(4.8%)	3.2%	(0.5%)	8.2%
Year-to-Date Stock Price Change	(3.8%)	(16.8%)	(10.2%)	(12.1%)	(5.1%)
Price / Tangible Book Value per Share	1.56x	1.19x	1.37x	1.28x	1.48x
Price / 2022 EPS Estimate	10.2x	8.5x	9.4x	9.2x	9.8x
Price / 2023 EPS Estimate	9.3x	7.8x	8.8x	8.2x	9.9x
Dividend Yield (1)	4.1%	3.0%	3.2%	3.5%	3.9%
LTM Dividend Payout Ratio (1)	45.9%	28.6%	33.1%	35.1%	39.4%

(1)	Based on the 14 selected companies which declared dividends for the most recent completed fiscal quarter and each quarter during the latest 12 months.

No company used as a comparison in the above selected companies analysis is identical to Provident. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Selected Transactions Analysis. KBW reviewed publicly available information related to seven selected U.S. bank transactions announced since January 1, 2021 with announced deal values between $1.0 billion and $3.0 billion.

The selected transactions were as follows:

Acquiror	Acquired Company
Raymond James Financial, Inc.	TriState Capital Holdings, Inc.
Valley National Bancorp	Bank Leumi Le-Israel Corporation
First Interstate BancSystem, Inc.	Great Western Bancorp, Inc.
Old National Bancorp	First Midwest Bancorp, Inc.
New York Community Bancorp, Inc.	Flagstar Bancorp, Inc.
Independent Bank Corp.	Meridian Bancorp, Inc.
BancorpSouth Bank	Cadence Bancorporation

For each selected transaction, KBW derived the following implied transaction statistics, in each case based on the transaction consideration value paid or to be paid for the acquired company and using financial data based on the acquired company’s then latest publicly available financial statements prior to the announcement of the respective transaction and, to the extent publicly available, the one-year forward EPS consensus “street estimate” for the acquired company at the announcement of the respective transaction:

•

Price per common share to tangible book value per share of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by total tangible common equity);

•

Pay to Trade ratio (calculated as the price to tangible book value multiple paid or to be paid in the respective transaction divided by the acquiror’s standalone closing stock price to tangible book value multiple);

•	Tangible equity premium to core deposits (total deposits less time deposits greater than $100,000) of the acquired company, referred to as core deposit premium;

•

Price per common share to LTM Core EPS of the acquired company in the six selected transactions in which the LTM Core EPS estimate of the acquired company was available based on the acquired company’s then latest publicly available financial statements prior to the announcement of the respective transaction; and

•

Price per common share to forward (“FWD”) EPS of the acquired company in the six selected transactions in which the one-year forward EPS consensus “street estimate” of the acquired company was available at the announcement of the respective transaction.

KBW also reviewed the price per common share paid or to be paid for the acquired company for the six selected transactions involving publicly traded acquired companies as a premium/(discount) to the closing price of the acquired company one day prior to the announcement of the acquisition (expressed as a percentage and referred to as the one-day market premium). The resulting transaction multiples and premiums for the selected transactions were compared with the corresponding transaction multiples and premiums for the proposed merger based on the implied transaction value for the merger of $19.37 per outstanding share of Lakeland common stock and using historical financial information for Lakeland as of or for the 12-month period ended June 30, 2022, Lakeland’s 2023 EPS estimate taken from publicly available consensus “street estimates” for Lakeland and the closing price of Lakeland common stock on September 23, 2022.

The results of the analysis are set forth in the following table:

Selected Transactions
	Provident / Lakeland	25th Percentile	Median	Average	75th Percentile
Price / Tangible Book Value per Share	1.55x	1.42x	1.55x	1.54x	1.68x
Pay-to-Trade Ratio	1.00x	0.74x	0.82x	0.80x	0.84x
Core Deposit Premium	5.8%	5.2%	6.3%	6.0%	7.2%
Price / LTM Core EPS(1)	11.4x(2)	12.8x	14.8x	14.4x	16.7x
Price / FWD EPS	9.7x	12.8x	14.0x	13.3x	14.9x
One-Day Market Premium	18.3%	5.4%	14.1%	17.3%	24.0%

(1)

Core income as defined by S&P Global Market Intelligence, equal to net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of held to maturity and available for sale securities, amortization of intangibles, goodwill and nonrecurring items.

(2)	Excluded the negative impact of one-time costs related to the 1st Constitution Bancorp merger.

No company or transaction used as a comparison in the above selected transaction analysis is identical to Lakeland or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Relative Contribution Analysis. KBW analyzed the relative standalone contribution of Provident and Lakeland to various pro forma balance sheet and income statement items and the combined market capitalization of the combined entity. This analysis did not include purchase accounting adjustments or cost savings. To perform this analysis, KBW used (i) balance sheet data for Provident and Lakeland as of June 30, 2022 and historical income statement data for Provident and Lakeland for 2021, (ii) publicly available consensus “street estimates” for Provident and Lakeland and (iii) market price information as of September 23, 2022. The results of KBW’s analysis are set forth in the following table, which also compares the results of KBW’s analysis with the implied pro forma ownership percentages of Provident and Lakeland shareholders in the combined company based on the 0.8319x exchange ratio provided for in the merger agreement:

	Provident % of Total	Lakeland % of Total
Ownership at 0.8319x merger exchange ratio:
Pro Forma Ownership	58%	42%
Balance Sheet:
Total Assets	57%	43%
Gross Loans Held For Investment	57%	43%
Total Deposits	56%	44%
Tangible Common Equity	58%	42%
Income Statement:
2021 GAAP Net Income	64%	36%
2022 Core Net Income (1)	59%	41%
2022 GAAP Net Income	61%	39%
2023 GAAP Net Income	59%	41%
Market Capitalization:
Pre-Deal Market Capitalization	62%	38%

(1)

Based on publicly available 2022 EPS consensus “street estimates” for Provident and Lakeland, except that the Lakeland estimate excluded negative impact of one-time costs related to the 1st Constitution Bancorp merger.

Financial Impact Analysis. KBW performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of Provident and Lakeland. Using (i) closing balance sheet estimates assumed as of March 31, 2023 for Provident and Lakeland taken from publicly available consensus “street estimates,” (ii) publicly available 2022 and 2023 EPS consensus “street estimates” for Provident and an assumed long-term EPS growth rate for Provident provided by Provident management, (iii) publicly available 2022 and 2023 EPS consensus “street estimates” for Lakeland and an assumed long-term EPS growth rate for Lakeland provided by Lakeland management and (iv) pro forma assumptions (including, without limitation, the cost savings and related expenses expected to result from the merger as well as certain purchase accounting adjustments and other merger-related adjustments and restructuring charges assumed with respect thereto) provided by Provident management, KBW analyzed the potential financial impact of the merger on certain projected financial results of Provident. This analysis indicated the merger could be accretive to Provident’s estimated 2023 EPS and estimated 2024 EPS and could be dilutive to Provident’s estimated tangible book value per share at closing assumed as of March 31, 2023. Furthermore, the analysis indicated that, pro forma for the merger, each of Provident’s tangible common equity to tangible assets ratio, Tier 1 Leverage Ratio, Common Equity Tier 1 Ratio, Tier 1 Capital Ratio and Total Risk-based Capital Ratio at closing assumed as of March 31, 2023 could be lower. For all of the above analysis, the actual results achieved by Provident following the merger may vary from the projected results, and the variations may be material.

Lakeland Dividend Discount Model Analysis. KBW performed a dividend discount model analysis of Lakeland to estimate a range for the implied equity value of Lakeland. In this analysis, KBW used publicly available consensus “street estimates” for Lakeland and assumed long-term growth rates for Lakeland provided by Lakeland management, and KBW assumed discount rates ranging from 10.0% to 12.0%. The range of values was derived by adding (i) the present value of the implied future excess capital available for dividends that Lakeland could generate over the period from March 31, 2023 through December 31, 2027 as a standalone company and (ii) the present value of Lakeland’s implied terminal value at the end of such period. KBW assumed that Lakeland would maintain a tangible common equity to tangible assets ratio of 8.50% and would retain sufficient earnings to maintain that level. In calculating the terminal value of Lakeland, KBW applied a range of 8.0x to 10.0x Lakeland’s estimated 2028 earnings. This dividend discount model analysis resulted in a range of implied values per share of Lakeland common stock of $17.38 to $21.94.

The dividend discount model analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values and discount rates. The foregoing discounted cash flow analyses did not purport to be indicative of the actual values or expected values of Lakeland.

Provident Dividend Discount Model Analysis. KBW performed a dividend discount model analysis of Provident to estimate a range for the implied equity value of Provident. In this analysis, KBW used publicly available consensus “street estimates” of Provident and assumed long-term growth rates for Provident provided by Provident management, and KBW assumed discount rates ranging from 10.0% to 12.0%. The range of values was derived by adding (i) the present value of the implied future excess capital available for dividends that Provident could generate over the period from March 31, 2023 through December 31, 2027 as a standalone company and (ii) the present value of Provident’s implied terminal value at the end of such period. KBW assumed that Provident would maintain a tangible common equity to tangible assets ratio of 8.50% and would retain sufficient earnings to maintain that level. In calculating the terminal value of Provident, KBW applied a range of 8.0x to 10.0x Provident’s estimated 2028 earnings. This dividend discount model analysis resulted in a range of implied values per share of Provident common stock of $22.37 to $28.02.

The dividend discount model analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values and discount rates. The foregoing discounted cash flow analyses did not purport to be indicative of the actual values or expected values of Provident or the pro forma combined company.

Illustrative Pro Forma Combined Dividend Discount Model Analysis. KBW performed an illustrative dividend discount model analysis of the pro forma combined entity. In this analysis, KBW used publicly available consensus “street estimates” for Provident and Lakeland, assumed long-term growth rates for Provident provided by Provident management, assumed long-term growth rates for Lakeland provided by Lakeland management and pro forma assumptions (including, without limitation, the cost savings and related expenses expected to result from the merger as well as certain purchase accounting adjustments and other merger-related adjustments and restructuring charges assumed with respect thereto) provided by Provident management, and KBW assumed discount rates ranging from 10.0% to 12.0%. An illustrative range for the implied equity value of the pro forma combined entity was derived by adding (i) the present value of the implied future excess capital available for dividends that the pro forma combined company could generate over the period from March 31, 2023 through December 31, 2027 and (ii) the present value of the pro forma combined entity’s implied terminal value at the end of such period, in each case applying the pro forma assumptions. KBW assumed that the pro forma combined entity would maintain a tangible common equity to tangible assets ratio of 8.50% and would retain sufficient earnings to maintain that level. In calculating implied terminal values of the pro forma combined entity, KBW applied a range of 8.0x to 10.0x the pro forma combined entity’s estimated 2028 earnings. This dividend discount model analysis resulted in an illustrative range of implied values for the 0.8319 of a share of Provident common stock to be received in the proposed merger for each share of Lakeland common stock of $20.50 to $25.94.

The dividend discount model analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values and discount rates. The foregoing discounted cash flow analyses did not purport to be indicative of the actual values or expected values of Lakeland, Provident or the pro forma combined entity.

Miscellaneous. KBW acted as financial advisor to Lakeland in connection with the proposed merger and did not act as an advisor to or agent of any other person. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. KBW and its affiliates, in the ordinary course of its and their broker-dealer businesses (and further to existing sales and trading relationships between (i) KBW and Provident and (ii) a KBW broker-dealer affiliate and each of Lakeland and Provident), may from time to time purchase securities from, and sell securities to, Lakeland and Provident. In addition, as market makers in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of Lakeland or Provident for its and their own respective accounts and for the accounts of its and their respective customers and clients.

Pursuant to the KBW engagement agreement, Lakeland agreed to pay KBW a cash fee equal to 0.95% of the aggregate merger consideration, $3,000,000 of which became payable to KBW with the rendering of KBW’s opinion and the balance of which is contingent upon the closing of the merger. Lakeland also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify KBW against certain liabilities relating to or arising out of KBW’s engagement or KBW’s role in connection therewith. In addition to the present engagement, in the two years preceding the date of its opinion, KBW provided investment banking and financial advisory services to Lakeland and received compensation for such services. KBW acted as (i) financial advisor to Lakeland in connection with its January 2022 acquisition of 1st Constitution Bancorp and (ii) joint book-running manager for Lakeland’s September 2021 subordinated notes offering, for which KBW received aggregate fees (including underwriting discounts) of approximately $2.97 million from Lakeland. In the two years preceding the date of its opinion, KBW did not provide investment banking or financial advisory services to Provident. KBW may in the future provide investment banking and financial advisory services to Lakeland or Provident and receive compensation for such services.

Certain Unaudited Prospective Financial Information

Provident and Lakeland do not, as a matter of course, publicly disclose forecasts or internal projections as to their future performance, revenues, earnings, financial condition or other results given, among other reasons, the inherent uncertainty of the underlying assumptions and estimates, other than, from time to time, estimated ranges of certain financial measures for the current year and certain future years in their respective earnings conference calls, investor conference presentations and other investor materials.

However, in connection with the merger, Provident and Lakeland senior management prepared or approved for use certain unaudited prospective financial information (which we refer to collectively as the “prospective financial information”) with respect to Provident and Lakeland on a standalone basis and without giving effect to the merger (except as expressly set forth below under “—Certain Estimated Synergies Attributable to the Merger”), which was provided to and used by Piper Sandler (Provident’s financial advisor) and KBW (Lakeland’s financial advisor) for the purpose of performing financial analyses in connection with their respective opinions, as described in this joint proxy/prospectus under the headings “The Merger—Opinion of Provident’s Financial Advisor” and “The Merger—Opinion of Lakeland’s Financial Advisor” beginning on pages [●] and [●], respectively, and the boards of directors of Provident and Lakeland in connection with their respective evaluations of the merger. A summary of certain significant elements of this information is set forth below and is included in this joint proxy statement/prospectus solely for the purpose of providing Provident stockholders and Lakeland shareholders access to certain nonpublic information made available to Provident and Lakeland and their respective boards of directors and financial advisors.

The prospective financial information was prepared in good faith and on a reasonable basis based on the best information available to the preparers at the time of its preparation. However, there can be no assurance that the forecasts or projections will be realized, and actual results may vary materially from those shown in the prospective financial information. Neither Provident nor Lakeland endorses the prospective financial information as necessarily predictive of actual future results.

Furthermore, although presented with numerical specificity, the prospective financial information reflects numerous estimates and assumptions made by Provident and Lakeland senior management, as applicable, at the time such prospective financial information was prepared or approved for the financial advisors to use. The prospective financial information represents Provident and senior management’s evaluation of Provident’s expected future financial performance on a stand-alone basis and Lakeland and senior management’s evaluation of Lakeland’s expected future financial performance on a stand-alone basis, without reference to the merger. In addition, since the prospective financial information covers multiple years, such information by its nature becomes subject to greater uncertainty with each successive year. These and the other estimates and assumptions underlying the prospective financial information involve judgments with respect to, among other things, economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industries in which Provident and Lakeland operate and the risks and uncertainties described under “Risk Factors” beginning on page [●] of this joint proxy statement/prospectus and “Cautionary Statement Regarding Forward-Looking Statements” beginning on page [●] of this joint proxy statement/prospectus and in the reports that Provident and Lakeland file with the SEC from time to time, all of which are difficult to predict and many of which are outside the control of Provident and Lakeland and will be beyond the control of Provident following the completion of the merger. There can be no assurance that the underlying assumptions or projected results will be realized, and actual results could differ materially from those reflected in the prospective financial information, whether or not the merger is completed. Further, these assumptions do not include all potential actions that the senior management of Provident or Lakeland could or might have taken during these time periods. The inclusion in this joint proxy statement/prospectus of the prospective financial information below should not be regarded as an indication that Provident, Lakeland or their respective boards of directors or advisors considered, or now consider, this prospective financial information to be material information to any Provident stockholders or Lakeland shareholders, as the case may be, particularly in light of the inherent risks and uncertainties associated with such prospective financial information.

This information should not be construed as financial guidance and it should not be relied on as such. This information was prepared solely for internal use and is subjective in many respects and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The prospective financial information is not fact and should not be relied upon as necessarily indicative of actual future results. The prospective financial information also reflects numerous variables, expectations and assumptions available at the time it was prepared as to certain business decisions that are subject to change. Except as expressly set forth below under “—Certain Estimated Synergies Attributable to the Merger,” the prospective financial information does not take into account any circumstances or events occurring after the date it was prepared, including the transactions contemplated by the merger agreement or the possible financial and other effects on Provident or Lakeland of the merger, and does not attempt to predict or suggest actual future results of the combined company following the completion of the merger or give effect to the merger, including the effect of negotiating or executing the merger agreement, the costs that may be incurred in connection with consummating the merger, the potential synergies that may be achieved by the combined company as a result of the merger, the effect on Provident or Lakeland of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the prospective financial information does not take into account the effect of any possible failure of the merger to occur. No assurances can be given that if the prospective financial information and the underlying assumptions had been prepared as of the date of this joint proxy statement/prospectus, similar assumptions would be used. In addition, the prospective financial information may not reflect the manner in which the combined company would operate after the merger.

The prospective financial information was prepared separately using, in some cases, different assumptions, and is not intended to be added together. Adding the prospective financial information together for the two (2) companies is not intended to represent the results the combined company will achieve if the merger is completed and is not intended to represent forecasted financial information for the combined company if the merger is completed.

By including in this joint proxy statement/prospectus a summary of the prospective financial information, neither Provident nor Lakeland nor any of their respective representatives has made or makes any representation to any person regarding the ultimate performance of Provident or Lakeland compared to the information contained in the prospective financial information. Neither Provident, Lakeland nor, after completion of the merger, the combined company undertakes any obligation to update or otherwise revise the prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of subsequent or unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions.

The prospective financial information summarized in this section is not being included in this joint proxy statement/prospectus in order to induce any Provident stockholder to vote in favor of the Provident share issuance proposal or the Provident adjournment proposal or to induce any Lakeland shareholder to vote in favor of the Lakeland merger proposal, the Lakeland compensation proposal or the Lakeland adjournment proposal.

The accompanying prospective financial information was not prepared for the purpose of, or with a view toward, public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, published guidelines of the SEC regarding forward-looking statements or generally accepted accounting principles.

Subject to the above, the prospective financial information included in this section has been provided by Provident’s management and Lakeland’s management as described in this section. Neither KPMG LLP (the independent registered public accounting firm of each of Provident and Lakeland) nor any other independent registered public accounting firm has audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the prospective financial information and, accordingly, KPMG LLP does not express an opinion or any other form of assurance with respect thereto or its achievability and assumes no responsibility for the prospective financial information and disclaims any association with the prospective financial information. The reports by KPMG LLP incorporated by reference in this joint proxy statement/prospectus relate to Provident’s and Lakeland’s previously issued financial statements. They do not extend to the prospective financial information and should not be read to do so.

In light of the foregoing, and taking into account that the Provident special meeting and the Lakeland special meeting will be held several months after the financial forecasts were prepared, as well as the uncertainties inherent in any forecasted information, Provident stockholders and Lakeland shareholders are strongly cautioned not to place unwarranted reliance on such information, and Provident and Lakeland urge all Provident stockholders and Lakeland shareholders to review Provident’s and Lakeland’s respective most recent SEC filings for descriptions of Provident’s and Lakeland’s respective reported financial results. See “Where You Can Find More Information” beginning on page [●] of this joint proxy statement/prospectus.

Certain Stand-Alone Provident Prospective Financial Information

The following table presents publicly available median analyst consensus “street estimates” for Provident’s third- and fourth-quarter 2022 and full-year 2023 EPS that were (i) provided to Piper Sandler and approved by Provident for Piper Sandler’s use and reliance and (ii) provided to KBW and approved by Lakeland for KBW’s use and reliance, in each case in connection with such financial advisor’s financial analyses performed in connection with its opinion.

	2022Q3E	2022Q4E	2022E	2023E
EPS	$0.58	$0.59	$2.28	$2.50

Provident management also provided Piper Sandler and KBW with (and Provident management directed Piper Sandler to use and Lakeland management directed KBW to use) (i) an estimated annual net income available for common stockholders growth rate for the years ending December 31, 2024 through December 31, 2026 of 6% and (ii) estimated dividends per share of $0.96 for each of the years ending December 31, 2022 through December 31, 2026.

Certain Stand-Alone Lakeland Prospective Financial Information

The following table presents publicly available median analyst consensus “street estimates” for Lakeland’s third- and fourth-quarter 2022 and full-year 2023 EPS that were (i) provided to Piper Sandler and approved by Provident for Piper Sandler’s use and reliance, and (ii) provided to KBW and approved by Lakeland for KBW’s use and reliance, in each case in connection with such financial advisor’s financial analyses performed in connection with its opinion.

	2022Q3E	2022Q4E	2022E	2023E
EPS	$0.50	$0.50	$1.69	$1.99

Lakeland management also provided Piper Sandler and KBW with (and Provident management directed Piper Sandler to use and Lakeland management directed KBW to use) (i) an estimated annual net income available for common shareholders growth rate for the years ending December 31, 2024 through December 31, 2026 of 6% and (ii) estimated dividends per share of $0.57 for the year ending December 31, 2022 and $0.58 for each of the years ending December 31, 2023 through December 31, 2026.

Certain Estimated Synergies Attributable to the Merger

The management of Provident and the management of Lakeland developed and provided to their respective boards of directors certain prospective financial information relating to the anticipated strategic, financial and operational benefits to, and synergies to be realized by, Provident following the completion of the merger beginning in 2023. Such prospective financial information also was (i) provided by Provident to Piper Sandler and approved by Provident for Piper Sandler’s use and reliance and (ii) provided by Lakeland to KBW and approved by Lakeland for KBW’s use and reliance, in each case in connection with such financial advisors’ respective financial analyses and opinions as described in this joint proxy statement/prospectus under “—Opinion of Provident’s Financial Advisor” and “—Opinion of Lakeland’s Financial Advisor.”

Such prospective financial information included, among other things, (i) annual pre-tax cost savings of $65 million, or approximately 15% of the combined company’s non-interest expense or approximately 35% of Lakeland’s total non-interest expense (fully synergized run rate including 1st Constitution Bancorp), phased in 75% during 2023 and 100% in 2024 and thereafter; (ii) one-time, pre-tax transaction costs of $95 million, mostly consisting of vendor and employment contract termination costs and investment banker and other professional fees, fully reflected in tangible book value at the completion of the merger; and (iii) certain estimated purchase accounting adjustments and adjustments for CECL accounting standards. Such prospective financial information assumed a hypothetical March 31, 2023 closing date for the merger.

See above in this section for further information regarding the uncertainties underlying the prospective financial information, including the synergy estimates, as well as the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” beginning on pages [●] and [●], respectively, for further information regarding the uncertainties and factors associated with realizing synergies in connection with the merger.

Interests of Certain Provident Directors and Executive Officers in the Merger

In considering the recommendation of the Provident board of directors to vote for the Provident share issuance proposal, Provident stockholders should be aware that the directors and executive officers of Provident may have interests in the merger, including financial interests, that are different from, or in addition to, the interests of Provident stockholders generally and that may create potential conflicts of interest. The Provident board of directors was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement and approving the merger agreement, and in recommending to Provident stockholders that they vote for the Provident share issuance proposal. For more information, see “—Background of the Merger” beginning on page [•] and “—Provident’s Reasons for the Merger; Recommendation of Provident’s Board of Directors” beginning on page [•]. Such interests are described in more detail below.

Treatment of Outstanding Provident Equity Awards

The restricted shares of Provident common stock and options to purchase shares of Provident common stock (collectively, the “Provident equity awards”) held by Provident’s directors and executive officers immediately prior to the effective time will not be impacted by the merger and will continue to be outstanding following the effective time, subject to the same terms and conditions that were applicable to such awards before the effective time. The closing of the merger will not constitute a change in control for purposes of the Provident equity awards held by Provident’s employees, including those held by Provident executive officers. As such, the merger will not result in Provident’s directors or executive officers receiving any enhanced, accelerated or additional vesting or other entitlements with respect to their Provident equity awards. In connection with the merger, Provident may provide accelerated equity vesting to Provident executive officers who depart Provident in connection with the closing, as described below in the section entitled “—Other Actions.”

Other Actions

In connection with the merger agreement, Provident is permitted to grant equity awards to its directors, officers and employees in the ordinary course consistent with past practice and may take action to provide that employees of Provident and its subsidiaries who are terminated other than for cause or resign for good reason (each as defined in the applicable Provident stock plan) following the effective time may be eligible to receive equity vesting as though such termination of employment occurred following a change in control (as defined in the applicable Provident stock plan).

Membership on the Board of Directors

The board of directors of the combined company as of the effective time will consist of sixteen (16) members of which nine (9) will be legacy Provident directors, including Christopher Martin, Anthony J. Labozzetta and such other directors as determined by Provident and seven (7) will be legacy Lakeland directors as determined by Lakeland, including Thomas J. Shara. Other than Messrs. Martin, Labozzetta and Shara, no decisions have been made with respect to which current Provident and Lakeland directors will be appointed to the board of directors of the combined company. For additional information, see “—Governance of the Combined Company After the Merger” beginning on page [●].

Interests of Certain Lakeland Directors and Executive Officers in the Merger

In considering the recommendation of Lakeland’s board with respect to the merger, Lakeland’s shareholders should be aware that the executive officers and directors of Lakeland and Lakeland Bank have certain interests in the merger that may be different from, or in addition to, the interests of Lakeland shareholders generally. Lakeland’s board was aware of these interests and considered them, among other matters, in making its recommendation that Lakeland vote to adopt the merger proposal.

Treatment of Lakeland Restricted Stock Awards

The non-employee directors of Lakeland hold Lakeland restricted stock awards granted under the Lakeland equity plans (the “Lakeland equity plans”). Under the merger agreement, at the effective time of the merger, all outstanding Lakeland restricted stock awards under the Lakeland equity plans granted prior to the date of the merger agreement, shall automatically and without any required action on the part of the holder thereof, fully vest and shall be exchanged for the merger consideration within five (5) business days after the effective time, less applicable taxes required to be withheld; provided, that if such time frame is not operationally feasible, each Lakeland restricted stock award shall be cancelled and converted into the right to receive the merger consideration as soon as reasonably practicable after the effective time. In addition, Lakeland may accelerate the vesting of Lakeland restricted stock awards in calendar year 2022 in order to mitigate penalties and excise taxes that would otherwise be imposed under Sections 280G and 4999 of the Code.

The following table sets forth the number of unvested Lakeland restricted stock awards held by the non-employee directors of Lakeland as of September 26, 2022, the date the merger agreement was executed, that will become vested as a result of the merger. None of the executive officers or named executive officers of Lakeland hold Lakeland restricted stock awards. The estimated value of the Lakeland restricted stock awards is based on (i) the average closing market price of Lakeland common stock over the first five (5) business days following the first public announcement of the transaction beginning on September 28, 2022 for a per share merger consideration of $16.29, multiplied by (ii) the total number of shares subject to each Lakeland restricted stock award.

Name	Unvested Lakeland Bancorp Restricted Stock Awards (#)	Aggregate Restricted Stock Award Value ($)
Bruce D. Bohuny	1,519	24,745
Mary Ann Deacon	2,532	41,246
Brian M. Flynn	1,519	24,745
Mark J. Fredericks	1,519	24,745
Brian A. Gragnolati	1,519	24,745
James E. Hanson II	1,519	24,745
Janeth C. Hendershot	1,519	24,745
Lawrence R. Inserra, Jr.	1,519	24,745
Robert F. Mangano	1,519	24,745
Robert E. McCracken	1,519	24,745
Robert B. Nicholson, III	1,519	24,745

Treatment of Lakeland Restricted Stock Units

Certain executive officers of Lakeland hold Lakeland restricted stock units granted under the Lakeland equity plans. Under the merger agreement, at the effective time, (i) any vesting conditions applicable to each outstanding time or performance-based Lakeland restricted stock unit granted prior to the date of the merger agreement, shall, automatically and without any required action on the part of the holder thereof, accelerate in full and fully vest, with any applicable performance-based vesting condition to be deemed achieved at “target level” (as defined in the applicable Lakeland equity plans), and (ii) each Lakeland restricted stock unit award shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive the merger consideration, less applicable taxes required to be withheld, if any, within five (5) business days after the effective time; provided, that if such time frame is not operationally feasible, each Lakeland restricted stock unit award shall be cancelled and converted into the right to receive the merger consideration as soon as reasonably practicable after the effective time of the merger. In addition, Lakeland may accelerate the vesting and settle Lakeland restricted stock units in calendar year 2022 in order to mitigate penalties and excise taxes that would otherwise be imposed under Sections 280G and 4999 of the Code.

The following table sets forth the number of unvested Lakeland restricted stock unit awards held executive officers of Lakeland (other than Lakeland’s named executive officers) as of September 26, 2022, the date the merger agreement was executed, that will become vested as a result of the merger. The non-employee directors of Lakeland do not hold any Lakeland restricted stock units. The estimated value of the Lakeland restricted stock unit awards is based on (i) the average closing market price of Lakeland common stock over the first five (5) business days following the first public announcement of the transaction beginning on September 28, 2022 for a per share merger consideration of $16.29, multiplied by (ii) the total number of shares subject to each Lakeland restricted stock unit award, and (iii) each Lakeland restricted stock unit subject to performance-based vesting conditions will fully vest at “target level.” For an estimate of the amounts that would be payable to each of the Lakeland’s named executive officers on settlement of their unvested Lakeland restricted stock unit awards, see “— Potential Payments and Benefits to Lakeland’s Named Executive Officers in Connection with the Merger” below.

Name	Unvested Lakeland Restricted Stock Units (#)	Aggregate Restricted Stock Unit Value ($)
Ellen Lalwani	31,584	514,503
Paul Ho Sing Loy	24,618	401,027
John F. Rath	41,677	678,918

Treatment of Lakeland Restricted Stock Awards and Restricted Stock Units Granted After September 26, 2022

If the effective time does not occur before the date on which Lakeland would make annual grants of equity awards to executives and other employees in the ordinary course of business in 2023, Lakeland has reserved the right to grant Lakeland restricted stock awards and/or Lakeland restricted stock unit awards under the Lakeland equity plans for 2023 in the ordinary course and in accordance with past practice, following September 26, 2022. Under the merger agreement, to the extent any Lakeland restricted stock award or Lakeland restricted stock unit is granted after September 26, 2022, such awards will cease to represent a restricted or performance stock unit denominated in shares of Lakeland common stock and shall be converted into a restricted stock unit denominated in shares of Provident common stock (a “Provident converted award”). The number of shares of Provident common stock subject to each such Provident converted award shall be equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Lakeland common stock subject to such Lakeland restricted stock unit award immediately prior to the effective time of the merger, with any applicable performance-based vesting condition to be deemed achieved at “target level” (as defined in the applicable Lakeland equity plans), multiplied by (y) 0.8319. Except as specifically provided above, following the effective time of the merger, each Lakeland restricted stock unit award and/or Lakeland restricted stock unit shall continue to be governed by the same terms and conditions as were applicable to such Lakeland restricted stock award or Lakeland restricted stock unit award immediately prior to the effective time, including accelerated vesting upon a qualifying termination of employment without “cause” or for “good reason” (as such terms are defined in the applicable agreements); provided that, after the effective time, any Lakeland restricted stock unit subject to performance-based vesting prior to the effective time will be subject to time-based vesting after the effective time and will cliff vest at the end of the applicable performance period.

Agreements and Benefit Plans with Lakeland’s Directors and Executive Officers

New Executive Vice Chairman Agreement with Mr. Shara

Lakeland and Lakeland Bank previously entered into an employment agreement with Mr. Shara, dated April 2, 2008 and as amended on August 7, 2015 (the “employment agreement”), the terms of which have been previously disclosed. Concurrent with the signing of the merger agreement, Mr. Shara entered into an executive vice chairman agreement (the “executive vice chairman agreement”) with Provident that will terminate, supersede and replace Mr. Shara’s employment agreement effective as of the closing date. As a result, Mr. Shara will not receive any payments or benefits under his existing Lakeland employment agreement and will not be entitled to any 280G gross up provided under his existing Lakeland employment agreement. The Provident executive vice chairman agreement with Mr. Shara, which will become effective as of the closing date, sets forth the terms of Mr. Shara’s employment with Provident and Provident Bank following the closing date. The executive vice chairman agreement has a two-year term and provides for a base salary of not less than $520,000 per year. The executive vice chairman agreement provides that if Mr. Shara’s employment is terminated for reasons other than for “cause”, or if he terminates his employment following an event constituting “good reason” (as such terms are defined in the executive vice chairman agreement), Mr. Shara would be entitled to a lump sum cash payment equal to one year of his base salary and one year of his bonus based on a target bonus opportunity, in each case, for the year of such termination, plus continued insurance coverage for the longer of the remaining term of the agreement or twelve (12) months following the date of termination (or a cash equivalency payment). These payments would be in addition to any base salary and incentive compensation earned as of the date of termination.

New Change in Control Agreement with Mr. Shara

In connection with the execution of the merger agreement, Provident entered into a new change in control agreement with Mr. Shara, effective as of the closing date of the merger (the “new change in control agreement”). Benefits under the new change in control agreement are payable after Mr. Shara’s qualifying termination event as described below following a “change in control” of Provident (as defined in the new change in control agreements). The new change in control agreement does not entitle Mr. Shara to any payments in the event that he is terminated after the closing of the merger (i.e., after a change in control solely of Lakeland), unless and until a change in control of Provident occurs. The term of the new change in control agreement is two years. Under the new change in control agreement, if Mr. Shara’s employment is terminated following a subsequent Provident change in control for a reason other than for “cause”, “disability”, or retirement, or Mr. Shara terminates employment for “good reason” (as such terms are defined in the new change in control agreement), Mr. Shara will be entitled to a lump sum cash payment equal to three times the average annual compensation paid to him during the three completed calendar years preceding the year in which the change in control occurs. In addition, Mr. Shara is generally entitled to receive life, health, dental and disability coverage at no cost to Mr. Shara for three years following his termination of employment (or a cash equivalency payment). These payments would be in addition to any base salary and incentive compensation earned as of the date of termination.

New Retention and Award Agreement with Mr. Shara

In connection with the execution of the merger agreement, Provident entered into a new retention and award agreement with Mr. Shara, effective as of the closing date of the merger (the “retention and award agreement”).

Mr. Shara’s retention and award agreement provides for a transaction bonus in the amount of $1,000,000 payable in a single cash lump sum on the first regular payroll date following the closing date of the merger. Further, Mr. Shara’s agreement provides for a retention payment in the amount of $1,000,000, half of which is payable in cash on the one-year anniversary following the closing date of the merger, and half of which is payable in a restricted stock award (based on the grant date fair market value) which will cliff vest on the one-year anniversary following the closing date of the merger.

New Non-Competition and Non-Solicitation Agreement with Mr. Shara

In connection with the execution of the merger agreement, Provident entered into a non-competition and non-solicitation agreement with Mr. Shara (the “non-competition and non-solicitation agreement”). Pursuant to the non-competition and non-solicitation agreement, Mr. Shara will be prohibited from competing with Provident and Provident Bank for a two-year period following the date on which Mr. Shara ceases to perform services for Provident and Mr. Shara will be prohibited from soliciting employees and customers for a two-year period following the date on which he ceases to perform services for Provident. The agreement provides that Mr. Shara will receive a lump sum cash payment in the amount of $3,100,000 on the first regularly scheduled payroll cycle following the closing date of the merger.

Other Arrangements with Mr. Shara

Mr. Shara is also party to a supplemental executive retirement plan agreement, dated April 2, 2008 (the “SERP”) and a deferred compensation agreement, dated February 27, 2015 (the “deferred compensation agreement”) each with Lakeland and Lakeland Bank. The merger constitutes a “change in control” under both the SERP and the deferred compensation agreement, and Mr. Shara, who is fully vested without regard to the merger in his benefits under the SERP and the deferred compensation agreement, will be entitled to certain benefits under the SERP and the deferred compensation agreement, as previously disclosed. In connection with the merger, Provident agreed not to terminate the SERP and the deferred compensation agreement.

Current Lakeland Change in Control Agreements with Messrs. Matteson, Nigro, Schwarz, Splaine and three other executive officers of Lakeland

Lakeland and Lakeland Bank previously entered into change in control agreements with each of Messrs. Matteson, Nigro, Schwarz, Splaine and three other executive officers of Lakeland (the “Lakeland change in control agreements”) providing for certain terms and conditions of their employment in the event of a “change in control” (as defined therein). The Lakeland change in control agreements will remain in effect following the merger. Under such Lakeland change in control agreements, the term of each executive’s employment becomes fixed for a period (the “contract period”) ending on the earlier of (i) the executive’s death, (ii) the second anniversary of the date of such change in control, or (iii) the date the executive attains age sixty-five (65), except for Mr. Schwarz, for whom the contract period ends on February 7, 2024. The merger constitutes a “change in control” as defined in the Lakeland change in control agreements. If during the contract period, such executive’s employment is terminated without “cause”, or the executive resigns for “good reason” (as such terms are defined in the change in control agreement), the executive will be entitled to continued life and health insurance benefits for the balance of the contract period at no cost to the executive and a lump sum cash payment equal to two times the sum of his highest salary and bonus paid to him during any of the three most recent calendar years prior to the change in control. Each Lakeland change in control agreement contains confidentiality and non-solicitation of employees or exclusive consultants covenants for a period of one year following the executive’s termination of employment during the contract period. For an estimate of the amount that would be payable to Messrs. Matteson, Nigro, Schwarz and Splaine, see “— Potential Payments and Benefits to Lakeland Bancorp’s Named Executive Officers in Connection with the Merger ” below. The estimated aggregate amount that would be payable to the three other non-named executive officers of Lakeland under their Lakeland change in control agreements is $3,126,121.

New Provident Change in Control Agreements with Messrs. Matteson, Nigro and One Other Executive Officer of Lakeland

In connection with the execution of the merger agreement, Provident entered into new change in control agreements with Messrs. Matteson, Nigro and one other non-named executive officer of Lakeland, effective as of the closing date (the “new Provident change in control agreements”). The new Provident change in control agreements are in addition to, and not in replacement of, the executive’s existing Lakeland change in control agreements, as described above. The Provident change in control agreements do not entitle any executive to any payments in the event that the executive is terminated after the closing of the merger (i.e., after a change in control solely of Lakeland), unless and until a change in control of Provident occurs. Benefits under the Provident change in control agreements are substantially the same as under Mr. Shara’s new change in control agreement, as described above, except that the terms of Messrs. Matteson’s, Nigro’s and the other non-named executive officer’s agreements are subject to an annual renewal on April 1st of each calendar year after the effective date of the merger agreement. Additionally, under Messrs. Matteson’s, Nigro’s and the other non-named executive officer’s new change in control agreements, the change in control severance payment is equal to two times the highest level of aggregate annualized base salary and other cash compensation paid to the executive during the calendar year termination occurs, or during either of the immediately preceding two calendar years, whichever is greater. The payments under the new change in control agreements for such executives would be reduced to avoid an excess parachute payment under Section 280G of the Internal Revenue Code if doing so results in a greater after-tax benefit to the executive.

New Retention and Award Agreements with Messrs. Matteson, Nigro and One Other Executive Officer

In connection with the execution of the merger agreement, Provident entered into new retention and award agreements with Messrs. Matteson, Nigro and one other non-named executive officer, effective as of the closing date of the merger (the “retention and award agreements”). The retention and award agreements provide for a retention payment of $650,000 to each executive, half of which is payable in cash on the sixtieth (60th) day following the closing date of the merger, and half of which is payable in a restricted stock award, which shall be granted on the sixtieth (60th) day following the closing date of the merger (based on the grant date fair market value) and which will cliff vest on the one-year anniversary following the closing date of the merger. By entering into the retention and award agreements and accepting the payments thereunder, the executives acknowledged and agreed that, for purposes of determining whether the executive has experienced “good reason” under their Lakeland change in control agreement at any time following the sixtieth (60th) day after the closing date of the merger, all references in the executive’s Lakeland change in control agreement to “good reason” will be determined with respect to the executive’s title, responsibilities, duties, base salary, cash bonus opportunity (e.g., expressed as a percentage of base salary), principal place of employment, pension or welfare plans, including fringe benefits and the number of paid vacation days, in which the executive participates, each as of immediately after the 60th day after the closing date of the merger. Moreover, the executives agreed that the “good reason” provisions under their existing Lakeland change in control agreements would not occur solely as a result of the integration of the compensation and benefit plans of Provident and Lakeland following the effective time, so long as the executive is entitled to participate in such compensation and benefit plans to the same extent as similarly situated executives. The retention and award agreements provide that if the executive experiences a “qualifying termination” (as defined in the retention and award agreements) within two years of the sixtieth (60th) day after the closing date of the merger and receives severance payments under the Lakeland change in control agreement, then the amount of such change in control severance benefit will be reduced by any retention payments paid to the executive pursuant to the executive’s Provident retention and award agreement.

Lakeland Elective Deferral Plan for Lakeland executive officers

Under the Lakeland elective deferral plan (the “elective deferral plan”), executives of Lakeland at a level of executive vice president or above, and other Lakeland executives as the Lakeland board may authorize, may voluntarily elect to defer payment of all or a portion of their base salary and bonuses. Messrs. Shara, Splaine,

Schwarz, Matteson, Nigro and one other non-named executive officer of Lakeland participate in the elective deferral plan. The merger constitutes a “change in control” under the elective deferral plan. Each such individual is fully vested in their elective deferral plan entitlements without regard to the merger.

Lakeland Directors’ Deferred Compensation Plan

Lakeland maintains the Lakeland Bancorp, Inc. Directors’ Deferred Compensation Plan (the “DCP”) for eligible directors who became members of the board of directors of Lakeland on or before December 31, 2008. The DCP provides that a director with five completed years of service on Lakeland’s board of directors may retire and continue to be paid for a period of ten years at a rate ranging from $5,000 to $17,500 per annum, depending upon years of credited service. In the event that a participating director separates from service following a change in control, the directors shall be deemed to have accumulated additional years of service as if the director had remained in service through the date that he or she reached normal retirement age. Despite serving as a director of the Company since April 2008, Mr. Shara elected not to participate in the DCP. The expected annual benefit for each participating director is $17,500 per year for each of Bruce Bohuny, Mary Ann Deacon, Mark Fredericks, Robert Nicholson, $15,000 per year for Robert McCracken and $12,500 per year for Janeth Hendershot.

Directors’ and Officers’ Indemnification; Directors’ and Officers’ Insurance

Under the merger agreement, each present and former director and officer of Lakeland or any of its subsidiaries is entitled to continued indemnification and insurance coverage through Provident for acts or omissions occurring at or prior to the effective time of the merger. The obligation to indemnify includes the obligation to advance expenses incurred in connection with the defense of any actions. For additional information, see “The Merger Agreement—Covenants and Agreements—Director and Officer Indemnification and Insurance” beginning on page [●].

Membership on the Board of Directors of Provident Financial and Provident Bank

As of the effective time, seven (7) legacy Lakeland directors, including Mr. Shara and such other directors as determined by Lakeland, will be appointed to the board of directors of Provident and Provident Bank. The boards of directors of Provident and Provident Bank will each be comprised of sixteen (16) directors, of which the other nine (9) will be legacy Provident directors, including Christopher Martin and Anthony J. Labozzetta. For additional information, see “The Merger—Governance of the Combined Company After the Merger” beginning on page [●]. Other than Messrs. Martin, Labozzetta and Shara, no decisions have been made with respect to which current Provident and Lakeland directors will be appointed to the board of directors of the combined company.

Potential Payments and Benefits to Lakeland’s Named Executive Officers in Connection with the Merger

This section sets forth the information required by Item 402(t) of the SEC’s Regulation S-K regarding compensation for each named executive officer of Lakeland that is based on, or otherwise relates to, the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section such term is used to describe the merger-related compensation payable to Lakeland’s named executive officers. The “golden parachute” compensation payable to these individuals is subject to a non-binding advisory vote of Lakeland shareholders, as described in “Lakeland Proposals—Proposal 2: Lakeland Compensation Proposal.” The table below sets forth, for the purposes of this golden parachute disclosure, the amount of payments and benefits (on a pre-tax basis) that each of Lakeland’s named executive officers would receive, using the following assumptions:

•

the effective time will occur on November 30, 2022 (which is the assumed date solely for purposes of this golden parachute compensation disclosure and which is the last practicable date prior to the date of this joint proxy statement/prospectus);

•	the named executive officers’ base salary rates and annual target bonuses remain unchanged from those in place as of September 26, 2022;

•	for purposes of calculating the value of unvested equity awards that will become vested as of the effective time, equity awards are those that are outstanding as of September 26, 2022; and

•

a price per share of Lakeland common stock of $16.29 (the average closing market price of Lakeland common stock over the first five (5) business days following the public announcement of the merger beginning on September 28, 2022).

The calculations in the table do not include amounts that Lakeland’s named executive officers were already entitled to receive or vested in as of the date of this joint proxy statement/prospectus. The calculations in the table also do not include certain compensation that may occur after the effective time (such as the retention payments for Messrs. Matteson and Nigro and other payments that may be made under the new executive vice chairman agreement between Provident and Mr. Shara) and that is contingent upon and will vest based on services to be provided to the resulting company following the closing of the merger. In addition, these amounts do not attempt to forecast any additional equity award grants, issuances or forfeitures that may occur prior to the completion of the merger. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below. Finally, payments that would be due under the Lakeland change in control agreements with Messrs. Matteson and Nigro if a termination of employment occurred are included in the table below, in accordance with SEC disclosure rules, even though such individuals will remain in the employ of the resulting company following the merger and therefore it is not currently intended that such individuals will realize a termination of employment and receive a related severance payment (although Messrs. Matteson and Nigro will not be deemed to have waived their right to resign for “good cause” (as defined in their respective Lakeland change in control agreements) for a limited period of time after the closing).

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Total ($)
Thomas J. Shara	4,600,000	3,253,096	—	7,853,096
Thomas F. Splaine, Jr.	1,447,498	912,796	33,951	2,394,245
Ronald E. Schwarz	1,561,862	992,265	—	2,554,127
Timothy J. Matteson	1,302,048	818,277	56,298	2,176,623
James M. Nigro	1,302,048	818,293	56,298	2,176,639

(1)

The cash severance payments consist of: (a) the estimated cash severance amount pursuant to the terms of Messrs. Splaine, Schwarz, Matteson and Nigro’s Lakeland change in control agreements each of which is considered a “double trigger” benefit since the amount is payable only if the executive’s employment is terminated without cause or for good reason within two years after a change in control of Lakeland; and (b) for Mr. Shara, (i) a cash retention bonus payment of $500,000, which is considered a “double trigger” benefit since the amount is accelerated if Mr. Shara’s employment is terminated without cause or for good reason within one year following the change in control of Lakeland, and (ii) a transaction bonus of $1,000,000, which is considered a “single trigger” benefit since the amount is payable upon the change in control of Lakeland without regard to termination of employment and (iii) a non-competition payment of $3,100,000, which is considered a “single trigger” benefit since the amount is payable upon the change in control of Lakeland without regard to termination of employment. Messrs. Splaine, Schwarz, Matteson and Nigro’s cash severance will be reduced, if necessary, so that the payments do not result in an excise tax under Sections 280G and 4999 of the Code. The cash severance payments with respect to Messrs. Matteson and Nigro’s change in control agreements are not expected to be made as the executives are expected to continue employment with Provident. The following is a break-out of the cash amounts reported in the above table:

Name	Lakeland Change in Control Agreements ($)	Transaction Bonus and Cash Retention Payment ($)	Non- Competition Payment ($)
Thomas J. Shara	—	1,500,000	3,100,000
Thomas F. Splaine, Jr.	1,447,498	—	—
Ronald E. Schwarz	1,561,862	—	—
Timothy J. Matteson	1,302,048	—	—
James M. Nigro	1,302,048	—	—

(2)

Represents the estimated value of the unvested restricted stock units and unvested performance-based awards (at target) that become vested at the effective time, which are considered a “single trigger” benefit since under the merger agreement they are payable upon a change in control of Lakeland without regard to termination of employment. Notwithstanding the foregoing, Lakeland may accelerate the vesting and settle the unvested Lakeland restricted stock units and performance-based awards in calendar year 2022 in order to mitigate penalties and excise taxes that would otherwise be imposed under Sections 280G and 4999 of the Code. The value is based on a per share price of Lakeland common stock of $16.29, which is the average closing market price of Lakeland common stock over the five business days following the public announcement of the merger. In addition, pursuant to his retention and award agreement, Mr. Shara will receive a Provident restricted stock award with a value of $500,000 granted as of the closing date, which will fully vest on the one-year anniversary of the closing date, but will be accelerated in the event of a “qualifying termination” (as defined in the agreement) of Mr. Shara’s employment with Provident. The following is a break-out of the amounts reported in the above table:

Name	Restricted Stock ($)	Restricted Stock Units ($)	Performance- Based Restricted Stock Units($)
Thomas J. Shara	500,000	1,522,277	1,230,819
Thomas F. Splaine, Jr.	—	487,679	425,117
Ronald E. Schwarz	—	528,953	463,312
Timothy J. Matteson	—	436,453	381,823
James M. Nigro	—	436,470	381,823

(3)

For Messrs. Splaine, Matteson and Nigro, represents the estimated value of continued medical, dental, disability and life insurance coverage for two years pursuant to the terms of the applicable agreements. These benefits are considered a “double trigger” benefit since the benefit is provided only if the executive’s employment is terminated without cause or for good reason within two years after a change in control of Lakeland. In addition, Messrs. Splaine, Schwarz, Matteson and Nigro’s Lakeland change in control agreements provide the executive with the right to purchase their employer-provided automobile at book value. It was assumed that book value equals the fair market value of the automobile and accordingly no additional value for the automobile benefit is shown in the above table.

Governance of the Combined Company After the Merger

Boards of Directors and Committees of the Combined Company and the Combined Bank

The merger agreement or the Provident bylaw amendment, which will be made in connection with the merger and will be effective for a period of twenty-four (24) months following the effective time, provides for certain arrangements related to the boards of directors of Provident and Provident Bank after the merger that are described below. These arrangements can be modified, amended or repealed by the board of directors of Provident by the affirmative vote of at least seventy-five percent (75%) of the entire board of directors of Provident. The Provident bylaw amendment is set forth in Exhibit A to the merger agreement, which is attached as Annex A.

At the effective time of the merger, the number of directors that will comprise the full board of directors of Provident and the full board of directors of Provident Bank will each be sixteen (16), of which (i) nine (9) will be legacy Provident directors, including Christopher Martin, the current Executive Chairman of Provident and Provident Bank, Anthony J. Labozzetta, the current President and Chief Executive Officer and a director of Provident and Provident Bank, and such other directors as determined by Provident and (ii) seven (7) will be legacy Lakeland directors, including Thomas J. Shara, the current President and Chief Executive Officer and a director of Lakeland and Lakeland Bank, and such other directors as determined by Lakeland. For a twenty-four (24)-month period after the effective time, if a legacy Provident director or a successor to a legacy Provident director leaves the board of directors, a majority of the remaining legacy Provident directors may approve the successor to such departing director. Similarly, for a twenty-four (24)-month period after the effective time of the merger, if a legacy Lakeland director or a successor to a legacy Lakeland director leaves the board of directors, a majority of the remaining legacy Lakeland directors may approve the successor to such departing director. Successors to such legacy Provident directors or legacy Lakeland directors must qualify as independent directors of Provident, unless such predecessor directors were not independent directors.

Further, as of the effective time of the merger, (i) Mr. Martin will serve as the Executive Chairman of the boards of directors of Provident and Provident Bank for a term of two years, (ii) Mr. Shara will serve as the Executive Vice Chairman of the boards of directors of Provident and Provident Bank for a term of two years, (iii) Mr. Labozzetta will serve as the President and Chief Executive Officer of Provident and Provident Bank and as a member of the boards of directors of Provident and Provident Bank for a term no shorter than two years and (iv) an independent director of Provident immediately prior to the effective time will serve as the Lead Independent Director of the boards of directors of Provident and Provident Bank for a term of two years. If Mr. Martin ceases for any reason to serve in the position of Executive Chairman of the boards of directors of Provident and Provident Bank during his two-year term, Mr. Shara will succeed to such positions for the remainder of such term, unless the appointment or election of another individual to serve as Executive Chairman of the boards of directors of Provident and Provident Bank is approved by the affirmative vote of at least seventy-five percent (75%) of the entire board of directors of Provident and Provident Bank.

During the twenty-four (24)-month period following the effective time, each of the Compensation and Human Capital Committee, the Audit Committee and the Governance/Nominating Committee of the Provident board of directors (and the Provident Bank board of directors, if applicable) will include at least two (2) members who are legacy Lakeland directors or successors to a legacy Lakeland director (subject to compliance with any independence requirements, and any other requirements, for membership on the applicable committee under the rules of the NYSE (or other national securities exchange on which Provident common stock is then listed)).

During the twenty-four (24)-month period following the effective time, the composition of the Provident Bank board of directors will be identical to that of the Provident board of directors.

Management of the Combined Company after the Merger

The merger agreement and the Provident bylaw amendment provide that upon completion of the merger, Anthony J. Labozzetta, the current President and Chief Executive Officer of Provident and Provident Bank, will continue to serve as President and Chief Executive Officer of the combined company and the combined bank.

In addition, Provident and Lakeland have determined certain additional members of the executive management of the combined company upon completion of the merger, all of whom are current executive officers of either Provident or Lakeland, as set forth below:

•	Thomas M. Lyons, Chief Financial Officer (Provident)

•	Timothy J. Matteson, Chief Administrative Officer (Lakeland)

•	Ravi Vakacherla, Chief Digital and Innovation Officer (Provident)

•	John F. Rath III, Chief Lending Officer (Lakeland)

•	Valerie O. Murray, Chief Wealth Management Officer (Provident)

•	Vito Giannola, Chief Retail Banking Officer (Provident)

•	George Lista, President of Provident Protection Plus, Inc. (Provident)

•	James M. Nigro, Chief Credit Officer (Lakeland)

•	Carolyn Powell, Chief Human Resources Officer (Provident)

•	James A. Christy, Chief Risk Officer (Provident)

•	Bennett MacDougall, General Counsel (Provident)

Name and Principal Offices

The merger agreement and the Provident bylaw amendment each provide that the name of the surviving corporation and surviving bank will be Provident Financial Services, Inc. and Provident Bank, respectively, and that the principal administrative offices of Provident and Provident Bank will remain located in Iselin, New Jersey.

Accounting Treatment

Provident and Lakeland prepare their respective financial statements in accordance with GAAP. The merger will be accounted for as an acquisition of Lakeland by Provident under the acquisition method of accounting, and Provident will be treated as the acquirer for accounting purposes.

Regulatory Approvals

To complete the merger, Provident and Lakeland need to obtain approvals or consents from, or make filings with, a number of U.S. federal and state bank regulatory agencies and other regulatory authorities. Subject to the terms of the merger agreement, Provident and Lakeland have agreed to cooperate with each other and use reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (and in the case of the applications, notices, petitions and filings in respect of the requisite regulatory approvals, use their reasonable best efforts to make such filings within forty (40) days of the date of the merger agreement), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement (including the merger, the holdco merger, and the bank merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such governmental entities. The term “requisite regulatory approvals” means all regulatory authorizations, consents, orders or approvals (and the expiration or termination of all statutory waiting periods in respect thereof) from the Federal Reserve Board, the FDIC and the NJDOBI and as otherwise set forth in the merger agreement that are necessary to consummate the transactions contemplated by the merger agreement, including the merger, the holdco merger and the bank merger, or those the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the surviving entity in the holdco merger.

Under the terms of the merger agreement, Provident and Lakeland, and their respective subsidiaries, will not be required or, without the written consent of the other party, permitted to take any action, or commit to take any action, or agree to any condition or restriction in connection with obtaining the foregoing permits, consents, approvals and authorizations of governmental entities or regulatory agencies that would reasonably be expected to have a material adverse effect on Provident and its subsidiaries, taken as a whole, after giving effect to the merger, the holdco merger and the bank merger (a “materially burdensome regulatory condition”).

The approval of an application means only that the regulatory criteria for approval have been satisfied or waived. It does not mean that the approving authority has determined that the consideration to be received by Lakeland shareholders in the merger is fair. Regulatory approval does not constitute an endorsement or recommendation of the merger.

Provident and Lakeland believe that the merger does not raise significant regulatory concerns and that they will be able to obtain all requisite regulatory approvals. However, there can be no assurance that all of the requisite regulatory approvals described below will be obtained and, if obtained, there can be no assurances regarding the timing of the approvals, the companies’ ability to obtain the approvals on satisfactory terms or the absence of litigation challenging such approvals. In addition, there can be no assurance that such approvals will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have a material adverse effect on the financial condition, results of operations, assets or business of Provident following the completion of the merger. There can likewise be no assurances that U.S. federal or state regulatory authorities will not attempt to challenge the merger or, if such a challenge is made, what the result of such challenge will be.

Federal Reserve Board and the FDIC

The merger is subject to the approval of (i) the Federal Reserve Board pursuant to section 3 of the Bank Holding Company Act of 1956, as amended (the “BHC Act”), with respect to the merger and the holdco merger and (ii) the FDIC pursuant to section 18(c)(2)(C) of the Federal Deposit Insurance Act (the “Bank Merger Act”) with respect to the bank merger. The Federal Reserve Board and the FDIC take into consideration a number of factors when acting on applications under section 3 of the BHC Act and the Bank Merger Act, respectively. These factors include the effect of the applicable transaction on competitiveness in affected banking markets, the financial and managerial resources (including consideration of the capital adequacy, liquidity and earnings performance, as well as the competence, experience and integrity of the officers, directors and principal stockholders, and the records of compliance with applicable laws and regulations) and future prospects of the combined organization. The Federal Reserve Board and the FDIC also consider the effectiveness of the applicant in combatting money laundering, the convenience and needs of the communities to be served, as well as the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. Neither the Federal Reserve Board nor the FDIC may approve a proposal that would have significant adverse effects on competition or on the concentration of resources in any banking market.

In considering an application under section 3 of the BHC Act and the Bank Merger Act, the Federal Reserve Board and the FDIC, as applicable, each also reviews the records of performance of the relevant insured depository institutions under the Community Reinvestment Act (the “CRA”), pursuant to which the Federal Reserve Board and the FDIC must also take into account the record of performance of each of Provident and Lakeland in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by their depository institution subsidiaries. As part of the review process in merger transactions, the Federal Reserve Board and the FDIC may receive protests from community groups and others. In their most recent CRA performance evaluations, Provident Bank received an overall “satisfactory” regulatory rating and Lakeland Bank received an overall “outstanding” regulatory rating, respectively.

In addition, in connection with an interstate merger transaction, the Federal Reserve Board considers certain additional factors under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, as amended (the “Riegle-Neal Act”), including the capital position of the acquiring bank holding company, state laws regarding the minimum age of the bank to be acquired, the concentration of deposits on a nationwide and statewide basis, and compliance with any applicable state community reinvestment and antitrust laws. The merger and the holdco merger together are an interstate merger transaction for purposes of the Riegle-Neal Act. The FDIC considers certain additional factors under the Riegle-Neal Act in connection with any interstate bank merger transaction. The bank merger is not an interstate bank merger transaction for purposes of the Riegle-Neal Act.

Furthermore, the BHC Act and the Bank Merger Act require published notice of, and the opportunity for public comment on, the applications to the Federal Reserve Board and the FDIC. Each of the Federal Reserve Board and the FDIC takes into account the views of third-party commenters, particularly on the subject of the merging parties’ CRA performance and record of service to their communities. Each of the Federal Reserve Board and the FDIC is also authorized to hold one (1) or more public hearings or meetings if it determines that such hearings or meetings would be appropriate. The receipt of written comments or any public meeting or hearing could prolong the period during which the applicable application is under review.

The initial submission of the applications to the Federal Reserve Board and the FDIC occurred on October 31, 2022.

NJDOBI

The merger, the holdco merger and the bank merger are subject to the approval of the NJDOBI pursuant to Section 17:9A-411 of the New Jersey Banking Act of 1948, as amended (the “NJBA”) and the bank merger is subject to the approval of the NJDOBI pursuant to Section 17:9A-136 of the NJBA.

In considering whether to approve the merger, the holdco merger and the bank merger, pursuant to Section 17:9A-411 of the NJBA, the NJDOBI will consider whether the mergers may (i) be detrimental to the safety and soundness of Lakeland or Lakeland Bank; (ii) result in an undue concentration of resources or a substantial reduction of competition in New Jersey; or (iii) have a significantly adverse impact on the convenience and needs of the community or communities in New Jersey that are served by Lakeland or Lakeland Bank. The Commissioner of the NJDOBI, unless otherwise waived for good cause pursuant to regulation, would not approve the transaction if, as a result, Provident, including any depository institution affiliated with it, would control thirty percent (30%) or more of total deposits held by depository institutions in New Jersey. Pursuant to Section 17:9A-136 of the NJBA, the Commissioner of the NJDOBI will not withhold approval of the bank merger unless he or she finds that the bank merger agreement contains provisions that do not conform the NJBA or that the bank merger will not be in the public interest.

In connection with an application submitted pursuant to Section 17:9A-411 of the NJBA, the NJDOBI (1) requires that notice of the application be published in a daily newspaper of general circulation and an opportunity for public comment be provided; and (2) makes the application available for public inspection to the extent required or permitted under applicable New Jersey or federal law.

The initial submission of a combined application to the NJDOBI under Sections 17:9A-411 and 17:9A-136 of the NJBA occurred on October 31, 2022.

Department of Justice

In addition to the Federal Reserve Board, the FDIC and the NJDOBI, the Antitrust Division of the DOJ conducts a concurrent competitive review of the mergers to analyze the mergers’ competitive effects and determine whether the merger would result in a violation of the antitrust laws. Transactions approved under section 3 of the BHC Act or the Bank Merger Act generally may not be completed until thirty (30) days after the approval of the applicable federal agency is received, during which time the DOJ may challenge the transaction on antitrust grounds. With the approval of the applicable federal agency and the concurrence of the DOJ, the waiting period may be reduced to no less than fifteen (15) days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the mergers, the DOJ could analyze their effect on competition differently than the Federal Reserve Board or the FDIC, and, thus, it is possible that the DOJ could reach a different conclusion than the Federal Reserve Board or the FDIC regarding the mergers’ effects on competition. A determination by the DOJ not to object to the mergers may not prevent the filing of antitrust actions by private persons or state attorneys general. There can be no assurance if and when DOJ clearance will be obtained, or as to the conditions or limitations that such DOJ approval may contain or impose.

In addition, Lakeland Bank entered into a consent order with the DOJ on September 28, 2022, which was approved by the U.S. District Court for the District of New Jersey on September 29, 2022. In accordance with the DOJ’s consent order, Lakeland Bank will file notice of the bank merger with the DOJ.

Additional Regulatory Approvals and Notices

Additional notifications and/or applications requesting approval may be submitted to various other regulatory authorities and self-regulatory organizations in connection with the mergers.

Stock Exchange Listings

Provident common stock is listed for trading on the NYSE under the symbol “PFS.” Lakeland common stock is listed for trading on NASDAQ under the symbol “LBAI.” In the merger, Lakeland common stock currently listed on NASDAQ will be delisted from such exchange, will be deregistered under the Exchange Act and will cease to be publicly traded.

Under the terms of the merger agreement, Provident will cause the shares of Provident common stock to be issued in the merger to be approved for listing on the NYSE, subject to official notice of issuance. The merger agreement provides that neither Provident nor Lakeland will be required to complete the merger if such shares are not authorized for listing on the NYSE, subject to official notice of issuance. Following the merger, shares of Provident common stock will continue to be traded on the NYSE.

Appraisal or Dissenters’ Rights in the Merger

Under Section 262 of the DGCL, Provident stockholders will not be entitled to appraisal rights in connection with the merger. If the merger is completed, Provident stockholders will not receive any consideration, and their shares of Provident common stock will remain outstanding and will constitute shares of Provident following the completion of the merger. Accordingly, Provident stockholders are not entitled to any appraisal rights in connection with the merger.

Under Title 14A, Chapter 11 of the NJBCA, shareholders have the right to dissent from any plan of merger or consolidation to which the corporation is a party, and to demand payment for the fair value of their shares. However, unless the corporation’s certificate of incorporation otherwise provides, dissenters’ rights of appraisal do not apply to any plan of merger or consolidation with respect to shares (i) of a class or series which is listed on a national securities exchange or is held of record by not less than one thousand (1,000) holders or (ii) for which, pursuant to the plan of merger or consolidation, such shareholder will receive (a) cash, (b) shares, obligations or other securities which, upon consummation of the merger or consolidation, will either be listed on a national securities exchange or held of record by not less than one thousand (1,000) holders, or (c) cash and such securities. The Lakeland certificate of incorporation is silent as to dissenters’ rights of appraisal. Lakeland common stock is currently listed on NASDAQ, a national securities exchange, and is expected to continue to be so listed until the occurrence of the merger. In addition, Lakeland shareholders will receive as consideration in the merger shares of Provident common stock, which shares are currently listed on the NYSE, a national securities exchange, and are expected to be so listed at the effective time, and cash in lieu of fractional shares. Accordingly, Lakeland shareholders are not entitled to any dissenters’ rights of appraisal in connection with the merger.

THE MERGER AGREEMENT

This section of the joint proxy statement/prospectus describes the material terms of the merger agreement. The description in this section and elsewhere in this joint proxy statement/prospectus is subject to, and qualified in its entirety by reference to, the complete text of the merger agreement, which is attached as Annex A to this document and incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We urge you to read the full text of the merger agreement, as it is the legal document governing the merger. This section is not intended to provide you with any factual information about Provident or Lakeland. Such information can be found elsewhere in this joint proxy statement/prospectus and in the public filings Provident and Lakeland make with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page [●] of this joint proxy statement/prospectus.

Explanatory Note Regarding the Merger Agreement

The merger agreement and this summary of terms are included to provide you with information regarding the terms of the merger agreement. Factual disclosures about Provident and Lakeland contained in this joint proxy statement/prospectus or in the public reports of Provident or Lakeland filed with the SEC may supplement, update or modify the factual disclosures about Provident and Lakeland contained in the merger agreement. The merger agreement contains representations and warranties by Lakeland, on the one hand, and by Provident and Merger Sub, on the other hand, made solely for the benefit of the other. The representations, warranties and covenants made in the merger agreement by Provident, Merger Sub and Lakeland were qualified and subject to important limitations agreed to by Provident, Merger Sub and Lakeland in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to stockholders and reports and documents filed with the SEC, and some were qualified by the matters contained in the confidential disclosure schedules that Provident and Lakeland each delivered in connection with the merger agreement and certain documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this joint proxy statement/prospectus, may have changed since the date of the merger agreement. Accordingly, the representations and warranties in the merger agreement should not be relied on by any persons as characterizations of the actual state of facts about Provident and Lakeland at the time they were made or otherwise.

Structure of the Merger

Each of Lakeland’s and Provident’s respective board of directors has unanimously approved and adopted the merger agreement. In the merger, Merger Sub will merge with and into Lakeland, with Lakeland as the surviving entity. In the holdco merger, which will occur as soon as reasonably practicable following the merger, Lakeland, as the surviving entity of the merger, will merge with and into Provident, with Provident as the surviving entity. In the bank merger, which will occur at a date and time following the holdco merger as determined by Provident, Lakeland Bank will merge with and into Provident Bank, with Provident Bank as the surviving bank.

Prior to the consummation of the merger, Provident and Lakeland may, by mutual agreement, change the method or structure of effecting the combination of Provident and Lakeland if and to the extent they both deem such change to be necessary, appropriate or desirable; provided, that no such change may (i) alter or change the exchange ratio or the number of shares of Provident common stock received by Lakeland shareholders in exchange for each share of Lakeland common stock; (ii) adversely affect the tax treatment of Lakeland’s shareholders or Provident’s stockholders pursuant to the merger agreement; (iii) adversely affect the tax treatment of Lakeland or Provident pursuant to the merger agreement; or (iv)  materially impede or delay the consummation of the transactions contemplated by the merger agreement in a timely manner.

Merger Consideration

Each share of Lakeland common stock issued and outstanding immediately prior to the effective time, except for shares of Lakeland common stock owned by Lakeland as treasury stock or owned by Lakeland or Provident (in each case, other than shares of Lakeland common stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by Lakeland or Provident in respect of debts previously contracted), will be converted into the right to receive 0.8319 of a share of Provident common stock.

If the outstanding shares of Lakeland common stock or Provident common stock are increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there is any extraordinary dividend or distribution, an appropriate and proportionate adjustment will be made to the exchange ratio to give Provident stockholders and Lakeland shareholders the same economic effect as contemplated by the merger agreement prior to such event.

Fractional Shares

Provident will not issue any fractional shares of Provident common stock in the merger. Instead, a former holder of Lakeland common stock who otherwise would have received a fraction of a share of Provident common stock will receive an amount in cash rounded to the nearest cent. This cash amount will be determined by multiplying (i) the average of the closing-sale prices of Provident common stock on the NYSE as reported by the Wall Street Journal for the consecutive period of five (5) full trading days ending on the date preceding the closing date of the merger by (ii) the fraction of a share (after taking into account all shares of Lakeland common stock held by such holder immediately prior to the effective time and rounded to the nearest one thousandth when expressed in decimal form) of Provident common stock which such holder would otherwise be entitled to receive.

Governing Documents

Effective as of the effective time, the bylaws of Provident will be amended to reflect the appointment of directors and officers for the combined company and certain related governance matters.

Treatment of Lakeland Equity Awards

Lakeland’s Restricted Stock Awards

Except as otherwise agreed between Lakeland and Provident, at the effective time, each outstanding Lakeland restricted stock award granted prior to September 26, 2022 will accelerate in full and fully vest and be exchanged for the right to receive the merger consideration, in accordance with the exchange ratio, less applicable withholding taxes.

Lakeland’s Restricted Stock Unit Awards

Except as otherwise agreed between Lakeland and Provident, at the effective time, any vesting conditions applicable to each outstanding time or performance-based Lakeland restricted stock unit granted prior to September 26, 2022 will accelerate in full and fully vest, with any applicable performance-based vesting conditions to be deemed achieved at target performance, and each Lakeland restricted stock unit will be cancelled and converted into the right to receive the merger consideration, in accordance with the exchange ratio, less applicable withholding taxes.

Any outstanding Lakeland restricted stock unit granted under a Lakeland stock plan after September 26, 2022 will not accelerate and become vested and will instead be converted into a Provident restricted stock unit award, with the number of shares of Provident common stock subject to each such award equal to the number of shares of Lakeland common stock subject to such Lakeland restricted stock unit multiplied by the exchange ratio (rounded down to the nearest whole number), with any applicable performance-based vesting conditions to be deemed achieved at target performance. Each such converted Provident restricted stock unit will continue to be governed by the same terms and conditions, including vesting terms; provided that, after the effective time, any Lakeland restricted stock unit subject to performance-based vesting prior to the effective time will be subject to time-based vesting after the effective time and will cliff vest at the end of the applicable performance period.

Closing and Effective Time of the Merger

The merger will become effective at such date and time specified in the certificate of merger to be filed with the Secretary of State of the State of Delaware and the certificate of merger to be filed with the New Jersey Department of the Treasury, Division of Revenue and Enterprise Services, respectively, on the closing date. The closing will occur remotely by electronic exchange of documents at 10:00 a.m., New York City time, no later than three (3) business days after the satisfaction or waiver of all of the conditions set forth in the merger agreement (other than those conditions that by their nature can only be satisfied at the closing, but subject to the satisfaction or waiver thereof). If, however, all such conditions are satisfied or waived within the last seven (7) business days of a calendar month, the closing will occur on the first business day of the succeeding calendar month. Notwithstanding the foregoing, the closing may occur at another date, time or place as agreed to in writing by Provident and Lakeland after the satisfaction or waiver of all of the conditions set forth in the merger agreement (other than those conditions that by their nature can only be satisfied at the closing, but subject to the satisfaction or waiver thereof).

Exchange of Shares

Exchange Procedures

As promptly as practicable after the effective time, but in no event later than five (5) business days thereafter, Provident and Lakeland will cause the exchange agent to mail to each holder of record of one (1) or more old certificates (which, for purposes of this joint proxy statement/prospectus, shall be deemed to include certificates or book-entry account statements) representing shares of Lakeland common stock immediately prior to the effective time a letter of transmittal and instructions for use in effecting the surrender of such old certificate(s) in exchange for new certificates (which, for purposes of this joint proxy statement/prospectus, shall be deemed to include certificates or, at Provident’s option, evidence in book-entry form) representing the number of whole shares of Provident common stock and any cash in lieu of fractional shares, which the shares of Lakeland common stock represented by such old certificate(s) shall have been converted into the right to receive pursuant to the merger agreement, as well as any dividends or distributions to be paid as described in “—Dividends and Distributions” below.

If an old certificate for Lakeland common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration in the merger upon receipt of (i) an affidavit of that fact by the claimant and (ii) if required by Provident or the exchange agent, the posting of a bond in an amount as Provident or the exchange agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such old certificate.

After the effective time, there will be no further transfers on the stock transfer books of Lakeland of Lakeland common stock that were issued and outstanding immediately prior to the effective time.

Withholding

Provident will be entitled to deduct and withhold, or cause the exchange agent to deduct and withhold, from any cash in lieu of fractional shares, any dividends or distributions or any other consideration payable under the merger agreement to any holder of Lakeland common stock or Lakeland equity awards the amounts it is required to deduct and withhold under the Code or any provision of state, local, or foreign tax law. If any such amounts are withheld and paid over to the appropriate governmental authority, such amounts will be treated for all purposes of the merger agreement as having been paid to the holder from whom they were withheld.

Dividends and Distributions

No dividends or other distributions declared with respect to Provident common stock will be paid to the holder of any unsurrendered old certificate representing shares of Lakeland common stock until the holder surrenders such old certificate in accordance with the merger agreement. After the surrender of an old certificate in accordance with the merger agreement, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest, which theretofore had become payable with respect to the whole shares of Provident common stock, which the shares of Lakeland common stock represented by such old certificate have been converted into the right to receive under the merger agreement.

Representations and Warranties

The merger agreement contains representations and warranties made by Lakeland to Provident and Merger Sub and by Provident and Merger Sub to Lakeland relating to a number of matters, including the following:

•	corporate matters, including due organization and qualification and subsidiaries;

•	capitalization;

•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the mergers;

•	required governmental and other regulatory and self-regulatory filings and consents and approvals in connection with the mergers;

•	reports to regulatory authorities;

•	financial statements, internal controls, books and records, and absence of undisclosed liabilities;

•	broker’s fees payable in connection with the merger;

•	the absence of certain changes or events;

•	legal proceedings;

•	tax matters;

•	employee matters and employee benefit matters;

•	compliance with applicable laws;

•	certain material contracts;

•	agreements with regulatory authorities;

•	risk management instruments;

•	environmental matters;

•	investment securities and commodities;

•	real property;

•	intellectual property;

•	related party transactions;

•	inapplicability of takeover statutes;

•	absence of action or circumstance that would prevent the merger and holdco merger, taken together, from qualifying as a reorganization under Section 368(a) of the Code;

•	opinions from each party’s respective financial advisor(s);

•	the accuracy of information supplied for inclusion in this joint proxy statement/prospectus and other similar documents;

•	loan portfolio matters;

•	insurance matters; and

•	information security.

The merger agreement contains additional representations and warranties made by Lakeland with respect to:

•	subordinated indebtedness; and

•	no investment advisor subsidiaries or broker-dealer subsidiaries.

The representations and warranties in the merger agreement are (i) subject, in some cases, to specified exceptions and qualifications contained in the confidential disclosure schedules delivered by Provident and Lakeland, respectively, and (ii) qualified by the reports of Provident or Lakeland, as applicable, filed with the SEC during the period from January 1, 2021 through the time prior to the execution and delivery of the merger agreement (excluding, in each case, any risk factor disclosures in the “Risk Factors” section or any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature).

In addition, certain representations and warranties of Provident, Merger Sub and Lakeland are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect,” when used in reference to either Provident and Lakeland or Provident as the surviving entity in the merger, means any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries taken as a whole or (ii) the ability of such party to timely consummate the transactions contemplated by the merger agreement.

However, with respect to clause (i), a material adverse effect will not be deemed to include the impact of:

•	changes, after the date of the merger agreement, in U.S. generally accepted accounting principles or applicable regulatory accounting requirements;

•

changes, after the date of the merger agreement, in laws, rules or regulations (including any COVID-19 pandemic measures) of general applicability to companies in the industries in which such party and its subsidiaries operate, or interpretations thereof by courts or governmental entities;

•

changes, after the date of the merger agreement, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its subsidiaries (including any such changes arising out of the COVID-19 pandemic or any COVID-19 pandemic measures);

•

changes, after the date of the merger agreement, resulting from hurricanes, earthquakes, tornadoes, floods or other natural disasters or from any outbreak of any disease or other public health event (including the COVID-19 pandemic);

•

public disclosure of the execution of the merger agreement or public disclosure of the consummation of the transactions contemplated by the merger agreement (including any effect on a party’s relationships with its customers or employees) (however, the foregoing will not apply for purposes of certain representations and warranties relating to (i) the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the mergers, (ii) required governmental and other regulatory and self-regulatory filings and consents and approvals in connection with the merger, the holdco merger or the bank merger and (iii) employee benefit plans) or actions expressly required by the merger agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated by the merger agreement;

•

a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts (provided that the underlying causes of such decline or failure may be taken into account in determining whether a material adverse effect has occurred); or

•	the expenses incurred by Provident and Lakeland in negotiating, documenting, effecting and consummating the transactions contemplated by the merger agreement;

except, with respect to the first, second, third and fourth bullets described above, to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate.

The representations and warranties in the merger agreement do not survive the effective time.

Covenants and Agreements

Conduct of Businesses Prior to the Consummation of the Merger

Prior to the effective time (or earlier termination of the merger agreement), except as expressly contemplated or permitted by the merger agreement (including as set forth in the confidential disclosure schedules), required by law or as consented to in writing by the other party (such consent not to be unreasonably withheld, conditioned or delayed), and subject to certain specified exceptions, each of Provident and Lakeland will, and will cause its subsidiaries to (a) conduct its business in the ordinary course in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and (c) take no action that would reasonably be expected to adversely affect or materially delay the ability of either Lakeland or Provident to obtain any necessary approvals of any regulatory agency or other governmental entity required for the transactions contemplated by the merger agreement or to perform its respective covenants and agreements under the merger agreement or to consummate the transactions contemplated thereby on a timely basis. However, Lakeland, Provident, or their subsidiaries may take any commercially reasonable actions (except certain actions prohibited under the merger agreement related to common stock and employee benefits, as described below) that such party reasonably determines are necessary or prudent for it to take in response to the COVID-19 pandemic or any COVID-19 pandemic measures; provided, that such party must provide prior notice to and consult in good faith with the other party to the extent such actions would otherwise require consent of the other party under the merger agreement.

Additionally, prior to the effective time (or earlier termination of the merger agreement), subject to specified exceptions, neither Lakeland nor Provident will take, and will not permit any of its subsidiaries to, without the prior written consent of the other party to the merger agreement (such consent not to be unreasonably withheld, conditioned or delayed), take any of the following actions:

•

other than (i) federal funds borrowings and Federal Home Loan Bank borrowings, in each case with a maturity not in excess of six (6) months, and (ii) deposits or other customary banking products such as letters of credit, in each case in the ordinary course of business, incur any indebtedness for borrowed money (other than indebtedness of Lakeland or any of its wholly owned subsidiaries to Lakeland or any of its wholly owned subsidiaries, on the one hand, or of Provident or any of its wholly owned subsidiaries to Provident or any of its wholly owned subsidiaries, on the other hand), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

•	adjust, split, combine or reclassify any capital stock;

•

make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, except, in each case, (i) regular quarterly cash dividends by Lakeland at a rate not in excess of $0.145 per share of Lakeland common stock, (ii) regular quarterly cash dividends by Provident at a rate not in excess of $0.24 per share of Provident common stock, (iii) dividends paid by any of the subsidiaries of each of Lakeland and Provident to Lakeland or Provident or any of their wholly owned subsidiaries, respectively, (iv) regular distributions on outstanding trust preferred securities in accordance with their terms, or (v) the acceptance of shares of Lakeland common stock or Provident common stock, as the case may be, as payment for the exercise price of stock options or for withholding taxes incurred in connection with the exercise of stock options or the vesting or settlement of equity compensation awards, in each case, in accordance with past practice and the terms of the applicable award agreements;

•

grant any stock options, stock appreciation rights, performance shares, restricted stock units, performance stock units, phantom stock units, restricted shares or other equity-based awards or interests, or grant any person any right to acquire any shares of capital stock or other equity or voting securities of Lakeland or Provident or any of their subsidiaries, other than specified exceptions, including, in the case of Provident, in the ordinary course consistent with past practices;

•

issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any securities of Lakeland or Provident or their respective subsidiaries, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any securities of Lakeland or Provident or their respective subsidiaries, except pursuant to the exercise of stock options or the vesting or settlement of equity compensation awards in accordance with their terms;

•

sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a wholly owned subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business, or pursuant to contracts or agreements in force at the date of the merger agreement;

•

except for foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business, make any material investment in or acquisition of (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, or formation of a joint venture or otherwise) any other person or the property or assets of any other person, in each case, other than a wholly owned subsidiary of Lakeland or Provident, as applicable;

•

in each case, except for transactions in the ordinary course of business, terminate, materially amend, or waive any material provision of, certain material contracts of Lakeland or Provident or make any change in any instrument or agreement governing the terms of any of its securities, other than normal renewals of contracts without material adverse changes of terms with respect to Lakeland or Provident, or enter into certain material contracts;

•

in the case of Lakeland only, except as required under applicable law or the terms of certain Lakeland benefit plans, including those existing as of the date of the merger agreement, (i) enter into, establish, adopt, amend or terminate any Lakeland benefit plan, or any arrangement that would be a Lakeland benefit plan if in effect on the date hereof, other than with respect to broad-based welfare benefit plans

(other than severance) in the ordinary course of business consistent with past practice and as would not reasonably be expected to materially increase the cost of benefits under any such Lakeland benefit plan, (ii) increase the compensation or benefits payable to any current or former employee, director or individual consultant, other than increases for current employees with an annual base salary below $150,000 in connection with a promotion (permitted under the merger agreement) or change in responsibilities, in each case, in the ordinary course of business consistent with past practice and to a level consistent with similarly situated peer employees, (iii) accelerate the vesting of any equity-based awards or other compensation or benefits, (iv) enter into any new, or amend any existing, employment, severance, change in control, retention, collective bargaining agreement or similar agreement or arrangement, (v) fund any rabbi trust or similar arrangement, or in any other way secure the payment of compensation or benefits under any Lakeland benefit plan, (vi) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Lakeland Benefit Plan that is required by applicable law to be funded or change the manner in which contributions to such plan are made or the basis on which such contributions are determined, except as may be required by generally accepted accounting principles, (vii) terminate any employee with an annual base salary equal to or in excess of $150,000, other than for cause, or (viii) hire or promote any employee with an annual base salary equal to or in excess of $150,000 (other than as a replacement hire or promotion on substantially similar terms of employment to the departed employee), or significantly change the responsibilities assigned to any such employee;

•

settle any material claim, suit, action or proceeding, except involving solely monetary remedies in an amount and for consideration not in excess of $500,000 individually or $2,000,000 in the aggregate and that would not impose any material restriction on, or create any adverse precedent that would be material to, the business of it or its subsidiaries or the surviving corporation

•	in the case of Lakeland only, enter into any order with the DOJ relating to violations or alleged violations of, or compliance with, fair lending laws and regulations;

•

take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the merger and the holdco merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•

amend its certificate of incorporation, its bylaws or comparable governing documents of its subsidiaries that are “significant subsidiaries” within the meaning of Rule 1-02 of Regulation S-X of the SEC;

•

materially restructure or materially change its investment securities, derivatives, wholesale funding or bank owned life insurance portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

•	implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;

•

enter into any new line of business or, other than in the ordinary course of business consistent with past practice, change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, hedging, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable law, regulation or policies imposed by any governmental entity;

•

merge or consolidate itself or any of its significant subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its significant subsidiaries;

•

make, change or revoke any material tax election, change an annual tax accounting period, adopt or change any material tax accounting method, file any material amended tax return, enter into any closing agreement with respect to a material amount of taxes, or settle any material tax claim, audit, assessment or dispute or surrender any material right to claim a refund of taxes; or

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing.

Regulatory Matters

Provident and Lakeland have agreed to cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, (and in the case of the applications, notices, petitions and filings in respect of the requisite regulatory approvals, use their reasonable best efforts to make such filings within forty (40) days of the date of the merger agreement), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties, and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such governmental entities.

Each of Provident and Lakeland has agreed to use its reasonable best efforts to respond to any request for information and resolve any objection that may be asserted by any governmental entity with respect to the merger agreement or the transactions contemplated thereby. However, in no event will Lakeland or Provident, or any of their respective subsidiaries be required, and neither Lakeland or Provident, nor any of their respective subsidiaries will be permitted (without the written consent of the other party), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the required permits, consents, approvals and authorizations of governmental entities or regulatory agencies that would reasonably be expected to have a material adverse effect on Provident and its subsidiaries, taken as a whole, after giving effect to the merger, the holdco merger and the bank merger.

Provident and Lakeland have also agreed to furnish each other with all information reasonably necessary or advisable in connection with any statement, filing, notice or application to any governmental entity in connection with the merger and the other transactions contemplated by the merger agreement, as well as to consult with each other and keep each other apprised of the status of matters related to the completion of the transactions contemplated by the merger agreement.

To the extent permitted by applicable law, Provident and Lakeland have also agreed to promptly advise each other upon receiving any communication from any governmental entity (i) whose consent or approval is required for consummation of the transactions contemplated by this merger agreement or (ii) with respect to Lakeland Bank, regarding the DOJ Consent Order or matters addressed in such order, in each case, that causes such party to believe that there is a reasonable likelihood that any requisite regulatory approval will not be obtained or that the receipt of any such approval will be materially delayed.

Employee Matters

The merger agreement provides that, unless otherwise agreed between Provident and the Lakeland continuing employee, Provident will provide to each Lakeland continuing employee for as long as they are employed during the period commencing on the effective time and ending on the first anniversary of the effective time, (i) annual base salary or wages, as applicable, that is no less than the base salary or wages provided to such continuing employee immediately prior to the effective time, (ii) cash incentive opportunities that are, when aggregated together with such continuing employee’s annual base salary or wages, as applicable, substantially comparable in the aggregate to the aggregate base salary or wages, as applicable, and cash compensation opportunities provided to such continuing employee as of immediately prior to the effective time, (iii) all employee statutory entitlements and (iv) employee benefits (other than severance) and other compensation (including long-term incentive compensation opportunities) that are substantially comparable in the aggregate to those provided to similarly situated employees of Provident and its subsidiaries (except that Lakeland continuing employees will not be entitled to participate in the Provident employee stock ownership plan). With respect to clause (ii), until such time as Provident fully integrates the continuing employees into its plans, participation in the Lakeland benefit plans (other than severance) will be deemed to satisfy the foregoing standards. Each continuing employee who is not party to an individual agreement providing for severance or termination benefits and is terminated under severance qualifying circumstances will be eligible to receive severance benefits as agreed among the parties with respect to any continuing employee who is involuntarily terminated during such period, subject to the employee’s execution (and non-revocation) of a release of claims. Prior to the effective time, Provident and Lakeland will cooperate in reviewing, evaluating and analyzing the Provident benefit plans and Lakeland benefit plans.

The merger agreement also provides that, with respect to any employee benefit plans of Provident or its subsidiaries in which any continuing employees become eligible to participate on or after the effective time (the “new plans”), Provident and its subsidiaries will (i) waive all pre-existing conditions, exclusions or waiting periods with respect to participation and coverage requirements applicable to such continuing employees and their eligible dependents under any new plans, (ii) provide each such employee and their eligible dependents with credit for any co-payments or coinsurance and deductibles paid prior to the effective time under a Lakeland benefit plan that provides health care benefits, to the same extent that such credit was given under the analogous Lakeland benefit plan prior to the effective time, in satisfying any applicable deductible, co-payment, coinsurance or maximum out-of-pocket requirements under any new plan and (iii) recognize all service of such employees with Lakeland and its subsidiaries for all purposes in any new plan to the same extent such service was taken into account under the analogous Lakeland benefit plan prior to the effective time for purposes of eligibility, participation and vesting (but not for purpose of benefit accrual). The merger agreement provides that the foregoing service recognition will not apply (a) to the extent it would result in duplication of benefits for the same period of service, (b) for purposes of any defined benefit pension plan or (c) for purposes of any benefit plan that is a frozen plan or provides grandfathered benefits.

Unless otherwise agreed between Provident and Lakeland, Lakeland will cause any 401(k) plan sponsored by or maintained by Lakeland and its subsidiaries to be terminated effective as of the day immediately prior to the effective time and contingent upon the occurrence of the closing. Lakeland will provide Provident with evidence that such plan has been terminated (the form and substance of which will be subject to reasonable review and comment by Provident) not later than two (2) business days immediately preceding the effective time, and any continuing employees will be eligible to participate, effective as of the effective time, in a 401(k) plan sponsored or maintained by Provident or one of its subsidiaries. Provident and Lakeland will take any and all actions as may be required, including amendments to the Lakeland 401(k) plan and/or the Provident 401(k) plan, to permit the continuing employees to make rollover contributions to the Provident 401(k) plan of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) from the Lakeland 401(k) plan in the form of cash, notes (in the case of loans), Provident common stock or a combination thereof. Provident agrees to assume and honor, in accordance with their terms, all Lakeland benefit plans.

Nothing in the merger agreement will confer upon any employee, officer, director or consultant of Provident or Lakeland or any of their subsidiaries or affiliates any right to continue in the employ or service of the surviving entity, Lakeland, Provident or any subsidiary or affiliate thereof, or will interfere with or restrict in any way the rights of the surviving entity, Lakeland, Provident or any subsidiary or affiliate thereof to discharge or terminate the services of any employee (including any continuing employee), officer, director or consultant of the surviving entity, Lakeland or Provident or any of their subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in the merger agreement will be deemed to (i) establish, amend, or modify any Lakeland benefit plan, Provident benefit plan, new plan or any other benefit or employment plan, program, agreement or arrangement or (ii) alter or limit the ability of the surviving entity or any of its subsidiaries or affiliates to amend, modify or terminate any particular Lakeland benefit plan, Provident benefit plan, new plan or any other benefit or employment plan, program, agreement or arrangement after the effective time. Without limiting the generality of the terms of the merger agreement, nothing in the merger agreement, express or implied, is intended to or will confer upon any person, including any current or former employee, officer, director or consultant of Lakeland, Provident or any of their subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of the merger agreement.

The merger agreement also requires Provident to honor and not terminate the Supplemental Executive Retirement Plan Agreement and Deferred Compensation Agreement entered into between Lakeland and Mr. Shara, Lakeland’s Chief Executive Officer.

Director and Officer Indemnification and Insurance

The merger agreement provides that from and after the effective time, Provident, as the surviving entity in the merger, will indemnify and hold harmless all present and former directors and officers of Lakeland and its subsidiaries against, and will advance expenses as incurred to such persons in respect of, all costs and liabilities arising out of the fact that such person is or was a director or officer of Lakeland or its subsidiaries and pertaining to matters existing or occurring at or prior to the effective time of the merger, including the transactions contemplated by the merger agreement, in each case to the extent (subject to applicable law) such persons are indemnified or entitled to such advancement or expenses as of the date of the merger agreement by Lakeland pursuant to the Lakeland certificate of incorporation, bylaws, the governing or organizational documents of any Lakeland subsidiary or any indemnification agreements in existence as of the date of the merger agreement that have been disclosed to Provident or the NJBCA; provided, that in the case of advancement of expenses, any such person provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

The merger agreement requires Provident, as the surviving entity in the merger, to maintain for a period of six (6) years after consummation of the merger Lakeland’s existing directors’ and officers’ liability insurance policy, or policies with a substantially comparable insurer of at least the same coverage and amounts and containing terms and conditions that are no less advantageous to the insured, with respect to claims arising from facts or events that occurred at or prior to the consummation of the merger. However, Provident is not required to spend annually more than three hundred percent (300%) of the current annual premium paid as of the date of the merger agreement by Lakeland for such insurance (the “premium cap”), and if such premiums for such insurance would at any time exceed that amount, then Provident will maintain policies of insurance which, in its good faith determination, provide the maximum coverage available at an annual premium equal to the premium cap. In lieu of the foregoing, Lakeland, in consultation with, but only upon the consent of Provident, may (and at the request of Provident, Lakeland will use its reasonable best efforts to) obtain at or prior to the effective time a six (6)-year “tail” policy under Lakeland’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if such a policy can be obtained for an amount that, in the aggregate, does not exceed the premium cap.

Name and Principal Offices

The merger agreement and the Provident bylaw amendment each provide that the name of the surviving corporation and surviving bank will be Provident Financial Services, Inc. and Provident Bank, respectively, and that the principal administrative offices of Provident and Provident Bank will remain located in Iselin, New Jersey.

Restructuring Efforts

The merger agreement provides that if Lakeland fails to obtain the required vote of Lakeland shareholders to approve the Lakeland merger proposal or if Provident fails to obtain the required vote of Provident stockholders to approve the Provident share issuance proposal, each of the parties will in good faith use its reasonable best efforts to negotiate a restructuring of the transactions contemplated by the merger agreement (provided that neither party will have any obligation to alter or change any material terms, including the exchange ratio or the amount or kind of the consideration to be issued to holders of the capital stock of Lakeland as provided for in the merger agreement, in a manner adverse to such party or its stockholders or shareholders, as applicable) and/or resubmit the merger agreement or the transactions contemplated thereby (or as restructured) to its respective stockholders or shareholders, as applicable, for adoption or approval.

Certain Additional Covenants

The merger agreement also contains additional covenants, including, among others, covenants relating to the filing of this joint proxy statement/prospectus, obtaining required consents, the listing of the shares of Provident common stock to be issued in the merger, access to information of the other company, advice of changes, exemption from takeover restrictions, stockholder litigation relating to the transactions contemplated by the merger agreement, the coordination of dividend declarations, the assumption by Provident of Lakeland’s indebtedness, public announcements with respect to the transactions contemplated by the merger agreement, exemption from Section 16(b) insider trading liability, and compliance by Lakeland Bank with the DOJ Consent Order.

Combined Company Governance

Boards of Directors and Committees of the Combined Company and the Combined Bank

The merger agreement or the Provident bylaw amendment, which will be made in connection with the merger and will be effective for a period of twenty-four (24) months following the effective time, provides for certain arrangements related to the boards of directors of Provident and Provident Bank after the merger that are described below. These arrangements can be modified, amended or repealed by the board of directors of Provident by the affirmative vote of at least seventy-five percent (75%) of the entire board of directors of Provident. The Provident bylaw amendment is set forth in Exhibit A to the merger agreement, which is attached as Annex A.

At the effective time of the merger, the number of directors that will comprise the full board of directors of Provident and the full board of directors of Provident Bank will each be sixteen (16), of which (i) nine (9) will be legacy Provident directors, including Christopher Martin, the current Executive Chairman of Provident and Provident Bank, Anthony J. Labozzetta, the current President and Chief Executive Officer and a director of Provident and Provident Bank, and such other directors as determined by Provident and (ii) seven (7) will be legacy Lakeland directors, including Thomas J. Shara, the current President and Chief Executive Officer and a director of Lakeland and Lakeland Bank, and such other directors as determined by Lakeland. For a twenty-four (24)-month period after the effective time, if a legacy Provident director or a successor to a legacy Provident director leaves the board of directors, a majority of the remaining legacy Provident directors may approve the successor to such departing director. Similarly, for a twenty-four (24)-month period after the effective time of the merger, if a legacy Lakeland director or a successor to a legacy Lakeland director leaves the board of directors, a majority of the remaining legacy Lakeland directors may approve the successor to such departing director. Successors to such legacy Provident directors or legacy Lakeland directors must qualify as independent directors of Provident, unless such predecessor directors were not independent directors.

Further, as of the effective time of the merger, (i) Mr. Martin will serve as the Executive Chairman of the boards of directors of Provident and Provident Bank for a term of two years, (ii) Mr. Shara will serve as the Executive Vice Chairman of the boards of directors of Provident and Provident Bank for a term of two years, (iii) Mr. Labozzetta will serve as the President and Chief Executive Officer of Provident and Provident Bank and as a member of the boards of directors of Provident and Provident Bank for a term no shorter than two years and (iv) an independent director of Provident immediately prior to the effective time will serve as the Lead Independent Director of the boards of directors of Provident and Provident Bank for a term of two years. If Mr. Martin ceases for any reason to serve in the position of Executive Chairman of the boards of directors of Provident and Provident Bank during his two-year term, Mr. Shara will succeed to such positions for the remainder of such term, unless the appointment or election of another individual to serve as Executive Chairman of the boards of directors of Provident and Provident Bank is approved by the affirmative vote of at least seventy-five percent (75%) of the entire board of directors of Provident and Provident Bank.

During the twenty-four (24)-month period following the effective time, each of the Compensation and Human Capital Committee, the Audit Committee and the Governance/Nominating Committee of the Provident board of directors (and the Provident Bank board of directors, if applicable) will include at least two (2) members who are legacy Lakeland directors or successors to a legacy Lakeland director (subject to compliance with any independence requirements, and any other requirements, for membership on the applicable committee under the rules of the NYSE (or other national securities exchange on which Provident common stock is then listed)).

During the twenty-four (24)-month period following the effective time, the composition of the Provident Bank board of directors will be identical to that of the Provident board of directors.

Management of the Combined Company after the Merger

The merger agreement and the Provident bylaw amendment provide that upon completion of the merger, Anthony J. Labozzetta, the current President and Chief Executive Officer of Provident and Provident Bank, will continue to serve as President and Chief Executive Officer of the combined company and the combined bank.

Meetings; Recommendation of Provident’s and Lakeland’s Boards of Directors

Each of Provident and Lakeland has agreed to call a meeting of its stockholders and shareholders, respectively, for the purpose of voting upon the approval of the merger agreement (in the case of the Lakeland shareholders) (the “requisite Lakeland vote”) and the Provident share issuance (in the case of the Provident stockholders) (the “requisite Provident vote”), and to use reasonable best efforts to cause the meetings to occur as soon as reasonably practicable and on the same date and to set the same record date for such meetings. Such meetings may be held virtually, subject to applicable law and the organizational documents of each party.

Each of Provident and Lakeland and their respective boards of directors has agreed to use its reasonable best efforts to obtain from Lakeland shareholders and Provident stockholders, respectively, the requisite Lakeland vote and the requisite Provident vote, including by communicating to Lakeland shareholders and Provident stockholders, as applicable, the Provident board recommendation that Provident stockholders approve the Provident share issuance (the “Provident board recommendation”) and the Lakeland board recommendation that Lakeland shareholders approve the merger agreement (the “Lakeland board recommendation”), as applicable. Each of Provident and Lakeland has agreed that each of Provident and Lakeland and their respective boards of directors will not (i) withhold, withdraw, modify or qualify in a manner adverse to the other party the Provident board recommendation, in the case of Provident, or the Lakeland board recommendation, in the case of Lakeland, (ii) fail to make the Provident board recommendation, in the case of Provident, or the Lakeland board recommendation, in the case of Lakeland, (iii) adopt, approve, recommend or endorse an acquisition proposal (as defined in “—Agreement Not to Solicit Other Offers” below) or publicly announce an intention to adopt, approve, recommend or endorse an acquisition proposal, (iv) fail to publicly and without qualification (a) recommend against any acquisition proposal or (b) reaffirm the Provident board recommendation, in the case of Provident, or the Lakeland board recommendation, in the case of Lakeland, in each case within ten (10) business days (or such fewer number of days as remains prior to the Provident stockholders meeting or the Lakeland shareholders meeting, as applicable) after an acquisition proposal is made public or any request by the other party to do so, or (v) publicly propose to do any of the foregoing (any of the foregoing, a “recommendation change”).

However, subject to certain termination rights described in “—Termination of the Merger Agreement” below, if the Provident board of directors or the Lakeland board of directors, after receiving the advice of its outside counsel and, with respect to financial matters, its outside financial advisors, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the Provident board recommendation or the Lakeland board recommendation, as applicable, then, in the case of Provident, prior to the receipt of the requisite Provident vote, and in the case of Lakeland, prior to the receipt of the requisite Lakeland vote, such board of directors may submit the merger agreement to its stockholders or shareholders, respectively, without recommendation and may communicate the basis for its lack of a recommendation to its stockholders or shareholders, as applicable, to the extent required by law, provided that (i) it gives the other party at least three (3) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to an acquisition proposal, the latest material terms and conditions of, and the identity of the third party making any such acquisition proposal, or any amendment or modification thereof, or a description in reasonable detail of such other event or circumstances) and (ii) at the end of such notice period, it takes into account any amendment or modification to the merger agreement proposed by the other party and, after receiving the advice of its outside counsel and, with respect to financial matters, its outside financial advisors, determines in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the Provident board recommendation or the Lakeland board recommendation, as the case may be. Any material amendment to any acquisition proposal will require a new notice period.

Subject to applicable law, Provident and Lakeland must adjourn or postpone the Provident stockholders meeting or the Lakeland shareholders meeting, as applicable, if there are insufficient shares of Provident common stock or Lakeland common stock, as the case may be, represented (either in attendance or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting, Provident or Lakeland, as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the requisite Provident vote or the requisite Lakeland vote, and subject to the terms and conditions of the merger agreement, Provident or Lakeland, as applicable, will continue to use reasonable best efforts to solicit proxies from its stockholders or shareholders, as applicable, provided, however, that neither Provident nor Lakeland will be required to adjourn or postpone the Provident stockholders meeting or the Lakeland shareholder meetings, as applicable, more than two (2) times. Notwithstanding any recommendation change by the Provident board of directors or the Lakeland board of directors, but subject to the obligation to adjourn or postpone such meetings as described in the immediately preceding sentence, unless the merger agreement has been terminated in accordance with its terms, each party is required to convene a meeting of its stockholders or shareholders, as applicable, and to submit the Provident share issuance proposal (in the case of the Provident stockholders) and the Lakeland merger proposal (in the case of the Lakeland shareholders) to a vote of such stockholders or shareholders, as applicable.

Agreement Not to Solicit Other Offers

Each of Provident and Lakeland has agreed that it will, and will cause each of its subsidiaries and its and their respective officers, directors, employees, agents, advisors and representatives to, immediately cease, and cause to be terminated, any activities, discussions or negotiations conducted before the date of the merger agreement with any person other than Lakeland, in the case of Provident, or Provident, in the case of Lakeland, with respect to any acquisition proposal.

Each of Provident and Lakeland has agreed that it will not, and will cause each of its subsidiaries and its and their respective officers, directors, employees, agents, advisors and representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any acquisition proposal, (ii) engage or participate in any negotiations concerning any acquisition proposal, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any acquisition proposal or (iv) unless the merger agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (whether written or oral, binding or nonbinding) (other than a confidentiality agreement referred to and entered into in accordance with the merger agreement) in connection with or relating to any acquisition proposal.

For purposes of the merger agreement, an “acquisition proposal” means, with respect to Provident or Lakeland, as applicable, other than the transactions contemplated by the merger agreement, any offer, proposal or inquiry relating to, or any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of twenty-five percent (25%) or more of the consolidated assets of a party and its subsidiaries or twenty-five percent

(25%) or more of any class of equity or voting securities of a party or its subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning twenty-five percent (25%) or more of any class of equity or voting securities of a party or its subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving a party or its subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party.

However, in the event that after the date of the merger agreement and prior to the receipt of the requisite Provident vote, in the case of Provident, or the requisite Lakeland vote, in the case of Lakeland, a party receives an unsolicited bona fide written acquisition proposal, it may, and may permit its subsidiaries and its and their subsidiaries’ officers, directors, agents, advisors and representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in negotiations or discussions with the person making the acquisition proposal if the Provident or Lakeland board of directors, as applicable, concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its outside financial advisors) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law, provided that, prior to furnishing any confidential or nonpublic information, such party enters into a confidentiality agreement with the person making such acquisition proposal on terms no less favorable to it than the confidentiality agreement between Provident and Lakeland, and which confidentiality agreement does not provide such person with any exclusive right to negotiate with such party.

Each of Provident and Lakeland has also agreed to (i) promptly (and, in any event, within twenty-four (24) hours) advise the other party following receipt of any acquisition proposal or any inquiry which could reasonably be expected to lead to an acquisition proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or acquisition proposal), will provide Lakeland, in the case of Provident, or Provident, in the case of Lakeland, with an unredacted copy of any such acquisition proposal and any draft agreements, proposals or other materials received from or on behalf of the person making such inquiry or acquisition proposal in connection with such inquiry or acquisition proposal, and will keep the other party apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the material terms of such inquiry or acquisition proposal and (ii) use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its subsidiaries is a party.

Conditions to Complete the Merger

Provident’s and Lakeland’s respective obligations to complete the merger are subject to the satisfaction or, where legally permissible, waiver, at or prior to the effective time, of the following conditions:

•	the requisite Provident vote and the requisite Lakeland vote having been obtained;

•	the authorization for listing on the NYSE, subject to official notice of issuance, of the Provident common stock to be issued in the merger;

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all requisite regulatory approvals having been obtained and remaining in full force and effect, and all statutory waiting periods in respect thereof having expired or been terminated, without the imposition of any materially burdensome regulatory condition;

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the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part, and the absence of any stop order (or proceedings for such purpose initiated or threatened and not withdrawn);

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no order, injunction or decree by any court or governmental entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger, the holdco merger, the bank merger or any of the other transactions contemplated by the merger agreement being in effect, and no law, statute, rule, regulation, order, injunction or decree having been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal the consummation of the merger, the holdco merger, the bank merger or any of the other transactions contemplated by the merger agreement;

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the accuracy of the representations and warranties of the other party contained in the merger agreement as of the date on which the merger agreement was entered into and as of the date on which the merger is completed, subject to the materiality standards provided in the merger agreement (and the receipt by each party of an officers’ certificate from the other party to such effect);

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the performance by the other party in all material respects of all obligations, covenants and agreements required to be performed by it under the merger agreement at or prior to the date on which the merger is completed (and the receipt by each party of an officers’ certificate from the other party to such effect);

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receipt by each party of an opinion of legal counsel to the effect that on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger and the holdco merger, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and

•	Lakeland Bank’s execution and delivery of the bank merger agreement to Provident Bank and Provident Bank’s execution and delivery of the bank merger agreement to Lakeland Bank.

Neither Lakeland nor Provident can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party.

Termination of the Merger Agreement

The merger agreement can be terminated at any time prior to the consummation of the merger, whether before or after the receipt of the requisite Provident vote or the requisite Lakeland vote, in the following circumstances:

•	by mutual written consent of Provident and Lakeland;

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by either Provident or Lakeland if any governmental entity that must grant a requisite regulatory approval has denied approval of the merger, the holdco merger or the bank merger and such denial has become final and nonappealable or any governmental entity of competent jurisdiction has issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the merger, the holdco merger or the bank merger, unless the failure to obtain a requisite regulatory approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements under the merger agreement;

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by either Provident or Lakeland if the merger has not been completed on or before the fifteen (15) month anniversary of the date of the merger agreement (the “termination date”), unless the failure of the merger to be completed by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements under the merger agreement;

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by either Provident or Lakeland (provided that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained in the merger agreement) if there is a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty ceases to be true) set forth in the merger agreement on the part of Lakeland, in the case of a termination by Provident, or Provident or Merger Sub, in the case of a termination by Lakeland, which either individually or in the aggregate would constitute, if occurring or continuing on the date the merger is completed, the failure of a closing condition of the terminating party and which is not cured within forty-five (45) days following written notice to the party committing such breach, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the termination date);

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by Lakeland prior to such time as the requisite Provident vote is obtained, if (i) Provident or the Provident board of directors has made a recommendation change or (ii) Provident or the Provident board of directors breaches in any material respect its obligations relating to non-solicitation of acquisition proposals or its obligations related to stockholder approval and the Provident board recommendation; or

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by Provident prior to such time as the requisite Lakeland vote is obtained, if (i) Lakeland or the Lakeland board of directors has made a recommendation change or (ii) Lakeland or the Lakeland board of directors breaches in any material respect its obligations relating to non-solicitation of acquisition proposals or its obligations related to shareholder approval and the Lakeland board recommendation.

Neither Provident nor Lakeland is permitted to terminate the merger agreement as a result of any increase or decrease in the market price of Provident common stock or Lakeland common stock.

Effect of Termination

If the merger agreement is terminated, it will become void and have no effect, except that (i) none of Lakeland, Provident or Merger Sub will be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of any provision of the merger agreement and (ii) designated provisions of the merger agreement will survive the termination, including those relating to payment of fees and expenses, the confidential treatment of information, public announcement and the termination fee described below.

Termination Fee

Lakeland will pay Provident a termination fee equal to $50,000,000 in cash (the “termination fee”) if the merger agreement is terminated in the following circumstances:

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in the event that the merger agreement is terminated by Provident pursuant to the last bullet set forth under “—Termination of the Merger Agreement” above. In such case, the termination fee must be paid to Provident within two (2) business days of the date of termination.

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in the event, after the date of the merger agreement and prior to the termination of the merger agreement, a bona fide acquisition proposal has been communicated to or otherwise made known to the Lakeland board of directors or Lakeland’s senior management or has been made directly to the Lakeland shareholders generally, or any person has publicly announced (and not withdrawn at least two (2) business days prior to the Lakeland shareholders meeting) an acquisition proposal with respect to Lakeland, and (i) (a) thereafter the merger agreement is terminated by either Provident or Lakeland because the merger has not been completed prior to the termination date, and Lakeland has not obtained the requisite Lakeland vote but all other conditions to Lakeland’s obligation to complete the merger had been satisfied or were capable of being satisfied prior to such termination or (b) thereafter the merger agreement is terminated by Provident based on a willful breach of the merger agreement by Lakeland that would constitute the failure of an applicable closing condition, and (ii) prior to the date that is twelve (12) months after the date of such termination, Lakeland enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal (whether or not the same acquisition proposal as that referred to above), provided that for purposes of the foregoing, all references in the definition of acquisition proposal to “twenty-five percent (25%)” will instead refer to “fifty percent (50%).” In such case, the termination fee must be paid to Provident on the earlier of the date Lakeland enters into such definitive agreement and the date of consummation of such transaction.

Provident will pay Lakeland the termination fee if the merger agreement is terminated in the following circumstances:

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in the event that the merger agreement is terminated by Lakeland pursuant to the second to last bullet set forth under “—Termination of the Merger Agreement” above. In such case, the termination fee must be paid to Lakeland within two (2) business days of the date of termination.

•

in the event, after the date of the merger agreement and prior to the termination of the merger agreement, a bona fide acquisition proposal has been communicated to or otherwise made known to the Provident board of directors or Provident’s senior management or has been made directly to Provident stockholders generally, or any person has publicly announced (and not withdrawn at least two (2) business days prior to the Provident stockholders meeting) an acquisition proposal with respect to Provident, and (i) (a) thereafter the merger agreement is terminated by either Provident or Lakeland because the merger has not been completed prior to the termination date, and Provident has not obtained the requisite Provident vote but all other conditions to Provident’s obligation to complete the merger had been satisfied or were capable of being satisfied prior to such termination or (b) thereafter the merger agreement is terminated by Lakeland based on a willful breach of the merger agreement by Provident that would constitute the failure of an applicable closing condition and (ii) prior to the date that is twelve (12) months after the date of such termination, Provident enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal (whether or not the same acquisition proposal as that referred to above), provided that for purposes of the foregoing, all references in the definition of acquisition proposal to “twenty-five percent (25%)” will instead refer to “fifty percent (50%).” In such case, the termination fee must be paid to Lakeland on the earlier of the date Provident enters into such definitive agreement and the date of consummation of such transaction.

The termination fee and any amounts payable by Provident and Lakeland in connection therewith, constitute liquidated damages and not a penalty, and except in the case of fraud or willful and material breach, will be the sole monetary remedy of the other party in the event of a termination of the merger agreement under specified circumstances.

Expenses and Fees

Except as otherwise provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expense. The merger agreement provides that the costs and expenses of printing and mailing this joint proxy statement/prospectus and all filing and other fees paid to the SEC or any other governmental entity in connection with the merger and the other transactions contemplated by the merger agreement will be borne equally by Provident and Lakeland.

Amendment, Waiver and Extension of the Merger Agreement

Subject to compliance with applicable law, the merger agreement may be amended by the parties at any time before or after the receipt of the requisite Provident vote or the requisite Lakeland vote, except that after the receipt of the requisite Provident vote or the requisite Lakeland vote, there may not be, without further approval of Provident stockholders or Lakeland shareholders, as applicable, any amendment to the merger agreement that requires such further approval under applicable law.

At any time prior to the effective time, each of the parties may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of Provident or Merger Sub, in the case of Lakeland, or Lakeland, in the case of Provident, (ii) waive any inaccuracies in the representations and warranties of Provident or Merger Sub, in the case of Lakeland, or Lakeland, in the case of Provident, and (iii) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained in the merger agreement, except that after the receipt of the requisite Provident vote or the requisite Lakeland vote, there may not be, without further approval of Provident stockholders or Lakeland shareholders, as applicable, any extension or waiver of the merger agreement or any portion thereof that requires such further approval under applicable law.

Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law (except that matters relating to the fiduciary duties of the Board of Directors of Lakeland shall be subject to the laws of the State of New Jersey).

Specific Performance

Provident and Lakeland will be entitled to specific performance of the terms of the merger agreement, including an injunction or injunctions to prevent breaches or threatened breaches of the merger agreement or to enforce specifically the performance of the terms and provisions of the merger agreement (including the parties’ obligations to consummate the merger), in addition to any other remedy to which they are entitled at law or in equity.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following discussion sets forth the anticipated material United States federal income tax consequences of the merger and the holdco merger to U.S. holders (as defined below) of Lakeland common stock that exchange their shares of Lakeland common stock for the merger consideration. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any United States federal laws other than those pertaining to income tax. This discussion is based upon the Code, the regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this joint proxy statement/prospectus. These laws may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion. To the extent this section consists of statements as to matters of U.S. federal income tax law, this section constitutes the opinion of Sullivan & Cromwell LLP and Luse Gorman, PC.

This discussion addresses only those Lakeland shareholders that hold their shares of Lakeland common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not address all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a financial institution;

•	a tax-exempt organization;

•	a pass-through entity (or an investor in a pass-through entity);

•	an insurance company;

•	a mutual fund;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a holder of Lakeland common stock that received Lakeland common stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a person that is not a U.S. holder;

•	a person that has a functional currency other than the U.S. dollar;

•	a real estate investment trust;

•	regulated investment companies;

•	a holder of Lakeland common stock that holds Lakeland common stock as part of a hedge, straddle, constructive sale, wash sale, conversion or other integrated transaction; or

•	a United States expatriate.

In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger and the holdco merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. Determining the actual tax consequences of the merger and the holdco merger to you may be complex. They will depend on your specific situation and on factors that are not within the control of Lakeland or Provident. You should consult with your own tax advisor as to the tax consequences of the merger and the holdco merger in your particular circumstances.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Lakeland common stock that is for United States federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation, or entity treated as a corporation, organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (iv) an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source.

The United States federal income tax consequences to a partner in an entity or arrangement that is treated as a partnership for United States federal income tax purposes and that holds Lakeland common stock generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding Lakeland common stock should consult their own tax advisors.

Tax Consequences of the Merger and the Holdco Merger Generally

The parties intend for the merger and the holdco merger, taken together, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to Provident’s obligation to complete the merger and the holdco merger that Provident receive an opinion from Sullivan & Cromwell LLP, dated the closing date, to the effect that the merger and the holdco merger, taken together will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to Lakeland’s obligation to complete the merger and the holdco merger that Lakeland receive an opinion from Luse Gorman, PC, dated the closing date, to the effect that the merger and the holdco merger, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The opinions will be subject to customary qualifications and assumptions, including that the merger and the holdco merger will be completed according to the terms of the merger agreement. These opinions will also be based on the assumption that the representations found in the representation letters of Provident and Lakeland, are, as of the effective time, true and complete without qualification and that the representation letters of Provident and Lakeland are executed by appropriate and authorized officers of Provident and Lakeland. Neither of the opinions described above will be binding on the IRS. Provident and Lakeland have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger and the holdco merger, and, as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. If any of the representations, warranties, covenants or assumptions upon which the opinions described above are based (the “Representations and Assumptions”) are inconsistent with the actual facts, or if any condition contained in the merger agreement and affecting these opinions is breached or is waived by any party, the U.S. federal income tax consequences of the merger and the holdco merger could be adversely affected. Accordingly, each holder of Lakeland common stock should consult its tax advisor with respect to the particular tax consequences of the merger and the holdco merger to such holder.

As a “reorganization,” the material U.S. federal income tax consequences of the merger and the holdco merger to U.S. holders of Lakeland common stock are set forth in the remainder of this discussion:

•

a holder who receives solely shares of Provident common stock (or receives Provident common stock and cash solely in lieu of a fractional share) in exchange for shares of Lakeland common stock generally will not recognize any gain or loss upon the merger, except with respect to the cash received in lieu of a fractional share of Provident common stock;

•

the aggregate tax basis of the Provident common stock received in the merger (including fractional share interests in Provident common stock deemed received and exchanged for cash) will be equal to the holder’s aggregate tax basis in the Lakeland common stock for which it is exchanged;

•

the holding period of Provident common stock received in the merger (including any fractional shares deemed received and redeemed as described below) will include the holder’s holding period of the Lakeland common stock for which it is exchanged.

If holders acquired different blocks of Lakeland common stock at different times and at different prices, a holder’s tax basis and holding period in Provident common stock may be determined with reference to each block of Lakeland common stock.

Cash Instead of a Fractional Share

A holder of Lakeland common stock who receives cash instead of a fractional share of Provident common stock will be treated as having received the fractional share of Provident common stock pursuant to the merger and then as having sold that fractional share for cash. As a result, generally such a holder will recognize gain or loss equal to the difference between the amount of cash received and the basis allocable to such holder’s fractional share of Provident common stock. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective time of the merger, the holding period for the shares (including the holding period of Lakeland common stock surrendered therefor) is greater than one (1) year. The deductibility of capital losses is subject to limitations.

Backup Withholding

Payments of cash to a non-corporate holder of Lakeland common stock in connection with the merger may be subject to information reporting and backup withholding (currently at a rate of twenty-four percent (24%)). A holder of Lakeland common stock generally will not be subject to backup withholding, however, if the holder:

•

furnishes a correct taxpayer identification number, certifies that the holder is not subject to backup withholding on IRS form W-9 (or an applicable substitute or successor form) included in the election form/letter of transmittal the holder will receive and otherwise complies with all the applicable requirements of the backup withholding rules; or

•	provides proof of an applicable exemption from backup withholding.

Any amounts withheld under the backup withholding rules are not additional tax and will generally be allowed as a refund or credit against the holder’s United States federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

This summary of certain material United States federal income tax consequences is for general information only and is not tax advice. You are urged to consult your tax advisor with respect to the application of United States federal income tax laws to your particular situation as well as any tax consequences arising under the United States federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial information combines the historical consolidated financial position and results of operations of Provident and Lakeland as an acquisition of Lakeland by Provident. The merger agreement was entered into on September 26, 2022, and provides that each share of Lakeland common stock issued and outstanding immediately prior to the effective time will be converted into the right to receive 0.8319 of a share of Provident common stock.

The unaudited pro forma condensed combined financial information has been prepared to give effect to the following:

•

the acquisition of Lakeland by Provident under the provisions of the Financial Accounting Standards Board (FASB) Accounting Standards Codification, ASC 805, “Business Combinations” where the assets and liabilities of Lakeland will be recorded by Provident at their respective fair values as of the date the merger is completed;

•	the distribution of shares of Provident common stock to Lakeland shareholders in exchange for shares of Provident common stock (based upon a 0.8319 exchange ratio);

•	certain reclassifications to conform historical financial statement presentations of Lakeland to Provident; and

•	transaction costs in connection with the merger.

The following unaudited pro forma condensed combined financial information and accompanying notes are based on and should be read in conjunction with (i) the historical audited consolidated financial statements of Provident and accompanying notes included in Provident’s Annual Report on Form 10-K for the year ended December 31, 2021, and the historical unaudited condensed consolidated financial statements of Provident and accompanying notes included in Provident’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2022, June 30, 2022 and September 30, 2022, each of which is incorporated by reference into this joint proxy statement/prospectus, and (ii) the historical audited consolidated financial statements of Lakeland and accompanying notes included in Lakeland’s Annual Report on Form 10-K for the year ended December 31, 2021, and the historical unaudited condensed consolidated financial statements of Lakeland and accompanying notes included in Lakeland’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2022, June 30, 2022 and September 30, 2022, each of which is incorporated by reference into this joint proxy statement/prospectus.

The unaudited pro forma condensed combined income statements for the nine months ended September 30, 2022 and for the year ended December 31, 2021 combine the historical consolidated income statements of Provident and Lakeland, giving effect to the merger as if it had been completed on January 1, 2021. The accompanying unaudited pro forma condensed combined balance sheet as of September 30, 2022 combines the historical consolidated balance sheets of Provident and Lakeland, giving effect to the merger as if it had been completed on September 30, 2022. Lakeland’s historical income statement for the year ended December 31, 2021 and the unaudited pro forma condensed combined income statement for the year ended December 31, 2021 do not include the impact of Lakeland’s merger transaction with 1st Constitution Bancorp that closed on January 6, 2022.

The unaudited pro forma condensed combined financial information is provided for illustrative information purposes only. The unaudited pro forma condensed combined financial information is not necessarily, and should not be assumed to be, an indication of the actual results that would have been achieved had the merger been completed as of the dates indicated or that may be achieved in the future. The unaudited pro forma condensed combined financial information has been prepared by Provident in accordance with Regulation S-X Article 11, Pro Forma Financial Information.

The unaudited pro forma condensed combined financial information also does not consider any potential effects of changes in market conditions on revenue enhancements, expense efficiencies, asset dispositions and share repurchases, among other factors. In addition, as explained in more detail in the accompanying notes, the preliminary allocation of the pro forma purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded upon completion of the merger.

As of the date of this joint proxy statement/prospectus, Provident has not completed the valuation analysis and calculations in sufficient detail necessary to arrive at the required estimates of the fair value of Lakeland’s assets to be acquired or liabilities to be assumed, other than a preliminary estimate for intangible assets and certain financial assets and financial liabilities. Accordingly, apart from the aforementioned, certain Lakeland assets and liabilities are presented at their respective carrying amounts and should be treated as preliminary values. A final determination of the fair value of Lakeland’s assets and liabilities will be based on Lakeland’s actual assets and liabilities as of the closing date and therefore cannot be made prior to the completion of the merger. In addition, the value of the merger consideration to be paid by Provident in shares of Provident common stock upon the completion of the merger will be determined based on the closing price of Provident common stock on the closing date and the number of issued and outstanding shares of Lakeland common stock immediately prior to the closing. Actual adjustments may differ from the amounts reflected in the unaudited pro forma condensed combined financial information, and the differences may be material.

Further, Provident has not identified all adjustments necessary to conform Lakeland’s accounting policies to Provident’s accounting policies. Upon completion of the merger, or as more information becomes available, Provident will perform a more detailed review of Lakeland’s accounting policies. As a result of that review, differences could be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the combined company’s financial information.

As a result of the foregoing, the pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analysis is performed. The preliminary pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma condensed combined financial information.

Provident estimated the fair value of certain Lakeland assets and liabilities based on a preliminary valuation analysis, due diligence information, information presented in Lakeland’s SEC filings and other publicly available information. Until the merger is completed, both companies are limited in their ability to share certain information.

Upon completion of the merger, a final determination of the fair value of Lakeland’s assets acquired and liabilities assumed will be performed. Any changes in the fair values of the net assets or total purchase consideration as compared with the information shown in the unaudited pro forma condensed combined financial information may change the amount of the total purchase consideration allocated to goodwill and other assets and liabilities and may impact the combined company’s statement of income. The final purchase consideration allocation may be materially different than the preliminary purchase consideration allocation presented in the unaudited pro forma condensed combined financial information.

Provident Financial Services, Inc.

Pro Forma Impact of Recognition of Fair Value Adjustments ($ In thousands)

For the Fiscal Year Ended December 31, 2021, and Nine Months Ended September 30, 2022

			Period 1
	Recognition of Fair Value Adjustments And Merger-Related Cost Savings		Amount	Year 1
Interest Rate Adjustments	Years(1)	Method	($000)
Investment – Gross Fair Value Adjustment for HTM of $185,564 and Discount for AFS of $66,436			$(252,000)	$(218,400)
Accretion in Period (increase to investment income)	7.5	Straight Line		$33,600
Loan Interest Rate Fair Value Adjustment			$(182,746)	$(137,060)
Accretion in Period (increase to loan interest)	4.0	Straight Line		$45,687
Non-PCD Credit Fair Value Adjustment			$(24,926)	$(14,956)
Accretion in Period (increase to loan interest)	4.0	Sum of the Year Digits		$9,970
CD Interest Rate Fair Value Adjustment			$(7,611)	$—
Accretion in Period (increase to CD interest expense)	1.0	Straight Line		$7,611
Borrowed Funds Interest Rate Fair Value Adjustment Wholesale			$(1,565)	$(783)
Accretion in Period (increase to borrowed funds interest expense)	2.0	Straight Line		$783
Holding Company – Sub Debt and Trust Preferred Securities Fair Value Adjustment			$(26,173)	$(20,938)
Accretion in Period (increase to interest expense – Holding Co)	5.0	Straight Line		$5,235
Core Deposit Intangible Amortization
CDI Fair Value			$154,800	$126,655
Amortization	10.0	Sum of the Years Digits		$(28,145)

(1)	Based on estimated average life of each asset or liability.

Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet

As of September 30, 2022

(in thousands)

	Provident Financial Services	Lakeland Bancorp	Pro Forma Adjustments		Pro Forma Provident Financial Services
ASSETS
Cash and due from banks	$183,929	$234,571	$(72,912	)(1)	345,588
Short-term investments	939	11,192			12,131

Total cash and cash equivalents	184,868	245,763	(72,912)		357,719

Available for sale debt securities, at fair value	1,829,309	1,074,013			2,903,322
Held to maturity debt securities	393,069	934,974	(185,564	)(2)	1,142,452
Equity securities, at fair value	1,059	17,180			18,239
Federal Home Loan Bank and other bank stock	55,717	21,046			76,763
Loans held for sale	0	890			890
Loans, net of deferred fees	10,046,529	7,568,826	(207,672	)(3)	17,407,683
Less: Allowance for credit losses on loans and leases	88,633	68,879	(10,674	)(3)	146,838

Net loans	9,957,896	7,499,947	(196,998)		17,260,845

Foreclosed assets, net	2,053	—			2,053
Banking premises and equipment, net	80,770	54,670			135,440
Accrued interest receivable	45,120	29,542			74,662
Goodwill	443,623	271,829	316,361	(4)	1,031,813
Core deposit intangible	18,050	9,669	145,131	(5)	172,850
Other intangible assets	—	—			—
Bank-owned life insurance	237,590	156,273			393,863
Other assets	354,722	199,830	56,776	(6)	611,328

Total Assets	$13,603,846	$10,515,599	$62,794		$24,182,239

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits:
Demand deposits	$8,503,639	$5,285,966			13,789,605
Savings deposits	1,501,857	2,357,652			3,859,509
Certificates of deposit of $100,000 or more	410,003	335,125	(7,611	)(7)	737,517
Other time deposits	270,106	699,056			969,162

Total deposits	10,685,605	8,677,799	(7,611)		19,355,793

Mortgage escrow deposits	39,623	—	—		39,623
Borrowed funds	1,063,602	382,787	(1,565	)(8)	1,444,824
Subordinated debentures	10,442	194,148	(26,173	)(9)	178,417
Other liabilities	253,589	178,459	—		432,048

Total liabilities	$12,052,861	$9,433,193	$(35,349)		$21,450,705

Stockholders’ Equity
Preferred stock	—	—
Common stock	832	854,336	(853,791	)(10)	1,377
Additional paid-in capital	978,363	—	1,269,573	(11)	2,247,936
Retained earnings	886,332	305,303	(394,873	)(12)	796,762
Accumulated other comprehensive income	(174,487)	(75,781)	75,781	(13)	(174,487)
Treasury shares, at cost	(127,145)	(1,452)	1,452	(13)	(127,145)
Unallocated common stock held by Employee Stock Ownership Plan	(12,910)	—	—		(12,910)
Common stock acquired by the Directors’ Deferred Fee Plan	(3,537)	—	—		(3,537)
Deferred compensation - Directors Deferred Fee Plan	3,537	—	—		3,537

Total stockholders’ equity	1,550,985	1,082,406	98,143		2,731,534

Total Liabilities and Stockholders’ Equity	$13,603,846	$10,515,599	$62,794		$24,182,239

Footnotes to

Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet

As of September 30, 2022

(in thousands)

(1) Adjustment to record combined merger related expenses		$72,912
(2) Adjustment to record held to maturity investment securities at fair value		$(185,564)
(3) Adjustment to record loans at fair value
Interest rate adjustment to record loans at fair value	$(182,746)
Gross credit mark on loans	(44,127)
Purchased credit discount (“PCD”) CECL reserve gross up amount	19,201

Adjustment on loans		$(207,672)
Eliminate existing Lakeland Bancorp allowance for loan and lease losses	$68,879
Less: CECL reserve	(58,205)
Net adjustment to allowance for credit losses on loans and leases.		$10,674

Fair value adjustment to net loans		$(196,998)
(4) Excess of purchase price less Lakeland tangible equity, elimination of existing Lakeland goodwill, net fair value adjustments and creation of core deposit intangible (“CDI”)
Total stockholders equity	$1,082,406
CDI	(9,669)
Goodwill	(271,829)

Lakeland tangible equity		$800,908
Purchase price	$1,270,118
Tangible equity of Lakeland	(800,908)
Net adjustment to record LBAI merger related expenses (after tax)	11,425

Excess of purchase price over tangible equity of Lakeland	480,635
Net fair value adjustments (net of deferred taxes)	107,554

Preliminary pro forma goodwill resulting from merger	588,190
Less: Lakeland Bancorp existing goodwill	(271,829)

Net adjustment to goodwill		$316,361
(5) Adjustment to record CDI
Estimated CDI	$154,800
Less: Lakeland Bancorp existing CDI	(9,669)

Net adjustment to CDI		$145,131
(6) Current/deferred income taxes created as a result of purchase accounting adjustments
Securities fair value adjustment	$(185,564)
Loan fair value adjustment	(196,998)
Estimated CDI	154,800
Time deposit fair value adjustment	7,611
Borrowed funds fair value adjustment	1,565
Subordinated debt fair value adjustment	26,173

Net fair value adjustments	(192,413)
Current/deferred income taxes at 28.00% effective marginal rate		$53,876
Deferred taxes (net) eliminated on Lakeland Bancorp existing CDI		2,900

Current/deferred income taxes at 28% effective marginal rate		$56,776
(7) Adjustment to record time deposits at fair value		7,611
(8) Adjustment to record other borrowed funds at fair value		1,565
(9) Adjustment to record subordinated debt at fair value.		26,173

(10)  Elimination of Lakeland Bancorp’s common stock and issuance of a 54,534,915 shares of Provident Financial common stock, $0.01 par value, as consideration. Shares issued based on 65,554,652 Lakeland Bancorp shares outstanding as of September 30, 2022 and an exchange ratio of 0.8319x

Common stock, par value $0.01 issued as consideration	545
Eliminate existing Lakeland existing common stock	$(854,336)

Adjustment to common stock, par value $0.01		$(853,791)
(11) Record Provident Financial Services paid in capital issued in consideration		$1,269,573
(12) Eliminate Lakeland Bancorp’s retained earnings as of September 30, 2022	$(305,303)
Record the impact to equity of the CECL non-purchased deteriorated credit loans net of taxes	$(28,083)
Record Provident Financial Services’ transaction expenses, net of taxes	(61,487)

Total adjustments to retained earnings		$(394,873)
(13) Eliminate Lakeland Bancorp’s other capital accounts
Accumulated other comprehensive income		$75,781
Treasury shares, at cost		$1,452

Pro Forma Income Statement - September 30, 2022 Consolidated

	Provident for the Nine Months Ended September 30, 2022	Lakeland Bancorp for the Nine Months Ended September 30, 2022	Pro Forma Adjustment		Pro Forma Combined for the Nine Months Ended September 30, 2022
	(Dollars in thousands, except per share amounts)
Interest Income
Loans receivable, including fees	$293,834	$229,706	$41,743	(1)	$565,283
Securities, deposits, federal funds sold and other short-term investments	35,172	29,658	25,200	(2)	90,030

Total interest income	329,006	259,364	66,943		655,313

Interest Expense
Deposits	20,322	22,486	$5,708	(3)	$48,516
Borrowed funds	4,790	887	587	(4)	6,264
Subordinated debentures and trust preferred securities	403	5,016	3,926	(5)	9,345

Total interest expense	25,515	28,389	10,221		64,125

Net interest income	303,491	230,975	56,722		591,188
Provision for loan losses	5,004	10,278	-	(6)	15,282

Net interest income after provision for loan losses	298,487	220,697	56,722		575,906

Noninterest Income
Fees	21,516	8,145	—		$29,661
Wealth management income	21,274	—	—		21,274
Insurance agency income	9,135	6,873	—		16,008
Bank-owned life insurance	3,978	3,118	—		7,096
Net gain on securities transactions	154	(1,313)	—		(1,159)
Other income	13,466	4,253	—		17,719

Total non-interest income	69,523	21,076	$—		$90,599

Noninterest Expense
Compensation and employee benefits	112,582	81,253	—		$193,835
Net occupancy expense	26,262	23,225	—		49,487
Data processing expense	16,575	4,980	—		21,555
FDIC Insurance	3,955	2,034	—		5,989
Amortization of intangibles	2,511	1,770	19,339	(7)	23,620
Advertising and promotion expense	3,692	1,973			5,665
Credit loss expense (benefit) for off-balance sheet exposure	(1,788)	996			(792)
Other operating expenses	31,384	27,603			58,987

Total non-interest expense	195,173	143,834	19,339		$358,346

Income before tax expense	172,837	97,939	37,383		308,159
Income tax expense	46,224	24,147	10,467	(8)	80,838

Net income available to common shareholders	$126,613	$73,792	$26,915		$227,320

Less: earnings allocated to participating securities	—	(847)	—		(847)
Net income allocated to common shareholders	$126,613	$72,945	$26,915		$226,473

Basic earnings per share	$1.69	$1.13	—		$1.75
Average basic shares outstanding	74,808,358	64,547,000	(10,012,085	)(9)	129,343,273
Diluted earnings per share	$1.69	$1.13			$1.75
Average diluted shares outstanding	74,898,359	64,755,000	(10,220,085	)(9)	129,433,274

Footnotes to

Pro Forma Income Statement - September 30, 2022 Consolidated

(1) Estimated loan interest yield adjustment amortization
(2) Estimated investment securities fair value adjustment amortization
(3) Estimated time deposit fair value adjustment amortization
(4) Estimated borrowed funds fair value adjustment amortization
(5) Estimated subordinated debt fair value adjustment amortization
(6) Excludes nonrecurring provision for credit losses for non-PCD loans estimated lifetime losses of $39.0 million
(7) CDI intangible amortization.

Amount
($000)
Reverse amortization recorded for the Nine Months ended September 30, 2022	$(1,770)
Adjustment to CDI amortization	21,109

Net adjustment	$19,339

(8) Tax effect on the pro forma adjustments at an assumed 28.00% effective combined federal and state tax rate.

(9)   Reflects the issuance of 54,534,915 shares of Provident Financial Services common stock in consideration for the outstanding share of Lakeland Bancorp including conversion of restricted stock units of Lakeland Bancorp into shares of common stock at the effective time.

Pro Forma Income Statement - December 31, 2021 Consolidated

	Provident for the Fiscal Year Ended December 31, 2021	Lakeland Bancorp for the Fiscal Year Ended December 31, 2021	Pro Forma Adjustment		Pro Forma Combined for the Fiscal Year Ended December 31, 2021
	(Dollars in thousands, except per share amounts)
Interest Income
Loans receivable, including fees	$365,073	$237,037	$55,657	(1)	$657,767
Securities, deposits, federal funds sold and other short-term investments	37,266	20,281	33,600	(2)	91,147

Total interest income	402,339	257,318	89,257		748,914

Interest Expense
Deposits	26,513	16,793	$7,611	(3)	$50,917
Borrowed funds	8,614	78	783	(4)	9,475
Subordinated debentures and trust preferred securities	1,189	5,612	5,235	(5)	12,036

Total interest expense	36,316	22,483	13,628		72,427

Net interest income	366,023	234,835	75,629		676,487
Provision for loan losses	(24,339)	(10,648)	—	(6)	(34,987)

Net interest income after provision for loan losses	390,362	245,483	75,629		711,474

Noninterest Income
Fees	29,967	9,856	—		$39,823
Wealth management income	30,756	—	—		30,756
Insurance agency income	10,216	6,939	—		17,155
Bank-owned life insurance	7,930	2,676	—		10,606
Net gain on securities transactions	255	(276)	—		(21)
Other income	7,685	3,166	—		10,851

Total non-interest income	86,809	22,361	$—		$109,170

Noninterest Expense
Compensation and employee benefits	143,366	82,589	—		$225,955
Net occupancy expense	32,932	24,773	—		57,705
Data processing expense	19,755	5,454	—		25,209
FDIC Insurance	6,260	2,341	—		8,601
Advertising and promotion expense	3,951	1,642			5,593
Credit loss expense (benefit) for off-balance sheet exposure	1,515	(248)			1,267
Amortization of intangibles	3,664	868	27,277	(7)	31,809
Other operating expenses	38,610	23,090			61,700

Total non-interest expense	250,053	140,509	27,277		$417,839

Income before tax expense	227,118	127,335	48,351		402,804
Income tax expense	59,197	32,294	13,538	(8)	105,029

Net income available to common shareholders	$167,921	$95,041	$34,813		$297,775

Less: earnings allocated to participating securities	—	(1,142)	—		(1,142)

Net income allocated to common shareholders	$167,921	$93,899	$34,813		$296,633

Basic earnings per share	$2.20	$1.85			$2.26
Average basic shares outstanding	76,471,933	50,624,000	3,910,915	(9)	131,006,848
Diluted earnings per share	$2.19	$1.85			$2.26
Average diluted shares outstanding	76,560,840	50,870,000	3,664,915	(9)	131,095,755

Footnotes to

Pro Forma Income Statement - December 31, 2021 Consolidated

(1) Estimated loan interest yield adjustment amortization
(2) Estimated investment securities fair value adjustment amortization
(3) Estimated time deposit fair value adjustment amortization
(4) Estimated borrowed funds fair value adjustment amortization

(5) Estimated subordinated debt fair value adjustment amortization
(6) Excludes nonrecurring provision for credit losses for non-PCD loans estimated lifetime losses of $39.0 million
Amount
($000)
(7) CDI intangible amortization.
Reverse amortization recorded for the Fiscal Year ended December 31, 2021	$(868)
Adjustment to CDI amortization	28,145

Net adjustment	$27,277

(8) Tax effect on the pro forma adjustments at an assumed 28.00% effective combined federal and state tax rate.

(9)   Reflects the issuance of 54,534,915 shares of Provident Financial Services common stock in consideration for the outstanding share of Lakeland Bancorp including conversion of restricted stock units of Lakeland Bancorp into shares of common stock at the effective time.

Note—Basis of Presentation

The unaudited pro forma condensed combined financial information and explanatory notes have been prepared to illustrate the effects of the merger under the acquisition method of accounting with Provident as the acquirer. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial condition or results of operations of the combined company had the companies been combined at the beginning of each period presented, nor does it necessarily indicate the results of operations in future periods or the future financial position of the combined company. Under the acquisition method of accounting, the assets and liabilities of Lakeland, as of the effective time, will be recorded by Provident at their respective fair values and the excess of the merger consideration over the fair value of Lakeland’s net assets will be allocated to goodwill.

The merger provides for Lakeland shareholders to receive 0.8319 of a share of Provident common stock, valuing the transaction at approximately $1.3 billion based on the closing share price of Provident common stock of $23.16 as of September 26, 2022.

The pro forma allocation of the purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded at the time the merger is completed. Adjustments may include, but not be limited to, changes in (i) Lakeland’s balance sheet through the effective time; (ii) the aggregate value of merger consideration paid if the price of shares of Provident common stock varies from the assumed $23.16 per share, which represents the closing share price of Provident common stock on September 26, 2022; (iii) total merger-related expenses if consummation and/or implementation costs vary from currently estimated amounts; and (iv) the underlying values of assets and liabilities if market and credit conditions differ from current assumptions.

DESCRIPTION OF PROVIDENT CAPITAL STOCK

As a result of the merger, Lakeland shareholders who receive shares of Provident common stock in the merger will become Provident stockholders. Your rights as Provident stockholders will be governed by Delaware law, the Provident certificate of incorporation and the Provident bylaws. The following description of the material terms of Provident’s capital stock, including the common stock to be issued in the merger, reflects the anticipated state of affairs upon consummation of the merger. We urge you to read the applicable provisions of Delaware law, the Provident certificate of incorporation and the Provident bylaws and federal law governing bank holding companies carefully and in their entirety.

General

As of the date of this joint proxy statement/prospectus, Provident has 250,000,000 shares of authorized capital stock, consisting of 200,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share. Within the limits of applicable law and the listing rules of the NYSE, these shares are available to be issued, without prior stockholder approval, in classes. As of the record date for the Provident special meeting, there were [                ] shares of Provident common stock and no shares of Provident preferred stock issued and outstanding and [                ] shares of Provident common stock reserved for issuance under various stock-based equity plans. All outstanding shares of Provident capital stock are duly authorized, fully paid, validly issued and non-assessable.

Common Stock

Voting Rights. Provident stockholders are entitled to one (1) vote for each share of common stock held of record by them on all matters to be voted on by stockholders, except, as provided in the Provident certificate of incorporation, Provident stockholders who beneficially own in excess of 10% of the outstanding shares of Provident common stock (the Provident Limit) are not entitled to any vote with respect to shares held in excess of the Provident Limit. A person is deemed to beneficially own shares owned by an affiliate of, as well as by persons acting in concert with such person. The Provident certificate of incorporation authorizes the Provident board of directors (i) to make all determinations necessary or desirable to implement the Provident Limit, including determining whether persons or entities are acting in concert, and (ii) to demand that any person who is reasonably believed to beneficially own stock in excess of the Provident Limit supply information to Provident to enable the Provident board of directors to implement and apply the Provident Limit.

Provident stockholders are not entitled to cumulative voting rights. Under the DGCL, directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting at which a quorum is present and entitled to vote on the election of directors, unless the certificate of incorporation or bylaws of a corporation provide otherwise. The Provident bylaws provide that all elections of directors will be determined by a plurality of the votes cast at the meeting, and all other matters will be determined by a majority of the votes cast affirmatively or negatively at the meeting, unless the question is one upon which, by express provision of the DGCL, the Provident certificate of incorporation or Provident bylaws, a greater vote is required, in which case such express provision will govern and control the decision of such matter.

Dividends. Provident stockholders are entitled to receive and share equally in dividends as and when declared by the Provident board of directors out of funds legally available for the payment of dividends. If Provident issues preferred stock, the holders of Provident preferred stock are entitled to priority over Provident stockholders with respect to dividends.

Liquidation or Dissolution. In the event of Provident’s liquidation or dissolution, Provident stockholders are entitled to receive, after payment or provision of payment of all debts and liabilities of Provident (including all deposits in Provident Bank and accrued interest thereon) and after distribution of the liquidation account established for the benefit of eligible account holders who continue their deposit accounts at Provident Bank, all assets remaining for distribution, in cash or in kind, to common stockholders according to their interests. If Provident issues preferred stock, the holders of Provident preferred stock may be entitled to priority over Provident stockholders in the event of liquidation or dissolution.

No Preemptive Rights. Provident stockholders have no preemptive or other subscription rights, and the shares of Provident common stock are not subject to any further calls or assessments by Provident. There are no redemption or conversion rights or sinking fund provisions applicable to the shares of Provident common stock.

Listing. Provident common stock is listed on the NYSE under the symbol “PFS.” The transfer agent for Provident common stock is Broadridge Financial Solutions, Inc.

For more information regarding the rights of Provident stockholders, please see the description captioned “Comparison of the Rights of Provident Stockholders and Lakeland Shareholders,” beginning on page [•].

Certain Charter and Bylaw Provisions Affecting Provident Common Stock; Anti-Takeover Measures

Certificate of Incorporation and Bylaws. The Provident certificate of incorporation and bylaws contain several provisions that may make Provident a less attractive target for an acquisition of control by anyone who does not have the support of the Provident board of directors. For example, the Provident certificate of incorporation provides that certain business combinations may, under certain circumstances, require approval of a super-majority stockholder vote of at least eighty percent (80%) of the voting power of the then-outstanding shares of Provident common stock, and requires a super-majority stockholder vote of at least eighty percent (80%) of the voting power of the then-outstanding shares of Provident common stock for the amendment to certain significant provisions of the Provident certificate of incorporation, in each case after giving effect to the Provident Limit. In addition, the Provident certificate of incorporation provides that the Provident board of directors will consider non-financial factors that it deems relevant when evaluating a business combination. For a complete description, you should refer to the Provident certificate of incorporation and Provident bylaws.

These provisions in the Provident certificate of incorporation and Provident bylaws are designed to encourage potential acquirers to negotiate with the Provident board of directors to preserve value for stockholders in the event of a takeover attempt. These provisions also reduce the likelihood that a potential acquirer who is unwilling to pay a market premium determined by the Provident board of directors to be sufficient will attempt to acquire shares of Provident common stock by means of an open market accumulation, front-end loaded tender offer or other coercive or unfair takeover tactic. These provisions would ensure that Provident, its stockholders and its other stakeholders would be protected from certain takeover attempts, or the acquisition of a substantial block of equity, on terms that may be less favorable generally than would be available in transactions negotiated with and approved by the Provident board of directors.

Delaware Law. Section 203 of the DGCL, which is applicable to Provident, may be deemed to have certain anti-takeover effects by proscribing, subject to certain exceptions, certain “business combination” transactions between Provident and an “interested shareholder” (defined generally as a person beneficially owning fifteen percent (15%) or more of a corporation’s outstanding voting stock) during the three (3)-year period following the time such person became an interested shareholder. The term “business combination” is defined broadly to cover a wide range of corporate transactions, including mergers, sales of assets, issuances of stock, transactions with subsidiaries and the receipt of disproportionate financial benefits. A corporation may exempt itself from the requirement of the statute by adopting an amendment to its certificate of incorporation or bylaws electing not to be governed by Section 203 of the DGCL. Provident has not adopted such an amendment.

Restrictions on Ownership

The BHC Act generally prohibits any company that is not engaged in banking activities and activities that are permissible for a bank holding company or a financial holding company from acquiring control of Provident. For this purpose, the term “control” is generally defined as ownership of twenty-five percent (25%) or more of a class of voting stock, control of the election of a majority of the directors or the power to exercise a controlling influence. In addition, any existing bank holding company would need the prior approval of the Federal Reserve Board before acquiring five percent (5%) or more of a class of voting stock of Provident. In addition, the Change in Bank Control Act of 1978, as amended, prohibits a person or group of persons from acquiring control of a bank holding company such as Provident unless the Federal Reserve Board has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of ten percent (10%) or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as Provident, could constitute acquisition of control of the bank holding company.

The New Jersey Banking Act also requires prior approval of the Commissioner of the NJDOBI before any person may acquire a New Jersey bank holding company, such as Provident, except as otherwise expressly permitted by federal law. For this purpose, the term “person” is defined broadly to mean a natural person or a corporation, company, partnership, or other forms of organized entities. The term “acquire” is defined differently for an existing bank holding company and for other companies or persons. A bank holding company will be treated as “acquiring” a New Jersey bank holding company if the bank holding company acquires more than five percent (5%) of any class of the voting shares of the bank holding company. Any other person will be treated as “acquiring” a New Jersey bank holding company if it acquires ownership or control of more than twenty-five percent (25%) of any class of the voting shares of the bank holding company.

COMPARISON OF THE RIGHTS OF PROVIDENT STOCKHOLDERS AND LAKELAND SHAREHOLDERS

If the merger is completed, Lakeland shareholders will receive shares of Provident common stock in the merger, and they will cease to be Lakeland shareholders.

Lakeland is organized under the laws of the State of New Jersey. Provident is organized under the laws of the State of Delaware. The following is a summary of certain material differences between (i) the current rights of Lakeland shareholders under the Lakeland certificate of incorporation and Lakeland bylaws and New Jersey law and (ii) the current rights of Provident stockholders under the Provident certificate of incorporation and Provident bylaws and Delaware law.

The following summary is not a complete statement of the rights of stockholders or shareholders of the two (2) companies or a complete description of the specific provisions referred to below. The summary is qualified in its entirety by reference to Lakeland’s and Provident’s governing documents, which we urge you to read carefully and in their entirety. Copies of Lakeland’s and Provident’s governing documents have been filed with the SEC. See “Where You Can Find More Information” beginning on page [●].

	Lakeland	Provident
Authorized Capital Stock

The Lakeland certificate of incorporation authorizes it to issue up to 100,000,000 shares of common stock, without par value, and 1,000,000 shares of preferred stock, without par value.

As of [ ], there were [ ] shares of Lakeland common stock issued and outstanding and no shares of preferred stock outstanding.

The Provident certificate of incorporation authorizes Provident to issue up to 200,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share.

As of [                ], there were [                ] shares of Provident common stock issued and outstanding and no shares of preferred stock outstanding.

Voting

Lakeland shareholders entitled to vote on a matter are entitled to one (1) vote per share.

Lakeland shareholders do not have cumulative voting rights in the election of directors.

Lakeland’s governing documents do not include a vote limit provision or otherwise limit the vote of shareholders who beneficially own in excess of ten percent (10%) of then-outstanding shares of common stock of Lakeland.

Provident stockholders entitled to vote on a matter are entitled to one (1) vote per share.

Provident stockholders do not have cumulative voting rights in the election of directors.

The Provident certificate of incorporation provides that, with limited exceptions, stockholders who beneficially own in excess of ten percent (10%) of the then-outstanding shares of common stock of Provident (the Provident Limit) are not entitled to any vote with respect to shares held in excess of the Provident Limit. A person is deemed to beneficially own shares that are owned by an affiliate as well as persons acting in concert with such person.

	Lakeland	Provident
Rights of Preferred Stock

Lakeland’s board of directors is authorized to issue shares of preferred stock from time to time in one or more classes or series, each such class or series to have voting powers, conversion rights, designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, as determined by the board of directors and stated and expressed in a resolution or resolutions, without shareholder approval.

If and when any Lakeland preferred stock is issued, the holders of Lakeland preferred stock may have a preference or priority over, or rights superior to Lakeland shareholders.

Provident’s board of directors may issue shares of preferred stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, establish from time to time the number of shares to be included in each such series, and fix the voting powers, designations, preferences and other special rights of such shares and any qualifications, limitations or restrictions thereof, without stockholder approval.

The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of Provident’s common stock, without a vote of the holders of Provident’s preferred stock, unless otherwise required in any preferred stock designation.

If and when any Provident preferred stock is issued, the holders of Provident preferred stock may have a preference or priority over, or rights superior to, Provident stockholders.

Size of Board of Directors	The Lakeland certificate of incorporation provides that the number of directors will be not less than not five (5) nor more than twenty-five (25) directors, with the exact number to be fixed by resolution at the annual meeting of Lakeland shareholders for the previous year. The Lakeland board of directors currently has twelve (12) directors.	The Provident certificate of incorporation provides that the number of directors will be such number as designated by the board of directors from time to time, except in the absence of such designation the number shall be eleven (11). The Provident board of directors currently has thirteen (13) directors.

Classes of Directors	The Lakeland certificate of incorporation provides that directors are divided into three (3) classes and are elected for three (3)-year staggered terms.	The Provident certificate of incorporation provides that directors are divided into three (3) classes and are elected for three (3)-year staggered terms.

	Lakeland	Provident
Director Eligibility and Mandatory Retirement

The Lakeland bylaws provide that no person who serves on the board of any other financial institution or bank or savings and loan holding company may be eligible for election (or re-election). Any Lakeland director must be a shareholder of unencumbered or unhypothecated shares with an aggregate value of not less than $1,000, an aggregate shareholders’ equity of $1,000 or a fair value of $1,000.

Additionally, Lakeland’s Corporate Governance Guidelines provide that Lakeland directors will retire from the board effective as of the conclusion of the annual meeting following the date on which the director attains age 72. Such retirement will occur notwithstanding the fact that such director’s term may not have concluded. Although Lakeland’s bylaws establish a minimum value of $1,000 of shares of Lakeland stock to be held by directors, the board has established a goal that directors own or otherwise control, at a minimum, the number of shares or share equivalents of Lakeland stock equal to five (5) times the director annual retainer fee, with new directors attaining that goal within five years.

The Provident bylaws provide that no director shall be eligible for election (or re-election) or appointment to the board of directors after attaining the age of seventy-three (73). Any Provident director must own an amount of Provident common stock having a value equal to five (5) times such director’s annual cash retainer.

Election of Directors	The Lakeland bylaws provide that directors shall be elected by a majority of the votes cast at a meeting of shareholders at which a quorum is present.	The Provident bylaws provide that directors shall be elected by a plurality of the votes cast at a meeting at which a quorum is present. Provident’s board of directors has adopted a majority voting policy regarding director elections, which provides that any incumbent director nominee in an uncontested election who receives a greater number of votes “withheld” than votes cast “for” at a meeting of stockholders shall promptly tender his or her proposed resignation following the certification of the stockholder vote.

	Lakeland	Provident
Removal of Directors	The Lakeland certificate of incorporation provides that a Lakeland director may only be removed for cause and by the affirmative vote of a majority of the entire board of directors or by the affirmative vote of the holders of at least a majority of the shares then entitled to vote in the election of directors.	The Provident certificate of incorporation provides that a Provident director may only be removed for cause and by the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all of the then-outstanding shares entitled to vote generally in the election of directors (excluding any shares held in excess of the Provident Limit).

Filling Vacancies on the Board of Directors	The Lakeland certificate of incorporation and bylaws provide that any vacancy on the board of directors will be filled by the board of directors. The new director so appointed shall serve until the next annual meeting of the shareholders and such new director’s successor has been elected and qualified.	The Provident certificate of incorporation and the Provident bylaws provide that a vacancy on Provident’s board of directors, caused by any reason, may be filled by a majority vote of the remaining directors, even if less than a quorum. The new director will hold office for the unexpired term of the director to whom such person succeeds and until such new director’s successor has been duly elected and qualified.

Calling Special Meetings of Shareholders / Stockholders	The Lakeland bylaws provide that a special meeting of shareholders may be called only by Lakeland’s President, Chairman of the board of directors, or a majority of the board of directors. Shareholders are not authorized to call a special meeting.	The Provident certificate of incorporation and the Provident bylaws provide that special meetings of stockholders may be called by the Provident board of directors pursuant to a resolution adopted by the majority of the board of directors. Stockholders are not authorized to call a special meeting.

Quorum for Shareholder / Stockholder Meetings	The Lakeland bylaws provide that a majority of the shares entitled to vote shall constitute a quorum for the transaction of business, absent a provision in the certificate of incorporation stating otherwise. The Lakeland certificate of incorporation provides that, with respect to a merger or consolidation or disposition of substantially all assets that is not recommended by the board of directors, eighty percent (80%) of

The Provident certificate of incorporation and the Provident bylaws provide that the holders of a majority of the shares entitled to vote at the meeting, present in person or by proxy (excluding any shares held in excess of the Provident limit), shall constitute a quorum, except as otherwise provided by law.

If a quorum shall fail to attend any meeting, the chairman of the meeting or the holders of a majority of the shares of stock

	Lakeland	Provident
	the shareholders shall constitute a quorum. A meeting may be adjourned despite the absence of a quorum by a majority of those present and entitled to vote.	entitled to vote who are present, in person or by proxy, may adjourn the meeting.

Notice of Shareholder / Stockholder Meetings	In accordance with Title 14A, Chapter 5 of the NJBCA, the Lakeland bylaws provide that written notice of meeting must be given to each shareholder entitled to vote at the meeting not less than ten (10) and not more than sixty (60) days before the meeting date. The notice shall include the place, day and hour of the meeting, the purpose of the meeting, and the means of remote communication, if any, by which shareholders and proxy holders may be deemed to be present in person and entitled to vote at the meeting.	In accordance with Section 222 of the DGCL, the Provident bylaws provide that written notice stating the place, date and time of the meeting, must be delivered not less than ten (10) nor more than sixty (60) days before the date of the meeting, to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting. The DGCL also provides for the notice of meeting to contain the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and entitled to vote at the meeting.

Advance Notice of Shareholder / Stockholder Nominations	The Lakeland bylaws provide that the nominating shareholder must deliver the nomination to the Corporate Secretary not less than ninety (90) days and not more than one hundred and twenty (120) days prior to the first (1st) anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than sixty (60) days after such anniversary date, notice of nomination must be so delivered not earlier than one hundred and twenty (120) days prior to such annual meeting and not later than ninety (90) days prior to such annual meeting or the close of business on the tenth (10th) day following the day on which public announcement of the date of such meeting is first made.	The Provident bylaws provide that any stockholder may nominate a candidate for director if such stockholder was a stockholder of record at the time of the giving of the required notice, is entitled to vote at the meeting and has complied with the notice procedures. The stockholder must give written notice to Provident’s Corporate Secretary not less than one hundred and twenty (120) days prior to the date of Provident’s proxy materials for the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year’s annual meeting, notice by the stockholder must be delivered not later than the close of business on the tenth day following the day on which public announcement of

	Lakeland	Provident

The nomination notice must set forth, as to each person whom the proponent proposes to nominate for election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and information that will enable the Nominating Committee to determine whether the candidate satisfies the criteria established by the Nominating Committee for director candidates.

The Lakeland bylaws do not provide for any qualification of the nominating shareholder or required information of the nominating shareholder in the nomination notice.

the date of such annual meeting is first made.

The nomination notice must include, as to the nominating stockholder and any beneficial owner on whose behalf the nomination is made, the name, record address, number of shares owned, and statement on the intent to deliver proxy and solicit. Additionally, such stockholder’s notice must set forth, as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person as would be required to be disclosed in solicitations of proxies for the elections of such nominees as directors pursuant to Regulation 14A under the Exchange Act, and such person’s written consent to serve as a director if elected.

Proxy Access

Under Title 14A, Chapter 5 of the NJBCA, a corporation may establish in its bylaws procedures or conditions under which materials with respect to shareholder-nominated individuals will be included in a corporation’s proxy solicitation materials, including the form of proxy, for an upcoming election of directors.

Lakeland does not provide for any separate mechanisms of proxy access other than as required by law.

Under Section 112 of the DGCL, the bylaws of a corporation may provide that if the corporation solicits proxies with respect to an election of directors, it may be required, to the extent and subject to such procedures or conditions as may be provided in the bylaws, to include in its proxy solicitation materials (including any form of proxy it distributes), in addition to individuals nominated by the board of directors, one or more individuals nominated by a stockholder.

Provident does not provide for any separate mechanisms of proxy access other than required by law.

Anti-Takeover Provisions and Other Shareholder / Stockholder Protections	Under Title 14A, Chapter 6 of the NJBCA, a public corporation is prohibited from engaging in any “business combination” with an	Provident is currently subject to the requirements in Section 203 of the DGCL and has not opted out of such requirements. Under

Lakeland	Provident

“interested shareholder” or any entity for a period of five (5) years from the date on which the shareholder first becomes an interested shareholder if the transaction is caused by the interested stockholder. There is an exception to the five (5)-year waiting period requirement:

•  prior to the shareholder becoming an interested shareholder, the board of directors approves the business combination or the transaction in which the shareholder became an interested shareholder; or

•  if there is any subsequent business combination after the shareholder becomes an interested shareholder, in addition to the board approval requirement for the initial business combination as described above, any such subsequent business combination is approved by the board and by 1) the board of directors, or a committee of that board, consisting solely of persons independent of such interested shareholder, and 2) the affirmative vote of the holders of a majority of the voting stock not beneficially owned by such interested shareholder.

The NJBCA defines the term “business combination” to include transactions such as mergers, consolidations or transfers with an aggregate market value of at least ten percent (10%) of the assets of

Section 203 of the DGCL, a corporation is prohibited from engaging in any “business combination” with an “interested stockholder” or any entity for a period of three (3) years from the date on which the stockholder first becomes an interested stockholder if the transaction is caused by the interested shareholder. There is an exception to the three (3)-year waiting period requirement if:

•  prior to the stockholder becoming an interested stockholder, the board of directors approves the business combination or the transaction in which the stockholder became an interested stockholder;

•  upon the consummation of the transaction in which the stockholder became an interested stockholder, the interested shareholder owns at least eighty-five percent (85%) of the voting stock of the corporation other than shares held by directors who are also officers and certain employee stock plans; or

•  the business combination is approved by the board of directors and by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of stock entitled to vote not owned by the interested stockholder at a meeting of stockholder.

The DGCL defines the term “business combination” to include transactions such as mergers,

Lakeland	Provident

the corporation. The NJBCA defines the term “interested stockholder” generally as any person who (together with affiliates and associates) owns (or in certain cases, within the past five (5) years did own) at least ten percent (10%) of the voting power of the outstanding voting stock.

Under the NJBCA, after the five (5)-year period expires, the prohibition on such business combinations continues unless the combination is approved by the affirmative vote of two-thirds of the voting stock not beneficially owned by the interested shareholder, the combination is approved by the board prior to the interested shareholder’s stock acquisition date or certain fair price provisions are satisfied.

The Lakeland certificate of incorporation provides that, for a merger, consolidation or disposition of substantially all assets that was not recommended by the board of directors to the shareholders, approval of such transaction requires the affirmative vote of the holders of not less than eighty percent (80%) of the outstanding voting stock.

The Lakeland certificate of incorporation also provides that such merger, consolidation or disposition of substantially all assets with a controlling party owning or controlling twenty percent (20%) or more of the Lakeland’s voting stock requires the affirmative vote of the holders of not less than eighty percent (80%) of the outstanding shares of all voting stock of the corporation and the affirmative vote of the holders of not less than sixty-seven percent (67%) of the outstanding shares of voting stock held by shareholders other than consolidations or transfers with an aggregate market value of at least ten percent (10%) of the assets of the corporation. The DGCL defines the term “interested stockholder” generally as any person who (together with affiliates and associates) owns (or in certain cases, within the past three (3) years did own) at least fifteen percent (15%) of the outstanding shares of stock entitled to vote. A Delaware corporation may elect not to be governed by Section 203 of the DGCL.

Provident has not made such election.

In addition, the Provident certificate of incorporation provides that a business combination with an interested stockholder requires the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the then-outstanding shares of voting stock of Provident (excluding any shares held in excess of the Provident Limit). The super-majority vote is not required for a business combination with an interested stockholder that is approved by two-thirds of disinterested directors and (1) does not involve cash considerations, or (2) meets certain consideration value requirements. An interested stockholder is defined as (1) any person who beneficially owns 10% or more of the voting power of Provident’s outstanding voting stock; (2) an affiliate or associate of Provident who, at any time within the two (2)-year period prior to the date in question, was the beneficial owner of ten percent (10%) or more of the voting power of the then-outstanding voting stock of Provident; or (3) an assignee of shares of voting

	Lakeland	Provident

such controlling party. Such voting requirements are not applicable to a business combination with an interested shareholder that is recommended by a majority of the board of directors or meets certain consideration value requirements.

All other business combinations require the affirmative vote of a majority of the votes cast by the holders of shares of each such corporation entitled to vote.

Under the Lakeland certificate of incorporation, in evaluating an offer of business combination, the board of directors may consider the social, legal and economic effects on employees, customers, depositors, and communities served by Lakeland and any subsidiary.

stock which were at any time within the two (2)-year period immediately prior to the date in question beneficially owned by any interested stockholder.

All other business combinations require the affirmative vote of a majority of the outstanding shares of Provident common stock.

Under the Provident certificate of incorporation, in evaluating an offer of a business combination, the board of directors may give due consideration to the social and economic effect of acceptance of such offer on: Provident’s present and future customers and employees and those of its subsidiaries; the communities in which the Provident and its subsidiaries operate or are located; the ability of Provident to fulfill its corporate objectives as a savings or bank holding company; and the ability of its subsidiary bank to fulfill its corporate objectives under applicable statutes and regulations.

Limitation of Personal Liability of Officers and Directors

The NJBCA permits a corporation’s certificate of incorporation to provide that directors and officers shall not be personally liable to the corporation except in cases where the director or officer commits an act or omission that is (i) a breach of the duty of loyalty; (ii) not in good faith or involving a knowing violation of the law; or (iii) results in an improper personal benefit.

The Lakeland certificate of incorporation exempts directors and officers from personal liability to Lakeland or its shareholders for breach of any duty owed to Lakeland or its shareholders to the extent not expressly prohibited in the NJBCA.

The Provident certificate of incorporation and the DGCL provide that directors shall not be personally liable to Provident or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director’s duty of loyalty; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL, which concerns unlawful payment of a dividend or unlawful stock purchase or redemption; or (iv) for any transaction from which the director derived an improper personal benefit. The Provident certificate of incorporation further provides that if the DGCL is

	Lakeland	Provident

amended to authorize a further or greater limitation or elimination of personal liability of directors, then the liability of the corporation’s directors shall be so limited or eliminated.

Section 102(b)(7) of the DGCL further provides that a corporation may adopt provision in its certificate of incorporation to eliminate or limit the personal liability of an officer to the corporation or its stockholders for monetary damages for breach of a fiduciary duty, subject to the same limitations over exculpation of director’s liability and the additional limitation that such provision shall not eliminate or limit the liability of an officer in any action by or in the right of the corporation (including derivative actions by stockholders). The Provident certificate of incorporation does not include such a provision.

Indemnification of Directors and Officers and Insurance	The Lakeland certificate of incorporation, bylaws and the NJBCA provide that the current and former officers and directors are entitled to indemnification to the fullest extent permitted by the NJBCA if the individual (i) acted in good faith, (ii) in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and (iii) in the case of a criminal proceeding, the individual had no reasonable cause to believe the individual’s conduct was unlawful. Additionally, Lakeland may not indemnify a current or former director or officer of the corporation against expenses to the extent the person is adjudged to be liable to the corporation unless a court approves the indemnity. The Lakeland bylaws further provide that Lakeland may not indemnify in connection with

The Provident certificate of incorporation provides that the current and former officers and directors are entitled to indemnification to the fullest extent permitted by the DGCL if the individual (i) acted in good faith, (ii) in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and (iii) in the case of a criminal proceeding, the individual had no reasonable cause to believe the individual’s conduct was unlawful. Additionally, Provident may not indemnify a current or former director or officer of the corporation against expenses to the extent the person is adjudged to be liable to the corporation unless a court approves the indemnity.

The Provident certificate of incorporation provides that it may

	Lakeland	Provident

any action, suit, or proceeding which has been made the subject of a compromise settlement, unless approved by a court, a majority of the outstanding shares or a majority of directors who are not parties to the same or substantially the same action.

The Lakeland bylaws further provide that Lakeland may purchase insurance for the purpose of indemnifying its directors, officers, and other employees upon the affirmative vote of a majority of its board of directors, to the extent that such indemnifications are allowed. Such insurance may, but need not, be for the benefit of all directors, officers, or employee.

maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of Provident or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not Provident would have the power to indemnify under the DGCL.

Appraisal or Dissenters’ Rights	Under Title 14A, Chapter 11 of the NJBCA, shareholders have the right to dissent from any plan of merger or consolidation to which the corporation is a party, and to demand payment for the fair value of their shares. However, unless the corporation’s certificate of incorporation otherwise provides, dissenters’ rights of appraisal do not apply to any plan of merger or consolidation with respect to shares (i) of a class or series which is listed on a national securities exchange or is held of record by not less than one thousand (1,000) holders or (ii) for which, pursuant to the plan of merger or consolidation, such shareholder will receive (a) cash, (b) shares, obligations or other securities which, upon consummation of the merger or consolidation, will either be listed on a national securities exchange or held of record by not less than one thousand (1,000) holders, or (c) cash and such securities. The Lakeland certificate of incorporation is silent as to dissenters’ rights of appraisal.	Section 262 of the DGCL permits stockholders to dissent from a merger, consolidation or a sale of all or substantially all the assets of the corporation and obtain payment of the fair value of their shares, if they follow certain statutorily defined procedures. However, appraisal rights do not apply if the corporation’s stock is either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders. Appraisal rights may be restored if, in the transaction, stockholders are to receive, in exchange for shares of their stock, anything other than: (i) stock of the surviving corporation; (ii) stock of any corporation that is or will be listed on a national securities exchange or held of record by more than 2,000 holders; (iii) cash in lieu of fractional shares; or (iv) any combination of (i), (ii) or (iii). The DGCL further provides that no appraisal rights are available for any shares of stock of the constituent corporation surviving a merger if the merger did not

	Lakeland	Provident
require the approval of the stockholders of the surviving corporation as provided under Section 251(f) of the DGCL.

Dividends

The Lakeland certificate of incorporation provides that dividends may be declared and paid on the common stock from funds lawfully available determined by the board of directors in its sole discretion, subject to provisions of law.

The NJBCA provides that a corporation may not make a distribution if, after giving effect thereto, either: (i) it would be unable to pay its debts as they become due in the usual course of its business; or (ii) its total assets would be less than its total liabilities.

The Provident bylaws provide that the board of directors has the power to declare dividends, in accordance with law.

The DGCL provides that a corporation may pay dividends out of statutory surplus or from net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year, as long as the amount of capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.

Amendments to Charter/Articles and Bylaws

For amendments to the certificate of incorporation, the NJBCA generally requires board of directors’ approval of the proposed amendment and the affirmative vote of a majority of the votes cast by the holders of shares entitled to vote, subject to any higher stockholder vote requirements in the certificate of incorporation.

The Lakeland certificate of incorporation provides that the affirmative vote of the holders of not less than eighty percent (80%) of the outstanding voting stock is required to alter, amend or repeal certain provisions of the Lakeland certificate of incorporation, including provisions evaluation of acquisition offers and votes requirement to approve such acquisition.

The board of directors or the affirmative vote of the holders of not less than eighty percent (80%) of the outstanding voting stock

For amendments to the certificate of incorporation, the DGCL generally requires a board of directors resolution setting forth the proposed amendment and the affirmative vote of a majority of the outstanding stock entitled to vote at a stockholders’ meeting (and, in certain cases, a majority of all shares held by any voting group entitled to vote). However, the DGCL permits a corporation in its certificate of incorporation to specify a higher stockholder vote requirement for certain amendments.

The Provident certificate of incorporation provides that the affirmative vote of the holders of not less than eighty percent (80%) of the outstanding voting stock (excluding any shares held in excess of the Provident Limit) is required to alter, amend or repeal certain provisions of the Provident certificate of incorporation, including regarding the Provident Limit, action by written consent of the stockholders, special meetings,

	Lakeland	Provident
may alter, amend or repeal the bylaws.

directors, bylaws amendments, votes required to approve an acquisition, and indemnification.

The board of directors or the affirmative vote of the holders of not less than eighty percent (80%) of the voting power of all of the outstanding voting stock (excluding any shares held in excess of the Provident limit) may adopt, amend or repeal the bylaws.

Action by Written Consent of Shareholders / Stockholders	Under Title 14A, Chapter 5 of the NJBCA, except as otherwise provided in the certificate of incorporation, any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting, without prior notice and without a vote, upon the written consent of shareholders who would have been entitled to cast the minimum number of votes which would be necessary to authorize such action at a meeting. Lakeland does not prohibit shareholder action by written consent.	The Provident bylaws provide that any action required or permitted to be taken by the stockholders of Provident must be effected at an annual or special meeting of stockholders and may not be effected by any consent in writing by such stockholders.

Shareholder / Stockholder Rights Plan	Lakeland does not currently have a rights plan in effect.	Provident does not currently have a rights plan in effect.

Forum Selection Bylaw	Lakeland’s governing documents do not require any exclusive forum with respect to legal actions against or involving Lakeland.	Provident’s governing documents do not require any exclusive forum with respect to legal actions against or involving Provident.

LEGAL MATTERS

The validity of Provident common stock to be issued in connection with the merger will be passed upon for Provident by Sullivan & Cromwell LLP, New York, New York.

Sullivan & Cromwell LLP, New York, New York, counsel for Provident, and Luse Gorman, PC, Washington, D.C., counsel for Lakeland, will provide prior to the effective time opinions regarding certain federal income tax consequences of the merger for Provident and Lakeland, respectively.

EXPERTS

Provident. The consolidated financial statements of Provident as of December 31, 2021 and 2020, and for each of the years in the three-year period ended December 31, 2021, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2021 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Lakeland. The consolidated financial statements of Lakeland as of December 31, 2021 and 2020, and for each of the years in the three-year period ended December 31, 2021, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2021 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

DEADLINES FOR SUBMITTING STOCKHOLDER OR SHAREHOLDER PROPOSALS

Provident

Provident held its 2022 annual meeting of stockholders on April 28, 2022. Provident will hold its 2023 annual meeting of stockholders (the “Provident 2023 annual meeting”), regardless of whether the merger has been completed. Any stockholder nominations or proposals for other business intended to be presented at Provident’s next annual meeting must be submitted to Provident as set forth below.

SEC Rule 14a-8

In order for a stockholder proposal for the Provident 2023 annual meeting to be eligible for inclusion in Provident’s proxy statement pursuant to SEC Rule 14a-8, Provident must have received the proposal and supporting statements at its principal executive offices no later than November 18, 2022, unless the date of Provident’s 2023 annual meeting is changed by more than thirty (30) days from April 28, 2023, the one (1)-year anniversary of Provident’s 2022 annual meeting of stockholders, in which case the proposal must be received a reasonable time before Provident begins to print and send its proxy materials. A Provident stockholder must provide its proposal to Provident in writing, and it must comply with the requirements of SEC Rule 14a-8. Any such proposals should be sent to the attention of the Corporate Secretary of Provident at Provident Financial Services, Inc., 111 Wood Avenue South, P.O Box 1001, Iselin, New Jersey 08830-1001.

Advance Notice Procedures

Pursuant to the Provident bylaws, any stockholder wishing to nominate a candidate for director or propose other business at an annual meeting must give written notice to Provident’s Corporate Secretary not less than one hundred and twenty (120) days prior to the date of Provident proxy materials for the preceding year’s annual meeting. As a result, any notice given by or on behalf of a stockholder must be received no later than November 18, 2022. However, if the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after April 28, 2023, the one (1)-year anniversary of Provident’s 2022 annual meeting of stockholders, notice by the stockholder must be delivered not later than the close of business on the tenth (10th) day following the day on which public announcement of the date of such annual meeting is first made. The nomination notice must include certain information specified in the Provident bylaws.

In addition to the notice and information requirements contained in the Provident bylaws, to comply with the SEC universal proxy rules, stockholders who, in connection with the Provident 2023 annual meeting, intend to solicit proxies in support of director nominees other than Provident’s nominees must provide notice to Provident that sets forth the information required by the SEC’s Rule 14a-19 no later than February 27, 2023, unless the date of the Provident 2023 annual meeting has changed by more than thirty (30) calendar days from April 28, 2023, the one (1)-year anniversary of Provident’s 2022 annual meeting of stockholders, in which case such notice must be provided by the later of sixty (60) calendar days prior to the date of the 2023 annual meeting or the tenth (10th) calendar day following the day on which public announcement of the date of the annual meeting is first made by Provident.

These advance notice procedures are separate from the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in Provident’s proxy statement pursuant to SEC Rule 14a-8.

Lakeland

Lakeland held its 2022 annual meeting of shareholders on May 17, 2022. Lakeland does not anticipate holding a 2023 annual meeting of Lakeland shareholders (the “Lakeland 2023 annual meeting”) if the merger is completed as currently expected. In the event that the merger is not completed within the expected time frame or at all, Lakeland may hold an annual meeting in 2023. Any shareholder nominations or proposals for other business intended to be presented at Lakeland’s next annual meeting must be submitted to Lakeland as set forth below.

SEC Rule 14a-8

In order for a shareholder proposal for the Lakeland 2023 annual meeting to be eligible for inclusion in Lakeland’s proxy statement pursuant to SEC Rule 14a-8, Lakeland must have received the proposal and supporting statements at its principal executive offices no later than December 8, 2022, unless the date of Lakeland’s 2023 annual meeting is changed by more than thirty (30) days from May 17, 2023, the one (1)-year anniversary of Lakeland’s 2022 annual meeting of shareholders, in which case the proposal must be received a reasonable time before Lakeland begins to print and send its proxy materials. A Lakeland shareholder must provide its proposal to Lakeland in writing, and it must comply with the requirements of SEC Rule 14a-8. Any such proposals should be sent to the attention of the Corporate Secretary of Lakeland at Lakeland Bancorp, Inc., 250 Oak Ridge Road, Oak Ridge, New Jersey 07438.

Advance Notice Procedures

Pursuant to the Lakeland bylaws, any shareholder wishing to nominate a candidate for director or propose other business at an annual meeting must send written notice to Lakeland’s Corporate Secretary not less than ninety (90) days and not more than one hundred and twenty (120) days prior to the first anniversary of the preceding year’s annual meeting, and the notice must provide certain other information specified in the Lakeland bylaws. As a result, any notice given by or on behalf of a shareholder must be received no earlier than January 17, 2023 and no later than February 16, 2023. However, if the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than sixty (60) days after May 17, 2023, the one (1)-year anniversary of Lakeland’s 2022 annual meeting of shareholders, notice of nomination must be so delivered not earlier than one hundred and twenty (120) days prior to such annual meeting and not later than ninety (90) days prior to such annual meeting or the close of business on the tenth (10th) day following the day on which public announcement of the date of such meeting is first made.

In addition to the notice and information requirements contained in the Lakeland bylaws, to comply with the SEC universal proxy rules, shareholders who, in connection with the Lakeland 2023 annual meeting, if held, intend to solicit proxies in support of director nominees other than Lakeland’s nominees must provide notice to Lakeland that sets forth the information required by the SEC’s Rule 14a-19 no later than March 18, 2023, unless the date of the Lakeland 2023 annual meeting has changed by more than thirty (30) calendar days from May 17, 2023, the one (1)-year anniversary of Lakeland’s 2022 annual meeting of shareholders, in which case such notice must be provided by the later of sixty (60) calendar days prior to the date of the 2023 annual meeting or the tenth (10th) calendar day following the day on which public announcement of the date of the annual meeting is first made by Lakeland.

These advance notice procedures are separate from the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in Lakeland’s proxy statement pursuant to SEC Rule 14a-8.

WHERE YOU CAN FIND MORE INFORMATION

Provident and Lakeland file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including both Provident and Lakeland, which can be accessed at http://www.sec.gov. In addition, documents filed with the SEC by Provident, including the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, will be available free of charge in the “SEC Filings” section of Provident’s website, https://investorrelations.provident.bank/, under the heading “SEC Filings.” Documents filed with the SEC by Lakeland will be available free of charge in the “Investor Relations” section of Lakeland’s website, https://investorrelations.lakelandbank.com/, under the heading “Documents.” The web addresses of the SEC, Provident and Lakeland are included as inactive textual references only. Except as specifically incorporated by reference into this joint proxy statement/prospectus, information on those websites is not part of this joint proxy statement/prospectus.

Provident has filed a registration statement on Form S-4 under the Securities Act with the SEC with respect to Provident’s securities to be issued in the merger. This document constitutes the prospectus of Provident filed as part of the registration statement. This document does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC.

Statements contained in this joint proxy statement/prospectus, or in any document incorporated by reference into this joint proxy statement/prospectus regarding the contents of any contract or other document, are not necessarily complete, and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows Provident and Lakeland to incorporate by reference into this document documents filed with the SEC by Provident and Lakeland. This means that the companies can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this document, and later information that we file with the SEC will update and supersede that information. Provident and Lakeland incorporate by reference the documents listed below and any documents filed by Provident and Lakeland under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document and until the date that the offering of Provident common stock is terminated:

Provident filings (SEC File No. 001-31566)	Periods Covered or Date of Filing with the SEC

Annual Report on Form 10-K	Fiscal year ended December 31, 2021, filed on March 1, 2022

Quarterly Report on Form 10-Q	Quarter ended March 31, 2022, filed on May 10, 2022 Quarter ended June 30, 2022, filed on August 9, 2022 Quarter ended September 30, 2022, filed on November 9, 2022

Current Reports on Form 8-K	Filed on January 6, 2022 Filed on February 1, 2022 Filed on May 2, 2022 Filed on September 27, 2022

Definitive Proxy Statement on Schedule 14A	Filed on March 18, 2022

Lakeland filings (SEC File No. 000-17820)	Periods Covered or Date of Filing with the SEC

Annual Report on Form 10-K	Fiscal year ended December 31, 2021, filed on February 28, 2022

Quarterly Report on Form 10-Q	Quarter ended March 31, 2022, filed on May 9, 2022 Quarter ended June 30, 2022, filed on August 5, 2022 Quarter ended September 30, 2022, filed on November 8, 2022

Current Reports on Form 8-K

Filed on January 6, 2022, as amended on March 22, 2022

Filed on January  14, 2022

Filed on January  26, 2022 (only with respect to Item 8.01)

Filed on April 7, 2022

Filed on April 28, 2022 (only with respect to Item 8.01)

Filed on May  18, 2022

Filed on July 1, 2022

Filed on July 28, 2022 (only with respect to Item 8.01)

Filed on September  27, 2022 (other than with respect to Item 7.01)

Filed on October  7, 2022

Filed on October  27, 2022 (only with respect to Item 8.01)

Definitive Proxy Statement on Schedule 14A	Filed on April 7, 2022

We also incorporate by reference into this joint proxy statement/prospectus the description of Provident common stock and Lakeland common stock set forth in the respective Registration Statements on Form 8-A filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed with the SEC for the purpose of updating this description.

You may request a copy of the documents incorporated by reference into this document. Requests for documents should be directed to:

if you are a Provident stockholder: Provident Financial Services, Inc. 111 Wood Avenue South Iselin, New Jersey 08830 Attention: Investor Relations Department (732) 590-9306	if you are a Lakeland shareholder: Lakeland Bancorp, Inc. 250 Oak Ridge Road Oak Ridge, New Jersey 07438 Attention: Timothy J. Matteson, Esq. (973) 697-2000

This document does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this document, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this document nor any distribution of securities pursuant to this document shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this document by reference or in Provident’s and Lakeland’s affairs since the date of this document. Provident provided the information contained in this document with respect to Provident and Lakeland provided the information contained in this document with respect to Lakeland.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

PROVIDENT FINANCIAL SERVICES, INC.,

NL 239 CORP.

and

LAKELAND BANCORP, INC.

Dated as of September 26, 2022

ARTICLE I

THE MERGER

A-i

A-ii

Exhibit A – Form of Provident Bylaw Amendment
Exhibit B – Form of Bank Merger Agreement

A-iii

INDEX OF DEFINED TERMS

Page
Acquisition Proposal	A-52
affiliate	A-63
Agreement	A-1
Bank Merger	A-5
Bank Merger Agreement	A-5
Bank Merger Certificates	A-5
Bank Merger Effective Time	A-5
BHC Act	A-9
BOLI	A-24
Borrower	A-23
business day	A-63
CARES Act	A-19
Certificates of Merger	A-2
Chosen Courts	A-63
Closing	A-2
Closing Date	A-2
Code	A-1
Confidentiality Agreement	A-45
Continuation Period	A-48
Continuing Employees	A-48
Controlled Group Liability	A-17
Delaware Secretary	A-2
DGCL	A-2
Effective Time	A-2
Enforceability Exceptions	A-12
Environmental Laws	A-21
ERISA	A-16
ERISA Affiliate	A-17
Exchange Act	A-14
Exchange Agent	A-6
Exchange Fund	A-6
Exchange Ratio	A-2
FDIC	A-10
Federal Reserve Board	A-12
GAAP	A-9
Governmental Entity	A-12
Holdco Merger	A-1
Holdco Merger Certificates	A-4
Holdco Merger Effective Time	A-4
Intellectual Property	A-22
Interim Surviving Corporation	A-1
IRS	A-15
Joint Proxy Statement	A-12
KBW	A-14
knowledge	A-63
Lakeland	A-1
Lakeland 401(k) Plan	A-48
Lakeland Bank	A-5
Lakeland Benefit Plans	A-18

A-iv

Page
Lakeland Board Recommendation	A-46
Lakeland Bylaws	A-4
Lakeland Certificate	A-4
Lakeland Common Stock	A-2
Lakeland Contract	A-20
Lakeland Disclosure Schedule	A-9
Lakeland Equity Awards	A-4
Lakeland Indemnified Parties	A-49
Lakeland Insiders	A-54
Lakeland Meeting	A-46
Lakeland Owned Properties	A-22
Lakeland Preferred Stock	A-10
Lakeland Qualified Plans	A-17
Lakeland Real Property	A-22
Lakeland Regulatory Agreement	A-21
Lakeland Reports	A-13
Lakeland Restricted Stock Award	A-3
Lakeland Restricted Stock Unit Award	A-3
Lakeland Stock Plans	A-4
Lakeland Subsidiary	A-10
Liens	A-11
Loans	A-23
Material Adverse Effect	A-9
Materially Burdensome Regulatory Condition	A-45
Merger	A-1
Merger Consideration	A-2
Merger Sub	A-1
Merger Sub Bylaws	A-26
Merger Sub Certificate	A-26
Merger Sub Common Stock	A-3
Multiemployer Plan	A-17
Multiple Employer Plan	A-17
NASDAQ	A-12
New Certificates	A-6
New Jersey DORES	A-2
NJBCA	A-2
NJDBI	A-12
NYSE	A-7
Old Certificate	A-2
Pandemic	A-10
Pandemic Measures	A-10
PBGC	A-17
Permitted Encumbrances	A-22
person	A-63
Personal Data	A-19
Piper Sandler	A-31
Premium Cap	A-50
Provident	A-1
Provident 401(k) Plan	A-48
Provident Bank	A-5
Provident Benefit Plans	A-32

A-v

Page
Provident Board Recommendation	A-46
Provident Bylaw Amendment	A-5
Provident Bylaws	A-5
Provident Certificate	A-5
Provident Common Stock	A-2
Provident Contract	A-36
Provident Designated Directors	A-51
Provident Disclosure Schedule	A-26
Provident Equity Awards	A-27
Provident ESOP	A-27
Provident Insiders	A-34
Provident Meeting	A-46
Provident Owned Properties	A-38
Provident Preferred Stock	A-27
Provident Qualified Plans	A-33
Provident Real Property	A-38
Provident Regulatory Agreement	A-37
Provident Reports	A-29
Provident Restricted Stock Unit Awards	A-27
Provident Share Issuance	A-12
Provident Stock Options	A-27
Provident Stock Plans	A-27
Provident Subsidiary	A-26
Recommendation Change	A-46
Regulatory Agencies	A-13
Representatives	A-52
Requisite Lakeland Vote	A-11
Requisite Provident Vote	A-28
Requisite Regulatory Approvals	A-44
S-4	A-12
Sarbanes-Oxley Act	A-13
SEC	A-12
Securities Act	A-13
Security Breach	A-19
Significant Subsidiaries	A-10
Specified Order	A-21
SRO	A-13
Subsidiary	A-10
Surviving Bank	A-5
Surviving Corporation	A-1
Surviving Entity Plans	A-48
Takeover Statutes	A-23
Tax	A-16
Tax Return	A-16
Taxes	A-16
Termination Date	A-58
Termination Fee	A-59
Total Borrower Commitment	A-23

A-vi

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of September 26, 2022 (this “Agreement”), by and among Provident Financial Services, Inc., a Delaware corporation (“Provident”), NL 239 Corp., a Delaware corporation and a direct, wholly-owned subsidiary of Provident (“Merger Sub”), and Lakeland Bancorp, Inc., a New Jersey corporation (“Lakeland”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of Provident, Merger Sub and Lakeland have determined that it is in the best interests of their respective companies and their stockholders and shareholders, as applicable, to consummate the strategic business combination transaction provided for herein, pursuant to which Merger Sub will, subject to the terms and conditions set forth herein, merge with and into Lakeland (the “Merger”), so that Lakeland is the surviving corporation (hereinafter sometimes referred to in such capacity, the “Interim Surviving Corporation”) in the Merger, and, as soon as reasonably practicable following the Merger and as part of a single integrated transaction for purposes of the Internal Revenue Code of 1986, as amended (the “Code”), the Interim Surviving Corporation will, subject to the terms and conditions set forth herein, merge with and into Provident (the “Holdco Merger”), so that Provident is the surviving corporation in the Holdco Merger (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”);

WHEREAS, in furtherance thereof, the respective Boards of Directors of Provident, Merger Sub and Lakeland have approved this Agreement and the transactions contemplated hereby and, in the case of Provident, have resolved to submit the Provident Share Issuance to its stockholders for approval and to recommend that its stockholders approve the Provident Share Issuance and, in the case of Lakeland, have directed that this Agreement be submitted to a vote of its shareholders for approval and have recommended that its shareholders approve this Agreement;

WHEREAS, for federal income tax purposes, it is intended that the Merger and the Holdco Merger, taken together, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the transactions contemplated hereby and also to prescribe certain conditions to the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the “DGCL”) and the New Jersey Business Corporation Act (the “NJBCA”), at the Effective Time, Merger Sub shall merge with and into Lakeland. Lakeland shall be the Interim Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of New Jersey. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate.

1.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place (a) by electronic exchange of documents at 10:00 a.m., New York City time, on a date which shall be no later than three (3) business days after all of the conditions set forth in Article VII hereof have been satisfied or waived (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof); provided, however, that if all such conditions are satisfied or waived within the last seven (7) business days of a calendar month, then on the first business day of the succeeding calendar month; or (b) at such other date, time or place as Provident and Lakeland may mutually agree in writing after all of such conditions have been satisfied or waived (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof). The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”.

1.3 Effective Time. The Merger shall become effective as set forth in the certificate of merger to be filed with the Secretary of State of the State of Delaware (the “Delaware Secretary”) and the certificate of merger to be filed with the New Jersey Department of the Treasury, Division of Revenue and Enterprise Services (the “New Jersey DORES”), respectively, on the Closing Date (the “Certificates of Merger”). The term “Effective Time” shall be the date and time when the Merger becomes effective, as set forth in the Certificates of Merger.

1.4 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the DGCL, NJBCA and this Agreement.

1.5 Conversion of Lakeland Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Provident, Merger Sub, Lakeland or the holder of any securities of Provident or Lakeland:

(a) Subject to Section 2.2(e), each share of the common stock, no par value, of Lakeland (the “Lakeland Common Stock”) issued and outstanding immediately prior to the Effective Time, except for shares of Lakeland Common Stock owned by Lakeland as treasury shares or owned by Lakeland or Provident (in each case other than shares of Lakeland Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by Lakeland or Provident in respect of debts previously contracted), shall be converted into the right to receive 0.8319 of a share (the “Exchange Ratio” and such shares, the “Merger Consideration”) of the common stock, $0.01 par value, of Provident (the “Provident Common Stock”).

(b) All of the shares of Lakeland Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate,” it being understood that any reference herein to an “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Lakeland Common Stock) previously representing any such shares of Lakeland Common Stock shall thereafter represent only the right to receive (i) a New Certificate representing the number of whole shares of Provident Common Stock which such shares of Lakeland Common Stock have been converted into the right to receive, (ii) cash in lieu of fractional shares which the shares of Lakeland Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.5 and Section 2.2(e), without any interest thereon, and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2, without any interest thereon. If, prior to the Effective Time, the outstanding shares of Provident Common Stock or Lakeland Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give Provident and the holders of Lakeland Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing contained in this sentence shall be construed to permit Lakeland or Provident to take any action with respect to its securities or otherwise that is prohibited by the terms of this Agreement.

(c) Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Lakeland Common Stock owned by Lakeland as treasury shares or owned by Lakeland or Provident (in each case other than shares of Lakeland Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by Lakeland or Provident in respect of debts previously contracted) shall be cancelled and shall cease to exist and no Provident Common Stock or other consideration shall be delivered in exchange therefor.

1.6 Merger Sub Stock. At and after the Effective Time, each share of common stock of Merger Sub, par value $0.01 per share (“Merger Sub Common Stock”), issued and outstanding immediately prior to the Effective Time shall at the Effective Time be converted into and become one share of common stock, no par value, of the Interim Surviving Corporation.

1.7 Treatment of Lakeland Equity Awards

(a) Except as otherwise agreed between Lakeland and Provident, at the Effective Time, all outstanding restricted stock awards in respect of a share of Lakeland Common Stock under the Lakeland Stock Plans (each, a “Lakeland Restricted Stock Award”) granted prior to the date hereof shall, automatically and without any required action on the part of the holder thereof, accelerate in full and fully vest and shall be converted into, and become exchanged for the Merger Consideration within five (5) business days after the Effective Time (less applicable Taxes required to be withheld, if any, with respect to such vesting in accordance with Section 2.2(g)); provided, that if such time frame is not operationally feasible, each Lakeland Restricted Stock Unit Award shall be cancelled and converted into the right to receive the Merger Consideration as soon as reasonably practicable after the Effective Time.

(b) Except as otherwise agreed between Lakeland and Provident, at the Effective Time, (i) any vesting conditions applicable to each outstanding time or performance-based restricted stock unit award in respect of a share of Lakeland Common Stock granted under the Lakeland Stock Plans (a “Lakeland Restricted Stock Unit Award”), shall, automatically and without any required action on the part of the holder thereof, accelerate in full and fully vest, with any applicable performance-based vesting condition to be deemed achieved at “target level” (as defined in the applicable Lakeland Stock Plans), and (ii) each Lakeland Restricted Stock Unit Award shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive the Merger Consideration (less applicable Taxes required to be withheld, if any, with respect to such vesting in accordance with Section 2.2(g)) within five (5) business days after the Effective Time; provided, that if such time frame is not operationally feasible, each Lakeland Restricted Stock Unit Award shall be cancelled and converted into the right to receive the Merger Consideration as soon as reasonably practicable after the Effective Time.

(c) At or prior to the Effective Time, Lakeland, the Board of Directors of Lakeland or the compensation committee of the Board of Directors of Lakeland, as applicable, shall adopt any resolutions and take any actions that are necessary to (i) effectuate the treatment of the Lakeland Equity Awards consistent with the provisions of this Section 1.7 and (ii) cause the Lakeland Stock Plans to terminate at or prior to the Effective Time. Lakeland shall take all actions necessary to ensure that from and after the Effective Time, Provident will not be required to deliver shares of Lakeland Common Stock or other capital stock of Lakeland to any person pursuant to or in settlement of Lakeland Equity Awards.

(d) For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Lakeland Equity Awards” means the Lakeland Restricted Stock Awards and the Lakeland Restricted Stock Unit Awards.

(ii) “Lakeland Stock Plans” means the Lakeland 2018 Omnibus Equity Incentive Plan and the Lakeland 2009 Equity Program.

1.8 Certificate of Incorporation of Interim Surviving Corporation. At the Effective Time, the Restated Certificate of Incorporation of Lakeland (the “Lakeland Certificate”), as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Interim Surviving Corporation until thereafter amended in accordance with applicable law.

1.9 Bylaws of Interim Surviving Corporation. At the Effective Time, the Amended and Restated Bylaws of Lakeland (the “Lakeland Bylaws”), as in effect immediately prior to the Effective Time, shall be the Bylaws of the Interim Surviving Corporation until thereafter amended in accordance with applicable law.

1.10 Directors and Officers of Interim Surviving Corporation. At the Effective Time, the directors and officers of Merger Sub as of immediately prior to the Effective Time shall, at and after the Effective Time, be the directors and officers, respectively, of the Interim Surviving Corporation, such individuals to serve in such capacities until such time as their respective successors shall have been duly elected or appointed and qualified or until their respective earlier death, resignation or removal from office.

1.11 Tax Consequences. It is intended that the Merger and the Holdco Merger, taken together, shall be treated as an integrated transaction described in Revenue Ruling 2001-46, 2001-2 C.B. 321, and shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a plan of reorganization for the purposes of Sections 354 and 361 of the Code.

1.12 Holdco Merger.

(a) General. As soon as reasonably practicable following the Merger and as part of a single integrated transaction for U.S. federal income tax purposes, Provident shall cause the Interim Surviving Corporation to be, and the Interim Surviving Corporation shall be, merged with and into Provident in accordance with the DGCL and the NJBCA. Provident shall be the Surviving Corporation in the Holdco Merger, and shall continue its corporate existence under the laws of the State of Delaware. Upon consummation of the Holdco Merger, the separate corporate existence of the Interim Surviving Corporation shall terminate. Provident and the Interim Surviving Corporation shall enter into a separate agreement and plan of merger to effect the Holdco Merger immediately after the Effective Time.

(b) Holdco Merger Effective Time. Provident and the Interim Surviving Corporation shall cause to be filed a certificate of merger with the Delaware Secretary and a certificate of merger with the New Jersey DORES with respect to the Holdco Merger (together, the “Holdco Merger Certificates”). The Holdco Merger shall become effective at such date and time as specified in the Holdco Merger Certificates in accordance with the relevant provisions of the DGCL and the NJBCA, as applicable, or at such other date and time as shall be provided by applicable law (such date and time hereinafter referred to as the “Holdco Merger Effective Time”).

(c) Effects of the Holdco Merger. At and after the Holdco Merger Effective Time, the Holdco Merger shall have the effects set forth in the applicable provisions of the DGCL, NJBCA and this Agreement.

(d) Cancellation of Interim Surviving Corporation Stock. Each share of common stock, no par value, of the Interim Surviving Corporation, as well as each share of any other class or series of capital stock of the Interim Surviving Corporation, in each case that is issued and outstanding immediately prior to the Holdco Merger Effective Time, shall, at the Holdco Merger Effective Time, solely by virtue and as a result of the Holdco Merger and without any action on the part of any holder thereof, automatically be cancelled and retired for no consideration and shall cease to exist.

(e) Provident Stock. At and after the Holdco Merger Effective Time, each share of Provident Common Stock issued and outstanding immediately prior to the Holdco Merger Effective Time shall remain an issued and outstanding share of Provident Common Stock and shall not be affected by the Holdco Merger.

(f) Certificate of Incorporation of Surviving Corporation. At the Holdco Merger Effective Time, the Certificate of Incorporation of Provident (the “Provident Certificate”), as in effect immediately prior to the Holdco Merger Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and applicable law.

(g) Bylaws of Surviving Corporation. At the Holdco Merger Effective Time, the Amended and Restated Bylaws of Provident (the “Provident Bylaws”) as in effect immediately prior to the Holdco Merger Effective Time (including as amended as set forth in Exhibit A) (such amendment, the “Provident Bylaw Amendment”), shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms and applicable law.

(h) Directors and Officers of the Surviving Corporation. Subject to Section 6.13, at the Holdco Merger Effective Time, the directors and officers of Provident as of immediately prior to the Holdco Merger Effective Time shall, at and after the Holdco Merger Effective Time, be the directors and officers, respectively, of the Surviving Corporation, such individuals to serve in such capacities until such time as their respective successors shall have been duly elected or appointed and qualified or until their respective earlier death, resignation or removal from office.

1.13 Bank Merger. At a date and time following the Holdco Merger as determined by Provident, Lakeland Bank (“Lakeland Bank”), a New Jersey state-chartered commercial bank and a wholly-owned Subsidiary of Lakeland, will merge (the “Bank Merger”) with and into Provident Bank, a New Jersey state-chartered savings bank and a wholly-owned Subsidiary of Provident (“Provident Bank”). Provident Bank shall be the surviving entity in the Bank Merger (the “Surviving Bank”) and, following the Bank Merger, the separate corporate existence of Lakeland Bank shall cease. As soon as practical after the date of this Agreement, or on such later date as Provident and Lakeland may mutually agree, Provident and Lakeland shall cause Provident Bank and Lakeland Bank, respectively, to enter into an agreement and plan of merger in substantially the form set forth in Exhibit B (the “Bank Merger Agreement”). Each of Provident and Lakeland shall approve the Bank Merger Agreement and the Bank Merger as the sole stockholder of Provident Bank and Lakeland Bank, respectively, and Provident and Lakeland shall, and shall cause Provident Bank and Lakeland Bank, respectively, to execute certificates or articles of merger and such other documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) at the Bank Merger Effective Time. The Bank Merger shall become effective promptly following the Holdco Merger Effective Time or at such date and time as specified in the Bank Merger Agreement in accordance with applicable law (such date and time hereinafter referred to as the “Bank Merger Effective Time”).

ARTICLE II

EXCHANGE OF SHARES

2.1 Provident to Make Merger Consideration Available. At or prior to the Effective Time, Provident shall deposit, or shall cause to be deposited, with an exchange agent designated by Provident and acceptable to Lakeland (the “Exchange Agent”), for the benefit of the holders of Old Certificates, for exchange in accordance with this Article II, (a) certificates or, at Provident’s option, evidence of shares in book-entry form (collectively, referred to herein as “New Certificates”), representing the shares of Provident Common Stock to be issued to holders of Lakeland Common Stock and (b) cash in lieu of any fractional shares (such cash and New Certificates, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”), to be issued pursuant to Section 1.5 and paid pursuant to Section 2.2(a).

2.2 Exchange of Shares.

(a) As promptly as practicable after the Effective Time, but in no event later than five (5) business days thereafter, Provident and Lakeland shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing shares of Lakeland Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the Merger Consideration pursuant to Article I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for New Certificates representing the number of whole shares of Provident Common Stock and any cash in lieu of fractional shares which the shares of Lakeland Common Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(b). Upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing that number of whole shares of Provident Common Stock to which such holder of Lakeland Common Stock shall have become entitled pursuant to the provisions of Article I and (ii) a check representing the amount of (A) any cash in lieu of fractional shares which such holder has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this Article II and (B) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2(b), and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares or dividends or distributions payable to holders of Old Certificates. Until surrendered as contemplated by this Section 2.2, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the number of whole shares of Provident Common Stock which the shares of Lakeland Common Stock represented by such Old Certificate have been converted into the right to receive and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.

(b) No dividends or other distributions declared with respect to Provident Common Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Article II. After the surrender of an Old Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of Provident Common Stock which the shares of Lakeland Common Stock represented by such Old Certificate have been converted into the right to receive.

(c) If any New Certificate representing shares of Provident Common Stock is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of Provident Common Stock in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) After the Effective Time, there shall be no transfers on the stock transfer books of Lakeland of the shares of Lakeland Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for New Certificates representing shares of Provident Common Stock, cash in lieu of fractional shares and dividends or distributions as provided in this Article II.

(e) Notwithstanding anything to the contrary contained herein, no New Certificates or scrip representing fractional shares of Provident Common Stock shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to Provident Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Provident. In lieu of the issuance of any such fractional share, Provident shall pay to each former holder of Lakeland Common Stock who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing-sale prices of Provident Common Stock on the New York Stock Exchange (the “NYSE”) as reported by The Wall Street Journal for the consecutive period of five (5) full trading days ending on the day preceding the Closing Date by (ii) the fraction of a share (after taking into account all shares of Lakeland Common Stock held by such holder immediately prior to the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of Provident Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.5. The parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.

(f) Any portion of the Exchange Fund that remains unclaimed by the holders of Lakeland Common Stock for twelve (12) months after the Effective Time shall be paid to the Surviving Corporation. Any former holders of Lakeland Common Stock who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the shares of Provident Common Stock, cash in lieu of any fractional shares and any unpaid dividends and distributions on the Provident Common Stock deliverable in respect of each former share of Lakeland Common Stock that such holder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Provident, Lakeland, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Lakeland Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g) Provident shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any cash in lieu of fractional shares of Provident Common Stock, any dividends or distributions payable pursuant to this Section 2.2 or any other consideration otherwise payable pursuant to this Agreement to any holder of Lakeland Common Stock or Lakeland Equity Awards such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of Tax law. To the extent that amounts are so withheld by Provident or the Exchange Agent, as the case may be, and paid over to the appropriate Governmental Entity, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Lakeland Common Stock or Lakeland Equity Awards in respect of which the deduction and withholding was made by Provident or the Exchange Agent, as the case may be.

(h) In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by

Provident or the Exchange Agent, the posting by such person of a bond in such amount as Provident or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Provident Common Stock and any cash in lieu of fractional shares, and dividends of distributions, deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF LAKELAND

Except (a) as disclosed in the disclosure schedule delivered by Lakeland to Provident concurrently herewith (the “Lakeland Disclosure Schedule”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Lakeland Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Lakeland that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to result in a Material Adverse Effect, and (iii) any disclosures made with respect to a section of this Article III shall be deemed to qualify (1) any other section of this Article III specifically referenced or cross-referenced and (2) other sections of this Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) as disclosed in any Lakeland Reports filed by Lakeland after January 1, 2021 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly nonspecific or cautionary, predictive or forward-looking in nature), Lakeland hereby represents and warrants to Provident and Merger Sub as follows:

3.1 Corporate Organization.

(a) Lakeland is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”) that has elected to be treated as a financial holding company under the BHC Act. Lakeland has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Lakeland is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Lakeland. As used in this Agreement, “Material Adverse Effect” means, with respect to Provident, Lakeland or the Surviving Corporation, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations (including the Pandemic Measures) of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries (including any such changes arising out of the Pandemic or any Pandemic Measures), (D) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event (including the Pandemic), (E) public disclosure of the execution of this Agreement, public disclosure or consummation of the transactions contemplated hereby (including any effect on a party’s relationships with its customers or employees) (it being understood and agreed that the foregoing in this subclause (E) shall not apply for purposes of the representations and warranties in Sections 3.3(b), 3.4, 3.11(j), 4.3(b), 4.4 or 4.11(j)) or actions expressly required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, (F) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts (it being understood that the underlying causes of such decline or failure may be taken into account in determining whether a Material Adverse Effect has occurred, except to the extent otherwise excepted by this proviso) or (G) the expenses incurred by Lakeland or Provident in negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement; except, with respect to subclauses (A), (B), (C) or (D) to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, “Pandemic” means any outbreaks, epidemics or pandemics relating to SARS-CoV-2 or Covid-19, or any variants, evolutions or mutations thereof, or any other viruses (including influenza), and the governmental and other responses thereto; “Pandemic Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shutdown, closure, sequester or other laws, directives, policies, guidelines or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to a Pandemic; “Subsidiary,” when used with respect to any person, means any subsidiary of such person within the meaning ascribed to such term in either Rule 1-02 of Regulation S-X promulgated by the SEC or the BHC Act; and “Significant Subsidiaries” shall have the meaning ascribed to it in Rule 1-02 of Regulation S-X promulgated under the Exchange Act. True and complete copies of the Lakeland Certificate and the Lakeland Bylaws, as in effect as of the date of this Agreement, have previously been made available by Lakeland to Provident.

(b) Each Subsidiary of Lakeland (a “Lakeland Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on Lakeland and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of Lakeland to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of Lakeland that is an insured depository institution are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. There are no Subsidiaries of Lakeland other than Lakeland Bank that have or are required to have deposit insurance. Section 3.1(b) of the Lakeland Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Lakeland as of the date hereof. True and complete copies of the organizational documents of each Lakeland Subsidiary as in effect as of the date of this Agreement have previously been made available by Lakeland to Provident. There is no person whose results of operations, cash flows, changes in stockholders’ equity or financial position are consolidated in the financial statements of Lakeland other than the Lakeland Subsidiaries.

3.2 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of Lakeland consists of 100,000,000 shares of Lakeland Common Stock and 1,000,000 shares of preferred stock, no par value (“Lakeland Preferred Stock”). As of September 23, 2022, there are (i) 64,803,724 shares of Lakeland Common Stock outstanding, including 17,722 shares of Lakeland Common Stock granted in respect of outstanding Lakeland Restricted Stock Awards, (ii) 131,035 shares of Lakeland Common Stock held in treasury, (iii) 918,527 shares of Lakeland Common Stock reserved for issuance pursuant to future grants under the Lakeland Stock Plans, (iv) 750,661 shares of Lakeland Common Stock reserved for issuance upon the settlement of outstanding time or performance-based Lakeland Restricted Stock Unit Awards (assuming any applicable performance goals are satisfied at the maximum level) and (v) no shares of Lakeland Preferred Stock outstanding. As of the date of this Agreement, except as set forth in the immediately preceding sentence and for changes since September 23, 2022 resulting from the exercise, vesting or settlement of any Lakeland Equity Awards described in the immediately preceding sentence, there are no other shares of capital stock or other equity or voting securities of Lakeland issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Lakeland Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Lakeland may vote. Except as set forth on Section 3.2(a) of the Lakeland Disclosure Schedule, no trust preferred or subordinated debt securities of Lakeland are issued or outstanding. Other than Lakeland Equity Awards issued prior to the date of this Agreement as described in this Section 3.2(a), as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, or valued by reference to, shares of capital stock or other equity or voting securities of or ownership interest in Lakeland, or contracts, commitments, understandings or arrangements by which Lakeland may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in Lakeland, or that otherwise obligate Lakeland to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing. There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which Lakeland is a party or is bound with respect to the voting or transfer of Lakeland Common Stock or other equity interests of Lakeland.

(b) Lakeland owns, directly or indirectly, all the issued and outstanding shares of capital stock or other equity ownership interests of each of the Lakeland Subsidiaries, free and clear of any liens, claims, title defects, mortgages, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under any provision of applicable state law comparable to 12 U.S.C. § 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Lakeland Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.3 Authority; No Violation.

(a) Lakeland has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Merger, the Holdco Merger and the Bank Merger) have been duly and validly approved by the Board of Directors of Lakeland. The Board of Directors of Lakeland has determined that the transactions contemplated hereby, on the terms and conditions set forth in this Agreement, are advisable to and in the best interests of Lakeland and its shareholders and has directed that this Agreement and the transactions contemplated hereby be submitted to a vote of the Lakeland’s shareholders at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for (i) the approval of this Agreement by the affirmative vote of a majority of the votes cast by the holders of outstanding shares of Lakeland Common Stock entitled to vote on this Agreement (the “Requisite Lakeland Vote”), (ii) the authorization of the execution of the Bank Merger Agreement by the Board of Directors of Lakeland Bank and the approval of the Bank Merger Agreement by Lakeland as Lakeland Bank’s sole stockholder and (iii) if applicable, an advisory (non-binding) vote on the compensation that may be paid or become payable to Lakeland’s named executive officers that is based on or otherwise related to the transactions contemplated by this Agreement, no other corporate proceedings on the part of Lakeland are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Lakeland and (assuming due authorization, execution and delivery by Provident and Merger Sub) constitutes a valid and binding obligation of Lakeland, enforceable against Lakeland in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).

(b) Neither the execution and delivery of this Agreement by Lakeland nor the consummation by Lakeland of the transactions contemplated hereby (including the Merger, the Holdco Merger and the Bank Merger), nor compliance by Lakeland with any of the terms or provisions hereof, will (i) violate any provision of the Lakeland Certificate or the Lakeland Bylaws or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Lakeland or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Lakeland or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Lakeland or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Lakeland.

3.4 Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with the NYSE and the NASDAQ Global Select Market (“NASDAQ”), (b) the filing of any required applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and approval of such applications, filings and notices, (c) the filing of any required applications, filings and notices, as applicable, with the FDIC, including under the Bank Merger Act (12 USC 1828(c)) and approval of such applications, filings and notices, (d) the filing of any required applications, filings and notices, as applicable, with the New Jersey Department of Banking and Insurance (the “NJDBI”) and approval of such applications, filings and notices, (e) the filing of any required applications, filings or notices with any state banking or insurance authorities listed on Section 3.4 of the Lakeland Disclosure Schedule or Section 4.4 of the Provident Disclosure Schedule and approval of such applications, filings and notices, (f) the filing with the Securities and Exchange Commission (the “SEC”) of a joint proxy statement in definitive form relating to the meetings of Lakeland’s shareholders and Provident’s stockholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Joint Proxy Statement”), and of the registration statement on Form S-4 in which the Joint Proxy Statement will be included as a prospectus, to be filed with the SEC by Provident in connection with the transactions contemplated by this Agreement (the “S-4”) and the declaration of effectiveness of the S-4, (g) the filing of the Certificates of Merger with the Delaware Secretary pursuant to the DGCL and with the New Jersey DORES pursuant to the NJBCA and the filing of the Holdco Merger Certificates with the Delaware Secretary pursuant to the DGCL and with the New Jersey DORES pursuant to the NJBCA, as applicable, and the filing of the Bank Merger Certificates with the applicable Governmental Entities as required by applicable law and (h) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Provident Common Stock pursuant to this Agreement (the “Provident Share Issuance”) and the approval of the listing of such Provident Common Stock on the NYSE, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or SRO (each a “Governmental Entity”) are necessary in connection with (i) the execution and delivery by Lakeland of this Agreement or (ii) the consummation by Lakeland of the Merger and the other transactions contemplated hereby (including the Holdco Merger and the Bank Merger). As of the date hereof, Lakeland is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger, the Holdco Merger and the Bank Merger on a timely basis.

3.5 Reports.

(a) Lakeland and each of its Subsidiaries have timely filed (or furnished) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2020 with (i) any state regulatory authority, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the FDIC, (v) the NJDBI, (vi) any foreign regulatory authority and (vii) any self-regulatory organization (an “SRO”) ((i) – (vii), collectively, “Regulatory Agencies”), including, without limitation, any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Lakeland. Subject to Section 9.14, except as set forth on Section 3.5(a) of the Lakeland Disclosure Schedule (i) other than normal examinations conducted by a Regulatory Agency in the ordinary course of business of Lakeland and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Lakeland, investigation into the business or operations of Lakeland or any of its Subsidiaries since January 1, 2020, (ii) there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Lakeland or any of its Subsidiaries, and (iii) there have been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Lakeland or any of its Subsidiaries since January 1, 2020, in the case of each of clauses (i) through (iii), which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Lakeland.

(b) An accurate copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished by Lakeland to the SEC since December 31, 2019 pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act (the “Lakeland Reports”) is publicly available. No such Lakeland Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Lakeland Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Lakeland has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Lakeland Reports.

3.6 Financial Statements.

(a) The financial statements of Lakeland and its Subsidiaries included (or incorporated by reference) in the Lakeland Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Lakeland and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Lakeland and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Lakeland and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Since January 1, 2018, no independent public accounting firm of Lakeland has resigned (or informed Lakeland that it intends to resign) or been dismissed as independent public accountants of Lakeland as a result of, or in connection with, any disagreements with Lakeland on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. The financial statements of Lakeland Bank included in the consolidated reports of condition and income (call reports) of Lakeland Bank complied, as of their respective dates of filing with the FDIC, in all material respects with applicable accounting requirements and with the published instructions of the Federal Financial Institutions Examination Council with respect thereto.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Lakeland, neither Lakeland nor any of its Subsidiaries has any liability (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Lakeland included in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2022 (including any notes thereto) and for liabilities incurred in the ordinary course of business since June 30, 2022, or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of Lakeland and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Lakeland or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Lakeland. Lakeland (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to ensure that material information relating to Lakeland, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Lakeland by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Lakeland’s outside auditors and the audit committee of Lakeland’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which would reasonably be expected to adversely affect Lakeland’s ability to record, process, summarize and report financial information, and (ii) to the knowledge of Lakeland, any fraud, whether or not material, that involves management or other employees who have a significant role in Lakeland’s internal controls over financial reporting. Any such disclosures were made in writing by management to Lakeland’s auditors and audit committee and true, correct and complete copies of such disclosures have been made available to Provident. To the knowledge of Lakeland, there is no reason to believe that Lakeland’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due and for so long as this Agreement continues in existence.

(d) Since January 1, 2020, (i) neither Lakeland nor any of its Subsidiaries, nor, to the knowledge of Lakeland, any director, officer, auditor, accountant or representative of Lakeland or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Lakeland or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Lakeland or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Lakeland or any of its Subsidiaries, whether or not employed by Lakeland or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Lakeland or any of its officers, directors, employees or agents to the Board of Directors of Lakeland or any committee thereof or, to the knowledge of Lakeland, to any director or officer of Lakeland.

3.7 Broker’s Fees. With the exception of the engagement of Keefe, Bruyette & Woods, Inc., a Stifel Company (“KBW”), neither Lakeland nor any Lakeland Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or the other transactions contemplated by this Agreement. Lakeland has disclosed to Provident as of the date hereof the aggregate fees provided for in connection with the engagement by Lakeland of KBW related to the Merger and the other transactions contemplated hereby.

3.8 Absence of Certain Changes or Events.

(a) Since December 31, 2021, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Lakeland.

(b) Except as set forth on Section 3.8(b) of the Lakeland Disclosure Schedule and in connection with the transactions contemplated by this Agreement, since December 31, 2021, Lakeland and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

3.9 Legal Proceedings.

(a) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Lakeland, neither Lakeland nor any of its Subsidiaries is a party to any, and there are no pending or, to Lakeland’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Lakeland or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Lakeland, any of its Subsidiaries or the assets of Lakeland or any of its Subsidiaries (or that, upon consummation of the Merger and the Holdco Merger, would apply to the Surviving Corporation or any of its affiliates) that would reasonably be expected to be material to Lakeland and its Subsidiaries, taken as a whole.

(c) To the extent that Lakeland enters into any Specified Order, from and after the date of such Specified Order, Lakeland has not (i) taken any action that violates, or fails in any material respect to comply with, such Specified Order or (ii) agreed to, or made any commitment to, take any such action.

3.10 Taxes and Tax Returns.

(a) Each of Lakeland and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither Lakeland nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course). All material Taxes of Lakeland and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of Lakeland and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither Lakeland nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. The federal income Tax Returns of Lakeland and its Subsidiaries for all years to and including 2019 have been examined by the Internal Revenue Service (the “IRS”) or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. Neither Lakeland nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of Lakeland and its Subsidiaries or the assets of Lakeland and its Subsidiaries. Lakeland has made available to Provident true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years. Neither Lakeland nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Lakeland and its Subsidiaries). Neither Lakeland nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Lakeland) or (ii) has any liability for the Taxes of any person (other than Lakeland or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither Lakeland nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither Lakeland nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). At no time during the past five (5) years has Lakeland been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. Neither Lakeland nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date, as a result of (i) any change in accounting method made before the Closing under Section 481(c) of the Code (or any similar provision of state, local or foreign law), (ii) “closing agreement” described in Section 7121 of the Code (or any similar provision of state, local or foreign law) entered into prior to the Closing, (iii) installment sale or open transaction disposition or intercompany transaction made on or prior to the Closing, (iv) prepaid amount received on or prior to the Closing, (v) any intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state or local law) existing on or prior to the Closing or (vi) the deferral of any Tax obligations pursuant to the CARES Act or similar statutory relief, in each case, as a result of any action or transaction occurring prior to the Closing.

(b) As used in this Agreement, “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

(c) As used in this Agreement, “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.11 Employees and Employee Benefit Plans.

(a) Section 3.11(a) of the Lakeland Disclosure Schedule lists all material Lakeland Benefit Plans. For purposes of this Agreement, “Lakeland Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, retention, bonus, employment, change in control, termination or severance plans, programs, agreements or arrangements that are maintained, contributed to or sponsored or maintained by, or required to be contributed to, Lakeland or any of its Subsidiaries for the benefit of any current or former employee, officer or director of Lakeland or any of its Subsidiaries, excluding, in each case, any Multiemployer Plan.

(b) Lakeland has heretofore made available to Provident true and complete copies of (i) each material Lakeland Benefit Plan, including any amendments thereto and all related trust documents, insurance contracts or other funding vehicles, and (ii) to the extent applicable, (A) the most recent summary plan description, if any, required under ERISA with respect to such Lakeland Benefit Plan, (B) the most recent annual report (Form 5500), if any, filed with the IRS, (C) the most recently received IRS determination letter, if any, relating to such Lakeland Benefit Plan, (D) the most recently prepared actuarial report for each Lakeland Benefit Plan (if applicable), and (E) all material non-routine correspondence to or from any Governmental Entity received in the last three (3) years with respect to such Lakeland Benefit Plan.

(c) Each Lakeland Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code.

(d) For each Lakeland Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Lakeland Qualified Plans”), the IRS has issued a favorable determination letter or advisory opinion with respect to each Lakeland Qualified Plan and the related trust, and, to the knowledge of Lakeland, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Lakeland Qualified Plan or the related trust.

(e) With respect to each Lakeland Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code: (i) no such Lakeland Benefit Plan is in “at-risk” status for purposes of Section 430 of the Code, (ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (iii) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full, (iv) no material liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is reasonably expected to be incurred by Lakeland or any of its Subsidiaries, and (v) the PBGC has not instituted proceedings to terminate any such PBGC Benefit Plan. No Controlled Group Liability has been incurred by Lakeland or its ERISA Affiliates that has not been satisfied in full, and, to the knowledge of Lakeland, no condition exists that presents a material risk to Lakeland or its ERISA Affiliates of incurring any such liability, except as, either individually or in the aggregate, would not reasonably be expected to result in any material liability to Lakeland and its Subsidiaries. For purposes of this Agreement, “Controlled Group Liability” means any and all liabilities (1) under Title IV of ERISA, (2) under Section 302 of ERISA, (3) under Sections 412 and 4971 of the Code, and (4) as a result of a failure to comply with the continuing coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

(f) None of Lakeland, any of its Subsidiaries or any of their respective ERISA Affiliates has, at any time during the last six (6) years, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of Lakeland, any of its Subsidiaries or any of their respective ERISA Affiliates has incurred any material liability to a Multiemployer Plan or a Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or a Multiple Employer Plan that has not been satisfied in full. For purposes of this Agreement, “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(g) Except as set forth on Section 3.11(g) of the Lakeland Disclosure Schedule, neither Lakeland nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired or former employees or their dependents, except as required by Section 4980B of the Code.

(h) All contributions required to be made to any Lakeland Benefit Plan by applicable law or by any plan document, and all premiums due or payable with respect to insurance policies funding any Lakeland Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Lakeland, except as, either individually or in the aggregate, would not reasonably be expected to result in any material liability to Lakeland and its Subsidiaries.

(i) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to Lakeland’s knowledge, no set of circumstances exists that may reasonably be expected to give rise to a claim or lawsuit, against the Lakeland Benefit Plans, any fiduciaries thereof with respect to their duties to the Lakeland Benefit Plans or the assets of any of the trusts under any of the Lakeland Benefit Plans, except as, either individually or in the aggregate, would not reasonably be expected to result in any material liability to Lakeland and its Subsidiaries.

(j) Except as set forth on Section 3.11(j) of the Lakeland Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) entitle any employee, officer, director or individual independent contractor of Lakeland or any of its Subsidiaries to any payment or benefit, (ii) result in, accelerate, cause the vesting, exercisability, funding, payment or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or independent contractor of Lakeland or any of its Subsidiaries, (iii) accelerate the timing of or cause Lakeland or any of its Subsidiaries to transfer or set aside any assets to fund any material benefits under any Lakeland Benefit Plan, (iv) result in any limitation on the right of Lakeland or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Lakeland Benefit Plan or related trust, or (v) result in any amount paid or payable (whether in cash, in property, or in the form of benefits) by Lakeland or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) that will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(k) Except as set forth on Section 3.11(k) of the Lakeland Disclosure Schedule, neither Lakeland nor any of its Subsidiaries is a party to any plan, program, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Sections 409A or 4999 of the Code (or any corresponding provisions of state or local law relating to Tax).

(l) No Lakeland Benefit Plan is maintained outside the jurisdiction of the United States or covers any employees or other service providers of Lakeland or any of its Subsidiaries who reside or work outside of the United States.

(m) There are no pending or, to the knowledge of Lakeland, threatened material labor grievances or material unfair labor practice claims or charges against Lakeland or any of its Subsidiaries, or any strikes or other material labor disputes against Lakeland or any of its Subsidiaries. Neither Lakeland nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Lakeland or any of its Subsidiaries and, to the knowledge of Lakeland, there are no organizing efforts by any union or other group seeking to represent any employees of Lakeland and its Subsidiaries.

(n) Lakeland and its Subsidiaries are in compliance in all material respects with, and since December 31, 2019 have complied in all material respects with, all laws regarding employment and employment practices, terms and conditions of employment, wages and hours, paid sick leave, classification of employees and independent contractors, equitable pay practices, privacy rights, labor disputes, employment discrimination, sexual or racial harassment or discrimination, workers’ compensation or long-term disability policies, retaliation, immigration, family and medical leave, occupational safety and health and other laws in respect of any reduction in force (including notice, information and consultation requirements).

(o) (i) No written allegations of sexual or racial harassment or sexual or race-based misconduct have been made since December 31, 2019 against any individual in his or her capacity as a Lakeland Insider, (ii) since December 31, 2019, neither Lakeland nor any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual or racial harassment or sexual or race-based misconduct by any Lakeland Insiders, and (iii) there are no proceedings currently pending or, to the knowledge of Lakeland, threatened related to any allegations of sexual or racial harassment or sexual or race-based misconduct by any individual in his or her capacity as a Lakeland Insider.

3.12 Compliance with Applicable Law. Lakeland and each of its Subsidiaries hold, and have at all times since December 31, 2019, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Lakeland, and, to the knowledge of Lakeland, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Lakeland and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Lakeland or any of its Subsidiaries. Each of Lakeland’s Subsidiaries that is an insured depository institution has a Community Reinvestment Act rating of “satisfactory” or better, and no such Subsidiary anticipates that a current “satisfactory” or better rating will be reduced. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Lakeland, to the knowledge of Lakeland, no director, officer, employee, agent or other person acting on behalf of Lakeland or any of its Subsidiaries has, directly or indirectly, (a) used any funds of Lakeland or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Lakeland or any of its Subsidiaries, (c) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (d) established or maintained any unlawful fund of monies or other assets of Lakeland or any of its Subsidiaries, (e) made any fraudulent entry on the books or records of Lakeland or any of its Subsidiaries, or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for Lakeland or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Lakeland or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department. Lakeland maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all data or information that constitutes personal data or personal information under applicable law (“Personal Data”) against any (i) loss or misuse of Personal Data, (ii) unauthorized or unlawful operations performed upon Personal Data or (iii) other act or omission that compromises the security or confidentiality of Personal Data (clauses (i) through (iii), a “Security Breach”). To the knowledge of Lakeland, Lakeland has not experienced any Security Breach that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Lakeland. To the knowledge of Lakeland, there are no data security or other technological vulnerabilities with respect to Lakeland’s information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Lakeland. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Lakeland: (i) Lakeland Bank has complied with all requirements of the Coronavirus Aid, Relief, and Economic Security (CARES) Act (the “CARES Act”) and the Paycheck Protection Program, including applicable guidance, in connection with its participation in the Paycheck Protection Program; and (ii) Lakeland Bank is not the subject of any pending or, to the knowledge of Lakeland, threatened investigations related to fraud in connection with participation in the Paycheck Protection Program or Paycheck Protection Program loans. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Lakeland: (i) Lakeland and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (ii) none of Lakeland, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, correct and complete and accurately reflect the assets and results of such fiduciary account.

3.13 Certain Contracts.

(a) Except as set forth in Section 3.13(a) of the Lakeland Disclosure Schedule or as filed with or incorporated into any Lakeland Report filed prior to the date hereof, as of the date hereof, neither Lakeland nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral, but excluding any Lakeland Benefit Plan): (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); (ii) which contains a provision that materially restricts the conduct of any line of business by Lakeland or any of its Subsidiaries or upon consummation of the transactions contemplated by this Agreement will materially restrict the ability of the Surviving Corporation or any of its affiliates to engage in any line of business or in any geographic region (including any exclusivity or exclusive dealing provisions with such an effect); (iii) which is a collective bargaining agreement or similar agreement with any labor organization; (iv) any of the benefits of or obligations under which will arise or be increased or accelerated by the occurrence of the execution and delivery of this Agreement, receipt of the Requisite Lakeland Vote or the announcement or consummation of any of the transactions contemplated by this Agreement, or under which a right of cancellation or termination will arise as a result thereof, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, where such increase or acceleration of benefits or obligations, right of cancellation or termination, or change in calculation of value of benefits would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Lakeland; (v) (A) that relates to the incurrence of indebtedness by Lakeland or any of its Subsidiaries, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business), (B) that provides for the guarantee, support, assumption or endorsement by Lakeland or any of its Subsidiaries of, or any similar commitment by Lakeland or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person, in the case of each of clauses (A) and (B), in the principal amount of $250,000 or more, or (C) that provides for any material indemnification or similar obligations on the part of Lakeland or any of its Subsidiaries; (vi) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Lakeland or its Subsidiaries, taken as a whole; (vii) which creates future payment obligations in excess of $500,000 per annum other than any such contracts which are terminable by Lakeland or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than extensions of credit, other customary banking products offered by Lakeland or its Subsidiaries, or derivatives issued or entered into in the ordinary course of business; (viii) that is a settlement, consent or similar agreement and contains any material continuing obligations of Lakeland or any of its Subsidiaries; or (ix) that relates to the acquisition or disposition of any person, business or asset and under which Lakeland or its Subsidiaries have or may have a material obligation or liability. Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a) (excluding any Lakeland Benefit Plan), whether or not set forth in the Lakeland Disclosure Schedule, is referred to herein as a “Lakeland Contract.” Lakeland has made available to Provident true, correct and complete copies of each Lakeland Contract in effect as of the date hereof.

(b) In each case, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Lakeland, (i) each Lakeland Contract is valid and binding on Lakeland or one of its Subsidiaries, as applicable, and in full force and effect, (ii) Lakeland and each of its Subsidiaries has complied with and performed all obligations required to be performed by it to date under each Lakeland Contract, (iii) to the knowledge of Lakeland, each third-party counterparty to each Lakeland Contract has complied with and performed all obligations required to be performed by it to date under such Lakeland Contract, (iv) Lakeland does not have knowledge of, and has not received notice of, any violation of any Lakeland Contract by any of the other parties thereto, (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a breach or default on the part of Lakeland or any of its Subsidiaries, or to the knowledge of Lakeland, any other party thereto, of or under any such Lakeland Contract and (vi) no third-party counterparty to any Lakeland Contract has exercised or threatened in writing to exercise any force majeure (or similar) provision to excuse non-performance or performance delays in any Lakeland Contract as a result of the Pandemic or the Pandemic Measures.

3.14 Agreements with Regulatory Agencies. Subject to Section 9.14, other than any order entered into by Lakeland Bank with the U.S. Department of Justice relating to violations or alleged violations of, or compliance with, fair lending laws and regulations (a “Specified Order”), neither Lakeland nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2020, a recipient of any supervisory letter from, or since January 1, 2020, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Lakeland Disclosure Schedule, a “Lakeland Regulatory Agreement”), nor has Lakeland or any of its Subsidiaries been advised in writing, or to Lakeland’s knowledge, orally, since January 1, 2020, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Lakeland Regulatory Agreement, nor does Lakeland believe that any such Lakeland Regulatory Agreement is likely to be initiated, ordered or requested.

3.15 Risk Management Instruments. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Lakeland, (a) all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Lakeland, any of its Subsidiaries or for the account of a customer of Lakeland or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Lakeland or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect; and (b) Lakeland and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Lakeland’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.16 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Lakeland, Lakeland and its Subsidiaries are in compliance, and have complied since January 1, 2020, with each federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of Lakeland, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Lakeland or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against Lakeland, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Lakeland. To the knowledge of Lakeland, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Lakeland.

3.17 Investment Securities and Commodities.

(a) Each of Lakeland and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Liens, except as set forth in the financial statements included in the Lakeland Reports or to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Lakeland or its Subsidiaries. Such securities and commodities are valued on the books of Lakeland in accordance with GAAP in all material respects.

(b) Lakeland and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that Lakeland believes are prudent and reasonable in the context of such businesses, and Lakeland and its Subsidiaries have, since January 1, 2019, been in compliance with such policies, practices and procedures in all material respects. Prior to the date of this Agreement, Lakeland has made available to Provident the material terms of such policies, practices and procedures.

3.18 Real Property. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Lakeland, (a) Lakeland or a Lakeland Subsidiary has good and marketable title to all the real property reflected in the latest audited balance sheet included in the Lakeland Reports as being owned by Lakeland or a Lakeland Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Lakeland Owned Properties”), free and clear of all Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (clauses (i) through (iv), collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Lakeland Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (collectively with Lakeland Owned Properties, the “Lakeland Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of Lakeland, the lessor. There are no pending or, to the knowledge of Lakeland, threatened condemnation proceedings against Lakeland Real Property.

3.19 Intellectual Property. Lakeland and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Lakeland, (a) (i) to the knowledge of Lakeland, the use of any Intellectual Property by Lakeland and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Lakeland or any Lakeland Subsidiary acquired the right to use any Intellectual Property, and (ii) to the knowledge of Lakeland, no person has asserted in writing to Lakeland that Lakeland or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (b) no person is challenging or, to the knowledge of Lakeland, infringing on or otherwise violating, any right of Lakeland or any of its Subsidiaries with respect to any Intellectual Property owned by Lakeland or its Subsidiaries, and (c) neither Lakeland nor any Lakeland Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by Lakeland or any Lakeland Subsidiary, and Lakeland and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by Lakeland and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; trade secrets; and copyright registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof.

3.20 Related Party Transactions. Except as set forth in Section 3.20 of the Lakeland Disclosure Schedule, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Lakeland or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Lakeland or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Lakeland Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Lakeland) on the other hand, of the type required to be reported in any Lakeland Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act that have not been so reported on a timely basis.

3.21 State Takeover Laws. The Board of Directors of Lakeland has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the New Jersey Shareholders’ Protection Act and any similar “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” law or similar provision of the Lakeland Certificate or Lakeland Bylaws (any of the foregoing, together with any similar provisions of law applicable to Provident and provisions of the Provident Certificate, Provident Bylaws, Merger Sub Certificate or Merger Sub Bylaws, “Takeover Statutes”). In accordance with Section 14A:11-1 of the NJBCA, no appraisal or dissenters’ rights will be available to the holders of Lakeland Common Stock in connection with the Merger.

3.22 Reorganization. Lakeland has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger and the Holdco Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.23 Opinions. Prior to the execution of this Agreement, the Board of Directors of Lakeland has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of KBW to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions and limitations set forth therein, the Exchange Ratio in the Merger is fair from a financial point of view to the holders of Lakeland Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.24 Lakeland Information. The information relating to Lakeland and its Subsidiaries to be contained in the Joint Proxy Statement and the S-4, and the information relating to Lakeland and its Subsidiaries that is provided by Lakeland or its representatives for inclusion in any other document filed with any Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement (except for such portions thereof that relate only to Provident or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 (except for such portions thereof that relate only to Provident or any of its Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

3.25 Loan Portfolio.

(a) As of the date hereof, except as set forth in Section 3.25(a) of the Lakeland Disclosure Schedule, neither Lakeland nor any of its Subsidiaries is a party to any written or oral loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) with any borrower (each, a “Borrower”) in which Lakeland or any Subsidiary of Lakeland is a creditor which as of August 31, 2022, had an outstanding balance plus unfunded commitments, if any (collectively, the “Total Borrower Commitment”), of $10,000,000 or more and under the terms of which the Borrower was, as of August 31, 2022, over ninety (90) days or more delinquent in payment of principal or interest. Set forth in Section 3.25(a) of the Lakeland Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of Lakeland and its Subsidiaries that, as of August 31, 2022, had an outstanding balance of

$20,000,000 or more and were classified by Lakeland as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (B) each asset of Lakeland or any of its Subsidiaries that, as of August 31, 2022, is classified as “Other Real Estate Owned” and the book value thereof.

(b) Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Lakeland, each Loan of Lakeland and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Lakeland and its Subsidiaries as secured Loans, has been secured by valid Liens, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c) Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Lakeland, each outstanding Loan of Lakeland or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Lakeland and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

3.26 Insurance.

(a) Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Lakeland, Lakeland and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Lakeland reasonably has determined to be prudent and consistent with industry practice, and Lakeland and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Lakeland and its Subsidiaries, Lakeland or the relevant Subsidiary thereof is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

(b) Section 3.26(b) of the Lakeland Disclosure Schedule sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by Lakeland Bank or its Subsidiaries, including the value of its BOLI. The value of such BOLI is and has been fairly and accurately reflected in the most recent balance sheet included in Lakeland Reports in accordance with GAAP.

3.27 Information Security. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Lakeland, to the knowledge of Lakeland, since January 1, 2020, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Lakeland and its Subsidiaries.

3.28 Subordinated Indebtedness. Lakeland has performed, or has caused its applicable Subsidiary to perform, all of the obligations required to be performed by it and its Subsidiaries and is not in default under the terms of the indebtedness or other instruments related thereto set forth on Section 6.19 of the Lakeland Disclosure Schedule, including any indentures, junior subordinated debentures or trust preferred securities or any agreements related thereto.

3.29 No Investment Advisor Subsidiary; No Broker-Dealer Subsidiary.

(a) No Lakeland Subsidiary is required to be registered with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended.

(b) No Lakeland Subsidiary is a broker-dealer or is required to be registered as a “broker” or “dealer” in accordance with the provisions of the Exchange Act, and no employee of a Subsidiary of Lakeland is required to be registered, licensed or qualified as a registered representative of a broker-dealer under, and in compliance with, applicable law.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PROVIDENT AND MERGER SUB

Except (a) as disclosed in the disclosure schedule delivered by Provident to Lakeland concurrently herewith (the “Provident Disclosure Schedule”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Provident Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Provident or Merger Sub that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to result in a Material Adverse Effect, and (iii) any disclosures made with respect to a section of this Article IV shall be deemed to qualify (1) any other section of this Article IV specifically referenced or cross-referenced and (2) other sections of this Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) as disclosed in any Provident Reports filed by Provident after January 1, 2021 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly nonspecific or cautionary, predictive or forward-looking in nature), Provident and Merger Sub hereby represent and warrant to Lakeland as follows:

4.1 Corporate Organization.

(a) Provident is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is a bank holding company duly registered under the BHC Act that has elected to be treated as a financial holding company under the BHC Act. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Provident and Merger Sub has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of Provident and Merger Sub is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Provident. True and complete copies of the Provident Certificate, Provident Bylaws, certificate of incorporation of Merger Sub (the “Merger Sub Certificate”) and bylaws of Merger Sub (the “Merger Sub Bylaws”), as in effect as of the date of this Agreement, have previously been made available by Provident to Lakeland.

(b) Each Subsidiary of Provident (a “Provident Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on Provident, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of Provident to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of Provident that is an insured depository institution are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. There are no Subsidiaries of Provident other than Provident Bank that have or are required to have deposit insurance. Section 4.1(b) of the Provident Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Provident as of the date hereof. True and complete copies of the organizational documents of each Provident Subsidiary as in effect as of the date of this Agreement have previously been made available by

Provident to Lakeland. There is no person whose results of operations, cash flows, changes in stockholders’ equity or financial position are consolidated in the financial statements of Provident other than the Provident Subsidiaries.

4.2 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of Provident consists of 200,000,000 shares of Provident Common Stock and 50,000,000 shares of preferred stock, $0.01 par value (the “Provident Preferred Stock”). As of September 23, 2022, there are (i) 75,277,065 shares of Provident Common Stock outstanding (including shares held in the Provident Employee Stock Ownership Plan (the “Provident ESOP”) trust), (ii) 7,931,946 shares of Provident Common Stock held in treasury, including 1,382,282 shares of Provident Common Stock reserved for issuance pursuant to future grants under the Provident Stock Plans, (iii) no shares of Provident Common Stock reserved for issuance upon the exercise of outstanding stock options to purchase shares of Provident Common Stock granted under the Provident Stock Plans (“Provident Stock Options”), (iv) 249,756 shares of Provident Common Stock reserved for issuance upon the settlement of outstanding time or performance-based restricted stock unit awards (assuming any applicable performance goals are satisfied at the maximum level) under the Provident Stock Plans (“Provident Restricted Stock Unit Awards” and, together with the Provident Stock Options, the “Provident Equity Awards”) and (v) no shares of Provident Preferred Stock outstanding. The authorized capital stock of Merger Sub consists of 100 shares of Merger Sub Common Stock, all of which are issued and outstanding. As of the date of this Agreement, except as set forth in the immediately preceding sentence and for changes since September 23, 2022 resulting from the exercise, vesting or settlement of any Provident Equity Awards described in the immediately preceding sentence, there are no other shares of capital stock or other equity or voting securities of Provident or Merger Sub issued, reserved for issuance or outstanding. As used herein, the “Provident Stock Plans” means the Provident 2019 Long-Term Equity Incentive Plan and the Provident Amended and Restated Long-Term Equity Incentive Plan. All of the issued and outstanding shares of Provident Common Stock and Merger Sub Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of Provident or Merger Sub may vote. Except as set forth on Section 4.2(a) of the Provident Disclosure Schedule, no trust preferred or subordinated debt securities of Provident are issued or outstanding. Other than Provident Equity Awards issued prior to the date of this Agreement as described in this Section 4.2(a), as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, or valued by reference to, shares of capital stock or other equity or voting securities of or ownership interest in Provident or Merger Sub, or contracts, commitments, understandings or arrangements by which Provident or Merger Sub may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in Provident or Merger, or that otherwise obligate Provident or Merger Sub to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing. There are no voting trusts, stockholder agreements, proxies or other agreements in effect to which Provident or Merger Sub is a party or is bound with respect to the voting or transfer of Provident Common Stock or Merger Sub Common Stock or other equity interests of Provident or Merger Sub.

(b) Provident owns, directly or indirectly, all the issued and outstanding shares of capital stock or other equity ownership interests of each of the Provident Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under any provision of applicable state law comparable to 12 U.S.C. § 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Provident Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3 Authority; No Violation.

(a) Each of Provident and Merger Sub has full corporate power and authority to execute and deliver this Agreement and, subject to the stockholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Provident and Merger Sub and by Provident, as the sole stockholder of Merger Sub. The Board of Directors of Provident has determined that the transactions contemplated hereby, on the terms and conditions set forth in this Agreement, are advisable to and in the best interests of Provident and its stockholders, adopted, approved and declared advisable this Agreement and the transactions contemplated hereby (including the Merger and the Provident Share Issuance), has directed that the Provident Share Issuance be submitted to Provident’s stockholders for approval at a meeting of such stockholders, has recommended that its stockholders approve the Provident Share Issuance and has adopted resolutions to the foregoing effect. The Board of Directors of Merger Sub has determined that the transactions contemplated hereby, on the terms and conditions set forth in this Agreement, are advisable to and in the best interests of Merger Sub and its sole stockholder, has adopted and approved this Agreement and the transactions contemplated hereby (including the Merger and the Holdco Merger), has directed that this Agreement be submitted to Merger Sub’s sole stockholder for approval, and has adopted resolutions to the foregoing effect. Except for (i) the approval of the Provident Share Issuance by a majority of all the votes cast by the holders of outstanding Provident Common Stock at a meeting of the stockholders of Provident at which a quorum exists (the approval in clause (i), the “Requisite Provident Vote”), (ii) the authorization of the execution of the Bank Merger Agreement by the Board of Directors of Provident Bank and the approval of the Bank Merger Agreement by Provident as Provident Bank’s sole stockholder, (iii) if applicable, an advisory (non-binding) vote on the compensation that may be paid or become payable to Provident’s named executive officers that is based on or otherwise related to the transactions contemplated by this Agreement and (iv) the adoption of resolutions to give effect to the provisions of Section 6.13 in connection with the Closing, no other corporate proceedings on the part of Provident or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Provident and Merger Sub and (assuming due authorization, execution and delivery by Lakeland) constitutes a valid and binding obligation of Provident and Merger Sub, enforceable against Provident and Merger Sub in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The shares of Provident Common Stock to be issued in the Merger have been validly authorized (subject to receipt of the Requisite Provident Vote), when issued, will be validly issued, fully paid and nonassessable, and no current or past stockholder of Provident will have any preemptive right or similar rights in respect thereof.

(b) Neither the execution and delivery of this Agreement by Provident or Merger Sub, nor the consummation by Provident or Merger Sub of the transactions contemplated hereby (including the Merger, the Holdco Merger, the Bank Merger and the Provident Share Issuance), nor compliance by Provident or Merger Sub with any of the terms or provisions hereof, will (i) violate any provision of the Provident Certificate, Provident Bylaws, Merger Sub Certificate or Merger Sub Bylaws, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Provident, Merger Sub, any of the Provident Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Provident, Merger Sub or any of the Provident Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Provident, Merger Sub or any of the Provident Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Provident.

4.4 Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with the NYSE and NASDAQ, (b) the filing of any required applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications, filings and notices, (c) the filing of any required applications, filings and notices, as applicable, with the FDIC, including under the Bank Merger Act (12 USC 1828(c)) and approval of such applications, filings and notices, (d) the filing of any required applications, filings and notices, as applicable, with the NJDBI and approval of such applications, filings and notices, (e) the filing of any required applications, filings or notices with any state banking or insurance authorities listed on Section 3.4 of the Lakeland Disclosure Schedule or Section 4.4 of the Provident Disclosure Schedule and approval of such applications, filings and notices, (f) the filing with the SEC of the Joint Proxy Statement and of the S-4 in which the Joint Proxy Statement will be included as a prospectus, and the declaration of effectiveness of the S-4, (g) the filing of the Certificates of Merger with the Delaware Secretary pursuant to the DGCL and with the New Jersey DORES pursuant to the NJBCA and the filing of the Holdco Merger Certificates with the Delaware Secretary pursuant to the DGCL and with the New Jersey DORES pursuant to the NJBCA, as applicable, and the filing of the Bank Merger Certificates with the applicable Governmental Entities as required by applicable law and (h) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the Provident Share Issuance, and the approval of the listing of the Provident Common Stock to be issued in the Provident Share Issuance on the NYSE, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by Provident and Merger Sub of this Agreement or (ii) the consummation by Provident, Merger Sub and Provident Bank of the Merger and the other transactions contemplated hereby (including the Holdco Merger, the Bank Merger and the Provident Share Issuance). As of the date hereof, each of Provident and Merger Sub is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger, the Holdco Merger, the Bank Merger or the Provident Share Issuance on a timely basis.

4.5 Reports.

(a) Provident and each of its Subsidiaries have timely filed (or furnished) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2020 with any Regulatory Agencies, including, without limitation, any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Provident. Subject to Section 9.14, except as set forth on Section 4.5(a) of the Provident Disclosure Schedule, (i) other than normal examinations conducted by a Regulatory Agency in the ordinary course of business of Provident and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Provident, investigation into the business or operations of Provident or any of its Subsidiaries since January 1, 2020, (ii) there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Provident or any of its Subsidiaries, and (iii) there have been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Provident or any of its Subsidiaries since January 1, 2020; in the case of each of clauses (i) through (iii), which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Provident.

(b) An accurate copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished by Provident to the SEC since December 31, 2019 pursuant to the Securities Act or the Exchange Act (the “Provident Reports”) is publicly available. No such Provident Report as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Provident Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Provident has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Provident Reports.

4.6 Financial Statements.

(a) The financial statements of Provident and its Subsidiaries included (or incorporated by reference) in the Provident Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Provident and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Provident and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Provident and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Since January 1, 2018, no independent public accounting firm of Provident has resigned (or informed Provident that it intends to resign) or been dismissed as independent public accountants of Provident as a result of, or in connection with, any disagreements with Provident on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. The financial statements of Provident Bank included in the consolidated reports of condition and income (call reports) of Provident Bank complied, as of their respective dates of filing with the FDIC, in all material respects with applicable accounting requirements and with the published instructions of the Federal Financial Institutions Examination Council with respect thereto.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Provident, neither Provident nor any of its Subsidiaries has any liability (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Provident included in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2022 (including any notes thereto) and for liabilities incurred in the ordinary course of business since June 30, 2022, or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of Provident and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Provident or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Provident. Provident (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Provident, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Provident by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Provident’s outside auditors and the audit committee of Provident’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which would reasonably be expected to adversely affect Provident’s ability to record, process, summarize and report financial information, and (ii) to the knowledge of

Provident, any fraud, whether or not material, that involves management or other employees who have a significant role in Provident’s internal controls over financial reporting. Any such disclosures were made in writing by management to Provident’s auditors and audit committee and true, correct and complete copies of such disclosures have been made available to Lakeland. To the knowledge of Provident, there is no reason to believe that Provident’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due and for so long as this Agreement continues in existence.

(d) Since January 1, 2020, (i) neither Provident nor any of its Subsidiaries, nor, to the knowledge of Provident, any director, officer, auditor, accountant or representative of Provident or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Provident or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Provident or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Provident or any of its Subsidiaries, whether or not employed by Provident or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Provident or any of its officers, directors, employees or agents to the Board of Directors of Provident or any committee thereof or, to the knowledge of Provident, to any director or officer of Provident.

4.7 Broker’s Fees. With the exception of the engagement of Piper Sandler & Co. (“Piper Sandler”), neither Provident nor any Provident Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or the other transactions contemplated by this Agreement. Provident has disclosed to Lakeland as of the date hereof the aggregate fees provided for in connection with the engagement by Provident of Piper Sandler related to the Merger and the other transactions contemplated hereby.

4.8 Absence of Certain Changes or Events.

(a) Since December 31, 2021, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Provident.

(b) Except as set forth on Section 4.8(b) of the Provident Disclosure Schedule and in connection with the transactions contemplated by this Agreement, since December 31, 2021, Provident and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

4.9 Legal Proceedings.

(a) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Provident, neither Provident nor any of its Subsidiaries is a party to any, and there are no pending or, to Provident’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Provident or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Provident, any of its Subsidiaries or the assets of Provident or any of its Subsidiaries (or that, upon consummation of the Merger and the Holdco Merger, would apply to the Surviving Corporation or any of its affiliates) that would reasonably be expected to be material to Provident and its Subsidiaries, taken as a whole.

4.10 Taxes and Tax Returns. Each of Provident and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither Provident nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course). All material Taxes of Provident and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of Provident and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party. Neither Provident nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. The federal income Tax Returns of Provident and its Subsidiaries for all years to and including 2019 have been examined by the IRS or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. Neither Provident nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of Provident and its Subsidiaries or the assets of Provident and its Subsidiaries. Provident has made available to Lakeland true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years. Neither Provident nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Provident and its Subsidiaries). Neither Provident nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Provident) or (ii) has any liability for the Taxes of any person (other than Provident or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither Provident nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither Provident nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). At no time during the past five (5) years has Provident been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. Neither Provident nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date, as a result of (i) any change in accounting method made before the Closing under Section 481(c) of the Code (or any similar provision of state, local or foreign law), (ii) “closing agreement” described in Section 7121 of the Code (or any similar provision of state, local or foreign law) entered into prior to the Closing, (iii) installment sale or open transaction disposition or intercompany transaction made on or prior to the Closing, (iv) prepaid amount received on or prior to the Closing, (v) any intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state or local law) existing on or prior to the Closing or (vi) the deferral of any Tax obligations pursuant to the CARES Act or similar statutory relief, in each case, as a result of any action or transaction occurring prior to the Closing.

4.11 Employees and Employee Benefit Plans.

(a) Section 4.11(a) of the Provident Disclosure Schedule lists all material Provident Benefit Plans. For purposes of this Agreement, “Provident Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, retention, bonus, employment, change in control, termination or severance plans, programs, agreements or arrangements that are maintained, contributed to or sponsored or maintained by, or required to be contributed to, Provident or any of its Subsidiaries for the benefit of any current or former employee, officer or director of Provident or any of its Subsidiaries, excluding, in each case, any Multiemployer Plan.

(b) Provident has heretofore made available to Lakeland true and complete copies of (i) each material Provident Benefit Plan, including any amendments thereto and all related trust documents, insurance contracts or other funding vehicles, and (ii) to the extent applicable, (A) the most recent summary plan description, if any, required under ERISA with respect to such Provident Benefit Plan, (B) the most recent annual report (Form 5500), if any, filed with the IRS, (C) the most recently received IRS determination letter, if any, relating to such Provident Benefit Plan, (D) the most recently prepared actuarial report for each Provident Benefit Plan (if applicable), and (E) all material non-routine correspondence to or from any Governmental Entity received in the last three (3) years with respect to such Provident Benefit Plan.

(c) Each Provident Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code.

(d) For each Provident Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Provident Qualified Plans”), the IRS has issued a favorable determination letter or advisory opinion with respect to each Provident Qualified Plan and the related trust, and, to the knowledge of Provident, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Provident Qualified Plan or the related trust.

(e) With respect to each Provident Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code: (i) no such Provident Benefit Plan is in “at-risk” status for purposes of Section 430 of the Code, (ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (iii) all premiums to the PBGC have been timely paid in full, (iv) no material liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is reasonably expected to be incurred by Provident or any of its Subsidiaries, and (v) the PBGC has not instituted proceedings to terminate any such Provident Benefit Plan. No Controlled Group Liability has been incurred by Provident or its ERISA Affiliates that has not been satisfied in full, and, to the knowledge of Provident, no condition exists that presents a material risk to Provident or its ERISA Affiliates of incurring any such liability, except as, either individually or in the aggregate, would not reasonably be expected to result in any material liability to Provident and its Subsidiaries.

(f) None of the Provident, any of its Subsidiaries or any of their respective ERISA Affiliates has, at any time during the last six (6) years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan, and none of Provident, any of its Subsidiaries or any of their respective ERISA Affiliates has incurred any material liability to a Multiemployer Plan or a Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or a Multiple Employer Plan that has not been satisfied in full.

(g) Neither Provident nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired or former employees or their dependents, except as required by Section 4980B of the Code.

(h) All contributions required to be made to any Provident Benefit Plan by applicable law or by any plan document, and all premiums due or payable with respect to insurance policies funding any Provident Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Provident, except as, either individually or in the aggregate, would not reasonably be expected to result in any material liability to Provident and its Subsidiaries.

(i) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to Provident’s knowledge, no set of circumstances exists that may reasonably be expected to give rise to a claim or lawsuit, against the Provident

Benefit Plans, any fiduciaries thereof with respect to their duties to the Provident Benefit Plans or the assets of any of the trusts under any of the Provident Benefit Plans, except as, either individually or in the aggregate, would not reasonably be expected to result in any material liability to Provident and its Subsidiaries.

(j) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) entitle any employee, officer, director or individual independent contractor of Provident or any of its Subsidiaries to any payment or benefit, (ii) result in, accelerate, cause the vesting, exercisability, funding, payment or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or independent contractor of Provident or any of its Subsidiaries, (iii) accelerate the timing of or cause Provident or any of its Subsidiaries to transfer or set aside any assets to fund any material benefits under any Provident Benefit Plan, (iv) result in any limitation on the right of Provident or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Provident Benefit Plan or related trust, or (v) result in any amount paid or payable (whether in cash, in property, or in the form of benefits) by Provident or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) that will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(k) Neither Provident nor any of its Subsidiaries is a party to any plan, program, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Sections 409A or 4999 of the Code (or any corresponding provisions of state or local law relating to Tax).

(l) No Provident Benefit Plan is maintained outside the jurisdiction of the United States or covers any employees or other service providers of Provident or any of its Subsidiaries who reside or work outside of the United States.

(m) There are no pending or, to the knowledge of Provident, threatened material labor grievances or material unfair labor practice claims or charges against Provident or any of its Subsidiaries, or any strikes or other material labor disputes against Provident or any of its Subsidiaries. Neither Provident nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Provident or any of its Subsidiaries and, to the knowledge of Provident, there are no organizing efforts by any union or other group seeking to represent any employees of Provident and its Subsidiaries.

(n) Provident and its Subsidiaries are in compliance in all material respects with, and since December 31, 2019 have complied in all material respects with, all laws regarding employment and employment practices, terms and conditions of employment, wages and hours, paid sick leave, classification of employees and independent contractors, equitable pay practices, privacy rights, labor disputes, employment discrimination, sexual or racial harassment or discrimination, workers’ compensation or long-term disability policies, retaliation, immigration, family and medical leave, occupational safety and health and other laws in respect of any reduction in force (including notice, information and consultation requirements).

(o) (i) No written allegations of sexual or racial harassment or sexual or race-based misconduct have been made since December 31, 2019 against any individual in his or her capacity as an officer or director of Provident subject to the reporting requirements of Section 16(a) of the Exchange Act (“Provident Insiders”), (ii) since December 31, 2019, neither Provident nor any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual or racial harassment or sexual or race-based misconduct by any Provident Insiders, and (iii) there are no proceedings currently pending or, to the knowledge of Provident, threatened related to any allegations of sexual or racial harassment or sexual or race-based misconduct by any individual in his or her capacity as a Provident Insider.

4.12 Compliance with Applicable Law. Provident and each of its Subsidiaries hold, and have at all times since December 31, 2019, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Provident, and, to the knowledge of Provident, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Provident and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Provident or any of its Subsidiaries. Each of Provident’s Subsidiaries that is an insured depository institution has a Community Reinvestment Act rating of “satisfactory” or better, and no such Subsidiary anticipates that a current “satisfactory” or better rating will be reduced. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Provident, to the knowledge of Provident, no director, officer, employee, agent or other person acting on behalf of Provident or any of its Subsidiaries has, directly or indirectly, (a) used any funds of Provident or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Provident or any of its Subsidiaries, (c) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (d) established or maintained any unlawful fund of monies or other assets of Provident or any of its Subsidiaries, (e) made any fraudulent entry on the books or records of Provident or any of its Subsidiaries, or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Provident or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Provident or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department. Provident maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data against any Security Breach. To the knowledge of Provident, Provident has not experienced any Security Breach that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Provident. To the knowledge of Provident, there are no data security or other technological vulnerabilities with respect to Provident information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Provident. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Provident: (i) Provident Bank has complied with all requirements of the CARES Act and the Paycheck Protection Program, including applicable guidance, in connection with its participation in the Paycheck Protection Program; and (ii) Provident Bank is not the subject of any pending or, to the knowledge of Provident, threatened investigations related to fraud in connection with participation in the Paycheck Protection Program or Paycheck Protection Program loans. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Provident: (i) Provident and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (ii) none of Provident, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, correct and complete and accurately reflect the assets and results of such fiduciary account.

4.13 Certain Contracts.

(a) Except as set forth in Section 4.13(a) of the Provident Disclosure Schedule or as filed with or incorporated into any Provident Report filed prior to the date hereof, as of the date hereof, neither Provident nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding

(whether written or oral, but excluding any Provident Benefit Plan): (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); (ii) which contains a provision that materially restricts the conduct of any line of business by Provident or any of its Subsidiaries or upon consummation of the transactions contemplated by this Agreement will materially restrict the ability of the Surviving Corporation or any of its affiliates to engage in any line of business or in any geographic region (including any exclusivity or exclusive dealing provisions with such an effect); (iii) which is a collective bargaining agreement or similar agreement with any labor organization; (iv) any of the benefits of or obligations under which will arise or be increased or accelerated by the occurrence of the execution and delivery of this Agreement, receipt of the Requisite Provident Vote or the announcement or consummation of any of the transactions contemplated by this Agreement, or under which a right of cancellation or termination will arise as a result thereof, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, where such increase or acceleration of benefits or obligations, right of cancellation or termination, or change in calculation of value of benefits would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Provident; (v) (A) that relates to the incurrence of indebtedness by Provident or any of its Subsidiaries, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business), (B) that provides for the guarantee, support, assumption or endorsement by Provident or any of its Subsidiaries of, or any similar commitment by Provident or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person, in the case of each of clauses (A) and (B), in the principal amount of $250,000 or more, or (C) that provides for any material indemnification or similar obligations on the part of Provident or any of its Subsidiaries; (vi) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Provident or its Subsidiaries, taken as a whole; (vii) which creates future payment obligations in excess of $500,000 per annum other than any such contracts which are terminable by Provident or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than extensions of credit, other customary banking products offered by Provident or its Subsidiaries, or derivatives issued or entered into in the ordinary course of business; (viii) that is a settlement, consent or similar agreement and contains any material continuing obligations of Provident or any of its Subsidiaries; or (ix) that relates to the acquisition or disposition of any person, business or asset and under which Provident or its Subsidiaries have or may have a material obligation or liability. Each contract, arrangement, commitment or understanding of the type described in this Section 4.13(a) (excluding any Provident Benefit Plan), whether or not set forth in the Provident Disclosure Schedule, is referred to herein as a “Provident Contract”. Provident has made available to Lakeland true, correct and complete copies of each Provident Contract in effect as of the date hereof.

(b) In each case, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Provident, (i) each Provident Contract is valid and binding on Provident or one of its Subsidiaries, as applicable, and in full force and effect, (ii) Provident and each of its Subsidiaries has complied with and performed all obligations required to be performed by it to date under each Provident Contract, (iii) to the knowledge of Provident, each third-party counterparty to each Provident Contract has complied with and performed all obligations required to be performed by it to date under such Provident Contract, (iv) Provident does not have knowledge of, and has not received notice of, any violation of any Provident Contract by any of the other parties thereto, (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a breach or default on the part of Provident or any of its Subsidiaries, or to the knowledge of Provident, any other party thereto, of or under any such Provident Contract and (vi) no third-party counterparty to any Provident Contract has exercised or threatened in writing to exercise any force majeure (or similar) provision to excuse non-performance or performance delays in any Provident Contract as a result of the Pandemic or the Pandemic Measures.

4.14 Agreements with Regulatory Agencies. Subject to Section 9.14, neither Provident nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2020, a recipient of any supervisory letter from, or since January 1, 2020, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Provident Disclosure Schedule, a “Provident Regulatory Agreement”), nor has Provident or any of its Subsidiaries been advised in writing, or to Provident’s knowledge, orally, since January 1, 2020, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Provident Regulatory Agreement, nor does Provident believe that any such Provident Regulatory Agreement is likely to be initiated, ordered or requested.

4.15 Risk Management Instruments. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Provident, (a) all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Provident, any of its Subsidiaries or for the account of a customer of Provident or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Provident or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect; and (b) Provident and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Provident’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

4.16 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Provident, Provident and its Subsidiaries are in compliance, and have complied since January 1, 2020, with all Environmental Laws. There are no legal, administrative, arbitral or other proceedings, claims or actions, or, to the knowledge of Provident any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Provident or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against Provident, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Provident. To the knowledge of Provident, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Provident.

4.17 Investment Securities and Commodities.

(a) Each of Provident and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Liens, except as set forth in the financial statements included in the Provident Reports or to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Provident or its Subsidiaries. Such securities and commodities are valued on the books of Provident in accordance with GAAP in all material respects.

(b) Provident and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that Provident believes are prudent and reasonable in the context of such businesses, and Provident and its Subsidiaries have, since January 1, 2019, been in compliance with such policies, practices and procedures in all material respects. Prior to the date of this Agreement, Provident has made available to Lakeland the material terms of such policies, practices and procedures.

4.18 Real Property. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Provident, (a) Provident or a Provident Subsidiary has good and marketable title to all the real property reflected in the latest audited balance sheet included in the Provident Reports as being owned by Provident or a Provident Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Provident Owned Properties”), free and clear of all Liens, except for Permitted Encumbrances, and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Provident Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (collectively with Provident Owned Properties, the “Provident Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of Provident, the lessor. There are no pending or, to the knowledge of Provident, threatened condemnation proceedings against Provident Real Property.

4.19 Intellectual Property. Provident and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Provident, (a) (i) to the knowledge of Provident, the use of any Intellectual Property by Provident and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Provident or any Provident Subsidiary acquired the right to use any Intellectual Property, and (ii) to the knowledge of Provident, no person has asserted in writing to Provident that Provident or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (b) no person is challenging or, to the knowledge of Provident, infringing on or otherwise violating, any right of Provident or any of its Subsidiaries with respect to any Intellectual Property owned by Provident or its Subsidiaries, and (c) neither Provident nor any Provident Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by Provident or any Provident Subsidiary, and Provident and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by Provident and its Subsidiaries.

4.20 Related Party Transactions. Except as set forth in Section 4.20 of the Provident Disclosure Schedule, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Provident or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Provident or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Provident Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Provident) on the other hand, of the type required to be reported in any Provident Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act that have not been so reported on a timely basis.

4.21 State Takeover Laws. Each of the Boards of Directors of Provident and Merger Sub has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable takeover laws of any state, including any Takeover Statutes. In accordance with Section 262 of the DGCL and Section 14A:11-1 of the NJBCA, as applicable, no appraisal or dissenters’ rights will be available to the holders of Provident Common Stock or Merger Sub Common Stock in connection with the Merger and the Holdco Merger, as applicable.

4.22 Reorganization. Provident has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger and the Holdco Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.23 Opinions. Prior to the execution of this Agreement, the Board of Directors of Provident has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Piper Sandler to the effect that as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the Exchange Ratio in the Merger is fair from a financial point of view to Provident. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.24 Provident Information. The information relating to Provident and its Subsidiaries to be contained in the Joint Proxy Statement and the S-4, and the information relating to Provident and its Subsidiaries that is provided by Provident or its representatives for inclusion in any other document filed with any Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement (except for such portions thereof that relate only to Lakeland or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 (except for such portions thereof that relate only to Lakeland or any of its Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

4.25 Loan Portfolio.

(a) As of the date hereof, except as set forth in Section 4.25(a) of the Provident Disclosure Schedule, neither Provident nor any of its Subsidiaries is a party to any Loan in which Provident or any Subsidiary of Provident is a creditor which as of August 31, 2022, had a Total Borrower Commitment of $10,000,000 or more and under the terms of which the Borrower was, as of August 31, 2022, over ninety (90) days or more delinquent in payment of principal or interest. Set forth in Section 4.25(a) of the Provident Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of Provident and its Subsidiaries that, as of August 31, 2022, had an outstanding balance of $20,000,000 or more and were classified by Provident as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (B) each asset of Provident or any of its Subsidiaries that, as of August 31, 2022, is classified as “Other Real Estate Owned” and the book value thereof.

(b) Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Provident, each Loan of Provident and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Provident and its Subsidiaries as secured Loans, has been secured by valid Liens, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c) Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Provident, each outstanding Loan of Provident or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Provident and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

4.26 Insurance.

(a) Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Provident, Provident and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Provident reasonably has determined to be prudent and consistent with industry practice, and Provident and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Provident and its Subsidiaries, Provident or the relevant Subsidiary thereof is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

(b) Section 4.26(b) of the Provident Disclosure Schedule sets forth a true, correct and complete description of all BOLI owned by Provident Bank or its Subsidiaries, including the value of its BOLI. The value of such BOLI is and has been fairly and accurately reflected in the most recent balance sheet included in Provident Reports in accordance with GAAP.

4.27 Information Security. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Provident, to the knowledge of Provident, since January 1, 2020, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Provident and its Subsidiaries.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the Lakeland Disclosure Schedule or the Provident Disclosure Schedule), required by law or as consented to in writing by the other party (such consent not to be unreasonably withheld, conditioned or delayed), each of Lakeland and Provident shall, and shall cause its Subsidiaries to, (a) conduct its business in the ordinary course in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and (c) take no action that would reasonably be expected to adversely affect or materially delay the ability of either Lakeland or Provident to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its respective covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis. Notwithstanding anything to the contrary set forth in this Section 5.1 or Section 5.2 (other than Sections 5.2(b) and 5.2(f), to which this sentence shall not apply), a party and its Subsidiaries may take any commercially reasonable actions that such party reasonably determines are necessary or prudent for it to take in response to the Pandemic or the Pandemic Measures; provided, that such party shall provide prior notice to and consult in good faith with the other party to the extent such actions would otherwise require consent of the other party under this Section 5.1 or Section 5.2.

5.2 Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Lakeland Disclosure Schedule or the Provident Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law (including the Pandemic Measures), neither Lakeland nor Provident shall, and neither Lakeland nor Provident shall permit any of their respective Subsidiaries to, without the prior written consent of the other party to this Agreement (such consent not to be unreasonably withheld, conditioned or delayed):

(a) other than (i) federal funds borrowings and Federal Home Loan Bank borrowings, in each case with a maturity not in excess of six (6) months and (ii) deposits or other customary banking products such as letters of credit, in each case in the ordinary course of business, incur any indebtedness for borrowed money (other than indebtedness of Lakeland or any of its wholly-owned Subsidiaries to Lakeland or any of its wholly-owned Subsidiaries, on the one hand, or of Provident or any of its wholly-owned Subsidiaries to Provident or any of its wholly-owned Subsidiaries, on the other hand), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

(b)

(i) adjust, split, combine or reclassify any capital stock;

(ii) make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, except, in each case, (A) regular quarterly cash dividends by Lakeland at a rate not in excess of $0.145 per share of Lakeland Common Stock, (B) regular quarterly cash dividends by Provident at a rate not in excess of $0.24 per share of Provident Common Stock, (C) dividends paid by any of the Subsidiaries of each of Lakeland and Provident to Lakeland or Provident or any of their wholly-owned Subsidiaries, respectively, (D) regular distributions on outstanding trust preferred securities in accordance with their terms or (E) the acceptance of shares of Lakeland Common Stock or Provident Common Stock, as the case may be, as payment for the exercise price of stock options or for withholding Taxes incurred in connection with the exercise of stock options or the vesting or settlement of equity compensation awards, in each case, in accordance with past practice and the terms of the applicable award agreements;

(iii) grant any stock options, stock appreciation rights, performance shares, restricted stock units, performance stock units, phantom stock units, restricted shares or other equity-based awards or interests, or grant any person any right to acquire any shares of capital stock or other equity or voting securities of Lakeland or Provident or any of their Subsidiaries, (A) in the case of Lakeland, except as set forth on Section 5.2(b)(iii) of the Lakeland Disclosure Schedule and (B) in the case of Provident, in the ordinary course consistent with past practices or except as set forth on Section 5.2(b)(iii) of the Provident Disclosure Schedule; or

(iv) issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any securities of Lakeland or Provident or their respective Subsidiaries, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any securities of Lakeland or Provident or their respective Subsidiaries, except pursuant to the exercise of stock options or the vesting or settlement of equity compensation awards in accordance with their terms;

(c) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties, deposits or assets or any business to any individual, corporation or other entity other than a wholly-owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business, or pursuant to contracts or agreements in force at the date of this Agreement;

(d) except for foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business, make any material investment in or acquisition of (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, or formation of a joint venture or otherwise) any other person or the property, deposits or assets of any other person, in each case, other than a wholly-owned Subsidiary of Lakeland or Provident, as applicable;

(e) in each case except for transactions in the ordinary course of business, terminate, materially amend, or waive any material provision of, any Lakeland Contract or Provident Contract, as the case may be, or make any change in any instrument or agreement governing the terms of any of its securities, other than normal renewals of contracts without material adverse changes of terms with respect to Lakeland or Provident, or enter into any contract that would constitute a Lakeland Contract or Provident Contract, if it were in effect on the date of this Agreement;

(f) in the case of Lakeland only, except as required under applicable law, the terms of any Lakeland Benefit Plan existing as of the date hereof or set forth on Section 5.2(f) of the Lakeland Disclosure Schedule, (i) enter into, establish, adopt, amend or terminate any Lakeland Benefit Plan, or any arrangement that would be a Lakeland Benefit Plan if in effect on the date hereof, other than with respect to broad-based welfare benefit plans (other than severance) in the ordinary course of business consistent with past practice and as would not reasonably be expected to materially increase the cost of benefits under any such Lakeland Benefit Plan, (ii) increase the compensation or benefits payable to any current or former employee, director or individual consultant, other than increases for current employees with an annual base salary below $150,000 in connection with a promotion (permitted hereunder) or change in responsibilities, in each case, in the ordinary course of business consistent with past practice and to a level consistent with similarly situated peer employees, (iii) accelerate the vesting of any equity-based awards or other compensation or benefits, (iv) enter into any new, or amend any existing, employment, severance, change in control, retention, collective bargaining agreement or similar agreement or arrangement, (v) fund any rabbi trust or similar arrangement, or in any other way secure the payment of compensation or benefits under any Lakeland Benefit Plan, (vi) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Lakeland Benefit Plan that is required by applicable law to be funded or change the manner in which contributions to such plan are made or the basis on which such contributions are determined, except as may be required by generally accepted accounting principles, (vii) terminate the employment or services of any employee with an annual base salary equal to or in excess of $150,000, other than for cause, or (viii) hire or promote any employee with an annual base salary equal to or in excess of $150,000 (other than as a replacement hire or promotion on substantially similar terms of employment as the departed employee), or significantly change the responsibilities assigned to any such employee;

(g) (i) settle any material claim, suit, action or proceeding, except involving solely monetary remedies in an amount and for consideration not in excess of $500,000 individually or $2,000,000 in the aggregate and that would not impose any material restriction on, or create any adverse precedent that would be material to, the business of it or its Subsidiaries or the Surviving Corporation or its Subsidiaries, or (ii) in the case of Lakeland only, enter into any Specified Order;

(h) take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger and the Holdco Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(i) amend its certificate of incorporation, its bylaws or comparable governing documents of its Significant Subsidiaries;

(j) materially restructure or materially change its investment securities, derivatives, wholesale funding or BOLI portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(k) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;

(l) enter into any new line of business or, other than in the ordinary course of business consistent with past practice, change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, hedging, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable law, regulation or policies imposed by any Governmental Entity;

(m) merge or consolidate itself or any of its Significant Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Significant Subsidiaries;

(n) make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any material right to claim a refund of Taxes; or

(o) agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) Promptly after the date of this Agreement, Lakeland and Provident shall prepare and file with the SEC the Joint Proxy Statement and Provident shall prepare and file with the SEC the S-4, in which the Joint Proxy Statement will be included as a prospectus. The parties shall use reasonable best efforts to make such filings within forty (40) days of the date of this Agreement. Each of Provident and Lakeland shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filings, and Provident and Lakeland shall thereafter mail or deliver the Joint Proxy Statement to their respective stockholders and shareholders, as applicable. Provident shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Lakeland shall furnish all information concerning Lakeland and the holders of Lakeland Common Stock as may be reasonably requested in connection with any such action.

(b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (and in the case of applications, notices, petitions and filings in respect of the Requisite Regulatory Approvals, use their reasonable best efforts to make such filings within forty (40) days of the date of this Agreement), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger, the Holdco Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. Provident and Lakeland shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Lakeland or Provident, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby. Each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences, in each case subject to applicable law. As used in this Agreement, “Requisite Regulatory Approvals means all regulatory authorizations, consents, orders or approvals (and the expiration or termination of all statutory waiting periods in respect thereof) (x) from the Federal Reserve Board, the FDIC and the NJDBI and (y) set forth in Sections 3.4 and 4.4 that are necessary to consummate the transactions contemplated by this Agreement, including the Merger, the Holdco Merger and the Bank Merger, or those the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Corporation.

(c) Each party shall use its reasonable best efforts to respond to any request for information and resolve any objection that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, nothing contained in this Agreement shall be deemed to require Provident or Lakeland or any of their respective Subsidiaries, and neither Provident nor Lakeland nor any of their respective Subsidiaries shall be permitted (without the written consent of the other party), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities or Regulatory Agencies that would reasonably be expected to have a material adverse effect on the Surviving

Corporation and its Subsidiaries, taken as a whole, after giving effect to the Merger, the Holdco Merger and the Bank Merger (a “Materially Burdensome Regulatory Condition”).

(d) To the extent permitted by applicable law, Provident and Lakeland shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and shareholders, as applicable, and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Provident, Lakeland or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Holdco Merger, the Bank Merger and the other transactions contemplated by this Agreement.

(e) To the extent permitted by applicable law, Provident and Lakeland shall promptly advise each other upon receiving any communication from any Governmental Entity (i) whose consent or approval is required for consummation of the transactions contemplated by this Agreement or (ii) to the extent that Lakeland enters into any Specified Order, regarding such Specified Order or matters addressed in such Specified Order, in each case, that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.

6.2 Access to Information; Confidentiality.

(a) Upon reasonable notice and subject to applicable laws, each of Provident and Lakeland, for the purposes of verifying the representations and warranties of the other and preparing for the Merger, the related integration and systems conversion or consolidation, and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, information technology systems, and records, and each shall cooperate with the other party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally, and, during the period prior to the Effective Time, each of Provident and Lakeland shall, and shall cause its respective Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents that Provident or Lakeland, as the case may be, is not permitted to disclose under applicable law), and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. Notwithstanding the foregoing, neither Provident nor Lakeland nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Provident’s or Lakeland’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Each of Provident and Lakeland shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the Mutual Confidentiality and Exclusivity Agreement, dated January 24, 2022, by and between Provident and Lakeland, as amended, restated or otherwise modified (the “Confidentiality Agreement”).

(c) No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein.

6.3 Non-Control. Nothing contained in this Agreement shall give either Provident or Lakeland, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each of Provident and Lakeland shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.4 Shareholders’ Approval and Stockholder Approval.

(a) Each of Lakeland and Provident shall call, give notice of, convene and hold a meeting of its shareholders and stockholders, respectively (the “Lakeland Meeting” and the “Provident Meeting,” respectively) to be held as soon as reasonably practicable after the S-4 is declared effective, for the purpose of obtaining (a) in the case of Lakeland, the Requisite Lakeland Vote and, in the case of Provident, the Requisite Provident Vote, respectively, required in connection with this Agreement, the Provident Share Issuance and the Merger and (b) if so desired and mutually agreed, a vote upon other matters of the type customarily brought before a meeting of shareholders or stockholders, as applicable, in connection with the approval of a merger agreement or the transactions contemplated thereby, and each of Lakeland and Provident shall use its reasonable best efforts to cause such meetings to occur as soon as reasonably practicable and on the same date and to set the same record date for such meetings. Such meetings may be held virtually, subject to applicable law and the organizational documents of Lakeland and Provident, as applicable.

(b) Subject to Section 6.4(c), each of Provident and Lakeland and their respective Boards of Directors shall use its reasonable best efforts to obtain from the stockholders of Provident and the shareholders of Lakeland, respectively, the Requisite Provident Vote and the Requisite Lakeland Vote, respectively, including by communicating to the respective stockholders of Provident and shareholders of Lakeland its recommendation (and including such recommendation in the Joint Proxy Statement) that, in the case of Provident, the stockholders of Provident approve the Provident Stock Issuance (the “Provident Board Recommendation”) and, in the case of Lakeland, that the shareholders of Lakeland approve this Agreement (the “Lakeland Board Recommendation”). Subject to Section 6.4(c), each of Provident and Lakeland and their respective Boards of Directors shall not (i) withhold, withdraw, modify or qualify in a manner adverse to the other party the Provident Board Recommendation, in the case of Provident, or the Lakeland Board Recommendation, in the case of Lakeland, (ii) fail to make the Provident Board Recommendation, in the case of Provident, or the Lakeland Board Recommendation, in the case of Lakeland, in the Joint Proxy Statement, (iii) adopt, approve, recommend or endorse an Acquisition Proposal or publicly announce an intention to adopt, approve, recommend or endorse an Acquisition Proposal, (iv) fail to publicly and without qualification (A) recommend against any Acquisition Proposal or (B) reaffirm the Provident Board Recommendation, in the case of Provident, or the Lakeland Board Recommendation, in the case of Lakeland, in each case within ten (10) business days (or such fewer number of days as remains prior to the Provident Meeting or the Lakeland Meeting, as applicable) after an Acquisition Proposal is made public or any request by the other party to do so, or (v) publicly propose to do any of the foregoing (any of the foregoing, a “Recommendation Change”).

(c) Subject to Section 8.1 and Section 8.2, if the Board of Directors of Provident or Lakeland, after receiving the advice of its outside counsel and, with respect to financial matters, its outside financial advisors, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the Provident Board Recommendation or the Lakeland Board Recommendation, as applicable, such Board of Directors may, in the case of Provident, prior to the receipt of the Requisite Provident Vote submit the Provident Share Issuance to its stockholders, and in the case of Lakeland, prior to the receipt of the Requisite Lakeland Vote submit this Agreement to its shareholders, in each case, without recommendation (which, for the avoidance of doubt, shall constitute a Recommendation Change) (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event such Board of Directors may communicate the basis for its lack of a recommendation to its stockholders or shareholders, as applicable, in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided, that such Board of Directors may not take any actions under this sentence unless it (A) gives the other party at least three (3) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to an Acquisition

Proposal, the latest material terms and conditions of, and the identity of the third party making, any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (B) at the end of such notice period, takes into account any amendment or modification to this Agreement proposed by the other party and, after receiving the advice of its outside counsel and, with respect to financial matters, its outside financial advisors, determines in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the Provident Board Recommendation or Lakeland Board Recommendation, as the case may be. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.4(c) and will require a new notice period as referred to in this Section 6.4(c).

(d) Subject to applicable law, Provident or Lakeland shall adjourn or postpone the Provident Meeting or the Lakeland Meeting, as the case may be, if, as of the time for which such meeting is originally scheduled there are insufficient shares of Provident Common Stock or Lakeland Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Provident or Lakeland, as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Provident Vote or the Requisite Lakeland Vote, and subject to the terms and conditions of this Agreement, Lakeland or Provident, as applicable, shall continue to use reasonable best efforts to solicit proxies from its shareholders or stockholders, as applicable, in order to obtain the Requisite Lakeland Vote or the Requisite Provident Vote, respectively; provided however, that neither Provident nor Lakeland shall be required to adjourn or postpone the Provident Meeting or the Lakeland Meeting, as the case may be, more than two (2) times. Notwithstanding anything to the contrary herein, but subject to the obligation to adjourn or postpone such meeting as set forth in the immediately preceding sentence, unless this Agreement has been terminated in accordance with its terms, (x) the Lakeland Meeting shall be convened and this Agreement shall be submitted to the shareholders of Lakeland at the Lakeland Meeting and (y) the Provident Meeting shall be convened and the Provident Share Issuance shall be submitted to the stockholders of Provident at the Provident Meeting, and nothing contained herein shall be deemed to relieve either Provident or Lakeland of such obligation.

6.5 Legal Conditions to Merger. Subject in all respects to Section 6.1(c) of this Agreement, each of Provident and Lakeland shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal and regulatory requirements that may be imposed on such party or its Subsidiaries with respect to the Merger, the Holdco Merger and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, including the Merger, the Holdco Merger and the Bank Merger, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Provident or Lakeland or any of their respective Subsidiaries in connection with the Merger, the Holdco Merger, the Bank Merger and the other transactions contemplated by this Agreement.

6.6 Stock Exchange Listing.

(a) Provident shall cause the shares of Provident Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

(b) Prior to the Closing Date, Lakeland shall cooperate with Provident and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and rules and policies of NASDAQ to enable the delisting by the Surviving Corporation of Lakeland Common Stock from NASDAQ and the deregistration of Lakeland Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

6.7 Employee Matters.

(a) Unless otherwise agreed between Provident and the Continuing Employee (as defined below), Provident, as the Surviving Corporation, shall provide the employees of Lakeland and its Subsidiaries as of the Effective Time (the “Continuing Employees”), during the period commencing at the Effective Time and ending on the first anniversary thereof (the “Continuation Period”), for so long as such Continuing Employees are employed with the Surviving Corporation following the Effective Time, with the following: (i) except as set forth in Section 6.7(a) of the Lakeland Disclosure Schedule, (x) each such Continuing Employee’s annual base salary or wages, as applicable, that is no less than that provided to such Continuing Employee as of immediately prior to the Closing and (y) cash incentive opportunities that are, when aggregated together with such Continuing Employee’s annual base salary or wages, as applicable, substantially comparable in the aggregate to the aggregate base salary or wages, as applicable, and cash compensation opportunities provided to such Continuing Employee as of immediately prior to the Closing; and (ii) (x) all employee statutory entitlements; and (y) all employee benefits (other than severance which will be provided as set forth in the last sentence of this Section 6.7(a)) and other compensation (including long-term incentive compensation opportunities) that are substantially comparable in the aggregate to those provided to similarly situated employees of Provident and its Subsidiaries; provided, that, Continuing Employees shall not be eligible to participate in the Provident ESOP; and provided, further, that, with respect to clause (ii), until such time as Provident fully integrates the Continuing Employees into its plans, participation in the Lakeland Benefit Plans (other than severance) shall be deemed to satisfy the foregoing standards, it being understood that the Continuing Employees may commence participating in the plans of Provident and its Subsidiaries on different dates following the Effective Time with respect to different plans. During the Continuation Period, each Continuing Employee who is not party to an individual agreement providing for severance or termination benefits and is terminated under severance qualifying circumstances shall be provided severance benefits set forth in Section 6.7(a) of the Lakeland Disclosure Schedule, subject to such employee’s execution (and non-revocation) of a release of claims. Prior to the Effective Time, Provident and Lakeland shall cooperate in reviewing, evaluating and analyzing the Provident Benefit Plans and Lakeland Benefit Plans.

(b) With respect to any employee benefit plans of Provident or its Subsidiaries in which any Continuing Employees become eligible to participate on or after the Effective Time (the “Surviving Entity Plans”), Provident, as the Surviving Corporation, and its Subsidiaries shall use commercially reasonable efforts to (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any Surviving Entity Plans, (ii) provide each such employee and their eligible dependents with credit for any co-payments or coinsurance and deductibles paid prior to the Effective Time under a Lakeland Benefit Plan that provides health care benefits, to the same extent that such credit was given under the analogous Lakeland Benefit Plan prior to the Effective Time, in satisfying any applicable deductible, co-payment, coinsurance or out-of-pocket requirements under any Surviving Entity Plans, and (iii) recognize all service of such employees with Lakeland and its Subsidiaries for all purposes in any Surviving Entity Plan to the same extent that such service was taken into account under the analogous Lakeland Benefit Plan prior to the Effective Time for purposes of eligibility, participation and vesting (but not for purpose of benefit accrual); provided, that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of service, (B) for purposes of any defined benefit pension plan, or (C) for purposes of any benefit plan that is a frozen plan or provides grandfathered benefits.

(c) Unless otherwise agreed between Provident and Lakeland, Lakeland shall cause any 401(k) plan sponsored or maintained by Lakeland and its Subsidiaries, including, without limitation, the Lakeland Bancorp, Inc. 401(k) and Profit Sharing Plan (each, a “Lakeland 401(k) Plan”) to be terminated effective as of the day immediately prior to the Effective Time and contingent upon the occurrence of the Closing. Lakeland shall provide Provident with evidence that such plan has been terminated (the form and substance of which shall be subject to reasonable review and comment by Provident) not later than two (2) business days immediately preceding the Effective Time, and (ii) the Continuing Employees of Lakeland shall be eligible to participate, effective as of the Effective Time, in a 401(k) plan sponsored or maintained by Provident or one of its Subsidiaries (an “Provident 401(k) Plan”), it being agreed that there shall be no gap in participation in a tax-qualified defined contribution plan. Provident and Lakeland shall take any and all actions as may be required, including amendments to any Lakeland 401(k) Plan and/or Provident 401(k) Plan, to permit the Continuing Employees of Lakeland who are then actively employed to make rollover contributions to the Provident 401(k) Plan of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in the form of cash, notes (in the case of loans), Provident Common Stock or a combination thereof.

(d) Provident, as the Surviving Corporation, shall assume and honor all Lakeland Benefit Plans in accordance with their terms.

(e) Nothing in this Agreement shall confer upon any employee, officer, director or consultant of Lakeland, Provident or any of their respective Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Corporation, Lakeland, Provident or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, Lakeland, Provident or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee (including any Continuing Employee), officer, director or consultant of the Surviving Corporation, Lakeland, Provident or any of their respective Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Lakeland Benefit Plan, Provident Benefit Plan, Surviving Entity Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Corporation or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Lakeland Benefit Plan, Provident Benefit Plan, Surviving Entity Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of Section 9.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including, without limitation, any current or former employee, officer, director or consultant of Lakeland, Provident or any of their respective Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(f) Provident, as the Surviving Corporation, shall honor and agree to not terminate the Lakeland Benefit Plans set forth on Section 6.7(f) of the Lakeland Disclosure Schedule.

6.8 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless and shall advance expenses as incurred, in each case to the extent (subject to applicable law) such persons are indemnified or entitled to such advancement of expenses as of the date of this Agreement by Lakeland pursuant to the Lakeland Certificate, Lakeland Bylaws, the governing or organizational documents of any Subsidiary of Lakeland, any indemnification agreements in existence as of the date hereof that have been disclosed to Provident or the NJBCA, each present and former director or officer of Lakeland and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Lakeland Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages, liabilities and other amounts incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such person is or was a director or officer of Lakeland or any of its Subsidiaries and pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement; provided, that in the case of advancement of expenses, the Lakeland Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Lakeland Indemnified Party is not entitled to indemnification.

(b) For a period of six (6) years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Lakeland (provided, that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims against the present and former officers and directors of Lakeland or any of its

Subsidiaries arising from facts or events which occurred at or before the Effective Time; provided, that the Surviving Corporation shall not be obligated to expend, on an annual basis, an amount in excess of 300% of the current annual premium paid as of the date hereof by Lakeland for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Corporation shall cause to be maintained policies of insurance which, in the Surviving Corporation’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, Lakeland, in consultation with, but only upon the consent of Provident, may (and at the request of Provident, Lakeland shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six (6)-year “tail” policy under Lakeland’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.

(c) The provisions of this Section 6.8 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Lakeland Indemnified Party and his or her heirs and representatives. If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving person of such consolidation or merger, or (ii) transfers all or substantially all of its assets or deposits to any other person or engages in any similar transaction, then in each such case the Surviving Corporation will cause proper provision to be made so that the successors and assigns of the Surviving Corporation will expressly assume the obligations set forth in this Section 6.8.

6.9 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Provident, on the one hand, and a Subsidiary of Lakeland, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the Holdco Merger or the Bank Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Provident.

6.10 Advice of Changes. Provident and Lakeland shall each promptly advise the other party of any effect, change, event, circumstance, condition, occurrence or development (i) that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on it or (ii) that it believes would or would reasonably be expected to cause or constitute a material breach of any of its representations, warranties, obligations, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.10 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 6.10 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

6.11 Dividends. After the date of this Agreement, each of Provident and Lakeland shall coordinate with the other the declaration of any dividends in respect of Provident Common Stock and Lakeland Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Lakeland Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of Lakeland Common Stock and any shares of Provident Common Stock any such holder receives in exchange therefor in the Merger. In furtherance of the foregoing, (a) starting with the fourth quarter of 2022, the Board of Directors of Lakeland shall cause its regular quarterly dividend record dates and payment dates for Lakeland Common Stock to be delayed so as to be the same as the regular quarterly dividend record dates and payments dates for Provident Common Stock and (b) the Board of Directors of Provident shall continue to pay dividends on the Provident Common Stock on substantially the same record and payment date schedules as have been utilized in the past.

6.12 Stockholder or Shareholder Litigation. Each party shall give the other party prompt notice of any stockholder or shareholder, as applicable, litigation against such party or its directors or officers relating to the transactions contemplated by this Agreement, and shall give the other party the opportunity to participate (at such other’s party’s expense) in the defense or settlement of any such litigation. Each party shall give the other the right to review and comment on all filings or responses to be made by such party in connection with any such litigation, and will in good faith take such comments into account. No party shall agree to settle any such litigation without the other party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that the other party shall not be obligated to consent to any settlement which does not include a full release of such other party and its affiliates or which imposes an injunction or other equitable relief after the Effective Time upon the Surviving Corporation or any of its affiliates.

6.13 Corporate Governance.

(a) Prior to the Effective Time, the Board of Directors of Provident shall take all actions necessary to adopt the Provident Bylaw Amendment and to effect the requirements referenced therein that are to be effective as of the Effective Time. Effective as of the Effective Time, and in accordance with the Provident Bylaw Amendment, the number of directors that will comprise the full Board of Directors of Provident (and, as of the Holdco Merger Effective Time, the Surviving Corporation) and the full Board of Directors of Provident Bank (and, as of the Bank Merger Effective Time, the Surviving Bank) shall each be sixteen (16), of which (i) nine (9) shall be directors of Provident immediately prior to the Effective Time (the “Provident Designated Directors”), which shall include Christopher Martin, Anthony J. Labozzetta and such other directors as determined by Provident and (ii) seven (7) shall be directors of Lakeland immediately prior to the Effective Time, which shall include Thomas J. Shara and such other directors as determined by Lakeland.

(b) Effective as of the Effective Time, (i) Christopher Martin shall serve as the Executive Chairman of the Board of Directors of Provident (and, as of the Holdco Merger Effective Time, the Surviving Corporation) and of the Board of Directors of Provident Bank (and, as of the Bank Merger Effective Time, the Surviving Bank) for a term of two (2) years, (ii) Thomas J. Shara shall serve as the Executive Vice Chairman of the Board of Directors of Provident (and, as of the Holdco Merger Effective Time, the Surviving Corporation) and of the Board of Directors of Provident Bank (and, as of the Bank Merger Effective Time, the Surviving Bank) for a term of two (2) years, (iii) Anthony J. Labozzetta shall serve as the President and Chief Executive Officer of Provident (and, as of the Holdco Merger Effective Time, the Surviving Corporation) and of Provident Bank (and, as of the Bank Merger Effective Time, the Surviving Bank) and as a member of the Board of Directors of Provident (and, as of the Holdco Merger Effective Time, the Surviving Corporation) and of the Board of Directors of Provident Bank (as, as of the Bank Merger Effective Time, the Surviving Bank) for a term no shorter than two (2) years and (iv) a Provident Designated Director that is independent of Provident in accordance with applicable stock exchange standards shall serve as the Lead Independent Director of the Board of Directors of Provident (and, as of the Holdco Merger Effective Time, the Surviving Corporation) and of the Board of Directors of Provident Bank (and, as of the Bank Merger Effective Time, the Surviving Bank) for a term of two (2) years.

(c) Effective as of the Effective Time, (i) the headquarters and main office of Provident (and, as of the Holdco Merger Effective Time, the Surviving Corporation) and Provident Bank (and, as of the Bank Merger Effective Time, the Surviving Bank) shall remain located in Iselin, New Jersey, (ii) the name of Provident (and, as of the Holdco Merger Effective Time, the Surviving Corporation) shall remain “Provident Financial Services, Inc.” and (iii) the name of Provident Bank (and, as of the Bank Merger Effective Time, the Surviving Bank) shall remain “Provident Bank”.

(d) The bylaws of the Surviving Bank in effect as of the Bank Merger Effective Time will be consistent in all respects with the foregoing provisions of this Section 6.13 and the corresponding provisions of the Provident Bylaw Amendment.

6.14 Acquisition Proposals.

(a) Each party agrees that it will not, and will cause each of its Subsidiaries and its and their respective officers, directors, employees, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any Acquisition Proposal or (iv) unless this Agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (whether written or oral, binding or nonbinding) (other than a confidentiality agreement referred to and entered into in accordance with this Section 6.14) in connection with or relating to any Acquisition Proposal. Notwithstanding the foregoing, in the event that after the date of this Agreement and prior to the receipt of the Requisite Lakeland Vote, in the case of Lakeland, or the Requisite Provident Vote, in the case of Provident, a party receives an unsolicited bona fide written Acquisition Proposal, such party may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in such negotiations or discussions with the person making the Acquisition Proposal if the Board of Directors of such party concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its outside financial advisors) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law; provided, that, prior to furnishing any confidential or nonpublic information permitted to be provided pursuant to this sentence, such party shall have entered into a confidentiality agreement with the person making such Acquisition Proposal on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with such party. Each party will, and will cause its Subsidiaries and Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than the other party with respect to any Acquisition Proposal. Each party will promptly (within twenty-four (24) hours) advise the other party following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), will provide the other party with an unredacted copy of any such Acquisition Proposal and any draft agreements, proposals or other materials received from or on behalf of the person making such inquiry or Acquisition Proposal in connection with such inquiry or Acquisition Proposal, and will keep the other party apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal. Each party shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof. As used in this Agreement, “Acquisition Proposal” means, with respect to Provident or Lakeland, as applicable, other than the transactions contemplated by this Agreement, as it may be amended from time to time, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of a party and its Subsidiaries or 25% or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the party, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the party, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving a party or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the party.

(b) Nothing contained in this Agreement shall prevent a party or its Board of Directors from complying with Rules 14d-9 and 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

6.15 Public Announcements. Lakeland and Provident agree that the initial press release with respect to the execution and delivery of this Agreement shall be a release mutually agreed to by Lakeland and Provident. Thereafter, each of the parties agrees that no public release or announcement or statement concerning this Agreement or the transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as required by applicable law or the rules or regulations of any applicable Governmental Entity or stock exchange to which the relevant party is subject, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on, such release or announcement in advance of such issuance or (b) for such releases, announcements or statements that are consistent with other such releases, announcement or statements made after the date of this Agreement in compliance with this Section  6.15.

6.16 Change of Method. Lakeland and Provident shall be empowered, upon their mutual agreement, at any time prior to the Effective Time, to change the method or structure of effecting the combination of Lakeland and Provident (including the provisions of Article I), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided, that no such change shall (a) alter or change the Exchange Ratio or the number of shares of Provident Common Stock received by holders of Lakeland Common Stock in exchange for each share of Lakeland Common Stock, (b) adversely affect the Tax treatment of holders of Lakeland Common Stock or Provident Common Stock pursuant to this Agreement, (c) adversely affect the Tax treatment of Lakeland or Provident pursuant to this Agreement or (d) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 9.2.

6.17 Restructuring Efforts. If either Lakeland or Provident shall have failed to obtain the Requisite Lakeland Vote or the Requisite Provident Vote at the duly convened Lakeland Meeting or Provident Meeting, as applicable, or any adjournment or postponement thereof, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transactions contemplated by this Agreement (it being understood that neither party shall have any obligation to alter or change any material terms, including the Exchange Ratio or the amount or kind of the consideration to be issued to holders of the capital stock of Lakeland as provided for in this Agreement, in a manner adverse to such party or its shareholders or stockholders, as applicable) and/or resubmit this Agreement and/or the transactions contemplated hereby (or as restructured pursuant to this Section 6.17) to its shareholders or stockholders, as applicable, for approval.

6.18 Takeover Statutes. None of Lakeland, Provident, Merger Sub or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of its Board of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

6.19 Treatment of Lakeland Debt. Upon the Holdco Merger Effective Time (or at the effective time of the Bank Merger for any debt of Lakeland Bank), Provident or Provident Bank, as applicable, shall assume the due and punctual performance and observance of the covenants and other obligations to be performed by Lakeland or Lakeland Bank, as applicable, under the definitive documents governing the indebtedness and other instruments related thereto set forth on Section 6.19 of the Lakeland Disclosure Schedule, including the due and punctual payment of the principal of (and premium, if any) and interest thereon, to the extent required and permitted thereby. In connection therewith, (i) Provident shall, and shall cause Provident Bank to, cooperate and use reasonable best efforts to execute and deliver any supplemental indentures, if applicable, and (ii) Lakeland shall, and shall cause Lakeland Bank to, cooperate and use reasonable best efforts to execute and deliver any supplemental indentures, officer’s certificates or other documents and provide any opinions of counsel to the trustee thereof, in each case, required to make such assumption effective as of the Holdco Merger Effective Time, or the Bank Merger Effective Time, as applicable.

6.20 Exemption from Liability under Section 16(b). Provident and Lakeland agree that, in order to most effectively compensate and retain Lakeland Insiders, both prior to and after the Effective Time, it is desirable that Lakeland Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of Lakeland Common Stock and Lakeland Equity Awards into Provident Common Stock or Provident Equity Awards, as applicable, in connection with the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.20. Lakeland shall deliver to Provident in a reasonably timely fashion prior to the Effective Time accurate information regarding those officers and directors of Lakeland subject to the reporting requirements of Section 16(a) of the Exchange Act (the “Lakeland Insiders”), and the Board of Directors of Provident and of Lakeland, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter, and in any event prior to the Effective Time, take all such steps as may be required to cause (in the case of Lakeland) any dispositions of Lakeland Common Stock or Lakeland Equity Awards by the Lakeland Insiders, and (in the case of Provident) any acquisitions of Provident Common Stock or Provident Equity Awards by any Lakeland Insiders who, immediately following the Merger, will be officers or directors of the Surviving Corporation subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.

6.21 Specified Order. Prior to the Effective Time, to the extent that Lakeland enters into any Specified Order, Lakeland shall (i) take no action that violates, or fail to timely take any action that is required by, such Specified Order and (ii) use reasonable best efforts to comply with such Specified Order and any action plan or agreement entered into in connection with such Specified Order, in each case, in accordance with the respective terms thereof.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Stockholder and Shareholder Approvals. The Requisite Provident Vote and the Requisite Lakeland Vote shall have been obtained.

(b) NYSE Listing. The shares of Provident Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(c) Regulatory Approvals. (i) All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated, and (ii) no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

(d) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for such purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, the Holdco Merger, the Bank Merger or any of the other transactions contemplated by this Agreement shall be in effect. No law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger, the Holdco Merger, the Bank Merger or any of the other transactions contemplated by this Agreement.

7.2 Conditions to Obligations of Provident and Merger Sub. The obligations of Provident and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Provident at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Lakeland set forth in Sections 3.2(a) and 3.8(a) (in each case after giving effect to the lead-in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date), and the representations and warranties of Lakeland set forth in Sections 3.1(a), 3.1(b) (with respect to Significant Subsidiaries only), 3.2(b) (with respect to Significant Subsidiaries only), 3.3(a) and 3.7 (in each case, read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date). All other representations and warranties of Lakeland set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date); provided, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Lakeland or the Surviving Corporation. Provident shall have received a certificate dated as of the Closing Date signed on behalf of Lakeland by the Chief Executive Officer and the Chief Financial Officer of Lakeland to the foregoing effect.

(b) Performance of Obligations of Lakeland. Lakeland shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Effective Time, and Provident shall have received a certificate dated as of the Closing Date signed on behalf of Lakeland by the Chief Executive Officer and the Chief Financial Officer of Lakeland to such effect.

(c) Federal Tax Opinion. Provident shall have received the opinion of Sullivan & Cromwell LLP, in form and substance reasonably satisfactory to Provident, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger and the Holdco Merger, taken together, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Provident and Lakeland, reasonably satisfactory in form and substance to such counsel.

(d) Bank Merger Agreement. Lakeland shall have caused Lakeland Bank to execute and deliver the Bank Merger Agreement to Provident Bank.

7.3 Conditions to Obligations of Lakeland. The obligation of Lakeland to effect the Merger is also subject to the satisfaction or waiver by Lakeland at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Provident set forth in Sections 4.2(a) and 4.8(a) (in each case, after giving effect to the lead-in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date), and the representations and warranties of Provident set forth in Sections 4.1(a), 4.1(b) (with respect to Significant Subsidiaries only), 4.2(b) (with respect to Significant Subsidiaries only), 4.3(a) and 4.7 (in each case, read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date). All other representations and warranties of Provident set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date), provided, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Provident. Lakeland shall have received a certificate dated as of the Closing Date signed on behalf of Provident by the Chief Executive Officer and the Chief Financial Officer of Provident to the foregoing effect.

(b) Performance of Obligations of Provident and Merger Sub. Each of Provident and Merger Sub shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Effective Time, including, but not limited to, each of the obligations, covenants and agreements set forth in Section 6.13 and to effect the requirements referenced therein that are to be effected as of the Holdco Merger Effective Time, and Lakeland shall have received a certificate dated as of the Closing Date signed on behalf of Provident by the Chief Executive Officer and the Chief Financial Officer of Provident to such effect.

(c) Federal Tax Opinion. Lakeland shall have received the opinion of Luse Gorman, PC, in form and substance reasonably satisfactory to Lakeland, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger and the Holdco Merger, taken together, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Provident and Lakeland, reasonably satisfactory in form and substance to such counsel.

(d) Bank Merger Agreement. Provident shall have caused Provident Bank to execute and deliver the Bank Merger Agreement to Lakeland Bank.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Requisite Provident Vote or the Requisite Lakeland Vote:

(a) by mutual written consent of Provident and Lakeland;

(b) by either Provident or Lakeland if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger, the Holdco Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger, the Holdco Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;

(c) by either Provident or Lakeland if the Merger shall not have been consummated on or before the fifteen (15) month anniversary of the date of this Agreement (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;

(d) by either Provident or Lakeland (provided, that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained herein) if there shall have been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Lakeland, in the case of a termination by Provident, or Provident or Merger Sub, in the case of a termination by Lakeland, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by Provident, or Section 7.3, in the case of a termination by Lakeland, and which is not cured within forty-five (45) days following written notice to Lakeland, in the case of a termination by Provident, or Provident, in the case of a termination by Lakeland, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);

(e) by Lakeland prior to such time as the Requisite Provident Vote is obtained, if (i) Provident or the Board of Directors of Provident shall have made a Recommendation Change or (ii) Provident or the Board of Directors of Provident shall have breached its obligations under Section 6.4 or 6.14 in any material respect; or

(f) by Provident prior to such time as the Requisite Lakeland Vote is obtained, if (i) Lakeland or the Board of Directors of Lakeland shall have made a Recommendation Change or (ii) Lakeland or the Board of Directors of Lakeland shall have breached its obligations under Section 6.4 or 6.14 in any material respect.

The party desiring to terminate this Agreement pursuant to clauses (b) through (f) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.5, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2 Effect of Termination.

(a) In the event of termination of this Agreement by either Provident or Lakeland as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Provident, Merger Sub, Lakeland, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(b), Section 6.15 and this Section 8.2 and Article IX (other than Section 9.1) shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, none of Provident, Merger Sub or Lakeland shall be relieved or released from any liabilities or damages arising out of its fraud or its willful and material breach of any provision of this Agreement.

(b)

(i) In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of Lakeland or shall have been made directly to the shareholders of Lakeland generally or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the Lakeland Meeting) an Acquisition Proposal, in each case with respect to Lakeland and (A) (x) thereafter this Agreement is terminated by either Provident or Lakeland pursuant to Section 8.1(c) without the Requisite Lakeland Vote having been obtained (and all other conditions set forth in Sections 7.1 and 7.3 were satisfied or were capable of being satisfied prior to such termination) or (y) thereafter this Agreement is terminated by Provident pursuant to Section 8.1(d) as a result of a willful breach by Lakeland, and (B) prior to the date that is twelve (12) months after the date of such termination, Lakeland enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Lakeland shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Provident, by wire transfer of same day funds, a fee equal to $50,000,000 (the “Termination Fee”); provided, that for purposes of this Section 8.2(b)(i), all references in the definition of Acquisition Proposal to “25%” shall instead refer to “50%”.

(ii) In the event that this Agreement is terminated by Provident pursuant to Section 8.1(f), then Lakeland shall pay Provident, by wire transfer of same day funds, the Termination Fee within two (2) business days of the date of termination.

(c)

(i) In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of Provident or shall have been made directly to the stockholders of Provident generally or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the Provident Meeting) an Acquisition Proposal, in each case with respect to Provident, and (A) (x) thereafter this Agreement is terminated by either Provident or Lakeland pursuant to Section 8.1(c) without the Requisite Provident Vote having been obtained (and all other conditions set forth in Sections 7.1 and 7.2 were satisfied or were capable of being satisfied prior to such termination) or (y) thereafter this Agreement is terminated by Lakeland pursuant to Section 8.1(d) as a result of a willful breach by Provident, and (B) prior to the date that is twelve (12) months after the date of such termination, Provident enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Provident shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Lakeland, by wire transfer of same day funds, the Termination Fee, provided, that for purposes of this Section 8.2(c)(i), all references in the definition of Acquisition Proposal to “25%” shall instead refer to “50%”.

(ii) In the event that this Agreement is terminated by Lakeland pursuant to Section 8.1(e), then Provident shall pay Lakeland, by wire transfer of same day funds, the Termination Fee within two (2) business days of the date of termination.

(d) Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages arising out of the other party’s fraud or its willful and material breach of any provision of this Agreement, in no event shall either party be required to pay the Termination Fee more than once.

(e) Each of Provident and Lakeland acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if Provident or Lakeland, as the case may be, fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the non-paying party for the Termination Fee or any portion thereof, such non-paying party shall pay the costs and expenses of the other party (including reasonable attorneys’ fees and expenses) in connection with such suit. In addition, if Provident or Lakeland, as the case may be, fails to pay the amounts payable pursuant to this Section 8.2, then such party shall pay interest on such overdue amounts (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” published in The Wall Street Journal on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full. The amounts payable by Lakeland and Provident pursuant to Sections 8.2(b) and 8.2(c), respectively, and this Section 8.2(e), constitute liquidated damages and not a penalty, and except in the case of fraud or willful and material breach, shall be the sole monetary remedy of the other party in the event of a termination of this Agreement specified in such applicable section.

ARTICLE IX

GENERAL PROVISIONS

9.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for Section 6.8 and for those other covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time.

9.2 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto at any time before or after the receipt of the Requisite Provident Vote or the Requisite Lakeland Vote; provided, that after the receipt of the Requisite Provident Vote or the Requisite Lakeland Vote, there may not be, without further approval of the stockholders of Provident or the shareholders of Lakeland, as applicable, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties hereto.

9.3 Extension; Waiver. At any time prior to the Effective Time, each of the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of Provident or Merger Sub, in the case of Lakeland, or Lakeland, in the case of Provident, (b) waive any inaccuracies in the representations and warranties of Provident or Merger Sub, in the case of Lakeland, or Lakeland, in the case of Provident, and (c) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained herein; provided, that after the receipt of the Requisite Provident Vote or the Requisite Lakeland Vote, there may not be, without further approval of the stockholders of Provident or the shareholders of Lakeland, as applicable, any extension or waiver of this Agreement or any portion thereof that requires such further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.4 Expenses. Except as otherwise provided in Section 8.2, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, that the costs and expenses of printing and mailing the Joint Proxy Statement and all filing and other fees paid to the SEC or any other Governmental Entity in connection with the Merger shall be borne equally by Provident and Lakeland.

9.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail, upon confirmation of receipt, (b) on the first (1st) business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to Provident or Merger Sub, to:

Provident Financial Services, Inc.

111 Wood Avenue South

Iselin, New Jersey 08830

Attention:	Anthony J. Labozzetta, President and Chief Executive Officer

Email:          Anthony.Labozzetta@Provident.Bank

(b)	With copies (which shall not constitute notice) to:

Provident Financial Services, Inc.

111 Wood Avenue South

Iselin, New Jersey 08830

Attention:	John Kuntz, Chief Administrative Officer and General Counsel
Email:	John.Kuntz@Provident.Bank

and

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attention:	H. Rodgin Cohen
Mark J. Menting
Email:	cohenhr@sullcrom.com
mentingm@sullcrom.com

and

(c)	if to Lakeland, to:

Lakeland Bancorp, Inc.

250 Oak Ridge Road

Oak Ridge, New Jersey 07438

Attention:	Thomas J. Shara, President and Chief Executive Officer
Email:	tshara@lakelandbank.com

With copies (which shall not constitute notice) to:

Lakeland Bancorp, Inc.

250 Oak Ridge Road

Oak Ridge, New Jersey 07438

Attention:	Timothy J. Matteson, Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary
Email:	tmatteson@lakelandbank.com

and

Luse Gorman, PC

5335 Wisconsin Avenue, NW

Suite 780

Washington, DC 20015

Attention:	John J. Gorman
Marc P. Levy
Email:	jgorman@luselaw.com
mlevy@luselaw.com

9.6 Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to

“the date hereof” mean the date of this Agreement. As used in this Agreement, the “knowledge” of Lakeland means the actual knowledge of any of the officers of Lakeland listed on Section 9.6 of the Lakeland Disclosure Schedule, and the “knowledge” of Provident means the actual knowledge of any of the officers of Provident listed on Section 9.6 of the Provident Disclosure Schedule. As used herein, (a) “business day” means any day other than a Saturday, a Sunday or a day on which banks in the State of New Jersey are authorized by law or executive order to be closed, (b) “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (c) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, (d) “made available” means any document or other information that was (i) provided by one party or its representatives to the other party and its representatives prior to the date hereof, (ii) included in the virtual data room of a party prior to the date hereof or (iii) filed by a party with the SEC and publicly available on EDGAR prior to the date hereof, (e) the “transactions contemplated hereby” and “transactions contemplated by this Agreement” shall include the Merger, the Holdco Merger and the Bank Merger and (f) “ordinary course” and “ordinary course of business” with respect to either party shall take into account the commercially reasonable actions taken by such party and its Subsidiaries in response to the Pandemic and the Pandemic Measures. The Lakeland Disclosure Schedule and the Provident Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law (which shall include for purposes of this Agreement any Pandemic Measures).

9.7 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.8 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.9 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law (except that matters relating to the fiduciary duties of the Board of Directors of Lakeland shall be subject to the laws of the State of New Jersey).

(b) Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware, or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.

9.10 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE

TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION  9.10.

9.11 Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of Lakeland, in the case of Provident or Merger Sub, or Provident, in the case of Lakeland. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.8, this Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.12 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.13 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.14 Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined or identified in 12 C.F.R. § 261.2(b), 12 C.F.R. § 309.5(g)(8) or Section 264 of the New Jersey Banking Act of 1948, as amended) of a Governmental Entity by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

9.15 Delivery by Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by e-mail delivery of a “.pdf” format data file or other electronic means, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of e-mail delivery of a “.pdf” format data file or other electronic means to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of e-mail delivery of a “.pdf” format data file or other electronic means as a defense to the formation of a contract and each party hereto forever waives any such defense.

9.16 No Other Representations or Warranties.

(a) Except for the representations and warranties made by Lakeland in Article III and by Provident and Merger Sub in Article IV, none of Lakeland, Provident, Merger Sub or any other person makes any express or implied representation or warranty with respect to Lakeland, Provident or their respective Subsidiaries (including, with respect to Provident, Merger Sub), or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and each of Lakeland, Provident and Merger Sub hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, none of Lakeland, Provident or Merger Sub, as applicable, or any other person makes or has made any representation or warranty to Provident, Merger Sub or Lakeland, as applicable, or any of their respective affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Lakeland or Provident, as applicable, or any of their respective Subsidiaries (including, with respect to Provident, Merger Sub) or their respective businesses, or (ii) except for the representations and warranties made by Lakeland in Article III and by Provident and Merger Sub in Article IV, any oral or written information presented to Lakeland, Provident or Merger Sub, as applicable, or any of their respective affiliates or representatives in the course of their respective due diligence investigation of Lakeland, Provident or Merger Sub, as applicable, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) Each of Lakeland, Provident and Merger Sub acknowledges and agrees that none of Provident, Merger Sub, Lakeland or any other person has made or is making any express or implied representation or warranty other than those contained in Article III and Article IV.

[Signature Page Follows]

IN WITNESS WHEREOF, Provident, Merger Sub and Lakeland have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

PROVIDENT FINANCIAL SERVICES, INC.

By:	/s/ Anthony J. Labozzetta
	Name:	Anthony J. Labozzetta
	Title:	President and Chief Executive Officer

NL 239 CORP.

By:	/s/ Anthony J. Labozzetta
	Name:	Anthony J. Labozzetta
	Title:	President

LAKELAND BANCORP, INC.

By:	/s/ Thomas J. Shara
	Name:	Thomas J. Shara
	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

[Form of Provident Bylaw Amendment]

Form of Bylaw Amendment

The Amended and Restated Bylaws (the “Bylaws”) of Provident Financial Services, Inc. (the “Corporation”), having received the requisite approval from the Board of Directors under Article VIII of the Bylaws, shall be amended as follows, effective as of and subject to the occurrence of the Effective Time (as such term is defined in the Agreement and Plan of Merger, dated as of September 26, 2022, by and among the Corporation, NL 239 Corp. and Lakeland Bancorp, Inc.), as the same may have been amended, restated, supplemented or otherwise modified from time to time):

A new Article IX shall be added to the Bylaws, as follows:

ARTICLE IX - CERTAIN CORPORATE GOVERNANCE MATTERS

Section 1. Interpretations; Definitions

(a) The provisions of this Article IX shall apply notwithstanding anything to the contrary set forth in the other Articles of these Bylaws. In the event of any inconsistency or conflict between any provision of this Article IX and any other provision of these Bylaws, such provision of this Article IX shall control.

(b) The following definitions shall apply to this Article IX:

(i) “Bank” shall mean Provident Bank, a wholly owned subsidiary of the Corporation.

(ii) “Bank Board” shall mean the Board of Directors of the Bank.

(iii) “Continuing Lakeland Directors” shall mean the directors of Legacy Lakeland who were selected by Legacy Lakeland to be directors of the Corporation and of the Bank as of the Effective Time, pursuant to Section 6.13(a) of the Merger Agreement, and any directors of the Corporation or the Bank (as applicable) who were subsequently appointed or nominated and elected to fill a vacancy created by the cessation of service of any such director (or any successor thereto) pursuant to Article IX, Section 3 of these Bylaws.

(iv) “Continuing Provident Directors” shall mean the directors of Legacy Provident who were selected by Legacy Provident to be directors of the Corporation and of the Bank as of the Effective Time, pursuant to Section 6.13(a) of the Merger Agreement, and any directors of the Corporation or the Bank (as applicable) who were subsequently appointed or nominated and elected to fill a vacancy created by the cessation of service of any such director (or any successor thereto) pursuant to Article IX, Section 3 of these Bylaws.

(v) “Effective Time” shall have the meaning set forth in the Merger Agreement.

(vi) “Entire Board of Directors” shall mean the total number of directors which the Board of Directors of the Corporation would have if there were no vacancies.

(vii) “Legacy Lakeland” shall mean Lakeland Bancorp, Inc., a New Jersey corporation, which will merge or has merged with and into the Corporation effective as of the Holdco Merger Effective Time (as such term is defined in the Merger Agreement).

(viii) “Legacy Provident” shall mean Provident Financial Services, Inc., a Delaware corporation, as in existence immediately prior to the Holdco Merger Effective Time (as such term is defined in the Merger Agreement).

(ix) “Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of September 26, 2022, by and among the Corporation, NL 239 Corp. and Lakeland Bancorp, Inc., as it may have been amended, restated, supplemented or otherwise modified from time to time.

(x) “Specified Period” shall mean the period beginning at the Effective Time and ending on the twenty-four (24) month anniversary of the Effective Time.

Section 2. Executive Chairman; Executive Vice Chairman; President and Chief Executive Officer.

(a) Effective as of the Effective Time, (i) Christopher Martin shall serve as the Executive Chairman of the Board of Directors and of the Bank Board for a term that ends as of the end of the Specified Period, (ii) Thomas J. Shara shall serve as the Executive Vice Chairman of the Board of Directors and of the Bank Board for a term that ends as of the end of the Specified Period and (iii) Anthony J. Labozzetta shall serve as the President and Chief Executive Officer of the Corporation and of the Bank and as a member of the Board of Directors and of the Bank Board for a term that ends no earlier than the end of the Specified Period. During the Specified Period, if Christopher Martin ceases for any reason to serve in the position of Executive Chairman of the Board of Directors and of the Bank Board, Thomas J. Shara shall (i) be appointed to serve as Executive Chairman of the Board of Directors and of the Bank Board, respectively, for a term that ends as of the end of the Specified Period and (ii) cease to serve in the position of Executive Vice Chairman of the Board of Directors and of the Bank Board, in each case, unless the appointment or election of another individual to serve as Executive Chairman of the Board of Directors and of the Bank Board is approved by the affirmative vote of at least seventy-five percent (75%) of the Entire Board of Directors and of the total number of directors which the Bank Board would have if there were no vacancies.

(b) During the Specified Period, (i) any removal of any of the individuals serving in the capacities set forth in or contemplated by subsection (a) above from, failure to appoint, re-elect or re-nominate any of them to, any such positions, (ii) any amendment or modification to any employment, consulting or similar agreement with any of them to the extent such amendment or modification would adversely affect such individual, (iii) any termination of their employment by, or other service with, the Corporation or any subsidiary of the Corporation, including the Bank, or (iv) any modification to any of their respective reporting relationships as set forth in or contemplated by these Bylaws shall, in each case, require the affirmative vote of at least seventy-five percent (75%) of the Entire Board of Directors.

Section 3. Board Size and Composition.

(a) During the Specified Period, the Board of Directors shall be comprised of nine (9) Continuing Provident Directors (one of whom, as of the Effective Time, shall be Christopher Martin and one of whom, as of the Effective Time, shall be Anthony J. Labozzetta), and seven (7) Continuing Lakeland Directors (one of whom, as of the Effective Time, shall be Thomas J. Shara).

(b) During the Specified Period: (A) the number of directors that comprises the Entire Board of Directors shall be sixteen (16) and (B) no vacancy on the Board of Directors created by the cessation of service of a director shall be filled by the Board of Directors and the Board of Directors shall not nominate any individual to fill such vacancy, unless (x) such individual would be an independent director of the Corporation (unless such predecessor director was not an independent director), (y) in the case of a vacancy created by the cessation of service of a Continuing Provident Director, not less than a majority of the Continuing Provident Directors have approved the appointment or nomination (as applicable) of the individual appointed or nominated (as applicable) to fill such vacancy, and (z) in the case of a vacancy created by the cessation of service of a Continuing Lakeland Director, not less than a majority of the Continuing Lakeland Directors have approved the appointment or nomination (as applicable) of the individual appointed or nominated (as applicable) to fill such vacancy; provided that any such appointment or nomination pursuant to clause (y) or (z) shall be made in accordance with applicable law and the rules of the New York Stock Exchange (or other national securities exchange on which the Corporation’s securities are listed).

(c) During the Specified Period, each of the Compensation and Human Capital Committee, the Audit Committee and the Governance/Nominating Committee of the Board of Directors of Provident (and of Provident

Bank, if applicable) shall include of at least two (2) members who are Continuing Lakeland Directors (subject to compliance with any independence requirements, and any other requirements, for membership on the applicable committee under the rules of the New York Stock Exchange (or other national securities exchange on which the Corporation’s securities are listed)).

(d) During the Specified Period, the composition of the Bank Board shall be identical to that of the Board of Directors.

Section 4. Lead Independent Director.

Effective as of the Effective Time, the Lead Independent Director of the Board of Directors and of the Bank Board shall be a Continuing Provident Director that is independent of Provident in accordance with applicable stock exchange standards as selected by Provident. In the case of a vacancy of the position of the Lead Independent Director of the Board Directors or of the Bank Board during the Specified Period for any reason, a majority of the Continuing Provident Directors shall approve the appointment or nomination (as applicable) of the individual appointed or nominated (as applicable) to fill such vacancy; provided that any such appointment or nomination shall be made in accordance with applicable law and the rules of the New York Stock Exchange (or other national securities exchange on which the Corporation’s securities are listed).

Section 5. Headquarters; Name.

During the Specified Period, (i) the headquarters and main office of the Corporation and of the Bank will be located in Iselin, New Jersey, (ii) the name of the Corporation will be “Provident Financial Services, Inc.” and (iii) the name of the Bank will be “Provident Bank”.

Section 6. Amendments.

During the Specified Period, the provisions of this Article IX may be modified, amended or repealed, and any bylaw provision or other resolution (including any proposed corresponding modification, amendment or repeal of any provision of the Corporation’s other constituent documents) inconsistent with this Article IX (including but not limited to those provisions setting forth the authority and responsibility of the Executive Chairman, Executive Vice Chairman or President and Chief Executive Officer) may be adopted, only by (and any such modification, amendment, repeal or inconsistent bylaw provision or other resolution may be proposed or recommended by the Board of Directors for adoption by the stockholders of the Corporation only by) the affirmative vote of at least seventy-five percent (75%) of the Entire Board of Directors.

Exhibit B

[Form of Bank Merger Agreement]

[FORM OF] AGREEMENT OF MERGER BETWEEN

PROVIDENT BANK

AND

LAKELAND BANK

THIS AGREEMENT OF MERGER (this “Bank Merger Agreement”), dated as of September 26, 2022, is made by and between Provident Bank, a New Jersey chartered savings bank, and Lakeland Bank, a New Jersey chartered commercial bank.

RECITALS:

1. Provident Bank is a wholly owned subsidiary of Provident Financial Services, Inc., a Delaware corporation (“Provident”), and Lakeland Bank is a wholly owned subsidiary of Lakeland Bancorp, Inc., a New Jersey corporation (“Lakeland”).

2. Provident, NL 239 Corp., a Delaware corporation and a wholly-owned subsidiary of Provident (“Merger Sub”), and Lakeland have executed and delivered an Agreement and Plan of Merger, dated as of September 26, 2022 (the “Parent Merger Agreement”), pursuant to which (i) Merger Sub will merge with and into Lakeland, with Lakeland as the surviving entity (the “Merger”), and (ii) as soon as reasonably practicable following the Merger, Lakeland will merge with and into Provident, with Provident as the surviving entity (the “Holdco Merger”), in each case, on the terms and subject to the conditions of the Parent Merger Agreement.

3. Provident, Lakeland, Provident Bank and Lakeland Bank desire that, at a date and time following the Holdco Merger as determined by Provident, Lakeland Bank shall merge with and into Provident Bank, with Provident Bank surviving.

4. The boards of directors of Lakeland Bank and Provident Bank have approved this Bank Merger Agreement and authorized the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, the parties hereto have agreed as follows:

1. Merger. On the terms and subject to this conditions of this Bank Merger Agreement, at the Bank Merger Effective Time (as defined below), Lakeland Bank shall merge with and into Provident Bank (the “Bank Merger”), with Provident Bank as the resulting entity (the “Resulting Institution”). At the Bank Merger Effective Time, the separate existence of Lakeland Bank shall cease.

2. Effective Time. The Bank Merger shall become effective at a date and time following the Holdco Merger as determined by Provident, after all regulatory and shareholder approvals required in connection with the transactions contemplated by the Parent Merger Agreement have been received (including the required regulatory and stockholder approvals for the Bank Merger), upon which date and time a certification pursuant to Section 137 of the Banking Act of 1948, as amended, is filed with the New Jersey Department of Banking and Insurance. The date and time of such effectiveness is herein referred to as the “Bank Merger Effective Time.”

3. Name. The name of the Resulting Institution shall be “Provident Bank”.

4. Offices. As of the date of this Bank Merger Agreement, (i) the principal office of Lakeland Bank is located in Oak Ridge, New Jersey and the location of each branch office of Lakeland Bank is set forth in Appendix A to this Bank Merger Agreement and (ii) the principal office of Provident Bank is located in Iselin, New Jersey and the location of each branch office of Provident Bank is set forth in Appendix B to this Bank Merger Agreement. At the Bank Merger Effective Time, the principal office of the Resulting Institution shall be 111 Wood Avenue South, Iselin, New Jersey, and the location of each branch office of the Resulting Institution shall be as set forth in Appendix C to this Bank Merger Agreement, as it may be amended or supplemented from time to time after the date hereof.

5. Organizational Documents. From and after the Bank Merger Effective Time, the charter and by-laws of Provident Bank, as in effect immediately prior to the Bank Merger Effective Time, shall be the charter and by-laws of the Resulting Institution until amended in accordance with applicable law.

6. Capital Stock. The total number of shares of all classes of capital stock that Provident Bank has the authority to issue is 15,000,000 shares of common stock of par value of $2.00 per share. The surplus of Provident Bank will be Provident Bank’s total surplus at June 30, 2022 ($1.15 billion), as adjusted for business operations subsequent to June 30, 2022 up to the Bank Merger Effective Time, and such adjustments as are necessary for the Bank Merger itself.

7. Treatment of Shares. At the Bank Merger Effective Time, by virtue of the Bank Merger and without any action on the part of the holder thereof (i) each share of Lakeland Bank common stock issued and outstanding immediately prior to the Bank Merger Effective Time shall cease to be outstanding and shall be cancelled and (ii) the shares of Provident Bank common stock issued and outstanding immediately prior to the Bank Merger Effective Time shall remain outstanding, shall be unchanged after the Bank Merger and shall immediately after the Bank Merger Effective Time constitute all of the issued and outstanding capital stock of the Resulting Institution.

8. Directors and Officers. Subject to Section 6.13 of the Parent Merger Agreement, the officers of Provident Bank immediately prior to the Bank Merger Effective Time shall be the officers of the Resulting Institution as of and after the Bank Merger Effective Time, until their respective successors are duly elected or appointed and qualified or until their respective earlier death, resignation or removal from office. Subject to Section 6.13 of the Parent Merger Agreement, the directors of Provident Bank immediately prior to the Bank Merger Effective Time shall be the directors of the Resulting Institution as of and after the Bank Merger Effective Time, until their respective successors are duly elected or appointed and qualified or until their respective earlier death, resignation or removal from office. The names and addresses of each officer and director of the Resulting Institution as of the Bank Merger Effective Time shall be as set forth in Appendix D to this Bank Merger Agreement, as it may be amended or supplemented from time to time after the date hereof.

9. Rights and Duties of the Resulting Institution. As of the Bank Merger Effective Time, the business of Provident Bank, as the Resulting Institution, shall be that of a savings bank as provided in its charter. All assets, rights, interests, privileges, powers, franchises and property (real, personal and mixed) of Lakeland Bank shall be automatically transferred to and vested in the Resulting Institution by virtue of such merger without any deed or other document of transfer. The Resulting Institution, without any order or action on the part of any court or otherwise and without any documents of assumption or assignment, shall hold and enjoy all of the properties, franchises and interests, including appointments, powers, designations, nominations and all other rights and interests as the agent or other fiduciary in the same manner and to the same extent as such rights, franchises, interests and powers were held or enjoyed by Lakeland Bank. The Resulting Institution shall be responsible for all of the liabilities, restrictions and duties of every kind and description of Lakeland Bank immediately prior to the Bank Merger Effective Time, including liabilities for all debts, obligations and contracts of Lakeland Bank, matured or unmatured, whether accrued, absolute, contingent or otherwise and whether or not reflected or reserved against on balance sheets, books or accounts or records of Lakeland Bank. All rights of creditors and other obligees and all liens on property of Lakeland Bank shall be preserved and shall not be released or impaired. All deposit accounts of Lakeland Bank shall be and become deposit accounts in the Resulting Institution. Provident Bank hereby expressly assumes all obligations under any order entered into by Lakeland Bank with the U.S. Department of Justice relating to violations or alleged violations of, or compliance with, fair lending laws and regulations.

10. Additional Actions. If, at any time after the Bank Merger Effective Time, Provident Bank shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in Provident Bank its right, title or interest in, to or under any of the rights, properties or assets of Lakeland Bank, or (ii) otherwise carry out the purposes of this

Agreement, Lakeland Bank and its officers and directors shall be deemed to have granted to Provident Bank an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in Provident Bank its right, title or interest in, to or under any of the rights, properties or assets of Lakeland Bank or (b) otherwise carry out the purposes of this Bank Merger Agreement, and the officers and directors of Provident Bank are authorized in the name of Lakeland Bank or otherwise to take any and all such action.

11. Other Terms. All terms used in this Bank Merger Agreement shall, unless defined herein, have the meanings set forth in the Parent Merger Agreement.

12. Amendments. To the extent permitted by applicable law, this Bank Merger Agreement may be amended by a subsequent writing signed by the parties hereto pursuant to an authorization of the Board of Directors of each of the parties hereto.

13. Governing Law. This Bank Merger Agreement shall be governed by, and interpreted in accordance with, the laws of New Jersey, except to the extent the laws of the United States of America govern, without regard for conflict of law provisions.

14. Termination. This Bank Merger Agreement shall terminate and become void automatically and without any action on the part of Provident Bank or Lakeland Bank immediately upon the termination of the Parent Merger Agreement in accordance with the terms thereof.

(Remainder of page intentionally left blank)

IN WITNESS WHEREOF, Provident Bank and Lakeland Bank have caused this Bank Merger Agreement to be executed as of the date first above written.

PROVIDENT BANK

By:
Name:
Title:

LAKELAND BANK

By:
Name:
Title:

[Signature Page to Bank Merger Agreement]

Annex B

1251 AVENUE OF THE AMERICAS, 6TH FLOOR NEW YORK, NY 10020 P 212 466-7800 | TF 800 635-6851 Piper Sandler & Co. Since 1895. Member SIPC and NYSE.

September 26, 2022

Board of Directors

Provident Financial Services, Inc.

239 Washington Street

Jersey City, NJ 07302

Ladies and Gentlemen:

Provident Financial Services, Inc. (“Provident”), NL 239 Corp., a direct, wholly-owned subsidiary of Provident (“Merger Sub”), and Lakeland Bancorp, Inc. (“Lakeland”) are proposing to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which Merger Sub will, subject to the terms and conditions set forth in the Agreement, merge with and into Lakeland (the “Merger”), so that Lakeland is the surviving entity in the Merger (referred to herein as the “Interim Surviving Entity”), and, as soon as reasonably practicable following the Merger and as part of a single integrated transaction for purposes of the Code, the Interim Surviving Entity will, subject to the terms and conditions set forth in the Agreement, merge with and into Provident (the “Holdco Merger”), so that Provident is the surviving entity in the Holdco Merger. As set forth in the Agreement, at the Effective Time, each share of the common stock, $0.01 par value per share, of Lakeland (“Lakeland Common Stock”), issued and outstanding immediately prior to the Effective Time, except for certain shares of Lakeland Common Stock as specified in the Agreement, shall be converted into the right to receive 0.8319 shares (the “Exchange Ratio”) of common stock, par value $0.01 per share, of Provident (“Provident Common Stock”). Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to Provident.

Piper Sandler & Co. (“Piper Sandler”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) a draft of the Agreement, dated September 24, 2022; (ii) certain publicly available financial statements and other historical financial information of Provident that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Lakeland that we deemed relevant; (iv) publicly available median analyst earnings per share estimates for Provident for the quarters ending September 30, 2022 and December 31, 2022 and for the year ending December 31, 2023, as well as an estimated annual net income available for common growth rate for the years ending December 31, 2024 through December 31, 2026 and estimated dividends per share for the years ending December 31, 2022 through December 31, 2026, as provided by the senior management of Provident; (v) publicly available median analyst earnings per share estimates for Lakeland for the quarters ending September 30, 2022 and December 31, 2022 and for the year ending December 31, 2023, as well as an estimated annual net income available for common growth rate for the years ending December 31, 2024 through December 31, 2026 and estimated dividends per share for the years ending December 31, 2022 through December 31, 2026, as provided by the senior management of Lakeland; (vi) the relative contributions of assets, liabilities, equity and earnings of Provident and Lakeland to the combined entity; (vii) the pro forma financial impact of the Merger on Provident based on certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as well as certain adjustments for current expected credit losses (CECL) accounting standards, as provided by the senior management of Provident; (viii) the publicly reported historical price and trading activity for Provident Common

Stock and Lakeland Common Stock, including a comparison of certain stock trading information for Provident Common Stock and Lakeland Common Stock and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded; (ix) a comparison of certain financial and market information for Provident and Lakeland with similar financial institutions for which information is publicly available; (x) the non-financial terms of certain recent merger of equals transactions in the bank and thrift industry (on a nationwide basis), to the extent publicly available; (xi) the financial terms of certain recent business combinations in the bank and thrift industry (on a nationwide basis), to the extent publicly available; (xii) the current market environment generally and the banking environment in particular; and (xiii) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of Provident and its representatives the business, financial condition, results of operations and prospects of Provident and held similar discussions with certain members of the senior management of Lakeland and its representatives regarding the business, financial condition, results of operations and prospects of Lakeland.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Provident, Lakeland or their respective representatives, or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have further relied on the assurances of the respective senior managements of Provident and Lakeland that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any respect material to our analyses. We have not been asked to undertake, and have not undertaken, an independent verification of any such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Provident or Lakeland. We render no opinion on or evaluation of the collectability of any assets or the future performance of any loans of Provident or Lakeland. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Provident or Lakeland, or the combined entity after the Merger, and we have not reviewed any individual credit files relating to Provident or Lakeland. We have assumed, with your consent, that the respective allowances for loan losses for both Provident and Lakeland are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Piper Sandler used publicly available median analyst earnings per share estimates for Provident for the quarters ending September 30, 2022 and December 31, 2022 and for the year ending December 31, 2023, as well as an estimated annual net income available for common growth rate for the years ending December 31, 2024 through December 31, 2026 and estimated dividends per share for the years ending December 31, 2022 through December 31, 2026, as provided by the senior management of Provident. Piper Sandler also used publicly available median analyst earnings per share estimates for Lakeland for the quarters ending September 30, 2022 and December 31, 2022 and for the year ending December 31, 2023, as well as an estimated annual net income available for common growth rate for the years ending December 31, 2024 through December 31, 2026 and estimated dividends per share for the years ending December 31, 2022 through December 31, 2026, as provided by the senior management of Lakeland. Piper Sandler also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as well as certain adjustments for CECL accounting standards, as provided by the senior management of Provident. With respect to the foregoing information, the respective senior managements of Provident and Lakeland confirmed to us that such information reflected (or, in the case of the publicly available analyst estimates referred to above, were consistent with) the best currently available estimates and judgements of those respective senior managements as to the future financial performance of Provident and Lakeland, respectively, and we assumed that the financial results reflected in such information would be achieved. We express no opinion as to such estimates or judgements, or the assumptions on which they are based. We have also assumed that there has been no material change in Provident’s or Lakeland’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analyses that Provident and Lakeland will remain as going concerns for all periods relevant to our analyses.

We have also assumed, with your consent and to the extent material to our analyses, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements required to effect the Merger, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect that would be material to our analyses of Provident, Lakeland or the Merger, or any related transactions, and (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. We express no opinion as to any legal, accounting or tax matters relating to the Merger and the other transactions contemplated by the Agreement.

Our opinion is necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading value of Provident Common Stock or Lakeland Common Stock at any time or what the value of Provident Common Stock will be once it is actually received by the holders of Lakeland Common Stock.

We have acted as Provident’s financial advisor in connection with the Merger and will receive an advisory fee for our services, which fee is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the advisory fee which will become payable to Piper Sandler upon consummation of the Merger.    Provident has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. Piper Sandler did not provide any other investment banking services to Provident in the two years preceding the date hereof. As you are aware, Piper Sandler acted as underwriter in connection with Lakeland’s offer and sale of subordinated debt, which transaction occurred in September 2021 and for which Piper Sandler received approximately $740,000 in compensation. Except for the foregoing, Piper Sandler did not provide any investment banking services to Lakeland in the two years preceding the date hereof. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to PFS, LBAI and their respective affiliates. We may also actively trade the equity and debt securities of PFS, LBAI and their respective affiliates for our own account and for the accounts of our customers.

Our opinion is directed to the Board of Directors of Provident in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of Provident as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the adoption of the Agreement and approval of the Merger. Our opinion is directed only as to the fairness, from a financial point of view, of the Exchange Ratio to Provident and does not address the underlying business decision of Provident to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for Provident or the effect of any other transaction in which Provident might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any Provident or Lakeland officer, director or employee, or class of such persons, if any, relative to the amount of compensation to be received by any other shareholder. This opinion has been approved by Piper Sandler’s fairness opinion committee. This opinion may not be reproduced without Piper Sandler’s prior written consent; provided, however, Piper Sandler will provide its consent for the opinion to be included in any regulatory filings, including the Joint Proxy Statement and the S-4, to be filed with the SEC and mailed to shareholders in connection with the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to Provident from a financial point of view.

Very truly yours,

Annex C

September 26, 2022

The Board of Directors

Lakeland Bancorp, Inc.

250 Oak Ridge Road

Oak Ridge, NJ 07438

Members of the Board:

You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to the common shareholders of Lakeland Bancorp, Inc. (“Lakeland”) of the Exchange Ratio (as defined below) in the proposed merger (the “Merger”) of NL 239 Corp. (“Merger Sub”), a newly-formed wholly-owned subsidiary of Provident Financial Services, Inc. (“Provident”), with and into Lakeland, pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by and among Lakeland, Provident and Merger Sub. Pursuant to the Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time (as defined in the Agreement), by virtue of the Merger and without any action on the part of Provident, Merger Sub, Lakeland or the holder of any securities of Provident or Lakeland, each share of common stock, no par value per share, of Lakeland (“Lakeland Common Stock”) issued and outstanding immediately prior to the Effective Time, except for shares of Lakeland Common Stock owned by Lakeland as treasury shares or owned by Lakeland or Provident (in each case other than shares of Lakeland Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by Lakeland or Provident in respect of debts previously contracted), shall be converted into the right to receive 0.8319 of a share of common stock, par value $0.01 per share, of Provident (“Provident Common Stock”). The ratio of 0.8319 of a share of Provident Common Stock for one share of Lakeland Common Stock is referred to herein as the “Exchange Ratio.” The terms and conditions of the Merger are more fully set forth in the Agreement.

The Agreement also provides that (i) as soon as reasonably practicable following the Merger, Lakeland (as the surviving entity of the Merger and a wholly-owned subsidiary of Provident following the effectiveness of the Merger) will merge with and into Provident (the “Holdco Merger”), and (ii) at a date and time following the Holdco Merger as determined by Provident, Lakeland Bank, a wholly-owned subsidiary of Lakeland, will merge with and into Provident Bank, a wholly-owned subsidiary of Provident, pursuant to a separate bank merger agreement (the “Bank Merger”).

KBW has acted as financial advisor to Lakeland and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. We and our affiliates, in the ordinary course of our and their broker-dealer businesses (and further to existing sales and trading relationships between (i) KBW and Provident and (ii) a KBW broker-dealer affiliate and each of Lakeland and Provident), may from time to time purchase securities from, and sell securities to, Lakeland and Provident. In addition, as market makers in securities, we and our affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of Lakeland or Provident for our and their own

Keefe, Bruyette & Woods, A Stifel Company

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respective accounts and for the accounts of our and their respective customers and clients. We have acted exclusively for the board of directors of Lakeland (the “Board”) in rendering this opinion and will receive a fee from Lakeland for our services. A portion of our fee is payable upon the rendering of this opinion, and a significant portion is contingent upon the successful completion of the Merger. In addition, Lakeland has agreed to indemnify us for certain liabilities arising out of our engagement.

In addition to this present engagement, in the past two years KBW has provided investment banking and financial advisory services to Lakeland and received compensation for such services. KBW acted as (i) financial advisor to Lakeland in connection with its January 2022 acquisition of 1st Constitution Bancorp and (ii) joint book-running manager for Lakeland’s September 2021 subordinated notes offering. In the past two years, KBW has not provided investment banking or financial advisory services to Provident. We may in the future provide investment banking and financial advisory services to Lakeland or Provident and receive compensation for such services.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Lakeland and Provident and bearing upon the Merger, including among other things, the following: (i) a draft of the Agreement dated September 24, 2022 (the most recent draft made available to us); (ii) the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2021 of Lakeland; (iii) the unaudited quarterly financial statements and the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022 and June 30, 2022 of Lakeland; (iv) the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2021 of Provident; (v) the unaudited quarterly financial statements and the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022 and June 30, 2022 of Provident; (vi) certain regulatory filings of Lakeland and Provident and their respective subsidiaries, including the quarterly reports on Form Y-9C and the quarterly call reports filed with respect to each quarter during the three-year period ended December 31, 2021 as well as the quarters ended March 31, 2022 and June 30, 2022; (vii) certain other interim reports and other communications of Lakeland and Provident to their respective shareholders or stockholders; and (viii) other financial information concerning the businesses and operations of Lakeland and Provident furnished to us by Lakeland and Provident or which we were otherwise directed to use for purposes of our analyses. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of Lakeland and Provident; (ii) the assets and liabilities of Lakeland and Provident; (iii) the nature and terms of certain other merger transactions and business combinations in the banking industry; (iv) a comparison of certain financial and stock market information for Lakeland and Provident with similar information for certain other companies the securities of which are publicly traded; (v) publicly available consensus “street estimates” of Lakeland, as well as assumed long-term Lakeland growth rates provided to us by Lakeland management, all of which information was discussed with us by such management and used and relied upon by us at the direction of Lakeland management and with the consent of the Board; (vi) publicly available consensus “street estimates” of Provident, as well as assumed long-term Provident growth rates provided to us by Provident management, all of which information was discussed with us by such management and used and relied upon by us based on such discussions, at the direction of Lakeland management and with the consent of the Board; and (vii) estimates regarding certain pro forma financial effects of the Merger on Provident (including, without limitation, the cost savings and related expenses expected to result or be derived from the Merger) that were prepared by Provident management, provided to and discussed with us by such management, and used and relied upon by us based on such discussions, at the direction of Lakeland management and with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also participated in discussions held by the managements of Lakeland and Provident regarding the past and current business operations, regulatory relations, financial condition and future

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prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. We have not been requested to assist, and have not assisted, Lakeland with soliciting indications of interest from third parties regarding a potential transaction with Lakeland.

In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to or discussed with us or that was publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied upon the management of Lakeland as to the reasonableness and achievability of the publicly available consensus “street estimates” of Lakeland and the assumed Lakeland long-term growth rates referred to above (and the assumptions and bases therefor), and we have assumed that all such information has been reasonably prepared and represents, or in the case of the Lakeland “street estimates” referred to above that such estimates are consistent with, the best currently available estimates and judgments of Lakeland management and that the forecasts, projections and estimates reflected in such information will be realized in the amounts and in the time periods currently estimated. We have further relied, with the consent of Lakeland, upon Provident management as to the reasonableness and achievability of the publicly available consensus “street estimates” of Provident, the assumed Provident long-term growth rates, and the estimates regarding certain pro forma financial effects of the Merger on Provident (including, without limitation, the cost savings and related expenses expected to result or be derived from the Merger), all as referred to above (and the assumptions and bases for all such information), and we have assumed that all such information has been reasonably prepared and represents, or in the case of the Provident “street estimates” referred to above that such estimates are consistent with, the best currently available estimates and judgments of Provident management and that the forecasts, projections and estimates reflected in such information will be realized in the amounts and in the time periods currently estimated.

It is understood that the portion of the foregoing financial information of Lakeland and Provident that was provided to us was not prepared with the expectation of public disclosure and that all of the foregoing financial information, including the publicly available consensus “street estimates” of Lakeland and Provident referred to above, is based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions and, in particular, the widespread disruption, extraordinary uncertainty and unusual volatility arising from global tensions and political unrest, economic uncertainty, inflation, and the COVID-19 pandemic, including the effect of evolving governmental interventions and non-interventions) and, accordingly, actual results could vary significantly from those set forth in such information. We have assumed, based on discussions with the respective managements of Lakeland and Provident and with the consent of the Board, that all such information provides a reasonable basis upon which we can form our opinion and we express no view as to any such information or the assumptions or bases therefor. Among other things, such information has assumed that the ongoing COVID-19 pandemic could have an adverse impact, which has been assumed to be limited, on Lakeland and Provident. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

We also have assumed that there have been no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Lakeland or Provident since the date of the last financial statements of each such entity that were made available to us. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, without independent verification and with your consent, that the aggregate allowances for loan and lease losses for each of Lakeland and Provident are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Lakeland or Provident, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have

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we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of Lakeland or Provident under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Such estimates are inherently subject to uncertainty and should not be taken as our view of the actual value of any companies or assets.

We have assumed, in all respects material to our analyses, the following: (i) that the Merger and any related transactions (including, without limitation, the Holdco Merger and the Bank Merger) will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which we have assumed will not differ in any respect material to our analyses from the draft reviewed by us and referred to above), with no adjustments to the Exchange Ratio and with no other consideration or payments in respect of Lakeland Common Stock; (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Merger or any related transactions and that all conditions to the completion of the Merger and any related transactions will be satisfied without any waivers or modifications to the Agreement or any of the related documents; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger and any related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of Lakeland, Provident or the pro forma entity, or the contemplated benefits of the Merger, including without limitation the cost savings and related expenses expected to result or be derived from the Merger. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further been advised by representatives of Lakeland that Lakeland has relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Lakeland, Provident, the Merger and any related transaction, and the Agreement. KBW has not provided advice with respect to any such matters.

This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Exchange Ratio in the Merger to the holders of Lakeland Common Stock. We express no view or opinion as to any other terms or aspects of the Merger or any term or aspect of any related transaction (including the Holdco Merger and the Bank Merger), including, without limitation, the form or structure of the Merger or any such related transaction, any consequences of the Merger or any such related transaction to Lakeland, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger, any such related transaction, or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. There is currently significant volatility in the stock and other financial markets arising from global tensions and political unrest, economic uncertainty, inflation, and the COVID-19 pandemic, including the effect of evolving governmental interventions and non-interventions. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of Lakeland to engage in the Merger or enter into the Agreement; (ii) the relative merits of the Merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by Lakeland or the Board; (iii) the fairness of the amount or nature of any

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compensation to any of Lakeland’s officers, directors or employees, or any class of such persons, relative to the compensation to the holders of Lakeland Common Stock; (iv) the effect of the Merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of Lakeland (other than the holders of Lakeland Common Stock, solely with respect to the Exchange Ratio as described herein and not relative to the consideration to be received by holders of any other class of securities) or holders of any class of securities of Provident or any other party to any transaction contemplated by the Agreement; (v) the actual value of Provident Common Stock to be issued in the Merger; (vi) the prices, trading range or volume at which Lakeland Common Stock or Provident Common Stock will trade following the public announcement of the Merger or the prices, trading range or volume at which Provident Common Stock will trade following the consummation of the Merger; (vii) any advice or opinions provided by any other advisor to any of the parties to the Merger or any other transaction contemplated by the Agreement; or (viii) any legal, regulatory, accounting, tax or similar matters relating to Lakeland, Provident, their respective shareholders or stockholders, or relating to or arising out of or as a consequence of the Merger or any related transaction (including the Holdco Merger and the Bank Merger), including whether or not the Merger and the Holdco Merger, taken together, would qualify as a tax-free reorganization for United States federal income tax purposes.

This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. This opinion does not constitute a recommendation to the Board as to how it should vote on the Merger, or to any holder of Lakeland Common Stock or any stockholder of any other entity as to how to vote in connection with the Merger or any other matter, nor does it constitute a recommendation regarding whether or not any such shareholder or stockholder should enter into a voting, shareholders’, or affiliates’ agreement with respect to the Merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder or stockholder.

This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the Merger is fair, from a financial point of view, to the holders of Lakeland Common Stock.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Provident is a Delaware corporation. Provident’s officers and directors are and will be indemnified under Delaware law, the certificate of incorporation and the bylaws of Provident against certain liabilities. Articles TENTH and ELEVENTH of the Provident certificate of incorporation set forth circumstances under which directors, officers, employees and agents of Provident may be insured or indemnified against liability which they incur in their capacities as such:

TENTH:

A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B. The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

C. If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article TENTH or otherwise shall be on the Corporation.

D. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation’s Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested Directors or otherwise.

E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

ELEVENTH:

A Director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

Item 21. Exhibits and Financial Statement Schedules

(a)	The following exhibits are filled herewith or incorporated herein by reference:

Exhibit No.	Description

2.1	Agreement and Plan of Merger by and among Provident Financial Services, Inc., NL 239 Corp. and Lakeland Bancorp, Inc., dated as of September 26, 2022. (Attached as Annex A to the joint proxy statement/prospectus forming a part of this Registration Statement.)

3.1	Certificate of Incorporation of Provident Financial Services, Inc. (Filed as an exhibit to Provident Financial Services, Inc.’s Registration Statement on Form S-1, and any amendments thereto, with the Securities and Exchange Commission/Registration No. 333-98241.)

3.2	Amended and Restated Bylaws of Provident Financial Services, Inc. (Filed as an exhibit to Provident Financial Services, Inc.’s December 31, 2011 Annual Report to Stockholders on Form 10-K filed with the Securities and Exchange Commission on February 29, 2012/File No. 001-31566.)

3.3	Form of Bylaw Amendment to Amended and Restated Bylaws of Provident Financial Services, Inc. (attached as Exhibit A of Exhibit 2.1)

4.1	Form of Common Stock Certificate of Provident Financial Services, Inc. (Filed as an exhibit to Provident Financial Services, Inc.’s Registration Statement on Form S-1, and any amendments thereto, with the Securities and Exchange Commission/Registration No. 333-98241.)

4.2	Description of Capital Stock of Provident Financial Services, Inc. (Filed as an exhibit to Provident Financial Services, Inc.’s December 31, 2019 Annual Report to Stockholders on Form 10-K filed with the Securities and Exchange Commission on March 1, 2020/File No. 001-31566.)

4.3	Form of Subordinated Note Certificate (Filed as an exhibit to Provident Financial Services, Inc.’s Current Report to Provident Financial Services, Inc.’s December 31, 2020 Annual Report to Stockholders on Form 10-K filed with the Securities and Exchange Commission on March 1, 2021/File No. 001-31566.)

4.4	Form of Senior Debt Indenture (Filed as an exhibit to Provident Financial Services, Inc.’s Current Report to Provident Financial Services, Inc.’s December 31, 2020 Annual Report to Stockholders on Form 10-K filed with the Securities and Exchange Commission on March 1, 2021/File No. 001-31566.)

4.5	Form of Subordinated Debt Indenture (Filed as an exhibit to Provident Financial Services, Inc.’s Current Report to Provident Financial Services, Inc.’s December 31, 2020 Annual Report to Stockholders on Form 10-K filed with the Securities and Exchange Commission on March 1, 2021/File No. 001-31566.)

5.1	Opinion of Sullivan & Cromwell LLP as to validity of the securities being registered*

8.1	Opinion of Sullivan & Cromwell LLP regarding certain U.S. income tax aspects of the merger*

8.2	Opinion of Luse Gorman, PC regarding certain U.S. income tax aspects of the merger*

21	Subsidiaries of Provident Financial Services, Inc. (Filed as an exhibit to Provident Financial Services, Inc.’s Current Report to Provident Financial Services, Inc.’s December 31, 2021 Annual Report to Stockholders on Form 10-K filed with the Securities and Exchange Commission on March 1, 2022/File No. 001-31566.)

23.1	Consent of KPMG LLP

23.2	Consent of KPMG LLP

Exhibit No.	Description

23.3	Consent of Sullivan & Cromwell LLP (included as part of its opinion filed as Exhibit 5.1)*

23.4	Consent of Sullivan & Cromwell LLP (included as part of its opinion filed as Exhibit 8.1)*

23.5	Consent of Luse Gorman, PC (included as part of its opinion filed as Exhibit 8.2)*

24.1	Powers of Attorneys of Directors and Officers of Provident Financial Services, Inc. (included on signature page to this registration statement on Form S-4)

99.1	Form of Proxy of Provident Financial Services, Inc.*

99.2	Form of Proxy of Lakeland Bancorp, Inc.*

99.3	Consent of Piper Sandler & Co.

99.4	Consent of Keefe, Bruyette & Woods, Inc.

99.5	Consent of Thomas J. Shara to be named as a director

107	Filing Fee Table

*	to be filed by amendment.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent (20%) change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)

That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)

That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)

That every prospectus (i) that is filed pursuant to the paragraph (6) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)

To respond to requests for information that is incorporated by reference into this prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one (1) business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; this includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

(9)

To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

(10)

Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event a claim of indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jersey City, State of New Jersey, on the 21st day of November, 2022.

PROVIDENT FINANCIAL SERVICES, INC.

By:	/s/ Anthony J. Labozzetta
Anthony J. Labozzetta President and Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

BE IT KNOWN BY THESE PRESENT: Each of the undersigned directors and officers, has made, constituted, and appointed, and does hereby make, constitute, and appoint Christopher Martin, Anthony J. Labozzetta and John Kuntz, and each of them (with full power to each of them to act alone), with full power of substitution, his or her true and lawful attorneys-in-fact, for him or her and in his or her name, place and stead to affix his or her signature as director or officer or both, as the case may be, of the registrant, to any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact full power and authority to do and perform every act and thing whatsoever necessary to be done in the premises, as fully as he or she might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 21st day of November, 2022.

/s/ Christopher Martin	/s/ Anthony J. Labozzetta
Christopher Martin,	Anthony J. Labozzetta,
Executive Chairman	Director, President and Chief Executive Officer
(Principal Executive Officer)

/s/ Thomas M. Lyons	/s/ Frank S. Muzio
Thomas M. Lyons,	Frank S. Muzio,
Senior Executive Vice President and Chief Financial Officer	Executive Vice President and Chief Accounting Officer
(Principal Financial Officer)	(Principal Accounting Officer)

/s/ Robert Adamo	/s/ James P. Dunigan
Robert Adamo,	James P. Dunigan,
Director	Director

/s/ Frank L. Fekete	/s/ Ursuline F. Foley
Frank L. Fekete,	Ursuline F. Foley,
Director	Director

/s/ Terence Gallagher	/s/ Matthew K. Harding
Terence Gallagher,	Matthew K. Harding,
Director	Director

/s/ Carlos Hernandez	/s/ Edward J. Leppert
Carlos Hernandez,	Edward J. Leppert,
Director	Director

/s/ Nadine Leslie	/s/ Robert McNerney
Nadine Leslie,	Robert McNerney,
Director	Director

/s/ John Pugliese
John Pugliese,
Director